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INDEX TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES
INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-207295

CNH Industrial Capital LLC
CNH Industrial Capital America LLC
New Holland Credit Company, LLC

Offer to Exchange

$600,000,000 3.875% Notes due 2018
that have been registered under
the Securities Act of 1933, as amended
for
$600,000,000 3.875% Notes due 2018

        We are offering to exchange our 3.875% Notes due 2018, or the "new notes," for our currently outstanding 3.875% Notes due 2018, or the "old notes." We sometimes refer to the new notes and the old notes collectively as the "notes." The old notes are, and the new notes will be, guaranteed by CNH Industrial Capital America LLC and New Holland Credit Company, LLC, each a wholly-owned subsidiary of CNH Industrial Capital LLC.

  •
  The exchange offer expires at 5:00 p.m., New York City time, on November 13, 2015, unless extended.

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  We will exchange all old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

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  You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

  •
  The new notes are substantially identical to the old notes, except that the new notes have been registered under the Securities Act of 1933, as amended, and will not contain restrictions on transfer or have registration rights. The new notes will represent the same debt as the old notes, and we will issue the new notes under the same indenture.

  •
  We do not intend to apply for listing of the new notes on any securities exchange or to arrange for them to be quoted on any quotation system.

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  The exchange offer is not subject to any conditions other than that the exchange offer does not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

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  The exchange of old notes for new notes will not be a taxable event for U.S. federal income tax purposes. See "Material United States Federal Income Tax Considerations."

  •
  We will not receive any proceeds from the exchange offer.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        For a discussion of factors that you should consider before you participate in the exchange offer, see "Risk Factors" beginning on page 18.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be distributed in the exchange offer or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 14, 2015.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to exchange only the Notes offered by this prospectus and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of its date.

PRESENTATION OF FINANCIAL AND CERTAIN OTHER INFORMATION

        CNH Industrial N.V. ("CNHI" and, together with its consolidated subsidiaries, "CNH Industrial"), the indirect parent company of CNH Industrial Capital LLC, is the company formed by the business combination transaction, completed on September 29, 2013, between Fiat Industrial S.p.A. ("Fiat Industrial") and its majority owned subsidiary CNH Global N.V. ("CNH Global"). CNHI is incorporated in and under the laws of The Netherlands, with its principal office at 25 St. James's Street, London, SW1A 1HA, United Kingdom. The common shares of CNHI are listed on the New York Stock Exchange under the symbol "CNHI," as well as on the Mercato Telematico Azionario managed by Borsa Italiana. CNHI is not liable for the payment of any principal of, or interest on, the notes.

        CNH Industrial is a leading global capital goods company that, through its various businesses, designs, produces, markets, sells and finances agricultural and construction equipment, trucks, commercial vehicles, buses and specialty vehicles, in addition to a broad portfolio of powertrain applications. CNH Industrial organizes its operations into five operating segments: (i) Agricultural Equipment, which designs, produces and sells agricultural equipment; (ii) Construction Equipment, which designs, produces and sells construction equipment; (iii) Commercial Vehicles, which designs, produces and sells trucks, commercial vehicles, buses, and specialty vehicles; (iv) Powertrain, which produces and sells engines, transmissions and axles for those vehicles, equipment and engines for marine applications and (v) Financial Services, which provides financial services to the customers of its products.

        We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). Our consolidated financial statements are expressed in U.S. dollars and, unless otherwise indicated, all financial data set forth in this prospectus are expressed in U.S. dollars.

        In this prospectus, we refer to information and statistics regarding the industries and markets in which we operate. We obtained this market data from independent industry sources, other publicly available information or our own estimates and research. While we believe that such information from third-party sources is reliable, we have not ascertained the underlying economic assumptions relied upon therein, and we do not make any representation as to the accuracy of such information. Furthermore, while we believe the information from our estimates and research with respect to our markets is reliable, it has not been verified by independent sources and we cannot assure you that it is accurate.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact contained in this prospectus, including statements regarding our competitive strengths; business strategy; future financial position or operating results; budgets; projections with respect to revenue, income, capital expenditures, capital structure or other financial items; costs; and plans and objectives of management regarding operations, products and services, are forward-looking statements. These statements may include terminology such as "may," "will," "expect," "could," "should," "intend," "estimate," "anticipate," "believe," "outlook," "continue," "remain," "on track," "design," "target," "objective," "goal," "forecast," "projection," "prospects," "plan," or similar terminology. Forward-looking statements are not guarantees of future performance. Rather, they are based on current views and assumptions and involve known and unknown risks, uncertainties and other factors, many of which are outside our control and are difficult to predict. If any of these risks and uncertainties materialize or other assumptions underlying any of the forward-looking statements

i

prove to be incorrect, the actual results or developments may differ materially from any future results or developments expressed or implied by the forward-looking statements.

        Our outlook is predominantly based on our interpretation of what we consider to be key economic assumptions and involves risk and uncertainties that could cause actual results to differ (possibly materially) from such forward- looking statements. Macroeconomic factors including monetary policy, interest rates, currency exchange rates, inflation, deflation, credit availability and government intervention in an attempt to influence such factors may have a material impact on our customers and the demand for our financing products and services. The demand for CNH Industrial North America's products and, in turn, our financing products and services is influenced by a number of factors, including among other things: general economic conditions; changes in governmental banking, monetary and fiscal policies; legislation, particularly relating to capital goods-related issues such as agriculture, the environment, debt relief and subsidy program policies, trade and commerce and infrastructure development; government policies on international trade and investment, including sanctions, import quotas, capital controls and tariffs; actions of competitors; development and use of new technologies and technological difficulties; compliance requirements imposed if additional engine emissions legislation and/or regulations are adopted; production difficulties, including capacity and supply constraints and excess inventory levels; labor relations; interest rates and currency exchange rates; inflation and deflation; energy prices; housing starts and other construction activity; our ability to obtain financing or to refinance existing debt; restrictive covenants in our debt agreements; actions by rating agencies concerning the ratings on our debt and asset-backed securities and the credit rating of CNHI; a decline in the price of used equipment; the effect of changes in laws and regulations, the results of legal proceeding, employee relations, political and civil unrest; volatility and deterioration of capital and financial markets, including further worsening of the Eurozone sovereign debt crisis, other similar risks and uncertainties and our success, and CNH Industrial's success, in managing the risks involved in the foregoing.

        Forward-looking statements speak only as of the date on which such statements are made.

        Furthermore, in light of ongoing economic uncertainty, both globally and in the industries in which we operate, it is particularly difficult to forecast our results and any estimates or forecasts of particular periods that we provide are uncertain. Accordingly, investors should not place undue reliance on such forward-looking statements. We can give no assurance that the expectations reflected in our forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in these forward-looking statements. Our outlook is based upon assumptions, which are sometimes based upon estimates and data received from third parties. Such estimates and data are often revised. All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the factors we disclose that could cause our actual results to differ materially from our expectations. We undertake no obligation to update or revise publicly any forward-looking statements.

        You should read carefully the section of this prospectus under the heading "Risk Factors" beginning on page 18.

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 SUMMARY

        This summary highlights information located elsewhere in this prospectus. It does not contain all the information that is important to you. You should read this summary together with the more detailed information and consolidated financial statements and notes appearing elsewhere in this prospectus. You should carefully consider, among other factors, the matters discussed under "Risk Factors" in this prospectus. Unless otherwise indicated or the context otherwise requires, as used in this prospectus, (1) the terms "CNH Industrial Capital," "the Company," "we" and "our" refer to CNH Industrial Capital LLC and its consolidated subsidiaries, (2) the term "CNHI" refers to CNH Industrial N.V. (excluding its consolidated subsidiaries), (3) the term "CNH Industrial" refers to CNHI and its consolidated subsidiaries and (4) the term "CNH Global" refers to, prior to its merger with and into CNHI on September 29, 2013, CNH Global N.V., the former indirect parent of CNH Industrial Capital LLC. Unless the context otherwise requires or except as otherwise indicated, information about CNH Industrial Capital in this prospectus is presented on a consolidated basis and relates to CNH Industrial Capital LLC and its consolidated subsidiaries, including CNH Industrial Capital America LLC and New Holland Credit Company, LLC.

 Our Business

  Overview

        CNH Industrial Capital LLC is an indirect wholly-owned subsidiary of CNHI and is headquartered in Racine, Wisconsin. As a captive finance company, our primary business is to underwrite and manage financing products for end-use customers and dealers of CNH Industrial America LLC ("CNH Industrial America") and CNH Industrial Canada Ltd. (collectively, "CNH Industrial North America") and provide other related financial products and services to support the sale of agricultural and construction equipment manufactured by CNH Industrial North America. We also provide wholesale and retail financing related to new and used agricultural and construction equipment manufactured by entities other than CNH Industrial North America. We are often able to offer financing to customers at advantageous interest rates or other terms (such as longer contract terms, longer warranty terms or reward cards redeemable for parts or services), due to our participation in subsidized financing programs sponsored by CNH Industrial North America, which reimburses us for some or all of the difference between market interest rates and the interest rates we offer to a customer and for some of the cost of such other advantageous terms. The primary operating subsidiaries of CNH Industrial Capital LLC include CNH Industrial Capital America LLC ("CNH Industrial Capital America"), New Holland Credit Company, LLC ("New Holland Credit") and CNH Industrial Capital Canada Ltd. ("CNH Industrial Capital Canada"). CNH Industrial Capital America is the primary financing and business entity of CNH Industrial Capital for the United States that enters into retail and wholesale financing arrangements with end-use customers and equipment dealers, and CNH Industrial Capital Canada performs the same functions in Canada, while New Holland Credit acts as the servicer for retail and wholesale receivables originated by CNH Industrial Capital America. As of June 30, 2015, CNH Industrial Capital America and New Holland Credit had total assets of $7.5 billion, and subsidiaries of CNH Industrial Capital LLC other than CNH Industrial Capital America and New Holland Credit had total assets of $13.5 billion (before intercompany eliminations). The old notes are, and the new notes will be, issued by CNH Industrial Capital LLC and guaranteed by CNH Industrial Capital America and New Holland Credit. Neither CNHI nor any of its subsidiaries (other than CNH Industrial Capital LLC, CNH Industrial Capital America and New Holland Credit) will have any liability with respect to the notes at any time. CNH Industrial Capital LLC and the guarantors, collectively, accounted for approximately 51% and 53% of our total revenues for the year ended December 31, 2014 and the six months ended June 30, 2015, respectively, and 36% and 37% of our total assets as of December 31, 2014 and June 30, 2015, respectively (in each case with such percentages calculated before intercompany eliminations).

        CNH Industrial Capital offers retail loan and lease financing to end-use customers for the purchase of new and used equipment and components, as well as other financial services. CNH Industrial Capital also provides wholesale financing to CNH Industrial North America equipment dealers and distributors (almost all of which are independently owned and operated). Wholesale financing consists primarily of dealer floorplan financing and gives dealers the ability to maintain a representative inventory of new products. In addition, CNH Industrial Capital provides financing to dealers for used equipment taken in trade, equipment utilized in dealer-owned rental yards, parts inventory, working capital and other financing needs. As a holding company, CNH Industrial Capital LLC generally does not conduct operations of its own, but relies on its subsidiaries for the generation and distribution of profits.

        To help fund its retail and wholesale financing business, CNH Industrial Capital participates in the asset backed securitization markets. CNH Industrial Capital periodically transfers retail and wholesale receivables originated from end-use customers and dealers to special purpose entities, in exchange for cash proceeds from asset backed securities issued by these special purpose entities. Investors in these asset backed securities in turn receive payments on their securities based on the cash flows from the transferred receivables. CNH Industrial Capital continues to service the transferred receivables and maintains a cash reserve account, which provides security to investors in the event that cash collections from the receivables are not sufficient to permit principal and interest payments to the holders of the securities. These special purpose entities and the investors in the asset backed securities have no recourse, beyond the applicable cash reserve account, for failure of any end-use customers or dealers to make payments on the transferred receivables when due.

        CNH Industrial Capital is not required by CNHI to extend financing to all dealers or end-use customers that wish to purchase CNH Industrial North America equipment. CNH Industrial Capital independently underwrites the creditworthiness of all potential wholesale and retail customers to determine whether to make an offer to extend financing and, if so, on what terms. In 2014, approximately 8% of retail credit applications to CNH Industrial Capital were rejected and approximately 25% of retail credit applications accepted by CNH Industrial Capital were approved with terms less favorable than those initially sought by the respective applicants. While CNH Industrial North America dealers generally have incentives to obtain wholesale financing from CNH Industrial Capital due to subsidies offered by CNH Industrial North America to these dealers from time to time (such as an interest-free period), we believe many dealers also obtain funding from other financing sources. As of December 31, 2014 and June 30, 2015, our wholesale receivables, which represent receivables from wholesale financing to CNH Industrial North America dealers, amounted to $4.1 billion and $4.0 billion, or 29% and 28% of our total managed portfolio, respectively.

        CNH Industrial Capital's revenue is primarily generated through the income of its portfolio and the income generated through marketing programs with CNH Industrial North America. The size of the portfolio is in part related to the level of equipment sales by CNH Industrial North America. The portfolio profitability is linked to the credit quality of the borrowers, the value of collateral and the difference between lending and borrowing rates. For the year ended December 31, 2014 and the six months ended June 30, 2015, the percentage of revenue derived by us from CNH Industrial North America and other CNH Industrial subsidiaries was 47% and 45%, respectively.

        Our retail borrowers are generally commercial entities and, in many cases, have had a previous borrowing relationship with CNH Industrial Capital. Retail loans are secured by the purchased equipment, which generally has a longer useful life than the term of the loan. Wholesale financings are likewise secured by the equipment purchased by the dealer.

        CNH Industrial Capital funds its operations and lending activity through a combination of term receivables securitizations, committed secured and unsecured facilities, unsecured bonds, affiliate financing and retained earnings. CNH Industrial Capital's current funding strategy is to maintain sufficient liquidity and flexible access to a wide variety of financial instruments and funding options.

        In addition to portfolio quality and funding costs, CNH Industrial Capital's long-term profitability is also dependent on service levels and operational effectiveness. CNH Industrial Capital performs billing and collection services, customer support, repossession and remarketing functions, reporting and data management operations and marketing activities.

        As of June 30, 2015, CNH Industrial Capital had total assets of $15.4 billion and total stockholder's equity of $1.6 billion. For the year ended December 31, 2014 and the six months ended June 30, 2015, CNH Industrial Capital had total revenues of $934.8 million and $460.1 million and net income attributable to CNH Industrial Capital of $258.0 million and $111.6 million, respectively. As of December 31, 2014 and June 30, 2015, CNH Industrial Capital had outstanding debt (excluding debt owed to affiliates) of $12.8 billion and $13.1 billion, approximately 76% and 71% of which, respectively, represented secured debt as of such dates.

  Relationship with CNH Industrial

        CNH Industrial organizes its operations into five operating segments: Agricultural Equipment, Construction Equipment, Commercial Vehicles, Powertrain and Financial Services. CNH Industrial's five segments design, produce, market, sell and finance agricultural and construction equipment, trucks, commercial vehicles, buses and specialty vehicles for firefighting, defense and other uses, as well as engines, transmissions and axles for those vehicles and engines for marine and power generation applications. CNH Industrial has industrial and financial service companies located in 45 countries and a commercial presence in approximately 190 countries around the world.

        CNH Industrial's Agricultural Equipment segment designs, manufactures and distributes a full line of farm machinery and implements, including two-wheel and four-wheel drive tractors, crawler tractors (Quadtrac®), combines, cotton pickers, grape and sugar cane harvesters, hay and forage equipment, planting and seeding equipment, soil preparation and cultivation implements and material handling equipment. Agricultural equipment is sold in North America under the New Holland Agriculture and Case IH Agriculture brands.

        CNH Industrial's Construction Equipment segment designs, manufactures and distributes a full line of construction equipment including excavators, crawler dozers, graders, wheel loaders, backhoe loaders, skid steer loaders, telehandlers and trenchers. Construction equipment is sold in North America under the New Holland Construction and Case Construction brands.

        For the year ended December 31, 2014 and the six months ended June 30, 2015, 45% and 41% of CNH Industrial's net sales of agricultural equipment were generated in NAFTA (United States, Canada and Mexico); 31% and 36% in EMEA (member countries of the European Union, member countries of the European Free Trade Association, Ukraine, Balkans, African continent and the Middle East (excluding Turkey)); 13% and 11% in LATAM (Central and South America and the Caribbean Islands); and 11% and 12% in APAC (Continental Asia (including Turkey and Russia), Oceania and the member countries of the Commonwealth of Independent States (excluding Ukraine)), respectively. For the same periods, 44% and 56% of CNH Industrial's net sales of construction equipment were generated in NAFTA; 20% and 20% in EMEA; 27% and 14% in LATAM; and 9% and 10% in APAC, respectively.

        As of June 30, 2015, CNH Industrial had total assets of $48.9 billion and total equity of $4.8 billion.

        For the six months ended June 30, 2015, CNH Industrial had total revenues of $12.9 billion and net income attributable to CNH Industrial N.V. of $146 million.

        CNH Industrial Capital is a key financing source for CNH Industrial North America's end-use customers and dealers. As a captive finance business, we provide critical financing support for Agricultural Equipment and Construction Equipment sales in North America. While CNH Industrial North America retail and wholesale customers may finance their purchases from sources other than CNH Industrial Capital, neither CNHI nor any of its subsidiaries currently operates any other finance business that competes with CNH Industrial Capital in North America. CNH Industrial North America offers subsidized financing programs such as low-rate, interest-free or interest-only periods and other sales incentive programs. We participate in and receive reimbursement for these programs, which allow us to offer financing to customers at advantageous interest rates.

        Although our primary focus is to finance CNH Industrial North America manufactured equipment, we also provide retail and wholesale financing related to new and used agricultural and construction equipment manufactured by entities other than CNH Industrial North America. We are dependent on CNH Industrial North America for substantially all of our business, with revenues related to financing provided to CNH Industrial North America dealers and retail customers purchasing and/or leasing from CNH Industrial North America and its dealers accounting for over 90% of our total revenues for the year ended December 31, 2014, and with loan portfolios attributable to such financing accounting for over 90% of our total managed receivables as of December 31, 2014.

        The size of our lending portfolio is related in part to the level of equipment sales by CNH Industrial North America, which is driven in part by the strength of the agricultural and construction markets. The credit quality of our portfolio reflects the underwriting standards of CNH Industrial Capital, which are developed internally and independent of the sales volume goals of CNH Industrial North America.

        We borrow from our affiliates as one of the funding sources for our operations and lending activity. As of December 31, 2014, we had outstanding affiliate borrowings of $862.4 million, representing 6% of our total debt. We had no outstanding affiliate borrowing as of June 30, 2015.

        CNH Industrial North America also provides us with other types of operational and administrative support, such as payroll and other human resource services. For the year ended December 31, 2014 and the six months ended June 30, 2015, we incurred fees charged by our affiliates of $49.5 million and $24.9 million, respectively, representing 19% and 17%, respectively, of our total administrative and operating expenses.

        Effective as of September 29, 2013, in connection with the merger of CNH Global with and into CNHI, CNHI assumed all of CNH Global's obligations under a support agreement, pursuant to which CNHI has agreed to, among other things, (a) make cash capital contributions to us, to the extent necessary to cause our ratio of net earnings available for fixed charges to fixed charges to be not less than 1.05 for each fiscal quarter (with such ratio determined, on a consolidated basis and in accordance with U.S. GAAP, for such fiscal quarter and the immediately preceding three fiscal quarters taken as a whole), (b) generally maintain an ownership of at least 51% of the voting equity interests in us and (c) cause us to have, as of the end of any fiscal quarter, a consolidated tangible net worth of at least $50 million. The support agreement is not intended to be and is not a guarantee by CNHI of our indebtedness or other obligations. The obligations of CNHI to us pursuant to this support agreement are to us only and do not run to, and are not enforceable directly by, any creditor of ours, including holders of the notes or the trustee under the indenture governing the notes. The support agreement may be modified, amended or terminated, at CNHI's election, upon thirty days' prior written notice to us and the rating agencies, if (a) the modification, amendment or termination would not result in a downgrade of our rated indebtedness; (b) the modification, amendment or notice of termination provides that the support agreement will continue in effect with respect to our rated indebtedness then outstanding; or (c) we have no long-term rated indebtedness outstanding.

  Products and Services

        CNH Industrial Capital's financing products and services fall into the following main categories:

          Retail (72% of managed portfolio as of June 30, 2015):     CNH Industrial Capital provides and administers retail financing to end-use customers for the purchase or lease of new and used CNH Industrial North America equipment or other agricultural and construction equipment sold primarily through CNH Industrial North America dealers and distributors. Retail financing products primarily include retail installment sales contracts, finance leases and operating leases to end-use customers. The terms of retail contracts, finance leases and operating leases (collectively, "receivables") generally range from two to six years, and interest rates on the receivables vary depending on prevailing market interest rates and certain incentive programs offered by CNH Industrial North America.

          CNH Industrial Capital utilizes a proprietary credit scoring model as part of the retail credit approval and review process. CNH Industrial Capital also provides servicing and collection operations generally performed through its subsidiary, New Holland Credit, for the retail financing products.

          Wholesale (28% of managed portfolio as of June 30, 2015):     CNH Industrial Capital provides wholesale financing to dealers to finance purchases of new and used agricultural and construction equipment and parts. In addition, CNH Industrial Capital extends credit to dealers for working capital and other financing needs. Currently, credit is extended to approximately 1,100 CNH Industrial North America dealers (with each being a separate legal entity) with approximately 1,900 locations in North America.

          The dealer financing agreements provide CNH Industrial Capital with a first priority security interest in the equipment and parts financed and possibly other collateral. A majority of dealers also provide a personal or corporate guaranty (from an affiliate of the dealer). The amount of credit extended is primarily based upon the dealer's expected annual sales, effective net worth, utilization of existing credit lines and inventory turnover. CNH Industrial Capital evaluates and assesses dealers on an ongoing basis as to their credit worthiness and conducts audits of dealer equipment inventories on a regular basis. The amounts of credit made available to dealers are reviewed on a regular basis, which is usually annually, and such amounts are adjusted when deemed appropriate by CNH Industrial Capital.

        CNH Industrial Capital also offers other financial products and services, including insurance and equipment protection products underwritten through a third-party insurer.

        In 2014, CNH Industrial Capital closed on a series of agreements with Citibank, N.A. and certain affiliates of Citibank, N.A. (together, "Citi"), pursuant to which Citi acquired CNH Industrial Capital's portfolio of commercial revolving accounts ("CRA") receivables. Pursuant to these agreements, Citi offers a private-label CRA product through CNH Industrial dealers in North America.

  Our Strengths

        Leading Equipment Lender.    We are a leading captive lender in the North American heavy equipment industry. Our total managed portfolio consisted of $14.0 billion of wholesale receivables, retail receivables and operating leases as of June 30, 2015. We and our predecessors have an operating history of over 50 years.

        Strong Dealer Network with Long-Standing Relationships.    CNH Industrial Capital maintains a strong relationship with its customers in both its wholesale and retail segments. The median length of the business relationship with U.S. agricultural and construction equipment dealers is 30 years and

11 years, respectively. In Canada, the median relationship length for agricultural and construction equipment dealers is 27 years and 2 years, respectively.

        High Quality End-Use Customers.    Our end-use customers are primarily farmers in the U.S. and Canada who, on average, have higher levels of income and net worth, and lower leverage ratios than the average household in those countries. The use of CNH Industrial North America equipment is typically a key component in producing the end users' income. Our customers' relationship with their local dealer is oftentimes strengthened by personal familiarity, brand loyalty and a reliance on the dealer for parts and on-site service.

        Sophisticated Risk Management and Underwriting Procedures.    We have certain retail underwriting and portfolio management policies and procedures that are specific to the agricultural and construction equipment businesses. This distinction allows us to reduce risk by deploying industry-specific expertise in each of these businesses.

        We conduct extensive dealer credit reviews that involve collecting and analyzing financial statements, performing regular financial reviews and conducting financial risk assessments. We utilize a Dealer Risk Rating System based on a statistical regression analysis to determine credit review and audit frequency. Credit line reviews are prioritized based upon exposure and dealer risk rating.

        The credit approval process for retail customers utilizes a proprietary credit scoring system empirically derived by using fact-based historical data specific to the industry, the business entity and the individuals applying for credit. Our retail loss mitigation and collection process is engaged from the first day an account is delinquent. Collection queues are updated daily, customized and prioritized based on a proprietary behavioral scoring model. Collectors are assigned specific geographic territories and work closely with the dealers in that area.

        Strong and Stable Managed Receivables Performance.    Our disciplined underwriting procedures and active monitoring of wholesale and retail receivables have contributed to the strong credit performance of our managed portfolio. As of June 30, 2015, our managed wholesale receivables had total past due receivables of 0.02% and our managed retail receivables had total past due receivables of 0.8% (in each case defined as greater than 30 days past due). For the twelve months ended June 30, 2015, net credit losses on managed wholesale receivables as a percentage of average managed wholesale receivables were zero and net credit losses on managed retail receivables as a percentage of average managed retail receivables were 0.16%.

        Strong Financial Position.    We are well capitalized, with total equity of $1.6 billion and a Debt to Equity ratio of 8.4:1.0 as of June 30, 2015. We believe our existing allowance for credit losses is sufficient to cover losses in our receivables portfolio.

  Our Strategy

        CNH Industrial Capital's business strategy is to remain a growing, financially secure entity in order to support the sales of CNH Industrial North America's equipment by providing dealers and end-use customers with various financial products and maintaining strong relationships with such customers. Our goal is to build upon our strengths and profitably grow our business by:

          Continuing Efforts to Expand Our Market Share and Strengthen the Support for End-Use Customer Purchases of CNH Industrial North America Equipment.    We intend to build upon our relationships with CNH Industrial North America dealers and end-use customers by providing competitive financing products and value-added services. We intend to continue our participation in certain marketing and financing programs sponsored by CNH Industrial North America that allow us to offer financing to customers at advantageous interest rates. Our affiliation with CNH Industrial is a competitive advantage, and we partner with CNH Industrial North America in marketing initiatives that enhance CNH Industrial North America brand loyalty in dealers and end-use customers.

          Maintaining Strong Portfolio Performance.    We remain focused on the discipline and integrity of the credit underwriting and risk management process. We actively evaluate and manage the key elements of our portfolio profitability: credit quality of the borrowers, the value of collateral and the interest rate environment. As we continue to support the growth of CNH Industrial North America equipment sales, our rigorous underwriting criteria will remain independent of the sales volume goals of CNH Industrial North America.

          Optimizing Our Funding Structure.     Historically, asset backed securities ("ABS"), secured debt, committed asset-backed facilities, and affiliate borrowing have been our primary and most economical sources of liquidity and funding for CNH Industrial Capital. The issuance of the notes hereby and our access to unsecured committed bank facilities are expected to assist CNH Industrial Capital in its progression towards optimizing its capital structure. As the costs of accessing the unsecured market continue to improve, we expect to access new funding sources and minimize the likelihood of excessive volatility during market disruptions.

Corporate Structure and Ownership

        CNH Industrial is the company formed by the merger, completed September 29, 2013, between Fiat Industrial and CNH Global, the former indirect parents of CNH Industrial Capital. As a result of the merger, CNH Industrial Capital LLC and its primary operating subsidiaries, including CNH Industrial Capital America, New Holland Credit and CNH Industrial Capital Canada, have become indirect wholly-owned subsidiaries of CNHI (with all of the equity interests in CNH Industrial Capital LLC owned by CNHI through intermediate companies, through which CNHI exercises indirect control over CNH Industrial Capital LLC).

        CNH Industrial Capital LLC is a Delaware limited liability company and is the issuer of the notes. The guarantors of the notes are:

  (1)
  CNH Industrial Capital America, a Delaware limited liability company and a direct wholly-owned subsidiary of CNH Industrial Capital LLC; and

  (2)
  New Holland Credit, a Delaware limited liability company and a direct wholly-owned subsidiary of CNH Industrial Capital LLC.

        For further information on the guarantors, see "Description of the Notes—Guarantees." Limited liability companies are a relatively recent form of business entities and the Delaware Limited Liability Company Act, which governs Delaware limited liability companies such as CNH Industrial Capital LLC, CNH Industrial Capital America and New Holland Credit, was not enacted until the early 1990s. Unlike Delaware corporate law, there has been limited case law interpreting the Delaware Limited Liability Company Act, including with respect to the duties owed by directors, officers or managers of a limited liability company. Therefore, there may be more uncertainty in connection with the enforcement of the rights of an investor in a Delaware limited liability company than in a Delaware corporation.

        Set forth below is a simplified organizational chart showing the relationship among CNHI, CNH Industrial Capital LLC, the guarantors and certain other entities:

(1)
CNH Industrial Capital LLC and the guarantors, collectively, accounted for approximately 51% and 53% of our total revenues for the year ended December 31, 2014 and the six months ended June 30, 2015, respectively, and 36% and 37% of our total assets as of December 31, 2014 and June 30, 2015, respectively (in each case with such percentages calculated before intercompany eliminations).

(2)
Certain of the non-guarantor subsidiaries are variable-interest entities ("VIEs") that engage in securitization transactions. Their assets do not belong to us and cannot be used to satisfy our obligations under the notes, and the VIEs will not be restricted subsidiaries under the indenture. The following table presents certain assets and liabilities of the consolidated VIEs. The assets in the table include only those assets that can be used to settle obligations of the consolidated VIEs. The liabilities in the table include third-party liabilities of the consolidated VIEs, for which creditors do not have recourse to the general credit of CNH Industrial Capital LLC.

	December 31, 2014	June 30, 2015
	(in thousands)
Total assets	$10,208,124	$9,829,947
Total debt	$9,692,271	$9,308,568

Corporate Information

        Our principal executive offices are located at 5729 Washington Avenue, Racine, WI 53406, and our telephone number is (262) 636-6011.

 The Exchange Offer

        The exchange offer relates to the exchange of up to $600,000,000 aggregate principal amount of outstanding old notes for an equal aggregate principal amount of new notes. The form and terms of the new notes are identical in all material respects to the form and terms of the old notes, respectively, except that the new notes will be registered under the Securities Act, and therefore they will not bear legends restricting their transfer. For a more complete description of the terms of the exchange offer, see "The Exchange Offer."

Old Notes	$600,000,000 aggregate principal amount of 3.875% Notes due 2018.
The old notes were issued in transactions exempt from registration under the Securities Act and are subject to transfer restrictions.
New Notes	$600,000,000 aggregate principal amount of 3.875% Notes due 2018.
The Exchange Offer

We are offering to exchange $1,000 principal amount of our new notes that we have registered under the Securities Act for each $1,000 principal amount of outstanding old notes. Old notes tendered in the exchange offer must be in minimum denominations of $2,000 principal amount and any integral multiples of $1,000 in excess thereof. In order for us to exchange your old notes, you must validly tender them to us and we must accept them. We will exchange all outstanding old notes that are validly tendered and not validly withdrawn.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on November 13, 2015, unless extended (the "expiration date").
Conditions of the Exchange Offer

Our obligation to consummate the exchange offer is not subject to any conditions, other than that the exchange offer does not violate any applicable law or SEC staff interpretation. See "The Exchange Offer—Conditions of the Exchange Offer." We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date if, among other things, there shall have been proposed, adopted or enacted any law, statute, rule, regulation or SEC staff interpretation which, in our judgment, could reasonably be expected to materially impair our ability to proceed with the exchange offer.

Procedures for Tendering Old Notes

Brokers, dealers, commercial banks, trust companies and other nominees who hold old notes through The Depository Trust Company ("DTC") may effect tenders by book-entry transfer in accordance with DTC's Automated Tender Offer Program ("ATOP"). To tender old notes for exchange by book-entry transfer, an agent's message (as defined under "The Exchange Offer—Procedures for Tendering") or a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees and any other required documentation, must be delivered to the exchange agent at the address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date, and the old notes must be tendered in accordance with DTC's ATOP procedures for transfer.

To tender old notes for exchange by means other than book-entry transfer, you must complete, sign and date the letter of transmittal (or facsimile thereof) in accordance with the instructions contained in this prospectus and in the letter of transmittal and mail or otherwise deliver the letter of transmittal (or facsimile thereof), together with the old notes, any required signature guarantees and any other required documentation, to the exchange agent at the address set forth in this prospectus on or prior to the expiration date.

By tendering your old notes, you represent to us that:
• you are acquiring the new notes in the ordinary course of business;
• you have no arrangement or understanding with any person to participate in a distribution of the old notes or the new notes;

•

you are not an "affiliate" of us (as defined under the Securities Act) or if you are an affiliate of us, that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

• you are not engaged in, and do not intend to engage in, the distribution of the new notes.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

See "The Exchange Offer—Procedures for Tendering" and "Plan of Distribution."

Special Procedures for Beneficial Owners

If you are the beneficial owner of old notes and you registered your old notes in the name of a broker or other institution, and you wish to participate in the exchange, you should promptly contact the person in whose name you registered your old notes and instruct that person to tender the old notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding old notes, either make appropriate arrangements to register ownership of the outstanding old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Guaranteed Delivery Procedures

If you wish to tender your old notes and time will not permit your required documents to reach the exchange agent by the expiration date, or you cannot complete the procedure for book-entry transfer on time or you cannot deliver your certificates for registered old notes on time, you may tender your old notes pursuant to the procedures described in this prospectus under the heading "The Exchange Offer—Guaranteed Delivery Procedures."

Acceptance of Old Notes and Delivery of New Notes

We will accept for exchange any and all old notes that are properly tendered to the exchange agent and not validly withdrawn prior to 5:00 p.m., New York City time, on the expiration date. The new notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer—Terms of the Exchange Offer."

Withdrawal Rights	You may withdraw the tender of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.
Exchange Agent	Wells Fargo Bank, National Association is serving as the exchange agent in connection with the exchange offer. See "The Exchange Offer—Exchange Agent."
Material United States Federal Income Tax Consequences	An exchange of old notes for new notes will not be subject to United States federal income tax. See "Material United States Federal Income Tax Considerations."

Consequences of Failure to Exchange the Old Notes

Any old notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Because the old notes have not been registered under the Securities Act, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations to provide for registration of the old notes under the Securities Act. You do not have any appraisal or dissenters' rights under the indenture governing the notes in connection with the exchange offer. See "The Exchange Offer—Consequences of Failure to Exchange."

Use of Proceeds

We will not receive any proceeds from the issuance of new notes pursuant to the exchange offer. Old notes that are validly tendered and exchanged will be retired and canceled. We will pay all expenses incident to the exchange offer.

Resale of the Notes

Based on interpretations by the staff of the SEC set forth in no-action letters issued to other parties, we believe that you may offer for resale, resell and otherwise transfer your new notes without compliance with the registration and prospectus delivery provisions of the Securities Act if you are not our affiliate and you acquire the new notes issued in the exchange offer in the ordinary course.

You must also represent to us that you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the new notes we issue to you in the exchange offer.

Each broker-dealer that receives new notes in the exchange offer for its own account in exchange for old notes that it acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes issued in the exchange offer. You may not participate in the exchange offer if you are a broker-dealer who purchased such outstanding old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

 The New Notes

        The summary below describes the principal terms of the new notes. Some of the terms and conditions described below are subject to important limitations and exceptions. You should carefully read the "Description of the Notes" section of this prospectus for a more detailed description of the new notes.

Issuer	CNH Industrial Capital LLC, a Delaware limited liability company.
Notes Offered	$600,000,000 aggregate principal amount of 3.875% Notes due 2018.
Maturity	July 16, 2018.
Interest	The new notes will bear interest at a rate of 3.875% per annum.
Interest Payment Dates	January 15 and July 15, commencing on January 15, 2016.
Denominations	Each new note will have a minimum denomination of $2,000 and will be offered only in integral multiples of $1,000 in excess thereof.
Guarantors	CNH Industrial Capital America and New Holland Credit, each a Delaware limited liability company and a direct wholly-owned subsidiary of CNH Industrial Capital LLC, will guarantee the new notes.
Ranking	The new notes and the guarantees will be CNH Industrial Capital LLC's and the guarantors' senior unsecured obligations and will rank:
• equally in right of payment with any of CNH Industrial Capital LLC's and the guarantors' existing and future senior unsecured debt;

•

effectively junior in right of payment to all of CNH Industrial Capital LLC's and the guarantors' existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

• senior in right of payment to any of CNH Industrial Capital LLC's or the guarantors' existing and future subordinated unsecured indebtedness, if any.
As of June 30, 2015, CNH Industrial Capital LLC and the guarantors had no secured debt outstanding.

The new notes will also be effectively subordinated to all obligations of each of CNH Industrial Capital LLC's direct and indirect subsidiaries that are not guarantors. As of June 30, 2015, such non-guarantor subsidiaries had $10.3 billion of outstanding debt.

Optional Redemption

The notes will be redeemable, in whole at any time or in part from time to time, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, plus the applicable "make-whole" premium set forth in this prospectus.

Change of Control Triggering Event

Upon a Change of Control Triggering Event (as defined in "Description of the Notes—Certain Definitions"), if we do not redeem the notes, each holder of notes will be entitled to require us to purchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest thereon until the date of repurchase. Our ability to purchase the notes upon a change of control triggering event will be limited by the terms of our other debt agreements. We cannot assure you that we will have the financial resources to purchase the notes in such circumstances. See "Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control Triggering Event."

Support Agreement

Effective as of September 29, 2013, in connection with the merger of CNH Global with and into CNHI, CNHI assumed all of CNH Global's obligations under a support agreement, pursuant to which CNHI has agreed to, among other things, (a) make cash capital contributions to us, to the extent necessary to cause our ratio of net earnings available for fixed charges to fixed charges to be not less than 1.05 for each fiscal quarter (with such ratio determined, on a consolidated basis and in accordance with U.S. GAAP, for such fiscal quarter and the immediately preceding three fiscal quarters taken as a whole), (b) generally maintain an ownership of at least 51% of the voting equity interests in us and (c) cause us to have, as of the end of any fiscal quarter, a consolidated tangible net worth of at least $50 million. The support agreement is not intended to be and is not a guarantee by CNHI of our indebtedness or other obligations. The obligations of CNHI to us pursuant to this support agreement are to us only and do not run to, and are not enforceable directly by, any creditor of ours, including holders of the notes or the trustee under the indenture governing the notes (the "Indenture").

Certain Covenants	We will issue the new notes under the Indenture. The Indenture, among other things, limits:
• CNH Industrial Capital LLC's ability and the ability of its restricted subsidiaries to incur secured debt or enter into certain sale leaseback transactions; and
• CNH Industrial Capital LLC's ability and the ability of the guarantors to consolidate, merge, convey, transfer or lease all or substantially all of our or their properties and assets.

These covenants are subject to important exceptions and limitations. For more detail, see "Description of the Notes—Certain Covenants" in this prospectus.
Listing	We do not intend to list the new notes on any securities exchange.
Risk Factors

Investing in the new notes involves substantial risks. You should carefully consider all the information contained in this prospectus prior to investing in the new notes. In particular, we urge you to carefully consider the information set forth in the section under the heading "Risk Factors" for a description of certain risks you should consider before investing in the new notes.

Indenture	The new notes will be issued under the Indenture, dated as of June 26, 2015, with Wells Fargo Bank, National Association, as trustee.
Governing Law	The Indenture is, and the new notes will be, governed by the laws of the State of New York.

 Summary Historical Consolidated Financial Data

        The following tables set forth summary historical consolidated financial data of CNH Industrial Capital as of the dates and for the periods indicated. The summary historical consolidated financial data as of December 31, 2010, 2011, 2012, 2013 and 2014 and for the years ended December 31, 2010, 2011, 2012, 2013 and 2014 have been derived from our audited consolidated financial statements. The summary historical consolidated financial data as of June 30, 2015 and for the six months ended June 30, 2014 and 2015 have been derived from our unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the six months ended June 30, 2015 are not necessarily indicative of the results that may be expected for the year ending December 31, 2015 or for any other future period.

	Fiscal Year Ended December 31,					Six Months Ended June 30,
	2010	2011	2012	2013	2014	2014	2015
Statements of Income:
Revenues:
Interest income on retail notes and finance leases	$198,278	$178,200	$178,444	$181,342	$204,452	$99,616	$102,151
Interest income on wholesale notes	69,273	60,130	62,213	63,760	74,450	32,827	39,385
Interest and other income from affiliates	376,383	382,006	392,463	414,957	437,435	219,099	205,648
Rental income on operating leases	140,989	137,729	133,806	138,937	165,914	76,203	100,986
Other income	78,628	72,934	67,078	59,125	52,500	27,007	11,957

Total revenues	863,551	830,999	834,004	858,121	934,751	454,752	460,127

Expenses:
Interest expense:
Interest expense to third parties	232,448	224,189	219,561	233,217	255,951	124,374	128,893
Interest expense to affiliates	80,584	44,645	34,512	24,105	30,477	9,423	17,313

Total interest expense	313,032	268,834	254,073	257,322	286,428	133,797	146,206

Administrative and operating expenses:
Fees charged by affiliates	61,464	62,945	61,895	56,405	49,539	26,331	24,879
Provision (benefit) for credit losses, net	76,394	32,853	44,578	(5,904)	14,124	7,388	11,137
Depreciation of equipment on operating leases	117,848	110,314	107,836	114,053	141,688	63,551	90,672
Other expenses	47,266	36,466	35,929	35,083	56,604	20,551	16,656

Total administrative and operating expenses	302,972	242,578	250,238	199,637	261,955	117,821	143,344

Total expenses	616,004	511,412	504,311	456,959	548,383	251,618	289,550

Income before income taxes	247,547	319,587	329,693	401,162	386,368	203,134	170,577
Income tax provision	85,067	118,053	116,112	134,822	127,118	67,405	58,948

Net income	162,480	201,534	213,581	266,340	259,250	135,729	111,629

Net income attributed to the noncontrolling interest	(1,861)	(1,488)	(1,645)	(1,460)	(1,227)	(662)	(259)

Net income attributable to CNH Industrial Capital LLC	$160,619	$200,046	$211,936	$264,880	$258,023	$135,067	$111,370

	As of or for the Fiscal Year Ended December 31,
						As of or for the Six Months Ended June 30, 2015
	2010	2011	2012	2013	2014
Balance Sheet Data:
Cash and cash equivalents	$420,792	$594,093	$785,913	$697,608	$347,987	$412,773
Restricted cash	$773,254	$767,359	$727,186	$784,508	$858,825	$614,936
Total assets	$10,883,489	$11,901,151	$13,346,529	$14,986,704	$15,909,565	$15,378,336
Total third-party debt	$7,919,829	$9,383,808	$10,551,788	$12,634,777	$12,825,247	$13,105,522
Total debt	$9,486,936	$10,203,078	$11,415,820	$12,985,781	$13,687,692	$13,105,522
Stockholder's equity	$1,147,637	$1,247,245	$1,483,411	$1,510,417	$1,575,932	$1,566,979
Other Data:
Ratio of earnings to fixed charges(1)	1.79	2.19	2.30	2.56	2.35	2.17

On-book receivables	$8,745,943	$9,493,222	$10,854,596	$12,285,234	$12,884,569	$12,373,149
Off-book receivables	206,101	108,476	47,367	13,217	—	—

Total managed receivables	8,952,044	9,601,698	10,901,963	12,298,451	12,884,569	12,373,149
Operating lease equipment	613,893	647,617	754,371	974,307	1,458,325	1,658,124

Total managed portfolio	$9,565,937	$10,249,315	$11,656,334	$13,272,758	$14,342,894	$14,031,273

Delinquency(2)	1.49%	0.79%	0.51%	0.35%	0.44%	0.54%

Average managed receivables	$9,154,854	$9,515,610	$10,573,621	$11,937,157	$13,104,635	$13,005,675

Net credit loss(3)	0.95%	0.46%	0.28%	0.11%	0.09%	0.11%

Profitability(4)
Average receivable yields(5)	7.64%	6.93%	6.24%	5.64%	5.40%	5.05%
Average debt cost	3.42%	2.79%	2.38%	2.15%	2.15%	2.21%
Return on average managed portfolio(6)	1.67%	1.99%	1.90%	2.08%	1.82%	1.59%
Asset Quality
Allowance for credit losses/total receivables	1.36%	1.14%	1.13%	0.83%	0.74%	0.78%

(1)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as the sum of (i) income before income taxes, (ii) fixed charges and (iii) amortization of capitalized interest, less (i) interest capitalized and (ii) noncontrolling interest in pretax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of (i) interest expense, including amortization of premiums, discounts and capitalized expenses related to indebtedness, (ii) interest capitalized and (iii) an estimate of the interest component of rental expense.

(2)
Delinquency means managed receivables that are past due over 30 days, expressed as a percentage of the managed receivables as of the end of the respective period.

(3)
Net credit losses on the managed receivables means write-offs, net of recoveries, for the preceding 12 months expressed as a percentage of the respective average managed receivables.

(4)
Six months ended June 30, 2015 annualized.

(5)
Yield on wholesale, retail and commercial revolving accounts receivables.

(6)
Net income for the period expressed as a percentage of average managed portfolio.

RISK FACTORS

        Before participating in the exchange offer and investing in the new notes, you should consider carefully the following factors and the information contained in the rest of this prospectus.

Risks Related to Our Indebtedness and Liquidity

         Credit rating changes could affect our access to funding and our cost of funds, which could in turn adversely affect our financial position and results of operations.

        Our access to, and cost of, funding depends on, among other things, the credit ratings of us, CNHI and our ABS transactions. The rating agencies may change our credit ratings or take other similar actions, which could affect our access to the capital markets and the cost and terms of future borrowings and, therefore, could adversely affect our financial position and results of operations. A lack of funding could result in our inability to meet customer demand for equipment financing, while increased funding costs could lead to decreased profits and could result in our inability to meet customer demand at attractive interest rates, which in turn may adversely affect our financial position and results of operations.

         We have significant outstanding indebtedness, which may limit our ability to obtain additional funding and limit our financial and operating flexibility.

        As of June 30, 2015, we had an aggregate of $13.1 billion of consolidated indebtedness and our equity was $1.6 billion.

        The extent of our indebtedness could have important consequences to our operations and financial results, including:

  •
  we may not be able to secure additional funds for working capital, capital expenditures, debt service requirements or general corporate purposes;

  •
  we may need to use a portion of our projected future cash flow from operations to pay principal and interest on our indebtedness, which may reduce the amount of funds available to us for other purposes;

  •
  we may be more financially leveraged than some of our competitors, which could put us at a competitive disadvantage;

  •
  we may not be able to adjust rapidly to changing market conditions, which may make us more vulnerable to a downturn in general economic conditions or our business; and

  •
  we may not be able to access the capital markets on favorable terms, which may adversely affect our ability to provide competitive retail and wholesale financing programs.

         Restrictive covenants in our debt agreements could limit our financial and operating flexibility.

        The indentures governing our outstanding indebtedness contain, and other credit agreements to which we are a party may contain, covenants that restrict our ability and/or that of our subsidiaries to, among other things:

  •
  incur additional debt;

  •
  make certain investments;

  •
  enter into certain types of transactions with affiliates;

  •
  use assets as security in other transactions;

  •
  enter into sale and leaseback transactions; and/or

  •
  sell certain assets or merge with or into other companies.

        These restrictive covenants could limit our financial and operating flexibility. For example:

  •
  limits on incurring additional debt and using assets as security in other transactions could materially limit our future business prospects by restricting us from financing as many customers as we otherwise would, particularly if our traditional funding sources (including principally the ABS markets) were not available;

  •
  limits on investments could result in a return on assets lower than that of our competitors; and

  •
  limits on the sale of assets or merger with or into other companies could deny us a future business opportunity despite the benefits that could be realized from such a transaction.

        In addition, we are required to maintain certain coverage levels for leverage and EBITDA. Our leverage ratio, defined as the ratio of total net debt to equity, is required not to exceed 9.00:1, and our EBITDA coverage ratio, defined as the ratio of EBITDA to finance charges (interest expenses on a consolidated basis), is required to be at least 1.15:1 until certain credit ratings are achieved.

        Although we do not believe any of these covenants presently materially restrict our operations, a breach of one or more of the covenants could result in adverse consequences that could negatively impact our businesses, results of operations and financial condition. These consequences may include the acceleration of amounts outstanding under certain of our credit facilities, triggering an obligation to redeem certain debt securities, termination of certain existing unused commitments by our lenders, refusal by our lenders to extend further credit under one or more of the facilities or to enter into new facilities or the lowering or modification of CNHI's credit ratings, or our credit ratings. We cannot assure you that we will continue to comply with each restrictive covenant at all times, particularly if we were to encounter challenging and volatile market conditions.

Risks Related to Our Business, Strategy and Operations

         Reduced demand for agricultural and construction equipment would reduce the opportunities for us to finance equipment.

        Our business is largely dependent upon the demand for CNH Industrial North America's products and its customers' willingness to enter into financing or leasing arrangements with respect thereto, which may be negatively affected by challenging global economic conditions. As a result, a significant and prolonged decrease in demand for CNH Industrial North America's products could have a material adverse effect on our business, financial position, results of operations and cash flows. Our primary business is to provide retail and wholesale financing alternatives for CNH Industrial North America's products to CNH Industrial North America's customers and dealers. The demand for CNH Industrial North America's products and our financing products and services is influenced by a number of factors, including:

  •
  general economic conditions, including shifts in key economic indicators such as gross domestic product;

  •
  demand for food;

  •
  commodity prices and the relative level of inventories;

  •
  net farm income levels;

  •
  availability of credit;

  •
  agricultural policies, including aid and subsidies to agricultural enterprises provided by governments and/or supranational organizations as well as alternative fuel mandates and tax policies;

  •
  seasonality of demand;

  •
  changes and uncertainties in the monetary and fiscal policies of various governmental and regulatory agencies;

  •
  CNH Industrial North America's ability to maintain effective distribution networks;

  •
  currency exchange rates and interest rates;

  •
  pricing policies by CNH Industrial North America and/or its competitors;

  •
  public infrastructure spending; and

  •
  new residential and non-residential construction.

        In the equipment industry, changes in demand can occur suddenly, resulting in imbalances in inventories, product capacity, and prices for new and used equipment. If fewer pieces of equipment are sold, CNH Industrial Capital will be presented with fewer opportunities to finance equipment.

         A decrease in government incentives may adversely affect our results.

        Government initiatives that are intended to stimulate demand for products sold by CNH Industrial North America, such as changes in tax treatment or purchase incentives for new equipment, can substantially influence the timing and level of our revenues. The terms, size and duration of such government actions are unpredictable and outside of our control. Any adverse change in government policy relating to those initiatives could have a material adverse effect on our business prospects, operating results and/or financial position. For example, on December 31, 2014, the additional first-year "50% bonus" depreciation and increased expensing of property under the U.S. Internal Revenue Code section 179 expired. This could have an adverse effect on our financial position and results of operations.

         Change in support from CNH Industrial North America could limit our ability to offer competitively priced financing to our customers and reduce the percentage of CNH Industrial North America's products financed by us, which may in turn have a material adverse effect on our business, financial position, results of operations and cash flows.

        We participate in certain marketing programs sponsored by CNH Industrial North America that allow us to offer financing to customers at advantageous interest rates or other terms (such as longer contract terms, longer warranty terms or reward cards redeemable for parts or services). This support from CNH Industrial North America provides a material competitive advantage in offering financing to customers of CNH Industrial North America's products. Any elimination or reduction of these marketing programs, which affects our ability to offer competitively priced financing to customers, could in turn reduce the percentage of CNH Industrial North America's products financed by us and could have a material adverse effect on our business, financial condition, results of operations and cash flows. For the years ended December 31, 2014, 2013 and 2012 and the six months ended June 30, 2015, the revenues recognized by us from CNH Industrial North America for marketing programs were $437.4 million, $413.4 million, $389.3 million and $205.6 million, respectively, representing 47%, 48%, 47% and 45% of our total revenues.

        CNH Industrial North America also provides us with other types of operational and administrative support, such as payroll and other human resource services. For the years ended December 31, 2014, 2013 and 2012 and the six months ended June 30, 2015, we incurred fees charged by our affiliates of $49.5 million, $56.4 million, $61.9 million and $24.9 million, respectively, representing 19%, 28%, 25% and 17%, respectively, of our total administrative and operating expenses.

        CNH Industrial North America also provides a portion of our funding. The portion of funding provided by CNH Industrial North America is based on various factors, including anticipated external funding transactions, and will fluctuate over time. As of December 31, 2014 and 2013 and June 30, 2015, CNH Industrial North America had loans outstanding to us of $862.4 million, $351.0 million and $0, respectively.

        Any change in support from CNH Industrial North America could negatively impact our results of operations.

         An increase in customer credit risk may result in higher delinquencies and defaults, and a deterioration in collateral valuation may reduce our collateral recoveries, which could increase losses on our receivables and leases and adversely affect our financial position and results of operations.

        Fundamental to any organization that extends credit is the credit risk associated with its customers. The creditworthiness of each customer, and the rates of delinquency and default, repossessions and net losses relating to customer receivables are impacted by many factors, including:

  •
  relevant industry and general economic conditions (in particular, those conditions most directly affecting the agricultural and construction industries);

  •
  the availability of capital;

  •
  changes in interest rates;

  •
  the experience and skills of the customer's management team;

  •
  commodity prices;

  •
  political events;

  •
  the weather; and

  •
  the value of the collateral securing the extension of credit.

        Deterioration in the quality of our financial assets, an increase in delinquencies or defaults, or a reduction in collateral recovery rates could have an adverse impact on our financial performance. These risks become more acute in an economic slowdown or recession due to decreased demand for (or the availability of) credit, declining asset values, changes in government subsidies, reductions in collateral to receivable balance ratios, and an increase in delinquencies, defaults, insolvencies, foreclosures and losses. In such circumstances, our receivable servicing and litigation costs may also increase. In addition, governments may pass laws, or implement regulations, that modify rights and obligations under existing agreements, or which prohibit or limit the exercise of contractual rights.

        When receivables are unpaid and we repossess collateral securing the repayment of the receivable, our ability to sell the collateral to recover or mitigate losses is subject to the current market value of such collateral. Those values are affected by levels of new and used inventory of agricultural and construction equipment on the market. They are also dependent upon the strength and weakness of market demand for new and used agricultural and construction equipment. In addition, repossessed collateral may be in poor condition, which would reduce its value. Finally, relative pricing of used equipment, compared with new equipment, can affect levels of market demand and the resale of repossessed equipment. An industry-wide decrease in demand for agricultural or construction equipment could result in lower resale values for repossessed equipment, which could increase losses on receivables and leases, adversely affecting our financial position and results of operations.

         Changes in interest rates and market liquidity could have a material adverse effect on our earnings and cash flows.

        Because a significant number of our receivables are generated at fixed interest rates, our business is subject to fluctuations in interest rates. Although we seek to match fund our assets, with approximately 68% of our receivables and approximately 79% of our funding at a fixed rate, respectively, as of June 30, 2015, changes in market interest rates may influence our financing costs, returns on financial investments and the valuation of derivative contracts and could reduce our earnings and/or cash flow. We also rely on the capital markets and a variety of funding programs to provide liquidity for our operations, including committed asset-backed and unsecured facilities and the issuance of secured and unsecured debt. Significant changes in market liquidity conditions could impact our access to funding and the associated funding costs and reduce our earnings and cash flow.

        Although we manage interest rate and market liquidity risks with a variety of techniques, including a match funding program, the selective use of derivatives and a diversified funding program, there can be no assurance that fluctuations in interest rates and market liquidity conditions will not have a material adverse effect on our earnings and cash flow. If any of the variety of instruments and strategies we use to hedge our exposure to these various types of risk is ineffective, we may incur losses.

         If we are unable to obtain funding, in particular through the ABS market and committed asset-backed facilities, at competitive rates, our ability to conduct our financing business may be severely impaired and our financial position, results of operations and cash flows may be materially and adversely affected.

        We have traditionally relied upon the term ABS market and committed asset-backed facilities as a primary source of funding and liquidity. Access to funding at competitive rates is essential to our business. From mid-2007 through 2009, events occurred in the global financial markets, which caused a significant reduction in liquidity in the secondary market for ABS transactions outstanding at such time and a significant increase in funding costs. During these periods, conditions in the ABS market adversely affected our ability to sell receivables on a favorable or timely basis. Similar conditions in the future could have an adverse impact on our access to funding, financial position and results of operations.

        To maintain competitiveness in the capital markets and to promote the efficient use of various funding sources, CNH Industrial chose to increase the reserve funds of certain previously issued ABS transactions. Such optional support may, in the future, be necessary to maintain credit ratings assigned to certain transactions if loss experiences are higher than anticipated. The provision of additional reserve support could have an adverse effect on our financial position, results of operations and cash flows.

         If we breach our representations and warranties in connection with our ABS transactions, we may be required to repurchase non-conforming receivables from the securitization vehicles, which could have an adverse effect on our financial position, results of operations and cash flows.

        In connection with our ABS transactions, we make customary representations and warranties regarding the receivables being securitized, as disclosed in the related offering documents. While no recourse provisions exist that allow holders of asset-backed securities issued by our trusts to require us to repurchase those securities, a breach of these representations and warranties could give rise to an obligation to repurchase non-conforming receivables from the trusts. Any future repurchases could have an adverse effect on our financial position, results of operations and cash flows.

         Certain of our operations are subject to supervision and regulation by governmental authorities and changes in applicable laws or regulations may adversely impact our ability to engage in related business activities or increase the cost of our operations, thus adversely affecting our business, financial position and results of operations.

        Our operations are subject, in certain instances, to supervision and regulation by various governmental authorities. These operations are also subject to various laws and judicial and administrative decisions and interpretations imposing requirements and restrictions, which among other things:

  •
  regulate credit granting activities, including establishing licensing requirements;

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  establish maximum interest rates, and finance and other charges;

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  regulate customers' insurance coverage;

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  require disclosures to customers;

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  govern secured and unsecured transactions;

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  set collection, foreclosure, repossession and claims handling procedures and other trade practices;

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  prohibit discrimination in the extension of credit and administration of loans; and

  •
  regulate the use and reporting of information related to a borrower.

        To the extent that applicable laws are amended or construed differently, new laws are adopted to expand the scope of regulation imposed upon us or applicable laws prohibit interest rates we charge from rising to a level commensurate with risk and market conditions, such events could adversely affect our business and our financial position and results of operations.

         The Dodd-Frank Act and future regulations may adversely affect us.

        The various requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("Dodd-Frank Act"), including its many implementing regulations, may substantially affect our origination, servicing and securitization programs. For example, the Dodd-Frank Act strengthens the regulatory oversight of these securities and capital market activities by the SEC and increases the regulation of the ABS markets through, among other things, mandated risk retention, a loan level disclosure requirement for certain securitizers and a direction to the SEC to regulate credit rating agencies and adopt regulations governing these organizations. While we will continue to monitor these developments and their impact upon our access to the ABS market, these and future SEC regulations may impact our ability to engage in these activities or increase the effective cost of ABS transactions in the future, which could adversely affect our financial position, results of operations and cash flows.

         Our business may be affected by unfavorable weather conditions, climate change or natural disasters.

        Poor, severe or unusual weather conditions caused by climate change or other factors, particularly during the planting and early growing season, can significantly affect the purchasing decisions of CNH Industrial's agricultural equipment customers. The timing and quantity of rainfall are two of the most important factors in agricultural production. Insufficient levels of rain prevent farmers from planting crops or may cause growing crops to die, resulting in lower yields. Excessive rain or flooding can also prevent planting or harvesting from occurring at optimal times and may cause crop loss through increased disease or mold growth. Temperature affects the rate of growth, crop maturity, crop quality and yield. Temperatures outside normal ranges can cause crop failure or decreased yields, and may also affect disease incidence. Natural disasters such as floods, hurricanes, storms and droughts can have a negative impact on agricultural production. The resulting negative impact on farm income can strongly affect demand for CNH Industrial's agricultural equipment in any given period.

        In addition, natural disasters, pandemic illness, equipment failures, power outages or other unexpected events could result in physical damage to and complete or partial closure of one or more of CNH Industrial's manufacturing facilities or distribution centers, temporary or long-term disruption in the supply of component products from some local and international suppliers, disruption in the transport of CNH Industrial's products to dealers and customers and delay in delivery of the products to distribution centers. If such events occur, our financial results might be negatively impacted.

         Changes in demand for food and alternate energy sources could impact our revenues.

        Changing worldwide demand for farm outputs to meet the world's growing food and alternative energy demands, driven in part by government policies and a growing world population, are likely to result in fluctuating agricultural commodity prices, which directly affect sales of agricultural equipment. While higher commodity prices will benefit our crop producing agricultural equipment customers, higher commodity prices also result in greater feed costs for livestock and poultry producers, which in turn may result in lower levels of equipment purchased by these customers. Moreover, changing alternative energy demands may cause farmers to change the types or quantities of the crops they grow, with corresponding changes in equipment demands. Finally, changes in governmental policies regulating bio-fuel utilization could affect demand for CNH Industrial North America's equipment and result in higher research and development costs related to equipment fuel standards.

         We are subject to negative conditions in the financial markets and the cyclicality of the capital goods sector.

        Participants in the capital goods sector are subject to:

  •
  the condition of financial markets, in particular, the ability to access the ABS market and prevailing interest rates in that market. We make considerable use of ABS transactions to fund financing offered to customers. Adverse conditions in the financial markets, and the ABS market in particular, could have a significant impact on our business prospects, results of operations and/or financial position; and

  •
  cyclicality, which can cause sudden (and sometimes material) declines in demand, with negative effects on inventory levels and product pricing, both new and used. In general, demand in the capital goods sector is highly correlated to the economic cycle and can be subject to even greater levels of volatility.

         Competitive activity or failure by us to respond to actions by our competitors could adversely affect our business, financial position and results of operations, in particular due to a cost of funds disparity between us and some of our competitors.

        We operate in a highly competitive environment, with financing for owners or operators of CNH Industrial North America equipment available through a variety of sources, such as banks, finance companies and other financial institutions, including government sponsored entities. Some of our competitors enjoy certain regulatory, government support or credit rating advantages over CNH Industrial Capital today, which often enable them to access capital on favorable terms, among other things. Such cost of funds disparities between us and our competitors, or any additional regulatory, government support or credit rating changes that enhance the competitive position of our competitors, could result in our inability to effectively compete. The success of our business also depends on our ability to develop and market financing products and services and offer quality customer service that meet the evolving needs of existing and potential customers. Increasing competition may adversely affect our business if we are unable to match the products and services of our competitors. If we are unable to effectively compete, our business, financial position and results of operations will suffer.

         Adverse economic conditions could place a financial strain on our dealers and adversely affect our operating results.

        Global economic conditions continue to place financial stress on many of our dealers. Dealer financial difficulties may impact their equipment financing and inventory management decisions, as well as their ability to provide services to their customers purchasing CNH Industrial North America equipment. Accordingly, additional financial strains on members of the CNH Industrial North America dealer network resulting from current or future economic conditions could adversely impact our financial position and results of operations.

         A decrease in the residual value of the equipment that we lease or higher than expected return volumes of our leased equipment could adversely affect our results.

        We estimate the expected residual values of leased equipment at the inception of the lease, which is the estimated future value of leased equipment at the time of the expiration of the lease term. The residual values are reviewed quarterly. Changes in residual value assumptions would affect the amount of depreciation expense and the net amount of equipment on operating leases. If estimated future values significantly decline due to economic factors, obsolescence or other adverse circumstances, we may not realize such residual value, which could reduce our earnings through an increase in expenses.

        We estimate the expected return volumes for the equipment we lease. Actual proceeds realized by us upon the sale of returned leased equipment at lease termination may be lower than the amount projected, which would reduce the profitability of the lease transaction. Among the factors that can affect the value of returned lease equipment are the volume of equipment returned (primarily impacted by contractual lease-end values relative to auction values and marketing programs for new equipment), any significant market/product trends and economic conditions. Each of these factors, individually or in the aggregate, has the potential to adversely affect our profitability if actual results were to differ significantly from our estimates.

        As of June 30, 2015, our total operating lease residual values were $1,313.2 million.

         Our business operations may be impacted by various types of claims, lawsuits, and other contingent obligations.

        We are involved in various lawsuits and other legal proceedings that arise in the ordinary course of our business. The ultimate outcome of the legal matters pending against us or our subsidiaries is uncertain. Further, we could in the future become subject to judgments or enter into settlements of lawsuits and claims that could have a material adverse effect on our results of operations in any particular period. In addition, while we maintain insurance coverage with respect to certain claims, we may not be able to obtain such insurance on acceptable terms in the future, if at all, and any such insurance may not provide adequate coverage against any such claims.

         Our affiliates may cease to provide us with financing support.

        During the capital markets crisis, which had a material adverse impact on the ABS markets, we relied more heavily upon financing provided by Fiat Industrial and its predecessors. In the event of a repeat of the severe downturn in the ABS markets, we would need to look to alternative funding sources, including CNH Industrial, though CNH Industrial would have no obligation to provide such financing (other than the obligations assumed by CNHI, effective as of September 29, 2013, under the support agreement dated November 4, 2011). To the extent CNH Industrial does not provide such financing to us when needed, we could suffer from a lack of funding and/or incur increased funding costs if funding is obtained through other third-party sources.

         Our participation in cash management pools exposes us to CNH Industrial credit risk, which, in the event of a bankruptcy or insolvency of certain CNH Industrial entities, could render us unable to recover our deposits and in turn materially and adversely affect our financial position and results of operations.

        We participate in a group-wide cash management system with other companies within CNH Industrial, including CNH Industrial America and CNH Industrial Canada Ltd. Our positive cash deposits with CNH Industrial, if any, are either invested by CNH Industrial treasury subsidiaries in highly rated, highly liquid money market instruments or bank deposits, or may be applied by CNH Industrial treasury subsidiaries to meet the financial needs of other CNH Industrial entities and vice versa. While we believe participation in such CNH Industrial treasury subsidiaries' cash management pools provides us with financial benefits, it exposes us to CNH Industrial credit risk.

        In the event of a bankruptcy or insolvency of CNHI (or any other CNH Industrial entity, including CNH Industrial America and CNH Industrial Canada Ltd., in the jurisdictions with set off agreements) or in the event of a bankruptcy or insolvency of the CNH Industrial entity in whose name the deposit is pooled, we may be unable to secure the return of such funds to the extent they belong to us, and we may be viewed as a creditor of such CNH Industrial entity with respect to such deposits. It is possible that our claims as a creditor could be subordinated to the rights of third-party creditors in certain situations. If we are not able to recover our deposits, our financial position and results of operations may be materially and adversely impacted.

         Our financial statements may be adversely impacted by changes in accounting standards.

        Our financial statements are prepared in accordance with U.S. GAAP, which are periodically revised. At times, we are required to adopt new or revised accounting standards issued by recognized bodies. It is possible such changes could have a material adverse effect on our reported results of operations or financial position. See "Note 2: Summary of Significant Accounting Policies" to our audited consolidated financial statements for the year ended December 31, 2014 for additional information on the adoption of new accounting guidance.

         Risks related to increased information technology security threats.

        We rely upon information technology systems and networks in connection with a variety of business activities, and we collect and store sensitive data, including personally identifiable information of our customers and employees. Increased information technology security threats and more sophisticated computer crime, including advanced persistent threats, pose a risk to the security of our systems and networks and the confidentiality, availability and integrity of our data.

        In order to manage such risks, we implemented our information security system, an integrated set of policies, processes, methodologies, teams and technologies aimed at ensuring appropriate protection of our data. The information security system must be constantly aligned with evolving cyber threats scenarios in order for it to be effective. Recent security initiatives included in our information security roadmap concern data loss prevention, data classification (both structured and unstructured data) and laptop encryption. Actions are also in progress to increase our capability to prevent, detect, and react to malicious data leakage attempts.

        Despite such efforts, a failure or breach in security could expose us and our customers and dealers to risks of misuse of information or systems, the compromising of confidential information, manipulation and destruction of data and operations disruptions, which in turn could adversely affect our reputation, competitive position, businesses and results of operations. In addition, such breaches in security could result in litigation, regulatory action and potential liability, as well as higher operational and other costs of implementing further data protection measures.

Risks Related to the Exchange Offer

         You must carefully follow the required procedures in order to exchange your old notes.

        The new notes will be issued in exchange for old notes only after timely receipt by the exchange agent of a duly executed letter of transmittal (or an agent's message (as defined under "The Exchange Offer—Procedures for Tendering")) and all other required documents. Therefore, if you wish to tender your old notes, you must allow sufficient time to ensure timely delivery. Neither we nor the exchange agent has any duty to notify you of defects or irregularities with respect to tenders of old notes for exchange. Any holder of old notes who tenders in the exchange offer for the purpose of participating in a distribution of the new notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives new notes for its own account in exchange for old notes that were acquired in market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the new notes.

         If you do not exchange old notes for new notes, transfer restrictions will continue and trading of the old notes may be adversely affected.

        The old notes have not been registered under the Securities Act and are subject to substantial restrictions on transfer. Old notes that are not tendered for exchange for new notes or are tendered but not accepted will, following completion of the exchange offer, continue to be subject to existing restrictions upon transfers. We do not currently expect to register the old notes under the Securities Act. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for the old notes, if any, could be adversely affected.

         Late deliveries of old notes and other required documents could prevent a holder from exchanging its old notes.

        Holders are responsible for complying with all exchange offer procedures. The issuance of new notes in exchange for old notes will only occur upon completion of the procedures described in this prospectus under "The Exchange Offer." Therefore, holders of old notes who wish to exchange them for new notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the exchange agent are obligated to extend the offer or notify you of any failure to follow the proper procedure or waive any defect if you fail to follow the proper procedure.

         If you are a broker-dealer, your ability to transfer the new notes may be restricted.

        A broker-dealer that purchased old notes for its own account as part of market-making or trading activities must comply with the prospectus delivery requirements of the Securities Act when it sells the new notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their new notes.

Risks Related to the New Notes

         The notes will be effectively subordinated to CNH Industrial Capital LLC's existing and future secured debt and other secured obligations to the extent of the collateral securing such debt and other obligations, and the guarantees of the notes will be effectively subordinated to the guarantors' existing and future secured debt and other secured obligations to the extent of the collateral securing such debt and other obligations.

        Holders of CNH Industrial Capital LLC's secured debt and any guarantor's secured debt, both existing and future, will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing such secured debt. The notes and the guarantees will be effectively subordinated to all such secured debt to the extent of the value of the collateral securing such secured debt. In the event of any distribution or payment of CNH Industrial Capital LLC's or any other guarantor's assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy or insolvency proceeding, holders of secured debt will have a prior claim to the assets that constitute their collateral. Holders of the notes will participate ratably with all holders of CNH Industrial Capital LLC's and the guarantors' unsecured senior debt, if any, and with all of their other general creditors, based upon the respective amounts owed to each such holder or creditor, in CNH Industrial Capital LLC's and the guarantors' respective assets remaining after payment of their secured debt, if any. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less than holders of secured debt and less than they are due on the notes. As of June 30, 2015, CNH Industrial Capital LLC and the guarantors had no secured debt outstanding.

         CNH Industrial Capital LLC is principally a holding company with limited direct operations and may not have sufficient cash to make payments on the notes.

        CNH Industrial Capital LLC is principally a holding company with limited direct operations. Its principal assets are the equity interests and investments it holds in its subsidiaries. As a result, it depends on dividends and other payments from its subsidiaries to generate the funds necessary to meet its financial obligations, including the payment of principal of and interest on its outstanding debt. Its subsidiaries are legally distinct from it and have no obligation to pay amounts due on CNH Industrial Capital LLC's debt or to make funds available to it for such payment except as provided in the note guarantees or pursuant to affiliate notes, and in any event, such subsidiaries may not generate sufficient cash from operations to enable CNH Industrial Capital LLC to make principal and interest payments on the notes. In addition, any payments of dividends, distributions, loans or advances to us by CNH Industrial Capital LLC's subsidiaries could be subject to legal and contractual restrictions. For example, Delaware law provides that a limited liability company is prohibited from making a distribution of cash or other property to its member to the extent that, at the time of and after giving effect to the distribution, the limited liability company's liabilities exceed the fair value of its assets, subject to certain exceptions. As of December 31, 2014, the aggregate amount that may be so distributed by the guarantors to CNH Industrial Capital LLC as their member was approximately $1.6 billion. CNH Industrial Capital LLC's subsidiaries may incur additional indebtedness in the future, the agreements or instruments governing which may restrict payments from those subsidiaries to CNH Industrial Capital LLC. The agreements governing the future indebtedness of CNH Industrial Capital LLC's subsidiaries may not permit those subsidiaries to provide CNH Industrial Capital LLC with sufficient cash to fund payments on the notes when due.

        Moreover, limited liability companies are a relatively recent form of business entities and the Delaware Limited Liability Company Act, which governs Delaware limited liability companies such as CNH Industrial Capital LLC, CNH Industrial Capital America and New Holland Credit, was not enacted until the early 1990s. Unlike Delaware corporate law, there has been limited case law interpreting the Delaware Limited Liability Company Act, including with respect to the duties owed by directors, officers or managers of a limited liability company. Therefore, there may be more uncertainty in connection with the enforcement of the rights of an investor in a Delaware limited liability company than in a Delaware corporation. In addition, members of a limited liability company are generally not personally liable for the debts, obligations and liabilities of the company. As a result, none of our direct and indirect parent companies, including CNHI, will have any liability with respect to the notes at any time.

        As part of our overall funding strategy, we transfer receivables into special purpose entities in connection with our ABS programs. Payments of principal of and interest on such receivables are "restricted cash," as they are payable to the ABS investors and are not expected to be available to CNH Industrial Capital LLC or its creditors. See "Note 2: Summary of Significant Accounting Policies" to our audited consolidated financial statements for the year ended December 31, 2014. The receivables subject to such securitizations are "restricted receivables" and are not expected to be available to CNH Industrial Capital LLC or its creditors. See "Note 3: Receivables" to our audited consolidated financial statements for the year ended December 31, 2014 and "Note 4: Receivables" to our unaudited condensed consolidated financial statements for the three and six months ended June 30, 2015. For the year ended December 31, 2014, the guarantors transferred approximately $12.3 billion, representing 78% of total receivables originated by the guarantors, to special purpose entities. See "Note 14: Supplemental Condensed Consolidating Financial Information" to our audited consolidated financial statements for the year ended December 31, 2014.

         CNH Industrial Capital LLC and the guarantors only account for a portion of our total revenues and assets and may not have sufficient cash to make payments on the notes.

        The old notes are, and the new notes will be, issued by CNH Industrial Capital LLC and guaranteed by CNH Industrial Capital America and New Holland Credit. CNH Industrial Capital LLC and the guarantors, collectively, accounted for approximately 51% and 53% of our total revenues for the year ended December 31, 2014 and the six months ended June 30, 2015, respectively, and 36% and 37% of our total assets as of December 31, 2014 and June 30, 2015, respectively (in each case with such percentages calculated before intercompany eliminations). The ability of CNH Industrial Capital LLC and the guarantors to make payments on the notes will depend, in part, upon their earnings and other funds and assets available to them. There is no assurance that the business of CNH Industrial Capital LLC or the guarantors would not suffer a material adverse change in the future, which could significantly reduce their earnings and cash flows and the value of their assets. Furthermore, subject to provisions relating to successor obligors under the indenture governing the notes, CNH Industrial Capital LLC and the guarantors are generally not restricted from transferring their assets to CNHI, or other subsidiaries of CNH Industrial Capital LLC or CNHI that do not guarantee the notes, or from otherwise disposing of their assets. Such transfer or disposition of assets may reduce the value of the assets of CNH Industrial Capital LLC and the guarantors or otherwise adversely affect their ability to generate earnings or cash flows on an ongoing basis. We cannot assure you that CNH Industrial Capital LLC and the guarantors will always have sufficient funds to pay the principal of, or interest on, the notes.

         Your rights as a note holder are effectively subordinated to claims of creditors of our subsidiaries that are not guarantors.

        Not all of CNH Industrial Capital LLC's subsidiaries will guarantee the notes, including CNH Industrial Capital Canada. A holder of notes will not have any claim as a creditor against subsidiaries of CNH Industrial Capital LLC that are not guarantors of the notes, and the indebtedness and other liabilities, including trade payables, and the claims of other general creditors, whether secured or unsecured, of those non-guarantor subsidiaries will be effectively senior to your claims. Subject to limitations in the indenture governing the notes, non-guarantor subsidiaries may incur additional indebtedness in the future (and may incur other liabilities without limitation). In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, their creditors will be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. CNH Industrial Capital LLC and the guarantors, collectively, accounted for approximately 51% and 53% of our total revenues for the year ended December 31, 2014 and the six months ended June 30, 2015, respectively, and 36% and 37% of our total assets as of December 31, 2014 and June 30, 2015, respectively (in each case with such percentages calculated before intercompany eliminations). In addition, certain of our non-guarantor subsidiaries are variable-interest entities that engage in securitization transactions. Their assets do not belong to us and cannot be used to satisfy our obligations under the notes. As of June 30, 2015, our non-guarantor subsidiaries had $10.3 billion of outstanding debt, to which the notes are effectively subordinated.

         If an active trading market for the notes does not develop, the liquidity and value of the notes could be reduced.

        There is no existing public trading market for the notes, and we do not intend to apply for listing of the notes on any securities exchange. In addition, if no active trading market develops, you may not be able to resell your notes at their fair market value, or at all. Future trading prices of the notes will depend on, among other things, our ability to effect the exchange offer or registration of the notes, prevailing interest rates, our operating results and the market for similar securities.

        If a market for the new notes does develop, it is possible that you will not be able to sell your notes at a particular time or at a favorable price. It is also possible that any trading market that does develop for the notes will not be liquid. Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. If a market for the new notes develops, it is possible that the market for the new notes will be subject to disruptions and price volatility. Any disruptions may have a negative effect on holders of the new notes, regardless of our operating performance, financial condition and prospects.

         In the event of a change of control, CNH Industrial Capital LLC may not be able to satisfy all of its obligations under the notes.

        If, following the issuance of the notes, CNH Industrial Capital LLC experiences a change of control triggering event, as defined in the indenture governing the notes, CNH Industrial Capital LLC will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued interest, if any, thereon to the date of purchase. However, we may not have sufficient funds at the time of the change of control to make the required purchase of the notes. Our failure to make or complete a change of control offer would place us in default under the indenture governing the notes.

         Your rights under the guarantees may be limited by laws, including fraudulent conveyance and insolvency laws.

        The new notes will be issued by CNH Industrial Capital LLC, a Delaware limited liability company, and guaranteed by limited liability companies organized under the laws of Delaware. In the event of a bankruptcy, insolvency or similar event, bankruptcy or comparable insolvency proceedings could be initiated in such jurisdiction. Your rights under the guarantees will be subject to the bankruptcy, insolvency, administrative and other laws of the United States and Delaware and there can be no assurance that you will be able to effectively enforce your rights in any such bankruptcy, insolvency or similar proceedings.

        Under U.S. federal bankruptcy laws or comparable provisions of state fraudulent transfer laws, the issuance of the guarantees could be avoided, if, among other things, at the issuance of the guarantees, the applicable guarantor:

  •
  incurred the obligations under the guarantees with an actual intent to hinder, delay or defraud any present or future creditor; or

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  received less than reasonably equivalent value or fair consideration for the obligations incurred under the guarantees; and

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  was insolvent or rendered insolvent by reason of the incurrence of such obligations;

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  was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts mature.

        The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the value of all of its assets at a fair valuation;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        By its terms, the guarantee of each guarantor will limit the liability of each such guarantor to the maximum amount it can pay without the guarantee being deemed a fraudulent transfer. Each of the guarantors believes that immediately after the issuance of the notes by CNH Industrial Capital LLC and the issuance of the note guarantees by the guarantors, each of the guarantors will be solvent, will have sufficient capital to carry on their respective businesses and will be able to pay their respective debts as they mature. However, there can be no assurance as to what standard a court would apply in making these determinations or that a court would reach the same conclusions with regard to these issues. In an evidentiary ruling in In re W.R. Grace & Co., the federal bankruptcy court for the District of Delaware held that under the Uniform Fraudulent Transfer Act, whether a transferor is rendered insolvent by a transfer depends on the actual liabilities of the transferor, and not what the transferor knows about such liabilities at the time of the transfer. Therefore, under that court's analysis, liabilities that are unknown, or that are known to exist but whose magnitude is not fully appreciated at the time of the transfer, may be taken into account in the context of a future determination of insolvency. If the principle articulated by that court is upheld, it would make it very difficult to know whether a transferor is solvent at the time of transfer, and would increase the risk that a transfer may in the future be found to be a fraudulent transfer.

         Because each guarantor's liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from either or both of the guarantors.

        You will have the benefit of the guarantees of the guarantors. However, the guarantees by the guarantors are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor's liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such guarantor. Further, under the circumstances discussed more fully above, a court under federal or state fraudulent conveyance and transfer statutes could avoid the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under "Description of the Notes—Guarantees."

         The credit ratings of the notes may not reflect all risks of an investment in the notes.

        The credit ratings of the notes are an assessment of our ability to pay our obligations under the notes as they become due. Consequently, real or anticipated changes in these credit ratings will generally affect the market value of the notes. The credit ratings of the notes, however, may not reflect the potential risks related to the market or other factors on the value of the notes. Furthermore, because your return on the notes depends upon factors in addition to our ability to pay our obligations, an improvement in the credit ratings of the notes will not reduce the other investment risks related to the notes. In addition, one or more independent credit rating agencies may assign credit ratings to the notes. Any such ratings may not reflect the potential impact of all risks related to structure, market, additional factors discussed in this prospectus, and other factors that may affect the value of the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange the old notes in like principal amount. We will cancel and retire the old notes surrendered in exchange for the new notes in the exchange offer. As a result, the issuance of the new notes will not result in any increase or decrease in our indebtedness.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2015 on an actual basis.

        You should read this table in conjunction with our financial statements and accompanying notes and other financial data included elsewhere in this prospectus. For information related to certain financing transactions and dividend payment subsequent to June 30, 2015, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Recent Developments."

        The capitalization table below is not necessarily indicative of our future capitalization or financial condition.

As of June 30, 2015
Actual
(in thousands)
Cash and cash equivalents	$412,773
Restricted cash	614,936

Total cash, cash equivalents and restricted cash	$1,027,709

Debt(1)
Short-term debt (including current maturities of long-term debt)
Credit facility-secured	$1,453,164
Other secured debt	2,376,608
3.875% Notes due 2015	750,000

Total short-term debt	4,579,772

Long-term debt
3.375% Notes due 2019(2)	497,661
6.250% Notes due 2016	500,000
3.250% Notes due 2017	500,000
3.625% Notes due 2018(3)	601,432
3.875% Notes due 2018(4)	597,861
Term loan facility—unsecured	250,000
Credit facility—unsecured	100,000
Credit facility—secured	645,554
Other secured debt	4,833,242

Total long-term debt	8,525,750

Total third-party debt	13,105,522
Affiliated debt	—

Total debt	13,105,522

Stockholder's equity
Member's capital	—
Paid-in capital	843,625
Accumulated other comprehensive income	(94,918)
Retained earnings	818,272

Total CNH Industrial Capital LLC stockholder's equity	1,566,979

Noncontrolling interest	—

Total stockholder's equity	1,566,979

Total capitalization	$14,672,501

(1)
See "Description of Certain Other Indebtedness" for additional information on our unsecured debt and secured debt.

(2)
Includes adjustment related to a discount of $2,339 as of June 30, 2015.

(3)
Includes adjustment related to a fair value hedge of $(1,432) as of June 30, 2015.

(4)
Includes adjustment related to a discount of $2,139 as of June 30, 2015.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following tables set forth selected historical consolidated financial data of CNH Industrial Capital as of the dates and for the periods indicated. The selected historical consolidated financial data as of December 31, 2010, 2011, 2012, 2013 and 2014 and for the years ended December 31, 2010, 2011, 2012, 2013 and 2014 have been derived from our audited consolidated financial statements. The selected historical consolidated financial data as of June 30, 2015 and for the six months ended June 30, 2014 and 2015 have been derived from our unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the six months ended June 30, 2015 are not necessarily indicative of the results that may be expected for the year ending December 31, 2015 or for any other future period.

	Fiscal Year Ended December 31,					Six Months Ended June 30,
	2010	2011	2012	2013	2014	2014	2015
Statements of Income:
Revenues:
Interest income on retail notes and finance leases	$198,278	$178,200	$178,444	$181,342	$204,452	$99,616	$102,151
Interest income on wholesale notes	69,273	60,130	62,213	63,760	74,450	32,827	39,385
Interest and other income from affiliates	376,383	382,006	392,463	414,957	437,435	219,099	205,648
Rental income on operating leases	140,989	137,729	133,806	138,937	165,914	76,203	100,986
Other income	78,628	72,934	67,078	59,125	52,500	27,007	11,957

Total revenues	863,551	830,999	834,004	858,121	934,751	454,752	460,127

Expenses:
Interest expense:
Interest expense to third parties	232,448	224,189	219,561	233,217	255,951	124,374	128,893
Interest expense to affiliates	80,584	44,645	34,512	24,105	30,477	9,423	17,313

Total interest expense	313,032	268,834	254,073	257,322	286,428	133,797	146,206

Administrative and operating expenses:
Fees charged by affiliates	61,464	62,945	61,895	56,405	49,539	26,331	24,879
Provision (benefit) for credit losses, net	76,394	32,853	44,578	(5,904)	14,124	7,388	11,137
Depreciation of equipment on operating leases	117,848	110,314	107,836	114,053	141,688	63,551	90,672
Other expenses	47,266	36,466	35,929	35,083	56,604	20,551	16,656

Total administrative and operating expenses	302,972	242,578	250,238	199,637	261,955	117,821	143,344

Total expenses	616,004	511,412	504,311	456,959	548,383	251,618	289,550

Income before income taxes	247,547	319,587	329,693	401,162	386,368	203,134	170,577
Income tax provision	85,067	118,053	116,112	134,822	127,118	67,405	58,948

Net income	162,480	201,534	213,581	266,340	259,250	135,729	111,629

Net income attributed to the noncontrolling interest	(1,861)	(1,488)	(1,645)	(1,460)	(1,227)	(662)	(259)

Net income attributable to CNH Industrial Capital LLC	$160,619	$200,046	$211,936	$264,880	$258,023	$135,067	$111,370

						As of or for the Six Months Ended June 30, 2015
	As of or for the Fiscal Year Ended December 31,
	2010	2011	2012	2013	2014
Balance Sheet Data:
Cash and cash equivalents	$420,792	$594,093	$785,913	$697,608	$347,987	$412,773
Restricted cash	$773,254	$767,359	$727,186	$784,508	$858,825	$614,936
Total assets	$10,883,489	$11,901,151	$13,346,529	$14,986,704	$15,909,565	$15,378,336
Total third-party debt	$7,919,829	$9,383,808	$10,551,788	$12,634,777	$12,825,247	$13,105,522
Total debt	$9,486,936	$10,203,078	$11,415,820	$12,985,781	$13,687,692	$13,105,522
Stockholder's equity	$1,147,637	$1,247,245	$1,483,411	$1,510,417	$1,575,932	$1,566,979
Other Data:
Ratio of earnings to fixed charges(1)	1.79	2.19	2.30	2.56	2.35	2.17

(1)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as the sum of (i) income before income taxes, (ii) fixed charges and (iii) amortization of capitalized interest, less (i) interest capitalized and (ii) noncontrolling interest in pretax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of (i) interest expense, including amortization of premiums, discounts and capitalized expenses related to indebtedness, (ii) interest capitalized and (iii) an estimate of the interest component of rental expense.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations together with the consolidated financial statements and notes to the financial statements included elsewhere in this prospectus. This management's discussion and analysis is intended to help provide an understanding of our financial condition, changes in financial condition and results of our operations and contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, those discussed under the captions "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" in this prospectus.

 Overview

Organization

        We offer a range of financial products and services to the dealers and customers of CNH Industrial North America. The principal products offered are retail financing for the purchase or lease of new and used CNH Industrial North America equipment and wholesale financing to CNH Industrial North America dealers. Wholesale financing consists primarily of floor plan financing as well as financing equipment used in dealer-owned rental yards, parts inventory and working capital needs. In addition, we purchase equipment from dealers that is leased to retail customers under operating lease agreements.

Trends and Economic Conditions

        Our business is closely related to the agricultural and construction equipment industries because we offer financing products for such equipment. For the six months ended June 30, 2015, CNH Industrial's Agricultural Equipment net sales decreased 31.1% compared to the six months ended June 30, 2014. CNH Industrial's Construction Equipment net sales decreased 21.3% for the six months ended June 30, 2015, compared to the six months ended June 30, 2014.

        In general, our receivable mix between agricultural and construction equipment financing directionally reflects the mix of equipment sales by CNH Industrial North America. As such, changes in the agricultural industry or with respect to our agricultural equipment borrowers ("farmers") may affect the majority of our portfolio.

        The financing we provide to our borrowers is secured by the financed equipment, which typically has a long useful life and is a key component in the farmers' sources of income. All of these factors contribute to the strong credit performance of our portfolio in recent periods.

        Net income attributable to CNH Industrial Capital LLC was $57.9 million for the three months ended June 30, 2015, down $10.4 million compared to the same period in 2014. The decrease was primarily driven by higher depreciation costs associated with the operating lease portfolio. Net income attributable to CNH Industrial Capital LLC was $111.4 million and $135.1 million for the six months ended June 30, 2015 and 2014, respectively. The decrease was primarily driven by the reduction in net interest margin and higher depreciation costs associated with the operating lease portfolio. Net income attributable to CNH Industrial Capital LLC was $258.0 million for the year ended December 31, 2014, compared to $264.9 million for the year ended December 31, 2013, as the positive impact from a higher average portfolio was offset by higher costs associated with the operating lease portfolio and higher provisions for credit losses. The receivables balance greater than 30 days past due as a percentage of managed receivables was 0.5%, 0.4% and 0.3% at June 30, 2015, December 31, 2014 and June 30, 2014, respectively.

        Macroeconomic issues for us include the uncertainty of governmental actions in respect to monetary, fiscal and legislative policies, the global economic recovery, capital market disruptions, trade agreements, and financial regulatory reform. Significant volatility in the price of certain commodities could also impact CNH Industrial North America's and our results.

Results of Operations

Three and Six Months Ended June 30, 2015 Compared to Three and Six Months Ended June 30, 2014

Revenues

        Revenues for the three and six months ended June 30, 2015 and 2014 were as follows (dollars in thousands):

	Three Months Ended June 30,
	2015	2014	$ Change	% Change
Interest income on retail notes and finance leases	$53,028	$51,091	$1,937	3.8%
Interest income on wholesale notes	20,453	17,326	3,127	18.0
Interest and other income from affiliates	101,494	111,749	(10,255)	(9.2)
Rental income on operating leases	52,178	39,721	12,457	31.4
Other income	7,388	13,877	(6,489)	(46.8)

Total revenues	$234,541	$233,764	$777	0.3%

	Six Months Ended June 30,
	2015	2014	$ Change	% Change
Interest income on retail notes and finance leases	$102,151	$99,616	$2,535	2.5%
Interest income on wholesale notes	39,385	32,827	6,558	20.0
Interest and other income from affiliates	205,648	219,099	(13,451)	(6.1)
Rental income on operating leases	100,986	76,203	24,783	32.5
Other income	11,957	27,007	(15,050)	(55.7)

Total revenues	$460,127	$454,752	$5,375	1.2%

        Revenues totaled $234.5 million and $460.1 million for the three and six months ended June 30, 2015 compared to $233.8 million and $454.8 million for the same periods in 2014. A higher average portfolio primarily drove the year-over-year increase, partially offset by a decrease in our average yield. The average yield for the managed receivables was 5.1% and 5.3% for the three months ended June 30, 2015 and 2014, respectively, and 5.1% and 5.3% for the six months ended June 30, 2015 and 2014, respectively.

        Interest income on retail notes and finance leases for the three and six months ended June 30, 2015 was $53.0 million and $102.2 million, respectively, representing increases of $1.9 million and $2.5 million from the same periods in 2014. For the second quarter, the increase was primarily due to a $2.5 million favorable impact from higher interest rates, partially offset by a $0.6 million unfavorable impact from lower average earning assets. For the six months ended June 30, 2015, compared to the same period in 2014, the increase was due to a $2.5 million favorable impact from higher interest rates.

        Interest income on wholesale notes for the three and six months ended June 30, 2015 was $20.5 million and $39.4 million, representing an increase of $3.1 million and $6.6 million from the same periods in 2014. The increase was primarily due to the favorable impact from higher average earning assets.

        Interest and other income from affiliates for the three and six months ended June 30, 2015 was $101.5 million and $205.6 million, respectively, compared to $111.7 million and $219.1 million, respectively, for the three and six months ended June 30, 2014. For the three and six months ended June 30, 2015, compensation from CNH Industrial North America for retail low-rate financing programs and interest waiver programs offered to customers was $48.6 million and $99.5 million, respectively, a decrease of $8.7 million and $17.3 million from the same periods in 2014. The decrease was primarily due to lower originations and a reduction in marketing programs. For the three and six months ended June 30, 2015, compensation from CNH Industrial North America for wholesale marketing programs was $37.2 million and $74.8 million, respectively, compared to $43.0 million and $80.8 million, respectively for the same period in 2014. For selected operating leases, compensation from CNH Industrial North America for the difference between market rental rates and the amounts paid by customers was $15.7 million and $31.3 million for the three and six months ended June 30, 2015, an increase of $4.3 million and $9.9 million, respectively, from the same periods in 2014. This increase was primarily due to higher originations.

        Rental income on operating leases for the three and six months ended June 30, 2015 was $52.2 million and $101.0 million, representing an increase of $12.5 million and $24.8 million from the same periods in 2014. The second quarter increase was due to a $16.1 million favorable impact from higher average earning assets, partially offset by a $3.6 million unfavorable impact from lower rates. The six month increase was due to a $32.7 million favorable impact from higher average earning assets, partially offset by a $7.9 million unfavorable impact from lower rates.

        Other income for the three and six months ended June 30, 2015 was $7.4 million and $12.0 million, respectively, representing a decrease of $6.5 million and $15.1 million from the same periods in 2014. The decrease was largely due to the sale of our commercial revolving account portfolio ("CRA").

Expenses

        Expenses for the three and six months ended June 30, 2015 and 2014 were as follows (dollars in thousands):

	Three Months Ended June 30,
	2015	2014	$ Change	% Change
Total interest expense	$71,512	$70,669	$843	1.2%
Fees charged by affiliates	12,006	12,964	(958)	(7.4)
Provision for credit losses, net	7,176	5,928	1,248	21.1
Depreciation of equipment on operating leases	46,099	33,403	12,696	38.0
Other expenses	9,157	9,540	(383)	(4.0)

Total expenses	$145,950	$132,504	$13,446	10.1%

	Six Months Ended June 30,
	2015	2014	$ Change	% Change
Total interest expense	$146,206	$133,797	$12,409	9.3%
Fees charged by affiliates	24,879	26,331	(1,452)	(5.5)
Provision for credit losses, net	11,137	7,388	3,749	50.7
Depreciation of equipment on operating leases	90,672	63,551	27,121	42.7
Other expenses	16,656	20,551	(3,895)	(19.0)

Total expenses	$289,550	$251,618	$37,932	15.1%

        Interest expense totaled $71.5 million and $146.2 million for the three and six months ended June 30, 2015, respectively, compared to $70.7 million and $133.8 million for the same periods in 2014. For the second quarter, the increase was due to a $3.7 million unfavorable impact from higher average interest rates, partially offset by $2.9 million favorable impact from lower average total debt. For the six months, the increase was due primarily to a $7.4 million unfavorable impact from higher average interest rates and $5.0 million unfavorable impact from higher average total debt.

        The provision for credit losses was $7.2 million and $11.1 million for the three and six months ended June 30, 2015, respectively, compared to $5.9 million and $7.4 million for the same periods in 2014. Included in the net provisions for the three and six months ended June 30, 2014 are collections from certain customers previously identified as impaired.

        Depreciation of equipment on operating leases increased for the three and six months ended June 30, 2015 compared to the same periods in 2014, primarily due to a higher operating lease portfolio.

        The effective tax rates for the three months ended June 30, 2015 and 2014 were 34.6% and 32.2%, respectively. The effective tax rate was 34.6% for the six-month period ended June 30, 2015, compared to 33.2% for the same period in 2014. The increase in the effective rates was due to a favorable discrete tax benefit recognized in 2014.

Receivables and Equipment on Operating Leases Originated and Held

        Receivables and equipment on operating lease originations for the three and six months ended June 30, 2015 and 2014 were as follows (dollars in thousands):

	Three Months Ended June 30,
	2015	2014	$ Change	% Change
Retail receivables	$780,028	$998,091	$(218,063)	(21.8)%
Wholesale receivables	2,636,406	3,750,468	(1,114,062)	(29.7)
Other receivables	—	269,885	(269,885)	(100.0)
Equipment on operating leases	253,370	236,201	17,169	7.3

Total originations	$3,669,804	$5,254,645	$(1,584,841)	(30.2)%

	Six Months Ended June 30,
	2015	2014	$ Change	% Change
Retail receivables	$1,601,278	$1,962,304	$(361,026)	(18.4)%
Wholesale receivables	5,130,939	7,040,559	(1,909,620)	(27.1)
Other receivables	—	451,615	(451,615)	(100.0)
Equipment on operating leases	498,693	388,889	109,804	28.2

Total originations	$7,230,910	$9,843,367	$(2,612,457)	(26.5)%

        Retail and wholesale originations decreased in the six months ended June 30, 2015 compared to the same period in 2014, primarily due to a decrease in unit sales of CNH Industrial North America equipment. The increase in equipment on operating lease originations for 2015 compared to 2014 was primarily due to an increased customer preference for leasing products.

        Total receivables and equipment on operating leases held as of June 30, 2015, December 31, 2014 and June 30, 2014 were as follows (dollars in thousands):

	June 30, 2015	December 31, 2014	June 30, 2014
Retail receivables	$8,422,464	$8,745,923	$8,669,831
Wholesale receivables	3,950,685	4,138,646	4,567,991
Other receivables	—	—	266,891
Equipment on operating leases	1,658,124	1,458,325	1,160,431

Total receivables and equipment on operating leases	$14,031,273	$14,342,894	$14,665,144

        The total retail receivables balance greater than 30 days past due as a percentage of the retail receivables was 0.8%, 0.6% and 0.4% at June 30, 2015, December 31, 2014 and June 30, 2014, respectively. At those same dates, the total wholesale receivables balance greater than 30 days past due as a percentage of the wholesale receivables was not significant. Total retail receivables on nonaccrual status, which represent receivables for which we have ceased accruing finance income, were $34.3 million, $22.8 million and $23.9 million at June 30, 2015, December 31, 2014 and June 30, 2014, respectively. Total wholesale receivables on nonaccrual status were $23.6 million, $61.0 million and $48.0 million at June 30, 2015, December 31, 2014 and June 30, 2014, respectively.

        Total receivable write-off amounts and recoveries, by product, for the three and six months ended June 30, 2015 and 2014 were as follows (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Write-offs:
Retail	$4,045	$3,239	$9,714	$5,609
Wholesale	135	548	256	799
Other	—	1,486	—	2,710

Total write-offs	4,180	5,273	9,970	9,118

Recoveries:
Retail	(698)	(674)	(1,130)	(1,255)
Wholesale	(7)	(6)	(14)	(55)
Other	—	(615)	—	(1,151)

Total recoveries	(705)	(1,295)	(1,144)	(2,461)

Write-offs, net of recoveries:
Retail	3,347	2,565	8,584	4,354
Wholesale	128	542	242	744
Other	—	871	—	1,559

Total write-offs, net of recoveries	$3,475	$3,978	$8,826	$6,657

        Our allowance for credit losses on all receivables financed totaled $97.0 million at June 30, 2015, $95.5 million at December 31, 2014 and $102.2 million at June 30, 2014. The decrease in the allowance for credit losses from June 30, 2014 to June 30, 2015 was primarily due to the sale of our CRA portfolio. The level of the allowance is based on quantitative and qualitative factors, including historical loss experience by product category, portfolio duration, delinquency trends, economic conditions, collateral value and credit risk quality. We believe our allowance is sufficient to provide for losses in our receivable portfolio as of June 30, 2015.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Revenues

        Revenues for the years ended December 31, 2014 and 2013 were as follows (dollars in thousands):

	2014	2013	$ Change	% Change
Interest income on retail notes and finance leases	$204,452	$181,342	$23,110	12.7%
Interest income on wholesale notes	74,450	63,760	10,690	16.8
Interest and other income from affiliates	437,435	414,957	22,478	5.4
Rental income on operating leases	165,914	138,937	26,977	19.4
Other income	52,500	59,125	(6,625)	(11.2)

Total revenues	$934,751	$858,121	$76,630	8.9%

        Revenues totaled $934.8 million for the year ended December 31, 2014 compared to $858.1 million for the year ended December 31, 2013. A higher average portfolio primarily drove the year over year increase, partially offset by a decrease in our average yield. The average yield for retail and other notes, finance leases, wholesale receivables and CRA receivables was 5.4% for the year ended December 31, 2014, compared to 5.6% for the year ended December 31, 2013.

        Interest income on retail notes and finance leases for the year ended December 31, 2014 was $204.5 million, representing an increase of $23.1 million from the year ended December 31, 2013. The increase was primarily due to a $19.5 million favorable impact from higher average earning assets and a $3.6 million favorable impact from higher interest rates.

        Interest income on wholesale notes for the year ended December 31, 2014 was $74.5 million, representing an increase of $10.7 million from the year ended December 31, 2013. The increase was primarily due to the favorable impact from higher average earning assets.

        Interest and other income from affiliates for the year ended December 31, 2014 was $437.4 million compared to $415.0 million for the year ended December 31, 2013. Compensation from CNH Industrial North America for retail low-rate financing programs and interest waiver programs offered to customers was $228.0 million and $219.2 million for the years ended December 31, 2014 and 2013, respectively. The increase was primarily due to higher average earning retail assets. For the year ended December 31, 2014, compensation from CNH Industrial North America for wholesale marketing programs was $161.3 million compared to $158.3 million for the prior year. The increase was primarily due to the mix of programs and products. For select operating leases, compensation from CNH Industrial North America for the difference between market rental rates and the amounts paid by customers was $48.0 million and $35.9 million for the years ended December 31, 2014 and 2013, respectively. The increase was primarily due to higher originations.

        Rental income on operating leases for the year ended December 31, 2014 was $165.9 million, representing an increase of $27.0 million from the year ended December 31, 2013. The increase was primarily due to a $46.8 million favorable impact from higher average earning assets, partially offset by a $19.8 million unfavorable impact from lower rates on new and existing operating leases.

        Other income for the year ended December 31, 2014 was $52.5 million, representing a decrease of $6.6 million from the year ended December 31, 2013. The decrease in 2014 was primarily due to accretion on the retained interests related to the off-book receivables in 2013 and lower income earned on CRA receivables, partially offset by higher insurance income earned.

Expenses

        Expenses for the years ended December 31, 2014 and 2013 were as follows (dollars in thousands):

	2014	2013	$ Change	% Change
Total interest expense	$286,428	$257,322	$29,106	11.3%
Fees charged by affiliates	49,539	56,405	(6,866)	(12.2)
Provision (benefit) for credit losses, net	14,124	(5,904)	20,028	339.2
Depreciation of equipment on operating leases	141,688	114,053	27,635	24.2
Other expenses	56,604	35,083	21,521	61.3

Total expenses	$548,383	$456,959	$91,424	20.0%

        Interest expense totaled $286.4 million for the year ended December 31, 2014 compared to $257.3 million for the year ended December 31, 2013. The increase was primarily due to a $14.0 million unfavorable impact from higher average debt and a $15.1 million unfavorable impact from higher average interest rates. The average interest rate was 1.8% for the year ended December 31, 2014 compared to 1.7% for the year ended December 31, 2013.

        The provision for credit losses was $14.1 million for the year ended December 31, 2014 compared to a benefit of $5.9 million for the year ended December 31, 2013. The increase in 2014 was primarily due to a higher average portfolio, while the benefits recognized in 2013 primarily represented collections from certain customers previously identified as impaired.

        Depreciation of equipment on operating leases and other expenses increased for the year ended December 31, 2014 compared to the year ended December 31, 2013, primarily due to costs associated with the operating lease portfolio. Included in other expenses for the year ended December 31, 2014 were impairment losses on operating leases of $12.3 million.

        The effective tax rate for the year ended December 31, 2014 was 32.9%, compared to 33.6% for the year ended December 31, 2013. The lower rate in 2014 was primarily due to the favorable discrete tax benefits recorded in 2014 and the change in the geographic mix of income earned within the U.S.

Receivables and Equipment on Operating Leases Originated and Held

        Receivables and equipment on operating lease originations for the years ended December 31, 2014 and 2013 were as follows (dollars in thousands):

	2014	2013	$ Change	% Change
Retail receivables	$4,203,145	$4,939,764	$(736,619)	(14.9)%
Wholesale receivables	13,883,697	14,742,250	(858,553)	(5.8)
Other receivables	953,139	946,424	6,715	0.7
Equipment on operating leases	996,858	620,561	376,297	60.6

Total originations	$20,036,839	$21,248,999	$(1,212,160)	(5.7)%

        Retail and wholesale originations decreased in 2014 compared to 2013, primarily due to a decrease in unit sales of CNH Industrial North America equipment. The increase in equipment on operating lease originations for 2014 compared to 2013 was primarily due to financing programs offered in response to the expiration of additional tax depreciation deductions and an increased customer preference for leasing programs.

        Total receivables and equipment on operating leases held as of December 31, 2014 and 2013 were as follows (dollars in thousands):

	2014	2013	$ Change	% Change
Retail receivables	$8,745,923	$8,480,893	$265,030	3.1%
Wholesale receivables	4,138,646	3,573,524	565,122	15.8
Other receivables	—	230,817	(230,817)	(100.0)
Equipment on operating leases	1,458,325	974,307	484,018	49.7

Total receivables and equipment on operating leases	$14,342,894	$13,259,541	$1,083,353	8.2%

        The total retail receivables balance 30 days or more past due as a percentage of the retail receivables was 0.6% and 0.4% at December 31, 2014 and 2013, respectively. The total wholesale receivables balance 30 days or more past due as a percentage of the wholesale receivables was not significant at December 31, 2014 or 2013. Total retail receivables on nonaccrual status, which represent receivables for which we have ceased accruing finance income, were $22.8 million and $30.2 million at December 31, 2014 and 2013, respectively. Total wholesale receivables on nonaccrual status were $61.0 million and $30.4 million at December 31, 2014 and 2013, respectively.

        Total receivable write-off amounts and recoveries, by product, for the years ended December 31, 2014 and 2013 were as follows (dollars in thousands):

	2014	2013
Write-offs:
Retail	$12,426	$14,321
Wholesale	804	238
Other	4,281	5,780

Total write-offs	17,511	20,339

Recoveries:
Retail	(2,941)	(3,488)
Wholesale	(514)	(674)
Other	(2,000)	(3,066)

Total recoveries	(5,455)	(7,228)

Write-offs, net of recoveries:
Retail	9,485	10,833
Wholesale	290	(436)
Other	2,281	2,714

Total write-offs, net of recoveries	$12,056	$13,111

        Our allowance for credit losses on all receivables financed totaled $95.5 million at December 31, 2014 and $102.0 million at December 31, 2013. The level of the allowance is based on quantitative and qualitative factors, including historical loss experience by product category, portfolio duration, delinquency trends, economic conditions, collateral value and credit quality. We believe our allowance is sufficient to provide for losses in our receivable portfolio as of December 31, 2014.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Revenues

        Revenues for the years ended December 31, 2013 and 2012 were as follows (dollars in thousands):

	2013	2012	$ Change	% Change
Interest income on retail notes and finance leases	$181,342	$178,444	$2,898	1.6%
Interest income on wholesale notes	63,760	62,213	1,547	2.5
Interest and other income from affiliates	414,957	392,463	22,494	5.7
Rental income on operating leases	138,937	133,806	5,131	3.8
Other income	59,125	67,078	(7,953)	(11.9)

Total revenues	$858,121	$834,004	$24,117	2.9%

        Revenues totaled $858.1 million for the year ended December 31, 2013 compared to $834.0 million for the year ended December 31, 2012. A higher average portfolio primarily drove the year over year increase, partially offset by a decrease in our average yield. The average yield for retail and other notes, finance leases, wholesale receivables and CRA receivables was 5.6% for the year ended December 31, 2013, compared to 6.2% for the year ended December 31, 2012.

        Interest income on retail notes and finance leases for the year ended December 31, 2013 was $181.3 million, representing an increase of $2.9 million from the year ended December 31, 2012. The increase was primarily due to a $26.2 million favorable impact from higher average earning assets, partially offset by a $23.3 million unfavorable impact from lower interest rates.

        Interest income on wholesale notes for the year ended December 31, 2013 was $63.8 million, representing an increase of $1.5 million from the year ended December 31, 2012. The increase was primarily due to a $5.3 million favorable impact from higher average earning assets, partially offset by a $3.8 million unfavorable impact from lower interest rates.

        Interest and other income from affiliates for the year ended December 31, 2013 was $415.0 million compared to $392.5 million for the year ended December 31, 2012. Compensation from CNH Industrial North America for retail low-rate financing programs and interest waiver programs offered to customers was $219.2 million and $210.0 million for the years ended December 31, 2013 and 2012, respectively, with the increase primarily due to higher volumes. Compensation from CNH Industrial North America for the difference between the market rental rates and the amounts paid by the customers of CNH Industrial North America for operating leases was $35.9 million and $30.4 million for the years ended December 31, 2013 and 2012, respectively, with the increase primarily due to higher originations of equipment on operating leases. For the year ended December 31, 2013, compensation from CNH Industrial North America for wholesale marketing programs was $158.3 million compared to $149.0 million for the prior year. The increase was primarily due to higher average earning wholesale assets.

        Rental income on operating leases for the year ended December 31, 2013 was $138.9 million, an increase of $5.1 million from the year ended December 31, 2012. The increase was primarily due to a $24.8 million favorable impact from higher average earning assets, partially offset by a $19.7 million unfavorable impact from lower rates on new and existing operating leases.

        Other income for the year ended December 31, 2013 was $59.1 million, a decrease of $8.0 million from the year ended December 31, 2012. The decrease was primarily due to the decrease in average earning assets on CRAs.

Expenses

        Expenses for the years ended December 31, 2013 and 2012 were as follows (dollars in thousands):

	2013	2012	$ Change	% Change
Total interest expense	$257,322	$254,073	$3,249	1.3%
Fees charged by affiliates	56,405	61,895	(5,490)	(8.9)
Provision (benefit) for credit losses, net	(5,904)	44,578	(50,482)	(113.2)
Depreciation of equipment on operating leases	114,053	107,836	6,217	5.8
Other expenses	35,083	35,929	(846)	(2.4)

Total expenses	$456,959	$504,311	$(47,352)	(9.4)%

        Interest expense totaled $257.3 million for the year ended December 31, 2013 compared to $254.1 million for the year ended December 31, 2012. The increase was primarily due to a $31.5 million unfavorable impact from higher average debt partially offset by a $28.3 million favorable impact from lower average interest rates. The average interest rate was 1.7% for the year ended December 31, 2013 compared to 1.8% for the year ended December 31, 2012.

        The benefit for credit losses for the year ended December 31, 2013 totaled $5.9 million compared to a provision of $44.6 million for the year ended December 31, 2012. The change was primarily due to the improved portfolio performance and collections from certain customers previously identified as impaired.

        The effective tax rate for the year ended December 31, 2013 was 33.6%, compared to 35.2% for the year ended December 31, 2012. The decrease in the effective tax rate was primarily due to the retroactive reinstatement of the exception to U.S. taxation of active financing income as a result of the

American Taxpayer Relief Act of 2012 and changes in the geographic mix of income earned within the U.S. and Canada. The lapse of the active financing income exception resulted in a tax detriment of $2.7 million in 2012 and a corresponding tax benefit of $2.7 million in 2013.

Receivables and Equipment on Operating Leases Originated and Held

        Receivables and equipment on operating lease originations for the years ended December 31, 2013 and 2012 were as follows (dollars in thousands):

	2013	2012	$ Change	% Change
Retail receivables	$4,939,764	$4,416,370	$523,394	11.9%
Wholesale receivables	14,742,250	14,259,198	483,052	3.4
Other receivables	946,424	963,659	(17,235)	(1.8)
Equipment on operating leases	620,561	459,477	161,084	35.1

Total originations	$21,248,999	$20,098,704	$1,150,295	5.7%

        Originations increased in 2013 compared to 2012, primarily due to increased unit sales of CNH Industrial North America equipment.

        Total receivables and equipment on operating leases held as of December 31, 2013 and 2012 were as follows (dollars in thousands):

	2013	2012	$ Change	% Change
Retail receivables	$8,480,893	$7,363,384	$1,117,509	15.2%
Wholesale receivables	3,573,524	3,265,173	308,351	9.4
Other receivables	230,817	226,039	4,778	2.1
Equipment on operating leases	974,307	754,371	219,936	29.2

Total receivables and equipment on operating leases	$13,259,541	$11,608,967	$1,650,574	14.2%

        The total retail receivables balance 30 days or more past due as a percentage of the retail receivables was 0.4% and 0.7% at December 31, 2013 and 2012, respectively. The total wholesale receivables balance 30 days or more past due as a percentage of the wholesale receivables was not significant at December 31, 2013 or 2012. Total retail receivables on nonaccrual status, which represent receivables for which we have ceased accruing finance income, were $30.2 million and $29.3 million at December 31, 2013 and 2012, respectively. Total wholesale receivables on nonaccrual status were $30.4 million and $61.2 million at December 31, 2013 and 2012, respectively.

        Total receivable write-off amounts and recoveries, by product, for the years ended December 31, 2013 and 2012 were as follows (dollars in thousands):

	2013	2012
Write-offs:
Retail	$14,321	$28,238
Wholesale	238	1,857
Other	5,780	7,906

Total write-offs	20,339	38,001

Recoveries:
Retail	(3,488)	(5,206)
Wholesale	(674)	(312)
Other	(3,066)	(3,276)

Total recoveries	(7,228)	(8,794)

Write-offs, net of recoveries:
Retail	10,833	23,032
Wholesale	(436)	1,545
Other	2,714	4,630

Total write-offs, net of recoveries	$13,111	$29,207

        The decrease in retail write-offs in 2013 was primarily due to the write-off on one retail customer ($13.8 million) in 2012 in a non-core business that we exited and for which a full reserve had been made.

        Our allowance for credit losses on all receivables financed totaled $102.0 million at December 31, 2013 and $122.3 million at December 31, 2012. The level of the allowance is based on quantitative and qualitative factors, including historical loss experience by product category, portfolio duration, delinquency trends, economic conditions, collateral value and credit quality. We believe our allowance is sufficient to provide for losses in our receivable portfolio as of December 31, 2013.

Liquidity and Capital Resources

        The following discussion of liquidity and capital resources principally focuses on our statements of cash flows, balance sheets and capitalization. CNH Industrial Capital's current funding strategy is to maintain sufficient liquidity and flexible access to a wide variety of financial instruments and funding options.

        In the past, securitization has been one of our most economical sources of funding and, therefore, the majority of our originated receivables are securitized with the cash generated from such receivables utilized to repay the related debt or, in the case of wholesale receivables, to purchase new receivables. We expect securitization to continue to represent a substantial portion of our capital structure.

        In addition, we have committed secured and unsecured facilities, unsecured bonds, affiliate borrowings and cash to fund our liquidity and capital needs.

        Since 2011, we have accessed the unsecured bond market in order to add more diversity to our funding sources. Our outstanding unsecured senior notes totaled $3.5 billion as of June 30, 2015. We expect continued changes to our funding profile, with less reliance on the securitization market, as costs and terms of accessing the unsecured bond market continue to improve.

Cash Flows

        For the six months ended June 30, 2015 and 2014 and the years ended December 31, 2014, 2013 and 2012, our cash flows were as follows (dollars in thousands):

	For the six months ended June 30,		For the years ended December 31,
	2015	2014	2014	2013	2012
Cash flows from (used in):
Operating activities	$364,930	$377,564	$542,016	$417,990	$526,581
Investing activities	245,277	(1,308,769)	(1,626,504)	(2,006,105)	(1,501,609)
Financing activities	(545,421)	392,290	734,867	1,499,810	1,166,848

Net cash increase (decrease)	$64,786	$(538,915)	$(349,621)	$(88,305)	$191,820

        Operating activities in the six months ended June 30, 2015 generated cash of $365 million, resulting primarily from net income of $112 million, adjusted by depreciation and amortization of $91 million, deferred income tax expense of $42 million and cash from changes in working capital of $108 million. The decrease in cash provided by operating activities for the six months ended June 30, 2015 compared to the same period in 2014 was primarily due to a $68 million decrease in working capital and a $24 million decrease in net income, partially offset by $27 million in higher depreciation expense and an increase in deferred income tax expense of $49 million.

        Investing activities in the six months ended June 30, 2015 generated cash of $245 million, resulting primarily from a net liquidation in receivables of $366 million, a decrease in restricted cash of $236 million and proceeds from the sale of equipment on operating leases of $142 million, partially offset by $499 million in expenditures for equipment on operating leases. The increase in cash provided by investing activities for the six months ended June 30, 2015 compared to the same period in 2014 was primarily due to a $1,600 million net decrease in receivables acquired.

        Financing activities in the six months ended June 30, 2015 used cash of $545 million, resulting primarily from net cash paid on affiliated debt of $862 million, $60 million redemption of preferred stock and a $15 million dividend paid to CNH Industrial America, partially offset by net proceeds received from long-term debt of $393 million. The increase in cash used in financing activities in the six months ended June 30, 2015 compared to the same period in 2014 was primarily due to a $1,045 million and a $262 million increase in net cash payment on affiliated debt and long-term debt, respectively, and the $60 million redemption of preferred stock of subsidiary, partially offset by a decrease in short-term borrowings of $356 million in 2014 and lower dividends of $75 million paid to CNH Industrial America.

        Operating activities in the year ended December 31, 2014 generated cash of $542 million, resulting primarily from net income of $259 million, adjusted by depreciation and amortization of $143 million and deferred income tax expense of $86 million, and cash from working capital of $39 million. The increase in cash provided by operating activities in 2014 compared to 2013 was primarily due to $28 million higher depreciation expense, $20 million higher provision for credit losses, an increase in deferred income tax expense of $51 million, and a $33 million increase in working capital. Operating activities in 2013 generated cash of $418 million, resulting primarily from net income of $266 million, adjusted by depreciation and amortization of $115 million and deferred income tax expense of $35 million. The decrease in cash provided by operating activities in 2013 compared to 2012 was primarily due to a $140 million decline in working capital. Operating activities in 2012 generated $527 million of cash, resulting primarily from net income of $214 million, adjusted by depreciation and amortization of $109 million, and cash from working capital of $142 million.

        Investing activities in the year ended December 31, 2014 used cash of $1,627 million, resulting primarily from a net growth in receivables of $810 million, $997 million in expenditures for equipment on operating leases, and an increase in restricted cash of $86 million, partially offset by proceeds from the sale of equipment on operating leases of $269 million. The decrease in cash used in investing activities in 2014 compared to 2013 was primarily due to a $778 million net decrease of receivables acquired, partially offset by a $378 million increase in net cash flows for equipment on operating lease. Investing activities in 2013 used cash of $2,006 million, resulting primarily from a net growth in receivables of $1,588 million, $621 million in expenditures for equipment on operating leases, and an increase in restricted cash of $66 million, partially offset by proceeds from the sale of equipment on operating leases of $272 million. The increase in cash used in investing activities in 2013 compared to 2012 was primarily due to the increase in receivables and operating leases acquired. Investing activities in 2012 used cash of $1,502 million, resulting primarily from a net growth in receivables of $1,333 million, and $460 million in expenditures for equipment on operating leases, partially offset by a decrease in restricted cash of $44 million and proceeds from the sale of equipment on operating leases of $250 million.

        Financing activities in the year ended December 31, 2014 generated cash of $735 million, resulting primarily from net proceeds from long-term debt and affiliated debt of $905 million and $525 million, respectively, partially offset by $556 million in net cash paid on short-term borrowings and $139 million dividends paid to CNH Industrial North America. The decrease in cash from financing activities in 2014 compared to 2013 was primarily due to a $1,460 million decrease in net cash received from long-term debt and a $399 million increase in net payments of short-term borrowings, partially offset by the increase of $1,033 million in net cash received from affiliated debt and lower dividends of $61 million paid to CNH Industrial North America. Financing activities in 2013 generated cash of $1,500 million, resulting primarily from net proceeds from long-term debt of $2,365 million, partially offset by net cash paid for affiliated debt and short-term borrowings of $508 million and $158 million, respectively, and a $200 million dividend paid to CNH Industrial America. The increase in cash from financing activities in 2013 compared to 2012 was primarily due to a higher increase in net cash received from long-term debt, partially offset by increased net payments of affiliated debt and short-term borrowings and the dividend paid to CNH Industrial America. Financing activities in 2012 generated cash of $1,167 million, resulting primarily from net proceeds from long-term debt, affiliated debt and short-term borrowings of $839 million, $43 million and $285 million, respectively.

Securitization

        CNH Industrial Capital and its predecessor entities have been securitizing receivables since 1992. Because this market generally remains a cost-effective financing source and allows access to a wide investor base, we expect to continue utilizing securitization as one of our core sources of funding in the near future. CNH Industrial Capital has completed public and private issuances of asset-backed securities in both the U.S. and Canada and, as of June 30, 2015, the amounts outstanding were approximately $7.2 billion.

Committed Asset-Backed Facilities

        CNH Industrial Capital has committed asset-backed facilities with several banks, primarily through their commercial paper conduit programs. Committed asset-backed facilities for the U.S. and Canada totaled $2.9 billion at June 30, 2015, with original borrowing maturities of up to two years. The unused availability under the facilities varies during the year, depending on origination volume and the refinancing of receivables with term securitization transactions and/or other financing. At June 30, 2015, approximately $0.8 billion of funding was available for use under these facilities.

Unsecured Funding

        As of June 30, 2015, we had outstanding unsecured senior notes of $750 million at an annual fixed rate of 3.875% due 2015, $500 million at an annual fixed rate of 6.250% due 2016, $500 million at an annual fixed rate of 3.250% due 2017, $600 million at an annual fixed rate of 3.625% due 2018, $600 million at an annual fixed rate of 3.875% due 2018, and $500 million at an annual fixed rate of 3.375% due 2019.

        As of June 30, 2015, we had a $250 million, unsecured facility with a final maturity in July 2016, consisting of a $150 million term loan and a $100 million revolving credit facility, which was fully drawn. On July 6, 2015, we repaid the $100 million revolving credit facility. On July 8, 2015, we terminated the revolving commitment and repaid the $150 million term loan. As of June 30, 2015, we had available a $250 million, unsecured credit facility with a consortium of banks, with a final maturity in June 2017.

        As of June 30, 2015, we had a $100 million unsecured term loan with a final maturity date in March 2018.

Affiliate Sources

        CNH Industrial Capital borrows, as needed, from CNH Industrial. This source of funding is primarily used to finance various on-book assets and provides additional flexibility when evaluating market conditions and potential third-party financing options. We have obtained financing from CNHI treasury subsidiaries and, from time to time, have entered into term loan agreements. At June 30, 2015, we had no affiliated debt compared to affiliated debt of $862 million at December 31, 2014.

Equity Position

        Our equity position also supports our capabilities to access various funding sources. Our stockholder's equity at June 30, 2015 and December 31, 2014 was $1.6 billion.

        During the first quarter of 2015, CNH Industrial Capital LLC paid a cash dividend of $15 million to CNH Industrial America and CNH Industrial Capital Canada paid a cash dividend on preferred stock of C$0.7 million ($0.6 million) to CNH Industrial Canada Ltd. In addition, CNH Industrial Capital Canada redeemed all of its outstanding preferred stock for C$77 million ($60 million).

Liquidity

        The majority of CNH Industrial Capital's debt is self-liquidating from the cash generated by the underlying amortizing receivables. Normally, additional liquidity should not be necessary for the repayment of such debt. New originations of retail receivables are usually warehoused in committed asset-backed facilities until being refinanced in the term ABS market or with other third-party debt. New wholesale receivables are typically financed through a master trust and funded by variable funding notes or on a term basis. Our liquidity available for use as of June 30, 2015 is as follows (dollars in thousands):

June 30, 2015
Cash, cash equivalents and restricted cash	$1,027,709
Committed asset-backed facilities	2,877,842
Committed unsecured facilities	350,000

Total cash and facilities	4,255,551
Less: restricted cash	(614,936)
Less: facilities utilization	(2,198,718)

Total available for use	$1,441,897

        The liquidity available for use varies due to changes in origination volumes, reflecting the financing needs of our customers, and is influenced by the timing of any refinancing of underlying receivables.

        In connection with a limited number of funding transactions, we provide financial guarantees to various parties on behalf of certain foreign financial services subsidiaries of CNHI for approximately $261.1 million as of June 30, 2015. The guarantees are in effect for the term of the underlying funding facilities plus 365 days. The underlying facilities are renewable annually.

Debt

        Our consolidated debt as of June 30, 2015 and December 31, 2014 is set forth in the table below (dollars in thousands):

	June 30, 2015	December 31, 2014
Short-term debt (including current maturities of long-term debt)	$4,579,772	$4,632,208
Long-term debt	8,525,750	8,193,039

Total third-party debt	13,105,522	12,825,247
Affiliated debt	—	862,445

Total debt	$13,105,522	$13,687,692

        The majority of our debt is secured third-party financing, including borrowings under committed asset-backed facilities and issuance of term securitization transactions.

Cash, Cash Equivalents and Restricted Cash

        The following table shows cash and cash equivalents and restricted cash as of June 30, 2015 and December 31, 2014 (dollars in thousands):

	June 30, 2015	December 31, 2014
Cash and cash equivalents	$412,773	$347,987
Restricted cash	614,936	858,825

Total cash	$1,027,709	$1,206,812

        Cash and cash equivalents and restricted cash are comprised of highly liquid investments with short-term original maturities. See "Liquidity and Capital Resources—Cash Flows" for a further discussion of the change in our cash position.

        Restricted cash is principally held by depository banks in order to comply with securitization contractual agreements, such as providing cash reserve accounts for the benefit of securitization investors.

Off-Balance Sheet Arrangements

        We disclose our off-balance sheet arrangements in the notes to our consolidated financial statements. For more information, please see "Note 4: Receivables" to our consolidated financial statements for the year ended December 31, 2014 and "Note 4: Receivables" to our consolidated financial statements for the three and six months ended June 30, 2015.

Recent Developments

        On August 19, 2015, we, through a bankruptcy-remote trust, issued $750 million of amortizing asset-backed notes secured by U.S. retail loan contracts.

        On September 10, 2015, we, through a bankruptcy-remote trust, issued C$500 million ($373 million) of amortizing asset-backed notes secured by Canadian retail loan contracts.

        On September 28, 2015, we increased our U.S. wholesale variable funding notes by $250 million. This increase matures on March 15, 2016.

        On September 30, 2015, we extended the maturity of our $1.2 billion U.S. retail committed asset-backed facility to September 29, 2017.

        On September 30, 2015, we paid a cash dividend of $100 million to CNH Industrial America.

Contractual Obligations

        The following table sets forth the aggregate amounts of our contractual obligations and commitments as of December 31, 2014 with definitive payment terms that will require significant cash outlays in the future (dollars in thousands).

	Payments Due by Period
	Total	Less than 1 year	1 - 3 years	4 - 5 years	After 5 years
Short-term and long-term debt(1)	$12,825,247	$4,632,208	$5,240,559	$2,888,130	$64,350
Affiliated debt	862,445	862,445	—	—	—
Interest on fixed rate debt	691,625	187,735	325,052	178,838	—
Interest on floating rate debt(2)	354,959	82,151	148,821	122,758	1,229
Operating leases(3)	11,000	2,200	6,600	2,200	—

Total contractual obligations	$14,745,276	$5,766,739	$5,721,032	$3,191,926	$65,579

(1)
Short-term debt shown as less than one year includes current maturities of long-term debt of $2,131,521.

(2)
The interest funding requirements are based on the year-end 2012 interest rates.

(3)
Minimum rental commitments.

        See "Liquidity and Capital Resources—Debt" for information relating to our consolidated debt as of June 30, 2015.

Critical Accounting Policies and Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses during the reported periods. Actual results may differ from these estimates under different assumptions and conditions. Our critical accounting policies and estimates, which require management assumptions and complex judgments, are summarized below.

Allowance for Credit Losses

        The allowance for credit losses is our estimate of probable losses for receivables owned by us and consists of two components, depending on whether the receivable has been individually identified as being impaired. The first component of the allowance for credit losses covers the receivables specifically reviewed by management for which we have determined it is probable that we will not collect all of the contractual principal and interest. Receivables are individually reviewed for impairment based on, among other items, amounts outstanding, days past due and prior collection history. These receivables are subject to impairment measurement at the loan level based either on the present value of expected future cash flows discounted at the receivables' effective interest rate or the fair value of the collateral for collateral-dependent receivables.

        The second component of the allowance for credit losses covers all receivables that have not been individually reviewed for impairment. The allowance for these receivables is based on aggregated portfolio evaluations, generally by financial product. The allowance for retail credit losses is based on loss forecast models that consider a variety of factors that include, but are not limited to, historical loss experience, collateral value, portfolio balance and delinquency. The allowance for wholesale credit losses is based on loss forecast models that consider the same factors as the retail models plus dealer risk ratings. The loss forecast models are updated on a quarterly basis. In addition, qualitative factors that are not fully captured in the loss forecast models, including industry trends, and macroeconomic factors are considered in the evaluation of the adequacy of the allowance for credit losses. These qualitative factors are subjective and require a degree of management judgment.

        The total allowance for credit losses at June 30, 2015 and December 31, 2014 and 2013 was $97 million, $95.5 million and $102.0 million, respectively. Management's ongoing evaluation of the adequacy of the allowance for credit losses takes into consideration historical loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of underlying collateral and current economic conditions.

        While management believes it has exercised prudent judgment and applied reasonable assumptions, there can be no assurance that, in the future, changes in economic conditions or other factors will not cause changes in the financial condition of our customers. If the financial condition of some of our customers deteriorates, the timing and level of payments received could be impacted and, therefore, could result in an increase in losses on the current portfolio.

Equipment on Operating Lease Residual Values

        We purchase equipment from our dealers and other independent third parties and lease such equipment to retail customers under operating leases. Income from these operating leases is recognized over the term of the lease. Our decision on whether or not to offer lease financing to customers is based, in part, upon estimated residual values of the leased equipment, which are estimated at the lease inception date and periodically updated. Realization of the residual values, a component in the profitability of a lease transaction, is dependent on our ability to market the equipment at lease termination under the then prevailing market conditions. Model changes and updates, as well as market strength and product acceptance, are monitored and adjustments are made to residual values in accordance with the significance of any such changes. Although realization is not assured, management believes that the estimated residual values are realizable.

        Total operating lease residual values at June 30, 2015 and December 31, 2014 and 2013 were $1,313.2 million, $1,163.5 million and $794.0 million, respectively.

        Estimates used in determining end-of-lease market values for equipment on operating leases significantly impact the amount and timing of depreciation expense. If future values for this equipment were to decrease 10% from our present estimates, the total impact would be to increase our depreciation expense on equipment on operating leases by approximately $131.3 million. This amount would be charged to depreciation expense during the remaining lease terms such that the net amount of equipment on operating leases at the end of the lease terms would be equal to the revised residual values. Initial lease terms generally range from one to four years.

New Accounting Pronouncements Adopted in Prior Years

        In February 2013, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income ("ASU 2013-02"). Some of the key amendments require us to present, either on the face of the statement of operations or in the notes, the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income, but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For amounts that are not required to be reclassified in their entirety to net income, we are required to cross-reference other disclosures that provide additional detail about those amounts. ASU 2013-02 became effective for our annual and interim periods beginning January 1, 2013.

New Accounting Pronouncements Not Yet Adopted

        In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers ("ASU 2014-09"). ASU 2014-09 supersedes the revenue recognition requirements in Accounting Standards Codification 605—Revenue Recognition and most industry-specific guidance throughout the Codification. The standard requires that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective for fiscal years beginning after December 15, 2016, and for interim periods within those fiscal years. The guidance can be applied retrospectively to each prior reporting period present (full retrospective method) or retrospectively with a cumulative effect adjustment to retained earnings for initial application of the guidance at the date of initial adoption (modified retrospective method). We are in the process of assessing the method of adoption we will elect and the impact of the adoption of ASU 2014-09 on our financial position, results of operations and cash flows.

        In August 2014, the FASB issued ASU No. 2014-15, Uncertainties About an Entity's Ability to Continue as a Going Concern ("ASU 2014-15"). ASU 2014-15 provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform interim and annual assessments of an entity's ability to continue as a going concern within one year of the date of issuance of the entity's financial statements. An entity must also provide certain disclosures if there is "substantial doubt" about the entity's ability to continue as a going concern. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods thereafter. Early adoption is permitted. We do not believe the adoption of this standard will have a material impact on our financial position or results of operations.

        In February 2015, the FASB issued ASU No. 2015-02, Consolidation ("ASU 2015-02"). ASU 2015-02 is intended to improve targeted areas of consolidation guidance for legal entities such as limited partnerships, limited liability companies and securitized structures. The new standard eliminates the previous deferral in Accounting Standards Codification 810, which allowed reporting entities with interests in certain investment funds to follow previously issued consolidations guidance, and makes changes to both the variable interest model and the voting model. ASU 2015-02 is effective for annual periods ending after December 15, 2015. We are currently assessing the impact of the adoption of ASU 2015-02 on our financial position, results of operations and cash flows.

        In April 2015, the FASB issued ASU No. 2015-03, Interest—Imputation of Interest ("ASU 2015-03"). ASU 2015-03 is intended to simplify the presentation of debt issuance costs. The new standard requires the debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying value of that debt liability, consistent with debt discounts. ASU 2015-03 is effective for annual and interim periods beginning after December 15, 2015. We do not believe the adoption of this standard will have a material impact on our financial position or results of operations.

 QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We are exposed to a variety of market risks, primarily changes in interest rates. We monitor our exposure to these risks, and manage the underlying economic exposures on transactions using financial instruments such as forward contracts, interest rate swaps, interest rate caps and forward starting swaps. We do not hold or issue derivatives or other financial instruments for speculative purposes or to hedge translation risks. See "Note 10: Financial Instruments" in the notes to our consolidated financial statements for the year ended December 31, 2014 for a description of our risk management strategy and the methods and assumptions used to determine the fair values of financial instruments.

Interest Rate Risk

        We are exposed to market risk from changes in interest rates. We monitor our exposure to this risk and manage the underlying exposure both through the matching of financial assets and liabilities and through the use of financial instruments, including swaps, caps, and forward starting swaps for the net exposure. The instruments aim to stabilize funding costs by managing the exposure created by the differing maturities and interest rate structures of our financial assets and liabilities. We do not hold or issue derivative or other financial instruments for speculative purposes.

        We monitor interest rate risk to achieve a predetermined level of matching between the interest rate structure of our financial assets and liabilities. Fixed-rate financial instruments, including receivables, debt, ABS securities and other investments, are segregated from floating-rate instruments in evaluating the potential impact of changes in applicable interest rates. A sensitivity analysis was performed to compute the impact on fair value which would be caused by a hypothetical 10% change in the interest rates used to discount each category of financial assets and liabilities. The net impact on the fair value of the financial instruments and derivative instruments held as of June 30, 2015 and December 31, 2014 and 2013, resulting from a hypothetical 10% change in interest rates, would be approximately $8.6 million, $8.8 million and $8.6 million, respectively. For the sensitivity analysis the financial instruments are grouped according to the currency in which financial assets and liabilities are denominated and the applicable interest rate index. As a result, our interest rate risk sensitivity model may overstate the impact of interest rate fluctuations for such financial instruments, as consistently unfavorable movements of all interest rates are unlikely.

BUSINESS

Overview

        CNH Industrial Capital LLC and its primary operating subsidiaries, including CNH Industrial Capital America, New Holland Credit and CNH Industrial Capital Canada, are each a wholly-owned subsidiary of CNH Industrial America, which is an indirect wholly-owned subsidiary of CNHI. CNH Industrial America and CNH Industrial Canada Ltd. (collectively, "CNH Industrial North America") design, manufacture and sell agricultural and construction equipment. CNH Industrial Capital provides financial services for CNH Industrial North America dealers and end-use customers primarily located in the United States and Canada.

        CNH Industrial is the company formed by the merger, completed September 29, 2013, between Fiat Industrial and CNH Global, the former indirect parents of CNH Industrial Capital. As a result of the merger, CNH Industrial Capital LLC and its primary operating subsidiaries, including CNH Industrial Capital America, New Holland Credit and CNH Industrial Capital Canada, have become indirect wholly-owned subsidiaries of CNHI (with all of the equity interests in CNH Industrial Capital LLC owned by CNHI through intermediate companies, through which CNHI exercises indirect control over CNH Industrial Capital LLC). CNHI is incorporated in and under the laws of The Netherlands, with its principal office at 25 St. James's Street, London, SW1A 1HA, United Kingdom. The common shares of CNHI are listed on the New York Stock Exchange under the symbol "CNHI," as well as on the Mercato Telematico Azionario managed by Borsa Italiana.

        CNH Industrial Capital offers retail and lease financing to end-use customers and wholesale financing to CNH Industrial North America equipment dealers. CNH Industrial Capital provides and administers retail financing, primarily retail installment sales contracts and finance leases and operating leases, to end-use customers for the purchase or lease of new and used CNH Industrial North America equipment and other agricultural and construction equipment sold through CNH Industrial North America dealers and distributors. Wholesale financing consists primarily of dealer floorplan financing and allows dealers the ability to maintain a representative inventory of products. In addition, CNH Industrial Capital provides financing to dealers for equipment used in dealer-owned rental yards, parts inventory, working capital and other financing needs. CNH Industrial Capital also finances a variety of insurance and equipment protection products, including physical damage insurance, extended service coverage, and credit life insurance, for end users and dealers in conjunction with the purchase of new and used equipment that are underwritten through a third party insurer. As a captive finance company, CNH Industrial Capital is reliant on the operations of CNH Industrial North America, its dealers and its end-use customers.

        As a holding company, CNH Industrial Capital LLC generally does not conduct operations of its own but relies on its subsidiaries for the generation and distribution of profits. The primary operating subsidiaries of CNH Industrial Capital LLC include CNH Industrial Capital America, New Holland Credit and CNH Industrial Capital Canada. CNH Industrial Capital America is the primary financing and business entity of CNH Industrial Capital for the United States that enters into retail and wholesale financing arrangements with end-use customers and equipment dealers, and CNH Industrial Capital Canada performs the same functions in Canada, while New Holland Credit acts as the servicer for retail and wholesale receivables originated by CNH Industrial Capital America. As of December 31, 2014, CNH Industrial Capital America and New Holland Credit had total assets of $7.2 billion and $0.2 billion, respectively.

        CNH Industrial Capital's revenue is primarily generated through the income of its portfolio and the income generated through marketing programs with CNH Industrial North America. The size of the portfolio is in part related to the level of equipment sales by CNH Industrial North America. The portfolio profitability is linked to the credit quality of the borrowers, the value of collateral and the difference between lending and borrowing rates. For the year ended December 31, 2014 and the six months ended June 30, 2015, the percentage of revenue derived by us from CNH Industrial North America and other CNH Industrial subsidiaries was 47% and 45%, respectively.

CNH Industrial's Agricultural Equipment and Construction Equipment Segments

        CNH Industrial is a leading global capital goods company that, through its various businesses, designs, produces, markets, sells and finances agricultural and construction equipment, trucks, commercial vehicles, buses and specialty vehicles, in addition to a broad portfolio of powertrain applications. CNH Industrial organizes its operations into five operating segments: Agricultural Equipment, Construction Equipment, Commercial Vehicles, Powertrain and Financial Services. CNH Industrial has industrial and financial service companies located in 45 countries and a commercial presence in approximately 190 countries around the world. CNH Industrial North America manufactures agricultural and construction equipment.

        CNH Industrial's Agricultural Equipment segment designs, manufactures and distributes a full line of farm machinery and implements, including two-wheel and four-wheel drive tractors, crawler tractors (Quadtrac®), combines, cotton pickers, grape and sugar cane harvesters, hay and forage equipment, planting and seeding equipment, soil preparation and cultivation implements and material handling equipment. Agricultural equipment is sold in North America under the New Holland Agriculture and Case IH Agriculture brands.

        CNH Industrial's Construction Equipment segment designs, manufactures and distributes a full line of construction equipment including excavators, crawler dozers, graders, wheel loaders, backhoe loaders, skid steer loaders, telehandlers and trenchers. Construction equipment is sold in North America under the New Holland Construction and Case Construction brands.

        For the year ended December 31, 2014 and the six months ended June 30, 2015, 45% and 41% of CNH Industrial's net sales of agricultural equipment were generated in NAFTA (United States, Canada and Mexico); 31% and 36% in EMEA (member countries of the European Union, member countries of the European Free Trade Association, Ukraine, Balkans, African continent and the Middle East (excluding Turkey)); 13% and 11% in LATAM (Central and South America and the Caribbean Islands); and 11% and 12% in APAC (Continental Asia (including Turkey and Russia), Oceania and the member countries of the Commonwealth of Independent States (excluding Ukraine)), respectively. For the same periods, 44% and 56% of CNH Industrial's net sales of construction equipment were generated in NAFTA; 20% and 20% in EMEA; 27% and 14% in LATAM; and 9% and 10% in APAC, respectively.

        As of June 30, 2015, CNH Industrial had total assets of $48.9 billion and total equity of $4.8 billion.

        For the six months ended June 30, 2015, CNH Industrial had total revenues of $12.9 billion and net income attributable to CNH Industrial N.V. of $146 million.

Business Strategy and Relationship with CNH Industrial North America

        CNH Industrial Capital's business strategy, as a captive finance company, is to remain a growing, financially secure entity in order to support the sales of CNH Industrial North America's equipment by providing dealers and end users with a variety of financial products and maintaining strong relationships with those dealers and end users.

        CNH Industrial Capital is a key financing source for CNH Industrial North America end-use customers and dealers. As a captive finance business, we provide critical financing support for Agricultural Equipment and Construction Equipment sales in North America. CNH Industrial North America offers subsidized financing programs such as low-rate, interest-free or interest-only periods and other sales incentive programs. We participate in and receive reimbursement for these programs, which allow us to offer financing to customers at advantageous interest rates.

        Although our primary focus is to finance CNH Industrial North America manufactured equipment, we also provide retail and wholesale financing related to new and used agricultural and construction equipment manufactured by entities other than CNH Industrial North America. We are dependent on CNH Industrial North America for substantially all of our business, with revenues related to financing provided to CNH Industrial North America dealers and retail customers purchasing and/or leasing from CNH Industrial North America and its dealers accounting for over 90% of our total revenues for the year ended December 31, 2014, and with loan portfolios attributable to such financing accounting for over 90% of our total managed receivables as of December 31, 2014.

        Because the use of equipment is typically a key component in producing the end users' source of income, these end users rely heavily on the CNH Industrial North America dealer network for replacement equipment purchases, as well as parts and service for existing equipment. CNH Industrial Capital supports the relationship between the end users and dealers by providing various financial products and assistance to CNH Industrial North America dealers.

        CNH Industrial Capital's revenue is generated primarily through the profitability of its lending portfolio and the income generated through marketing programs with CNH Industrial North America. The size of the lending portfolio is related in part to the level of equipment sales by CNH Industrial North America, which is driven in part by the strength of the agricultural and construction markets. The portfolio profitability also is linked to the credit quality of the borrowers, the value of collateral, and the interest rate environment.

        The credit quality of the lending portfolio reflects the underwriting standards of CNH Industrial Capital, which are developed internally and independent of the sales volume goals of CNH Industrial North America. Retail borrowers are generally commercial enterprises and, in many cases, have had a previous borrowing relationship with CNH Industrial Capital. Retail receivables are secured by the purchased equipment, which generally has a longer useful life than the term of the receivable. Wholesale financings are likewise secured by the equipment purchased by the dealer.

        Maintaining access to various funding sources at competitive rates is a key component of CNH Industrial Capital's business strategy.

        CNH Industrial Capital funds its operations and lending activity through a combination of term receivables securitizations, committed secured and unsecured facilities, unsecured bonds, affiliate financing and retained earnings. CNH Industrial Capital's current funding strategy is to maintain sufficient liquidity and flexible access to a wide variety of financial instruments and funding options.

        In addition to portfolio quality and funding costs, CNH Industrial Capital's long-term profitability is also dependent on service levels and operational effectiveness. CNH Industrial Capital performs billing and collection services, customer support, repossession and remarketing functions, reporting and data management operations and marketing activities.

        As of June 30, 2015, CNH Industrial Capital managed a portfolio of approximately $14.1 billion, which was part of the approximately $22.7 billion portfolio managed globally by CNH Industrial's financial services entities.

        For additional information on the products and services offered by CNH Industrial Capital, see "—Products and Operations" below.

        Effective as of September 29, 2013, in connection with the merger of CNH Global with and into CNHI, CNHI assumed all of CNH Global's obligations under a support agreement, pursuant to which CNHI has agreed to, among other things, (a) make cash capital contributions to us, to the extent necessary to cause our ratio of net earnings available for fixed charges to fixed charges to be not less than 1.05 for each fiscal quarter (with such ratio determined, on a consolidated basis and in accordance with U.S. GAAP, for such fiscal quarter and the immediately preceding three fiscal quarters taken as a whole), (b) generally maintain an ownership of at least 51% of the voting equity interests in us and (c) cause us to have, as of the end of any fiscal quarter, a consolidated tangible net worth of at least $50 million. The support agreement is not intended to be and is not a guarantee by CNHI of our indebtedness or other obligations. The obligations of CNHI to us pursuant to this support agreement are to us only and do not run to, and are not enforceable directly by, any creditor of ours, including holders of the notes or the trustee under the indenture governing the notes. The support agreement may be modified, amended or terminated, at CNHI's election, upon thirty days' prior written notice to us and the rating agencies, if (a) the modification, amendment or termination would not result in a downgrade of our rated indebtedness; (b) the modification, amendment or notice of termination provides that the support agreement will continue in effect with respect to our rated indebtedness then outstanding; or (c) we have no long-term rated indebtedness outstanding.

Products and Operations

        CNH Industrial Capital's financing products are categorized into two main sectors: Retail and Wholesale.

  Retail Products and Operations

        Retail financing products primarily include installment sales contracts, finance leases and operating leases to end-use customers. CNH Industrial Capital also provides servicing and collection operations for these products.

        CNH Industrial Capital finances, or may in the future finance, the following categories of equipment:

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  Agricultural equipment:  tractors, combines, cotton pickers, soil management equipment, planting, seeding and harvesting equipment, hay and forage equipment, crop care equipment (such as sprayers and irrigation equipment), small telescopic handlers and other related equipment or attachments

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  Construction equipment:  excavators, backhoes, wheel loaders, skid steer loaders, tractor loaders, trenchers, horizontal directional drilling equipment, telescopic handlers, forklifts, compaction equipment, crawlers (e.g., bulldozers), cranes and other related equipment or attachments

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  Other equipment:  mowing equipment and related equipment or attachments, trailers and all-terrain vehicles

  Retail Installment Sales Contracts and Finance Leases

        CNH Industrial Capital provides and administers retail financing, primarily retail installment sales contracts and finance leases, to end-use customers for the purchase or lease of new and used CNH Industrial North America equipment or other agricultural and construction equipment sold through CNH Industrial North America dealers and distributors. In addition, CNH Industrial Capital leases equipment to retail customers under operating lease agreements. The terms of these receivables generally range from two to six years, and interest rates on the receivables vary depending on prevailing market interest rates and certain incentive programs offered by CNH Industrial North America.

        As part of the credit review process, CNH Industrial Capital analyzes data regarding the applicant using a credit scoring model that was internally developed by CNH Industrial Capital. The model is based on CNH Industrial Capital's experience using variables that historically have been predictive of future receivable performance. CNH Industrial Capital uses the same credit criteria regardless of the type of receivable or whether the related receivable will be purchased by CNH Industrial Capital from a dealer, take the form of a direct receivable payable to CNH Industrial Capital from an equipment purchaser, ultimately be sold to a third party, or be held on the books of CNH Industrial Capital.

        CNH Industrial Capital requires each prospective customer to complete a credit application that lists the applicant's credit sources and personal information, and when appropriate the applicant's income, expenses and net worth. In most cases, CNH Industrial Capital obtains a credit bureau report on the applicant, or its principals, from an independent credit bureau or checks credit references, which are typically banks, finance companies or suppliers that have furnished credit to the applicant.

        The current guidelines that determine the amount that CNH Industrial Capital will finance vary based on the applicant's credit history, the type of equipment financed, whether the equipment is new or used, the payment schedule and the payment period. The amount financed may also include the cost of insurance and equipment protection products underwritten through a third-party insurer, which contribute to maintaining the value of the equipment, as well as taxes and administrative and filing fees. CNH Industrial Capital does not finance an amount in excess of the total purchase price of the equipment, including actual taxes incurred and the cost of insurance and equipment protection products and administrative and filing fees.

        Payment terms are generally structured to take into account the timing of the customer's typical cash inflows, and may include annual, semi-annual, quarterly, or monthly payment schedules. CNH Industrial Capital monitors the credit performance of the various payment schedule options and has found that, historically, loans with annual payment schedules are the strongest credit performers.

  Retail Servicing and Collections

        Retail servicing and collection activities for CNH Industrial Capital LLC are generally performed through its subsidiary, New Holland Credit.

        When receivables become delinquent, CNH Industrial Capital follows a multi-stage collection process. Receivables are considered delinquent as soon as any payment is one day past due. Past due accounts are assigned to collection queues and normal collection procedures are followed. Collectors are generally assigned to specific geographic areas and work closely with local dealers to gather insight into any known regional or borrower difficulties. CNH Industrial Capital may consider a change in the payment schedule for a receivable when the delinquency results from a temporary interruption in the customer's cash flow, such as a delay in harvesting due to weather conditions. Given the importance of the equipment to the customer, and based on studies of historical performance data, CNH Industrial Capital has determined that providing for limited payment schedule changes ultimately results in a lower loss rate.

        If a delinquency cannot be resolved, further actions will be taken, including using outside cash collection agencies, repossessing and selling the equipment, and pursuing customer deficiencies. Sale of repossessed equipment is performed through our equipment remarketing operations, as described below.

  Wholesale Products and Operations

        CNH Industrial Capital extends credit to CNH Industrial North America dealers based upon established credit limits. As of June 30, 2015, credit was extended to approximately 1,100 CNH Industrial North America dealers with approximately 1,900 locations in North America.

        Dealers may establish lines of credit to finance purchases of new and used agricultural and construction equipment and new parts. These agreements provide CNH Industrial Capital with a first priority security interest in the equipment and parts and possibly other collateral. A majority of dealers also provide a personal or corporate guaranty (from an affiliate of the dealer). The amount of the credit lines offered to an existing dealer or a prospective dealer is based upon, among other things, such dealer's expected annual sales, effective net worth, utilization of existing credit lines and inventory turnover. The amount of credit available to a dealer is reviewed on a regular basis, which is usually annually, and such amount is adjusted when appropriate by CNH Industrial Capital.

        Under the standard terms of CNH Industrial Capital's wholesale finance agreements, receivables typically have interest-free periods of up to twelve months and stated original maturities of up to twenty-four months, with repayment accelerated upon the sale of the underlying equipment by the dealer to the end user. The length of these interest-free periods is determined based on the type of equipment sold and the time of year of the sale. During the interest-free period, the Company is compensated by CNH Industrial North America for the difference between market interest rates and the amount paid by the dealer. After the interest-free period, CNH Industrial Capital begins to assess the dealer interest and will require the dealer to make certain principal curtailment payments.

        CNH Industrial Capital evaluates and assesses dealers on an ongoing basis as to their credit worthiness, and conducts audits of dealer equipment inventories on a regular basis. The timing of each audit visit is varied and no advance notice is given. Under some circumstances, such as delinquent payments or a deterioration of the dealer's financial condition, CNH Industrial Capital may classify a dealer as under credit watch or problem status, upon which CNH Industrial Capital will approve any additional extensions of credit on a case-by-case basis and may assume control of equipment or parts releases to such dealer. If a dealer receives payment for selling a piece of equipment, but does not repay the amounts owed on the equipment as required, then the dealer is considered to have sold the equipment out of trust. Selling equipment out of trust is a breach of the wholesale financing agreement between the dealer and CNH Industrial Capital. In the event of a dealer default or dealer contract termination, CNH Industrial North America may be obligated to repurchase all new equipment. There were no material losses in 2012, 2013 or 2014 relating to the termination of dealer contracts.

  Other Products

        CNH Industrial Capital also offers other financial products and services, including insurance and equipment protection products underwritten through a third-party issuer.

        Effective July 1, 2012, CNH Industrial Capital LLC sold its equity interests in CNH Capital Insurance Agency, Inc. and CNH Capital Canada Insurance Agency Ltd. and entered into a five-year master services agreement allowing the buyer to use the "CNH Industrial Capital" name during that period. CNH Industrial Capital LLC received approximately $35 million in connection with the transaction, primarily representing a prepayment on the master services agreement.

        On October 24, 2014 CNH Industrial Capital closed on a series of agreements with Citi, pursuant to which Citi acquired CNH Industrial Capital's portfolio of CRA receivables. Pursuant to these agreements, Citi offers a private-label CRA product through CNH Industrial dealers in North America.

  Equipment Remarketing Operations

        CNH Industrial Capital disposes of repossessed equipment, equipment returned at the end of a lease and certain other equipment through its internal remarketing operations. CNH Industrial Capital owns and operates a website that lists and sells equipment globally to registered dealers and wholesalers. Generally, the net return realized on equipment sold via the website is higher than it would be if sold via a public auction. Nearly all of the remarketed equipment is sold through the Company's internal remarketing channels.

Industry Risks

        The borrowers of our financial products represent a significant concentration of credit risk in the agricultural and, to a lesser extent, the construction business sectors. On a geographic basis, CNH

Industrial Capital does not, however, have a disproportionate concentration of credit risk in any area of the United States or Canada.

        The fundamentals of the agricultural sector have remained strong throughout the recent financial crisis, with global demand for agricultural products growing faster than supply. Farm households in the United States and Canada on average have higher levels of income and net worth, and lower leverage ratios than the average household. The construction industry is dependent on major shifts in the housing market, infrastructure spending, and general economic conditions. The volume of new business for CNH Industrial Capital and the resale values of the financed equipment are also influenced by many of these same factors.

Securitization

        CNH Industrial Capital has significant securitization experience and has securitized multiple asset classes, including agricultural, construction and other equipment receivables (retail installment sale contracts, loans and leases) and dealer floorplan receivables. CNH Industrial Capital sponsors approximately two to five securitizations of retail receivables each calendar year in registered U.S. and Canadian transactions. CNH Industrial Capital has also been active in the private market in the United States and Canada. CNH Industrial Capital and predecessor entities have been securitizing retail installment sale contracts and loans secured by agricultural, construction and other equipment since 1992.

        CNH Industrial Capital's continuing involvement with the securitization trusts includes servicing the receivables and maintaining a cash reserve account, which provides security to investors in the event that cash collections from the receivables are not sufficient to permit principal and interest payments to the holders of the securities. The investors and the securitization trust have no recourse, beyond the cash reserve account, for failure of debtors to pay when due.

Competition and Competitive Strengths

        CNH Industrial Capital's financing products and services are intended to be competitive with those available from third parties. We participate in certain marketing programs sponsored by CNH Industrial North America that allow us to offer financing to customers at advantageous interest rates or other terms (such as longer contract terms, longer warranty terms or reward cards redeemable for parts or services). Under these programs, including our low-rate financing programs or interest waiver programs, we are compensated by CNH Industrial North America for some or all of the difference between market interest rates and the interest rates offered by us to a customer and for some of the cost of such other advantageous terms. These programs may take various forms, such as a fixed, below-market interest rate over the life of a financing contract, a below-market interest rate for an initial term of a financing contract followed by a market rate, or an interest-free period followed by an interest-bearing period at a market or below-market interest rate. Over 2012, 2013 and 2014, an average of approximately 80% of retail financing contracts originated by us benefited from support provided by CNH Industrial North America, under which we offered lower interest rates, longer contract terms or longer warranty terms to retail customers than we would otherwise, and we were compensated by CNH Industrial North America for the difference in interest rates and/or terms. All CNH Industrial North America dealers that obtain wholesale financing from us benefit from an initial interest-free period, with the length of such period determined based on the type of equipment sold and the time of year of the sale, and we are compensated by CNH Industrial North America for waived interest during the interest-free period.

        This support from CNH Industrial North America provides a material competitive advantage in offering financing to customers of CNH Industrial North America's products. For the year ended December 31, 2014 and the six months ended June 30, 2015, the revenues recognized by us from our

CNH Industrial North America affiliates for marketing programs were $437.4 million and $205.6 million, respectively, representing 47% and 45% of our total revenues, respectively.

        We compete primarily with banks, finance companies, and other financial institutions. Typically, this competition is based upon financial products and services offered, customer service, financial terms and interest rates charged. In addition, some of our competitors may be eligible to participate in government programs providing access to capital at more favorable rates, which may create a competitive disadvantage for CNH Industrial Capital. CNH Industrial Capital believes that its strong, long-term relationship with the dealers and end-use customers and the ease-of-use of our products provides a competitive edge over other third-party financing options. In addition, the marketing programs offered by CNH Industrial North America have a positive influence on the proportion of CNH Industrial North America's equipment sales that are financed by CNH Industrial Capital.

Employees

        At June 30, 2015, CNH Industrial Capital had approximately 430 employees, none of which were represented by unions.

Property, Plants and Equipment

        Our principal executive offices are located at 5729 Washington Avenue, Racine, WI 53406. We maintain the following offices:

Location	Primary Function	Tenant	Ownership Status
Burlington, ON	Office	CNH Industrial Capital Canada	Leased
New Holland, PA	Office	New Holland Credit	Leased from New Holland North America, Inc.
Racine, WI	Office	CNH Industrial Capital LLC	Leased from CNH Industrial America

Legal Proceedings

        CNH Industrial Capital is party to various litigation matters and claims arising from its operations. Management believes that the outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on CNH Industrial Capital's financial position or results of operations.

 MANAGEMENT

        As of October 5, 2015, our directors and executive officers are as set forth below:

Name	Age	Position
Brett D. Davis	50	Chairman and President
Richard Tobin	52	Director
Michele Morrone	54	Country Financial Services Manager and Director of CNH Industrial Capital Canada
Douglas MacLeod	44	Chief Financial Officer and Assistant Treasurer
Tom Mariani	49	Chief Credit Officer, North America, of CNH Industrial Capital LLC
Andrea Paulis	44	Treasurer

        Brett D. Davis has served as President of CNH Industrial Capital LLC since March 2015. Mr. Davis has relocated from Curitiba, Brazil, where he served as President of Banco CNH Industrial Capital S. A. since August 2011. Mr. Davis joined CNH in 1996 in New Holland, Pennsylvania, as Assistant General Counsel. In 1998 he was appointed United States Western Region Operations Manager. Thereafter, Mr. Davis relocated to Buenos Aires, Argentina, assuming responsibility for establishing and leading the CNH financial services business. In 2001, Mr. Davis moved to Curitiba, Brazil to serve as Director of Operations for Banco CNH Capital. From 2005 to 2007 Mr. Davis served as Managing Attorney and Assistant Secretary for CNH Capital North America, and subsequently Mr. Davis assumed responsibility for the North American Commercial Lending Business. Prior to joining CNH Capital, Mr. Davis worked in the corporate finance department at the McNees Wallace & Nurick law firm in Pennsylvania. Mr. Davis holds both a law degree and a bachelor's degree from Pennsylvania State University. He is also conversant in Spanish and Portuguese.

        Richard Tobin has served as Director of CNH Industrial Capital LLC since January 1, 2012. Mr. Tobin is Chief Executive Officer (Executive Director) of CNHI, Brand President Case Construction Equipment and New Holland Construction Equipment and President, Construction Equipment Products Segment. Prior to the integration of Fiat Industrial S.p.A. and CNH Global N.V. into CNH Industrial, Mr. Tobin was Group Chief Operating Officer of Fiat Industrial S.p.A. and President and Chief Executive Officer of CNH, a role he assumed in January 2012 after two years as Chief Financial Officer (CFO) for CNH. Mr. Tobin carries forth extensive experience in international finance and management that he acquired through regional and global leadership positions of growing responsibility and scope. He began his career with GTE Corporation in Stamford, Connecticut (U.S.), as Vice President of International Marketing. In 1995, he joined Alusuisse-Lonza SA in Zurich, Switzerland, as General Manager and Vice President, where he remained until 2001, the year when he joined Alcan Aluminum of Montreal, Canada, with a general management role. In 2002, Mr. Tobin joined SGS Group of Geneva, Switzerland, where he became the Chief Operating Officer for North America. In 2004, he became SGS Group's Chief Finance Officer & Head of Information Technology, a position he retained for six years before finally joining CNH in March 2010. Mr. Tobin holds Bachelor of Arts and Master of Business Administration degrees from Norwich University and Drexel University, respectively. He currently sits on the U.S. Chamber of Commerce Board of Directors and is a member of the Business Roundtable.

        Michele Morrone has served as Country Financial Services Manager for CNH Industrial Capital Canada since February 2010 and as a Director for CNH Industrial Capital Canada since December 2008. From September 2006 until February 2010, Mr. Morrone served as managing director of CNH Industrial Capital Canada. Mr. Morrone has been employed for over 25 years in positions of increasing responsibilities in the financial services industry, with areas of responsibility including national sales, business start-up, collections/asset recovery, remarketing, wholesale financing, auditing, customer service and special projects. From October 2004 until September 2006, Mr. Morrone operated Integrity Business Consulting. Mr. Morrone was employed by Volvo Commercial Finance Canada from 1998 until 2004, by Toyota Credit Canada from 1992 to 1998, by Mercedes Benz Credit from 1991 to 1992 as Manager, by GM Dealer from 1989 to 1991 and by General Motors Acceptance Canada from 1985 to 1989.

        Douglas MacLeod has served as Assistant Treasurer of CNH Industrial Capital LLC since February 2011 and as Chief Financial Officer of CNH Industrial Capital LLC since October 2011. Prior to joining CNH, Mr. MacLeod was employed by Card Management Corporation in Evansville, Indiana from June 2006 until March 2008. From February 2003 until June 2006, Mr. MacLeod served as Chief Financial Officer to Fifth Third Bank Processing Solutions. From September 2001 until February 2003, Mr. MacLeod was employed by Fifth Third Bank Northwestern Ohio as Chief Financial Officer. Between 1993 and 2001, Mr. MacLeod held a variety of positions with CNB Bancshares, Inc. and later with its acquiror Fifth Third Bancorp.

        Tom Mariani was appointed Chief Credit Officer, North America, of CNH Industrial Capital LLC in January 2015 and is responsible for credit and risk functions for the United States and Canada. Prior to joining CNH Industrial Capital in September 2014, Mr. Mariani was employed by Navistar, Inc. from August 2001 to September 2014. Mr. Mariani served as Vice President, Dealer Operations-North America from 2011 to 2014; as Vice President, Credit for Navistar Financial Corp. from 2008 to 2010; as Director, MW Region from 2004 to 2008; and as Field Operations Manager from 2001 to 2004. Before joining Navistar, Mr. Mariani also served as Area Operations Manager for Paccar Financial from 1993 to 2001. Mr. Mariani holds a Bachelor's degree in Finance from Western Illinois University.

        Andrea Paulis has served as Treasurer of CNH Industrial Capital LLC since March 2011. Mr. Paulis has served as Treasurer of CNHI since September 29, 2013. Mr. Paulis served as the Treasurer of CNH Global from March 2011 until CNH Global merged with and into CNHI on September 29, 2013. Mr. Paulis was appointed Senior V.P., Financial Markets of Fiat Finance, S.p.A. in July 2007. From May 2003 to June 2007, Mr. Paulis served as Director and Treasurer of Fiat Finance & Trade Ltd. From April 2001 to May 2003, Mr. Paulis served as Vice President and Treasurer of Fiat Finance North America.

        There are no arrangements or understandings between any executive officer or director and any other person pursuant to which any executive officer was selected as such. There is no family relationship among any of our directors or executive officers.

        Our Board of Directors consists of two directors. As a wholly-owned subsidiary of CNHI, we currently do not have any independent director serving on our Board of Directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis provides information relevant to understanding the fiscal year 2014 compensation of our executive officers identified in the Summary Compensation Table below, whom we refer to as our Named Executive Officers, or the NEOs. Our Named Executive Officers are: Steven Bierman, our former Chairman and President; Douglas MacLeod, our Chief Financial Officer and Assistant Treasurer; James Marinaro, Vice President of CNH Industrial Capital America and Chief Credit Officer of CNH Industrial Capital LLC; Michele Morrone, our Country Financial Services Manager and Director of CNH Industrial Capital Canada; and Andrea Paulis, our Treasurer as well as the Treasurer of CNHI.

        Compensation Philosophy

        Our compensation philosophy and programs are governed by the programs of CNH Industrial N.V., our parent company.

        CNHI's compensation philosophy aims to provide compensation to its senior management, including our Named Executive Officers, that:

  •
  attracts, retains and motivates qualified executives;

  •
  is competitive against the comparable market;

  •
  reinforces our performance driven culture and meritocracy; and

  •
  is aligned to CNHI shareholders' interests.

        The remuneration structure for our Named Executive Officers provides a fixed component as well as short and long-term variable components. CNH Industrial believes that such a remuneration structure promotes the interests of CNH Industrial, rather than those of our Named Executive Officers, in the short term and the long term. In determining the level and structure of the compensation of our Named Executive Officers, the Chief Human Resources Officer, the Chairman and the Chief Executive Officer of CNHI (together with the Chairman, the "Executive Directors") take into account, among other things, the financial and operational results as well as non-financial objectives of CNH Industrial.

        In general, the fixed remuneration component is intended to adequately compensate individuals for services performed even if the variable components are not received as a result of the performance targets set by the Board of Directors of CNHI not being met. This is considered fundamental in discouraging behavior that is aimed solely at achieving short-term results and that is inconsistent with the target level of risk established by CNH Industrial.

        Our Named Executive Officers are also eligible to receive variable compensation, subject to the achievement of pre-established, challenging economic and financial performance targets.

        Determining Compensation of Our Named Executive Officers

        Compensation Committee

        The Compensation Committee that governs the compensation programs for our Named Executive Officers is the Compensation Committee of the Board of Directors of CNHI.

        The CNHI Compensation Committee is composed of independent directors with extensive experience.

        The CNHI Compensation Committee is responsible for, among other things, assisting the Board of Directors of CNHI in:

  (i)
  determining executive compensation consistent with CNHI's remuneration policy,

  (ii)
  administering equity incentive plans and deferred compensation benefit plans, and

  (iii)
  discussing with management CNHI's policies and practices related to compensation and issuing recommendations thereon.

        For our Named Executive Officers, the Chief Human Resources Officer of CNHI engages internal compensation teams and external consultants to develop, among other things, compensation structures including base salary, short-term incentive targets and long-term incentive targets. Those structures that are related to short-term and long-term compensation are then presented to the Executive Directors for consideration.

        Compensation Consultants

        CNH Industrial engaged Towers Watson and Mercer as consultants for certain limited aspects of executive compensation analysis and planning. The consultants worked with CNH Industrial to provide data analyses, market assessments and preparation of related reports.

        Consideration of Competitive Compensation Levels

        CNH Industrial believes the use of market survey data is an effective method for providing a competitive market context to evaluate and set the compensation required to attract, motivate and retain the executive talent needed to manage our businesses and operations successfully. CNH Industrial references multiple survey sources, encompassing a wide range of large companies, with comparable revenue size and asset size within the financial services industry in determining competitive compensation levels.

        These analytical methods apply as well for our Named Executive Officers.

        The Components of Our 2014 Compensation Program

        The key components of the CNH Industrial compensation program in 2014 included:

  •
  Base Salary

  •
  Variable Components

  •
  Short-Term Incentives

  •
  Long-Term Incentives

        Base Salary

        The primary objective of base salary is to attract and retain well-qualified senior executives. Base salary is based upon role, complexity, responsibility and contribution for the position an executive holds. Base salary increases are applied to maintain competitive market position.

        Variable Components

        Our Named Executive Officers are eligible to receive variable compensation subject to the achievement of pre-established, challenging financial and other designated performance objectives.

        The variable components of our Named Executive Officers' compensation, both the short and the long-term components, are linked to predetermined, assessable and influenceable objectives, approved by the Executive Directors.

        Short-Term Incentive

        The primary objective of short-term variable incentives is to focus on the business priorities for the current or next year. Our Named Executive Officers' variable incentive is based on achieving short-term (annual) financial and other designated objectives. Short-term incentive awards for our Named Executive Officers are administered through the CNH Industrial Performance and Leadership Bonus (PLB) plan. Payout targets are established based upon prevailing market practices. The degree of achievement of those annual business goals along with an assessment of the relevant Named Executive Officer's performance impacts the size of the short-term incentive award. The CNH Industrial PLB plan requires threshold performance at 90% of objectives for any payout and provides a maximum upside payout opportunity of 200% of target.

        For 2014, the minimum thresholds of the CNH Industrial corporate objectives of Net Income and Net Industrial Cash Flow were not met; therefore, no bonus under the CNH Industrial PLB plan was earned with respect to any of our Named Executive Officers.

        The Executive Directors approved a discretionary bonus payout that reinforced CNH Industrial's pay for performance philosophy. The degree of achievement of the various business segment results impacted the discretionary payout, in addition to individual performance and leadership, allowing for differentiation in payouts.

        Long-Term Incentive

        The primary objective of the long-term incentives (LTI) is to reward and retain qualified executives over the longer term while aligning their interests with those of CNHI shareholders.

        The primary LTI program consists of a share-based incentive plan that links this variable component to the achievement of pre-established performance targets (both individual and company financial) consistent with the strategic horizon of CNH Industrial. These awards help align the executives' interests with shareholder interests by delivering greater value as shareholder value increases.

        The terms and conditions of the outstanding awards under the former CNH Global N.V. Equity Incentive Plan, which is applicable to our Named Executive Officers' past LTI grants, have been adopted by CNHI pursuant to the terms of the merger agreement governing the business combination between Fiat Industrial and CNH Global. A new long-term incentive program was approved by the Compensation Committee of the Board of Directors of CNHI in May 2014, under which our Named Executive Officers may be granted awards.

        The CNHI long-term incentive program is comprised of two components:

  •
  Company Performance Long-Term Incentive Plan

  •
  The Company Performance Long-Term Incentive Plan provides a one-time grant of Performance Share Units ("PSUs") covering a five year performance period from 2014 to 2018.

  •
  Vesting is contingent on meeting two independent performance measures: Relative Total Shareholder Return ("TSR") and Net Income ("NI"), weighted 50/50 at target payout.

    •
    The awards have three vesting opportunities, one-third after three years' cumulative results, one-third after four years' cumulative results and the final third after the full five years' results.

    •
    The NI target must be achieved in full for 50% of the total award to vest.

    •
    With respect to the other half of the award, the TSR metric has a partial vesting if ranked 5th or better among an industry-specific peer group of 8 and a maximum payout of 150% if ranked 1st among the 8 peers. The peer group includes CNHI, Deere & Company, AGCO Corporation, Caterpillar Inc., Cummins Inc., Navistar International Corporation, PACCAR Inc and AB Volvo.

    •
    Vesting also requires continued employment, demonstrated individual performance and leadership and remaining in a similar weighted position during the vesting periods.

  •
  Individual Performance Long-Term Incentive Plan:

  •
  The Individual Performance Long-Term Incentive Plan provides a grant of restricted share units ("RSUs") to recognize individual performance and contribution.

  •
  Grant awards, which vest equally over three years, are determined through an annual selection process directed by the Chief Human Resources Officer of CNHI and approved by the Chief Executive Officer of CNHI.

  •
  Vesting for each period requires continued employment and demonstrated individual performance and leadership during that period.

    Linking this award to individual performance recognizes the importance of participants' contributions to the collective success of CNH Industrial. Providing the award in equity with a three-year vesting builds future retentive value.

Compensation of Named Executive Officers

        The following tables contain compensation information for our Named Executive Officers for the fiscal year ended December 31, 2014. All dollar amounts are in U.S. dollars unless otherwise indicated. See "Compensation Discussion and Analysis" above for additional information regarding our compensation practices.

2014 Summary Compensation Table

Name and Principal Position	Year	Salary $	Bonus $	Stock Awards $(5)(5a)(5b)	Option Awards $(6)(7)(8)	Non-equity Incentive Plan Compensation $(9)(9a)	Change in Pension Value and Nonqualified Deferred Compensation Earnings $(10)	All Other Compensation $(11)(11a)(11b)	Total $
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Bierman, Steven	2014	$350,000	$70,700	$298,643	$0	$0	$5,373	$89,508	$814,225
President—	2013	$350,000	$171,500	$0	$0	$0	$3,725	$94,311	$619,535
CNH Capital	2012	$350,000	$0	$147,395	$244,234	$180,700	$1,694	$81,169	$1,005,192
MacLeod, Douglas	2014	$236,300	$78,700	$298,643	$0	$0	$0	$30,888	$644,532
CFO—	2013	$211,423	$132,800	$0	$0	$166	$0	$27,223	$371,612
CNH Capital	2012	$205,500	$0	$32,750	$91,602	$67,760	$0	$24,271	$421,883
Marinaro, James	2014	$207,995	$54,200	$298,643	$0	$466	$5,085	$43,709	$610,099
Chief Credit	2013	$202,261	$91,700	$0	$0	$366	$4,177	$44,009	$342,513
Officer—	2012	$200,895	$0	$76,430	$0	$109,040	$3,044	$35,677	$425,086
CNH Capital
Morrone, Michele	2014	$142,352	$14,331	$0	$0	$0	N/A	$13,007	$169,690
(1)(1a)(2)	2013	$154,998	$46,836	$0	$0	$0	N/A	$14,149	$215,983
Managing Director—	2012	$165,602	$0	$32,750	$57,769	$42,735	N/A	$22,845	$321,701
CNH Capital Canada
Paulis, Andrea	2014	$193,369	$27,439	$210,157	$0	$166	N/A	$245,379	$676,509
(3)(3a)(4)	2013	$217,868	$67,242	$0	$0	$166	N/A	$191,167	$476,444
Treasurer—CNH	2012	$173,225	$0	$24,015	$87,119	$64,439	N/A	$206,682	$555,479
Industrial N.V.

(1)
For 2014, the amount reported in column (c) for Mr. Morrone was paid in Canadian dollars and has been converted to U.S. dollars using the exchange rate in effect on December 31, 2014 (1 Canadian Dollar = 0.86333 U.S. Dollar).

(1a)
For 2013, the amount reported in column (d) for Mr. Morrone was paid in Canadian dollars and has been converted to U.S. dollars using the exchange rate in effect on December 31, 2013 (1 Canadian dollar = 0.940018 U.S. dollar).

(2)
For 2012, the amount reported in column (g) for Mr. Morrone was paid in Canadian dollars and has been converted to U.S. dollars using the exchange rate in effect on December 31, 2012 (1 Canadian dollar = 1.0043 U.S. dollar).

(3)
For 2014, the amount reported in column (c) for Mr. Paulis was paid in Euros and has been converted to U.S. dollars using the exchange rate in effect on December 31, 2014 (1 Euro = 1.2141 U.S. dollar).

(3a)
For 2013, the amount reported in column (d) for Mr. Paulis was paid in Euros and has been converted to U.S. dollars using the exchange rate in effect on December 31, 2013 (1 Euro = 1.3791 U.S. dollar).

(4)
For 2012, all amounts reported for Mr. Paulis were paid in Euros and have been converted to U.S. dollars using the exchange rate in effect on December 31, 2012 (1 Euro = 1.3194 U.S. dollar).

(5)
For 2014, the following Performance Share Units ("PSUs") were granted to the NEOs on June 9, 2014: Mr. Bierman—32,400; Mr. MacLeod—32,400; Mr. Marinaro—32,400; and Mr. Paulis, 22,800. The following RSUs were granted to the NEOs on June 9, 2014: Mr. Bierman—6,480; Mr. MacLeod—6,480; Mr. Marinaro—6,480; and Mr. Paulis—4,560. Mr. Morrone did not receive any equity awards in 2014. The amounts included in this column represent the aggregate grant date fair market value for both the PSUs and the RSUs granted in 2014 calculated in accordance with FASB ASC Topic 718. In general, the aggregate grant date fair market value is the amount of the total expense the Company expects to report in its financial reporting over the equity award's vesting schedule. The amounts reported reflect the total accounting expense and do not reflect the actual value that will be realized by the relevant NEO.

(5a)
There were no stock awards in 2013.

(5b)
For 2012, the following RSUs (post-Merger adjustment) were granted to the NEOs on November 5, 2012: Mr. Bierman—15,694; Mr. MacLeod—3,487; Mr. Marinaro—8,138; Mr. Morrone—3,487; and Mr. Paulis—2,557. The amounts included in this column represent the aggregate grant date fair market value (adjusted for merger conversion factor) for RSUs granted in 2012 calculated in accordance with FASB ASC Topic 718. In general, the aggregate grant date fair market value is the amount of the total expense the Company expects to report in its financial reporting over the equity award's vesting schedule. The amounts reported reflect the total accounting expense and do not reflect the actual value that will be realized by the relevant NEO.

(6)
There were no stock option awards in 2013 or 2014.

(7)
For 2012, the following options awards represent grants under the PLB plan to the NEOs on September 7, 2012 . Values reported represent the actual number of options earned for company and individual performance. All values have been restated to reflect the post-merger conversion to CNH Industrial shares. Mr. Bierman—82,374 options; Mr. MacLeod—30,895 options; Mr. Morrone—19,484 options and Mr. Paulis—29,383 options. The amounts included in this column represent the aggregate grant date fair market value for options granted in 2012 in accordance with FASB ASC Topic 718. In general, the aggregate grant date fair market value is the amount of the total expense we expect to report in our financial reporting over the equity award's vesting schedule. The amounts reported reflect the total accounting expense and do not reflect the actual value that will be realized by the relevant NEO.

(8)
Mr. Marinaro elected to receive any potential payment under the PLB plan for 2012, as cash only, thereby choosing not to receive a portion of his bonus as an option award.

(9)
For 2014, Wellness Initiative for Mr. Marinaro and Mr. Paulis; For 2013, Wellness Initiative for Mr. MacLeod, Mr. Marinaro, and Mr. Paulis.

(9a)
For 2012, the amounts in this column reflect cash payments made to the NEOs: Mr. Bierman—PLB bonus payment for 2012 Plan Year, payment made in March 2013; Mr. MacLeod—PLB bonus payment for 2012 Plan Year, payment made in March 2013; Mr. Marinaro—PLB bonus payment for 2012 Plan Year, payment made in March 2013 and Wellness Initiative; Mr. Morrone—PLB bonus payment for 2012 Plan Year, payment made in March 2013; Mr. Paulis—PLB bonus payment for 2012 Plan Year, payment made in February 2013.

(10)
The amounts reported represent the "above market" earnings on compensation deferred into the CNH Industrial Deferred Compensation Plan in 2014, 2013 and 2012.

(11)
For 2014, the amounts reported in column (i) include: for Mr. Bierman—imputed income for leased vehicle under Company executive vehicle program, imputed income for taxable group life insurance, interest cost for CNH Industrial Supplemental Retiree Medical Plan, Company contributions to Defined Contribution Savings Plan and Company contributions to Deferred Compensation Plan; for Mr. MacLeod—imputed income for leased vehicle under Company executive vehicle program, imputed income for taxable group life insurance, and Company contribution to Defined Contribution Savings Plan; for Mr. Marinaro—imputed income for leased vehicle under Company executive vehicle program, imputed income for taxable group life insurance, Company contribution to Defined Contribution Savings Plan and Company contributions to Deferred Compensation Plan; for Mr. Morrone, imputed income for leased vehicle under Company executive vehicle program and imputed income for taxable group life insurance; and for Mr. Paulis—imputed income for leased vehicle under Company executive vehicle program, costs associated with expatriate assignment including rent/shelter allowance, rent/shelter allowance gross-up, foreign compensation year-end gross-up, home sourced compensation and the actual US taxes paid by the Company offset by the hypothetical tax contribution deducted from his home country compensation.

(11a)
For 2013, the amounts reported in column (i) include: for Mr. Bierman—imputed income for leased vehicle under Company executive vehicle program, imputed income for taxable group life insurance, interest cost for CNH Industrial Supplemental Retiree Medical Plan, Company contributions to Defined Contribution Savings Plan and Company contributions to Deferred Compensation Plan; for Mr. MacLeod—imputed income for leased vehicle under Company executive vehicle program, imputed income for taxable group life insurance, and Company contribution to Defined Contribution Savings Plan; for Mr. Marinaro—imputed income for leased vehicle under Company executive vehicle program, imputed income from taxable group life insurance, Company contribution to Defined Contribution Savings Plan and Company contributions to Deferred Compensation Plan; for Mr. Morrone, imputed income for leased vehicle under Company executive vehicle program and imputed income for taxable group life insurance; and for Mr. Paulis—imputed income for leased vehicle under Company executive vehicle program, costs associated with expatriate assignment including rent/shelter allowance, rent/shelter allowance gross-up, foreign compensation year-end gross-up, home sourced compensation and the actual US taxes paid by the Company offset by the hypothetical tax contribution deducted from his home country compensation.

(11b)
For 2012, the amounts reported in column (i) include: for Mr. Bierman—imputed income for leased vehicle under Company executive vehicle program, imputed income for taxable group life insurance, interest cost for CNH Supplemental Retiree Medical Plan, Company contributions to Defined Contribution Savings Plan and Company contributions to Deferred Compensation Plan; for Mr. MacLeod—imputed income for leased vehicle under Company executive vehicle program, imputed income for taxable group life insurance and Company contribution to Defined Contribution Savings Plan; for Mr. Marinaro—imputed income for leased vehicle under Company executive vehicle program, imputed income for taxable group life insurance, Company contribution to Defined Contribution Savings Plan and Company contributions to Deferred Compensation Plan; for Mr. Morrone, imputed income for leased vehicle under Company executive vehicle program and imputed income for taxable group life insurance; and for Mr. Paulis—imputed income for leased vehicle under Company executive vehicle program, costs associated with expatriate assignment including rent/shelter allowance, rent/shelter allowance gross-up, foreign compensation year-end gross-up, home sourced compensation and the actual US taxes paid by the Company offset by the hypothetical tax contribution deducted from his home country compensation.

        The following table reports compensation in all other categories that is reported in column (i) of the Summary Compensation Table:

2014 All Other Compensation

Name	Car(3)	Expat Rem & Relocation Allowances(4)	Taxable Group Life(5)	Tax Gross- Ups(6)	Retiree Health Care(7)	Total Perquisites and other	Contributions to Defined Contribution Savings Plan and Deferred Compensation Plan(8)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Bierman, Steven	$8,298	N/A	6,966	N/A	$23,209	$38,473	$51,035	$89,508
MacLeod, Douglas	$6,907	N/A	1,561	N/A	N/A	$8,468	$22,420	$30,888
Marinaro, James	$10,161	N/A	3,153	N/A	N/A	$13,314	$30,395	$43,709
Morrone, Michele(1)	$3,803	N/A	718	N/A	N/A	$4,521	$8,486	$13,007
Paulis, Andrea(2)	$7,716	$77,029	N/A	$146,391	N/A	$231,135	$14,244	$245,379

(1)
Amounts reported for Mr. Morrone represent home country sourced compensation, in Canadian dollars, and have been converted to U.S. dollars using the exchange rate in effect on December 31, 2014 (1 Canadian dollar = 0.86333 U.S. dollar).

(2)
Amounts reported for Mr. Paulis which are from home country sourced compensation, in Euros, have been converted to U.S. dollars using the exchange rate in effect on December 31, 2014 (1 Euro = 1.2141 U.S. dollar). The car benefit was sourced in the US.

(3)
Amounts reported in column (b) represent imputed income for leased vehicles under Company executive vehicle program. For Mr. Morrone, Canadian Tax Code is applied in the imputed tax calculation with respect to the treatment of the vehicle benefit.

(4)
Amounts reported represent compensation related to respective expatriate assignments. Those amounts attributable to expatriate assignment and sourced from home country, paid in Euros, have been converted to U.S. dollars using the exchange rate in effect on December 31, 2014 (1 Euro = 1.2141 U.S. dollar). Includes for Mr. Paulis—rent/shelter allowance, cost of living and mobility premiums. The home country sourced compensation has been reported separately in the Summary Compensation Table.

(5)
Represents the imputed value of the taxable group life insurance benefit provided by the Company.

(6)
Amounts reported represent compensation related to tax gross-ups associated with expatriate assignments, plus the actual US taxes paid by the Company on behalf of Mr. Paulis, offset by the hypothetical tax contribution of $139,856 deducted from Mr. Paulis' home country (Italy) compensation per the Company's home country tax equalization policy. Includes rent/shelter allowance gross-up, foreign compensation gross-up, US Federal taxes and Illinois state taxes.

(7)
Mr. Bierman participates in the CNH Industrial Supplemental Retiree Medical Plan. The 2014 design includes an in-network individual deductible of $850, an out-of-pocket maximum of $2,900 and a co-insurance of 80%. The plan changes every year to conform with benefit levels in the market place with the exception of premiums which are not required. The cost represents the interest cost for 2014. Mr. Bierman is eligible for this plan since he is over age 55 with more than 5 years of service in the executive role, and therefore, there is no service cost.

(8)
Company contributions made to Mr. Bierman, Mr. MacLeod, and Mr. Marinaro were under the CNH Industrial America LLC Retirement Savings Plan. In addition, Company contributions were made to Mr. Bierman and Mr. Marinaro under the Deferred Compensation Plan. Company contributions made to Mr. Morrone were under the CNH Industrial Canada Retirement Savings Plan, and Company contributions made to Mr. Paulis were under the Fondo Integrativo Previdenza Dirigenti Aziende FIAT Plan.

 Grants of Plan Based Awards in 2014

								All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)(2)
		Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards (shares)						Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)	(j)	(k)
Bierman, Steven	6/9/2014	—	—	—	—	—	—	6,480	(4)	—	—	$57,622
	6/9/2014	—	—	—	8,100	16,200	24,300	—	(6)	—	—	$111,073
	6/9/2014	—	—	—	16,200	16,200	16,200	—	(7)	—	—	$129,948
MacLeod, Douglas	6/9/2014	—	—	—	—	—	—	6,480	(4)	—	—	$57,622
	6/9/2014	—	—	—	8,100	16,200	24,300	—	(6)	—	—	$111,073
	6/9/2014	—	—	—	16,200	16,200	16,200	—	(7)	—	—	$129,948
Marinaro, James	6/9/2014	—	—	—	—	—	—	6,480	(4)	—	—	$57,622
	6/9/2014	—	—	—	8,100	16,200	24,300	—	(6)	—	—	$111,073
	6/9/2014	—	—	—	16,200	16,200	16,200	—	(7)	—	—	$129,948
Morrone, Michele(3)
Paulis, Andrea	6/9/2014	—	—	—	—	—	—	4,560	(4)	—	—	$40,549
	6/9/2014	—	—	—	5,700	11,400	17,100	—	(6)	—	—	$78,163
	6/9/2014	—	—	—	11,400	11,400	11,400	—	(7)	—	—	$91,445

(1)
There were no awards of this type in 2014.

(2)
There were no stock options awards in 2014.

(3)
Mr. Morrone did not receive any equity awards in 2014.

(4)
RSUs granted to the NEOs under the CNH Industrial N.V. Equity Incentive Plan—Restricted Share Unit Award Agreement. The RSUs vest equally commencing on the first anniversary of the grant and subsequent second and third anniversaries of the grant. The actual realizable value of the RSUs will depend on the fair market value of CNHI shares at the time of vesting.

(5)
The amounts shown do not reflect realized compensation by the relevant NEO. The amounts shown represent the value of the RSU award granted to the NEOs based upon the grant date value of the award as determined in accordance with FASB ASC Topic 718.

(6)
PSUs granted to the NEOs under the CNH Industrial N.V. Equity Incentive Plan—Performance Share Unit Award Agreement. The PSUs vesting is subject to the achievement or satisfaction of the following conditions: (a) the Company achieving the designated performance goals, (b) the NEO achieving an acceptable level of individual performance, and (c) the NEO remaining with the Company in a comparable weighted position, as defined in the sole discretion of the Company. Providing the performance goals have been achieved, the PSUs have three vesting opportunities over the five-year performance period (2014 - 2018). The first vesting opportunity is for 33% of the award in year three of the five-year performance period, the second vesting opportunity is for 34% of the award, or a cumulative 67% of the award if the first vesting opportunity was missed, in year four of the five-year performance period and the third vesting opportunity is for 33% of the award, or a cumulative 100% of the award if the first and second vesting opportunities were missed, in year five of the five-year performance period. One-half or 50% of the award is linked to TSR performance which may decrease or increase the award. The TSR payout scale ranges from 0% of the award to a maximum of 150% of the award.

(7)
PSUs granted to the NEOs under the CNH Industrial N.V. Equity Incentive Plan—Performance Share Unit Award Agreement. The PSUs vesting is subject to the achievement or satisfaction of the following conditions: (a) the Company achieving the designated performance goals, (b) the NEO achieving an acceptable level of individual performance, and (c) the NEO remaining with the Company in a comparable weighted position, as defined in the sole discretion of the Company. Providing the performance goals have been achieved, the PSUs have three vesting opportunities over the five-year performance period (2014 - 2018). The first vesting opportunity is for 33% of the award in year three of the five-year performance period, the second vesting opportunity is for 34% of the award, or a cumulative 67% of the award if the first vesting opportunity was missed, in year four of the five-year performance period and the third vesting opportunity is for 33% of the award, or a cumulative 100% of the award if the first and second vesting opportunities were missed, in year five of the five-year performance period. One-half or 50% of the award is linked to NI performance.

Outstanding Equity Awards at 2014 Fiscal Year-End

	Option Awards						Stock Awards
Name	Option grant date	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Stock award grant date	Number of Restricted Share Units (RSUs) that Have Not Vested (#)		Market Value of Restricted Share Units (RSUs) that Have Not Vested ($)(1)	Number of Performance Share Units (PSUs) that Have Not Vested (#)(11)		Market Value of Performance Share Units (PSUs) that Have Not Vested ($)(1)
(a)		(b)	(c)	(d)	(e)	(f)		(g)		(h)	(i)		(j)
Bierman, Steven	4/29/2011	27,048		—	$10.15	2/26/2017
	9/7/2012	—	27,548	—	$8.78	2/24/2018
							9/30/2010	—		—	116,275	(9)	$937,177
							11/5/2012	5,231	(2)	$42,162	—		—
							6/9/2014	6,480	(7)	$52,229	32,400	(10)	$261,144
MacLeod, Douglas	4/30/2010	12,035	—	—	$6.82	2/17/2016
	4/29/2011	21,788	—	—	$10.15	2/26/2017
	9/7/2012	20,958	10,299	—	$8.78	2/24/2018
							9/30/2011	—		—	6,976	(9)	$56,227
							11/5/2012	1,162	(3)	$9,366	—		—
							6/9/2014	6,480	(7)	$52,229	32,400	(10)	$261,144
Marinaro, James	4/29/2011	39,302	—	—	$10.15	2/26/2017
							9/30/2010	—		—	21,704	(9)	$174,934
							11/5/2012	2,712	(4)	$21,859	—		—
							6/9/2014	6,480	(7)	$52,229	32,400	(10)	$261,144
Morrone, Michele	4/29/2011	6,235	—	—	$10.15	2/26/2017
	9/7/2012	3,246	6,496	—	$8.78	2/24/2018
							11/5/2012	1,162	(5)	$9,366	—		—
Paulis, Andrea	4/29/2011	16,020	—	—	$10.15	2/26/2017
	9/7/2012	19,588	9,795	—	$8.78	2/24/2018
							9/30/2011	—		—	4,708	(9)	$37,946
							11/5/2012	852	(6)	$6,867	—		—
							6/9/2014	4,560	(8)	$36,754	22,800	(10)	$183,768

(1)
The amounts reported in this column represent the CNHI share price of $8.06 as of market close, December 31, 2014.

(2)
This amount includes 5,231 RSUs scheduled to vest on November 5, 2015.

(3)
This amount includes 1,162 RSUs scheduled to vest on November 5, 2015.

(4)
This amount includes 2,712 RSUs scheduled to vest on November 5, 2015.

(5)
This amount includes 1,162 RSUs scheduled to vest on November 5, 2015.

(6)
This amount includes 852 RSUs scheduled to vest on November 5, 2015.

(7)
This amount includes 2,160 RSUs scheduled to vest on June 9, 2015, June 9, 2016 and on June 9, 2017 respectively.

(8)
This amount includes 1,520 RSUs scheduled to vest on June 9, 2015, June 9, 2016 and on June 9, 2017 respectively.

(9)
This amount vested on February 1, 2015 and one CNHI share was earned for each unit.

(10)
The first of three vesting opportunities is February 1, 2017, the second of the three vesting opportunities is February 1, 2018 and the final vesting opportunity is February 1, 2019.

(11)
The vesting of the PSUs awarded in June 2014 is subject to the achievement or satisfaction of the following conditions: (a) the Company achieving the designated performance goals, (b) the NEO achieving an acceptable level of individual performance, and (c) the NEO remaining with the Company in a comparable weighted position, as defined in the sole discretion of the Company. Providing the performance goals have been achieved, the PSUs have three vesting opportunities over the five-year performance period (2014 - 2018). The first vesting opportunity is for 33% of the award in year three of the five-year performance period, the second vesting opportunity is for 34% of the award, or a cumulative 67% of the award if the first vesting opportunity was missed, in year four of the five-year performance period and the third vesting opportunity is for 33% of the award, or a cumulative 100% of the award if the first and second vesting opportunities were missed, in year five of the five-year performance period. One-half or 50% of the award is linked to TSR performance which may decrease or increase the award. The TSR payout scale ranges from 0% of the award to a maximum of 150% of the award. The remaining one-half or 50% of the award is linked to NI performance which must be met or exceeded for the award to vest.

 2014 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(2)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
(a)	(b)	(c)	(d)	(e)
Bierman, Steven	27,458	$65,075	128,483	$1,313,418
MacLeod, Douglas	—	—	9,689	$94,379
Marinaro, James	15,924	$25,086	13,680	$130,210
Morrone, Michele(1)(1a)	3,250	$8,190	2,712	$21,330
Paulis, Andrea	—	—	6,721	$69,249

(1)
The amounts reported in column (c) for Mr. Morrone were converted in Canadian dollars at the exchange rate in effect on the exercise date.

(1a)
The amounts reported in column (e) for Mr. Morrone were converted in Canadian dollars at the exchange rate in effect on the vesting dates.

(2)
Reflects the aggregate shares acquired on stock option exercises as of the exercise date. Mr. Bierman acquired all shares through option exercise on March 6, 2014; Mr. Marinaro acquired all shares through option exercises on March 7, 2014, November 7, 2014, November 11, 2014, November 21, 2014 and December 16, 2014 and Mr. Morrone acquired all shares through option exercise on March 7, 2014.

(3)
Reflects performance shares that vested on February 1, 2014 for everyone except Mr. Morrone. Mr. Morrone did not have any performance shares. Reflects restricted shares that vested on September 30, 2014 and on November 5, 2014 for everyone. Value realized is based on average of high and low price of CNHI shares as of each of vesting date.

Pension Benefits

        None of our Named Executive Officers participated in a defined benefit pension plan during fiscal year 2014; nor do they currently participate in any such plan. All Named Executive Officers participate in a company sponsored defined contribution plan in the country of their employment.

Deferred Compensation Plan

        The Case New Holland Inc. 2005 Deferred Compensation Plan (the "Plan") provides eligible employees the opportunity to defer a portion of their compensation and to continue tax deferred contributions and to receive applicable employer contributions per the qualified CNH Industrial U.S. Retirement Savings Plan terms and conditions that are above the qualified plan deferral limits.

        For deferrals of cash compensation, both participant and employer contributions, the annual rate credited to Plan accounts is equal to 130% of Moody's Average Corporate Bond Index on the last day of each calendar quarter.

        Eligible NEOs were permitted to defer share units granted under the CNH Industrial N.V. Equity Incentive Plan (and predecessor plan) between 2010 and 2013. For share units deferred, the value is based on the CNHI share price as of December 31, 2014. Upon distribution, CNH Industrial intends to deliver one CNHI share for each share unit deferred. Participants do not have voting rights with respect to deferred share units, but are entitled to dividend equivalents for dividends paid out during the deferral period. Dividend equivalent share units are also deferred.

        The Plan is a nonqualified plan under the Internal Revenue Code and the promise to deliver benefits under the Plan is unfunded and unsecured.

 2014 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals / Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
(a)	(b)		(c)	(d)		(e)	(f)
Bierman, Steven
Deferred Compensation(1)	$108,150		$27,072	$23,285	(3)	$0	478,219
Deferred Shares(1)	$6,331	(4)	$0	$(74,112	)(5)	$0	189,200

	$114,481		$27,072	$(50,827)		$0	$667,419
MacLeod, Douglas	$0		$0	$0		$0	$0
Marinaro, James
Deferred Compensation(1)	$69,949		$5,395	$22,037	(3)	$0	$417,209
Deferred Shares(1)	$149,570	(6)	$0	$(34,090	)(5)	$0	$130,835

	$219,519		$5,395	$(12,053)		$0	$548,044
Morrone, Michele(2)	N/A		N/A	N/A		N/A	N/A
Paulis, Andrea(2)	N/A		N/A	N/A		N/A	N/A

(1)
Reflects the 2014 activity in the Plan. Deferrals of cash compensation and vested share awards earned under the CNH Industrial N.V. Equity Incentive Plan are reported separately in the table. Executive contributions are included in column (b) and the Company contributions reported in column (c) are also included in the All Other Compensation column of the Summary Compensation Table.

(2)
Not eligible to participate in the Plan.

(3)
CNH Industrial pays above-market interest rates on nonqualified deferred compensation. The annual rate credited to participants' accounts is equal to 130% of Moody's Average Corporate Bond Index. Amounts credited above 100% of the Moody's Corporate Bond Index are deemed above market interest. For the year 2014, the retirement earnings yield was 5.77%, of which 1.33% was considered to be above market.

(4)
Value of the dividend equivalent shares resulting from the April 2014 dividend paid by CNHI.

(5)
The loss reflects share price depreciation on shares deferred and reported under the Plan. The share price used was as of December 31, 2014.

(6)
Value of shares deferred, from the 2010 Performance Share Plan, which vested in February 2014 according to the percentage deferral election made under the US Deferred Compensation Plan and value of shares deferred, from the 2012 Individual Performance Long Term Incentive Plan, which vested in November 2014 according to the percentage deferral election made under the US Deferred Compensation Plan. In addition, value of the Dividend Equivalent shares resulting from the April 2014 dividend.

Separation Pay—Potential Payments upon Termination or Change in Control

        With the exception of the employment agreement between Mr. Bierman and CNH Industrial America LLC, we are not obligated to provide special separation payments to any Named Executive Officers. If we terminate Mr. Bierman's employment without cause, pursuant to his employment agreement, dated April 6, 2009, in lieu of severance benefits under our Separation Allowance Policy, we agree to pay to Mr. Bierman an amount equal to two years' base salary in effect at the time of separation. Payment of the severance payment shall be made in the same manner and at the same frequency as Mr. Bierman was paid prior to termination of employment.

        Separation payments for Mr. MacLeod and Mr. Marinaro are subject to the provisions of the CNH Industrial Separation Allowance Policy for U.S. salaried employees. For Mr. MacLeod, 14 weeks Separation Allowance benefit is provided; for Mr. Marinaro, 28 weeks Separation Allowance benefit is provided. Separation payments for Mr. Morrone are subject to the requirements under the Employment Standards Act, 2000 (ESA) as administered by the Ministry of Labor, Province of Ontario, Canada. For Mr. Morrone, 24 weeks Separation Allowance benefit is provided, four weeks for each year of service, inclusive of five weeks' notification pay. Separation payments for Mr. Paulis are subject to the statutory requirements of the Collective Labor Agreement for Director in Italy. For Mr. Paulis, 112 weeks Separation Allowance benefit is provided.

        The 2014 benefit amounts calculated to be made as separation payments are presented in the following table:

Name	Salary ($)	Welfare benefits ($)(8)	Total
(a)	(b)	(c)	(d)
Bierman, Steven(1)	$700,000	$34,920	$734,920
MacLeod, Douglas(2)	$68,921	$4,613	$73,534
Marinaro, James(2)	$121,331	$8,806	$130,137
Morrone, Michele(3)(4)	$71,176	$1,155	$72,331
Paulis, Andrea(5)(6)(7)	$555,143	$0	$555,143

(1)
Involuntary termination without cause, as referenced within the employment agreement between Mr. Bierman and CNH Industrial America LLC, dated April 6, 2009.

(2)
Benefits provided as stipulated in the CNH Industrial America LLC Separation Allowance Policy for U.S. Salaried Employees.

(3)
The amounts reported for Mr. Morrone that would be paid in Canadian dollars have been converted to U.S. dollars using the exchange rate in effect on December 31, 2014.

(4)
Subject to provisions under the Employment Standards Act, 2000 (ESA) as administered by the Ministry of Labour, Province of Ontario, Canada. Applied 20 weeks total notice and separation benefits.

(5)
Separation Plan as administered under the statutory requirements of the Italian Collective Labor Agreement for Directors.

(6)
Column (b) is calculated upon receipt of 112 weeks of separation payment at weekly rate based upon eligible earnings. Eligible earnings are defined by annual base salary plus cash bonus payout (average of last three years) plus car benefit (taxable value) for the three year period from January 2012 through December 2014.

(7)
The amounts reported for Mr. Paulis that would be paid in Euros have been converted to U.S. dollars using the exchange rate in effect on December 31, 2014.

(8)
Cost of Company provided medical, dental, life (net of employee contributions) during separation pay period. Separation period of 104 weeks for Mr. Bierman; separation period of 14 weeks for Mr. MacLeod; separation period of 28 weeks for Mr. Marinaro; and separation period of 24 weeks for Mr. Morrone.

Director Compensation

        Directors of CNH Industrial Capital do not receive separate compensation for serving as directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        All of the equity interests in CNH Industrial Capital are owned indirectly by CNHI.

        The following table set forth, to the best of our knowledge, the beneficial ownership of CNHI's common shares as of the close of business on June 30, 2015 by: (i) each person known by us to be the beneficial owner of more than five percent of CNHI's common shares; (ii) each of our directors; (iii) each of our Named Executive Officers; and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person's name.

Name(1)	Amount and Nature of Beneficial Ownership(2)		Percentage
Exor S.p.A.(3)	366,927,900	(4)	26.96	%(5)
Directors and Named Executive Officers:(6)
Steven C. Bierman(7)	23,869		*
Richard Tobin(8)	508,866		*
Michele Morrone(9)	0		*
Douglas MacLeod	4,543		*
James Marinaro(10)	18,773		*
Andrea Paulis(11)	10,800		*
Brett Davis	12,359		*
Directors and executive officers as a group (8 persons, including the 7 individuals listed above)	579,210		*

*
Less than 1%

(1)
Except as otherwise noted below, the address of each such person is c/o 5729 Washington Avenue, Racine, WI 53406.

(2)
As of the close of business on June 30, 2015, there were 1,361,109,279 common shares outstanding and 413,891,643 special voting shares outstanding. Each special voting share is entitled to one vote, therefore attributing, in effect, double voting rights to the common share to which it is associated. The special voting shares have only de minimis economic entitlements in compliance with Dutch law. The special voting shares cannot be traded and are transferrable only in very limited circumstances together with the associated common shares.

(3)
The address of Exor S.p.A. is Via Nizza 250, 10126 Turin, Italy.

(4)
In addition to the common shares indicated in the table above, as of the close of business on June 30, 2015, Exor S.p.A. beneficially owned 366,927,900 special voting shares of CNHI.

(5)
This percentage does not take into account the voting rights attributable to the special voting shares. Exor S.p.A.'s voting power in CNHI as of the close of business on June 30, 2015 was approximately 41.34%, calculated as the ratio of (i) the aggregate number of common shares and special voting shares beneficially owned by Exor S.p.A. and (ii) the aggregate number of outstanding common shares and special voting shares of CNHI.

(6)
The number of CNHI's common shares beneficially owned by our directors and Named Executive Officers has in each case been rounded to whole shares.

(7)
Includes 23,869 deferred common shares. Under the terms of the deferred compensation plan, Mr. Bierman will receive the deferred common shares after the termination of his employment with the Company.

(8)
The address of Richard Tobin is c/o CNH Industrial America LLC, 6900 Veterans Boulevard, Burr Ridge, IL 60527.

(9)
The address of Michele Morrone is c/o 4475 North Service Road, Suite 301, Burlington, ON L7L 4X7, Canada.

(10)
Includes 16,505 deferred common shares. Under the terms of the deferred compensation plan, Mr. Marinaro will receive the deferred common shares after the termination of his employment with the Company.

(11)
The address of Andrea Paulis is c/o CNH Industrial America LLC, 6900 Veterans Boulevard, Burr Ridge, IL 60527.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        CNH Industrial Capital receives compensation from CNH Industrial North America for retail installment sales contracts and finance leases that were created under certain low-rate financing programs and interest waiver programs offered to customers by CNH Industrial North America. For selected operating leases, CNH Industrial North America compensates CNH Industrial Capital for the difference between the market rental rates and the amount paid by the customer. Similarly, for selected wholesale receivables, CNH Industrial North America and other affiliates compensate CNH Industrial Capital for the difference between market rates and the amount paid by the dealer. CNH Industrial Capital is also compensated for lending funds to CNH Industrial North America and other affiliates for various purposes.

        The sources included in "Interest and other income from affiliates" in the accompanying consolidated statements of income for the three and six months ended June 30, 2015 and the years ended December 31, 2014, 2013, and 2012 are summarized as follows (in thousands):

	Three Months Ended June 30, 2015	Six Months Ended June 30, 2015	2014	2013	2012
Retail subsidy from CNH Industrial North America	$48,603	$99,489	$228,023	$219,171	$209,952
Wholesale subsidy:
CNH Industrial North America	37,151	74,812	161,308	158,313	148,997
Other affiliates	—	—	—	1,584	2,784
Operating lease subsidy from CNH Industrial North America	15,740	31,347	48,035	35,889	30,376
Lending funds:
CNH Industrial North America	—	—	—	—	352
Other affiliates	—	—	69	—	2

Total interest and other income from affiliates	$101,494	$205,648	$437,435	$414,957	$392,463

        Fees charged by affiliates represent payroll and other human resource services CNH Industrial America performs on behalf of CNH Industrial Capital.

        As of June 30, 2015, CNH Industrial Capital had various accounts and notes receivable and debt with the following affiliates (dollars in thousands):

	June 30, 2015
	Rate	Maturity	Amount
Affiliated receivables from:
CNH Industrial America	0.00%	—	$26,706
CNH Industrial Canada Ltd.	0.00%	—	10,705
Other affiliates	0.00%	—	12,291

Total affiliated receivables			$49,702

Affiliated debt owed to:
CNH Industrial America	—	—	$—
CNH Industrial Canada Ltd.	—	—	—

Total affiliated debt	—	—	$—

        As of December 31, 2014 and 2013, CNH Industrial Capital had various accounts and notes receivable and debt with the following affiliates (dollars in thousands):

	2014			2013
	Rate	Maturity	Amount	Rate	Maturity	Amount
Affiliated receivables from:
CNH Industrial America	0%	—	$39,677	0%	—	$80,786
CNH Industrial Canada Ltd.	0%	—	6,763	0%	—	17,071
Other affiliates	0%	—	12,291	0%	—	12,291

Total affiliated receivables			$58,731			$110,148

Affiliated debt owed to:
CNH Industrial America	3.92%	2014	$713,230	3.92%	2014	$274,525
CNH Industrial Canada Ltd.	5.05%	2014	149,215	4.97%	2014	76,479

Total affiliated debt			$862,445			$351,004

        Included in "Other Assets" in the accompanying balance sheets were tax receivables due from related parties of $28.4 million and $62.5 million, respectively, as of June 30, 2015 and December 31, 2014. Accounts payable and other accrued liabilities of $27.4 million and $5.3 million, respectively, as of June 30, 2015 and December 31, 2014, were payable to related parties. In October 2014, $68.7 million of cash was received for tax receivables purchased from CNH Industrial North America and classified as other assets at September 30, 2014. Interest expense to affiliates was $30.5 million, $24.1 million and $34.5 million, respectively, for the years ended December 31, 2014, 2013 and 2012. Interest expense to affiliates was $6.5 million and $7.9 million, respectively, for the three months ended June 30, 2015 and 2014 and $17.3 million and $9.4 million, respectively, for the six months ended June 30, 2015 and 2014.

        In order to utilize the marketing channels for used equipment that exist in CNH Industrial Capital, $19.5 million of inventory was transferred from CNH Industrial America at cost at December 31, 2014, of which $13.9 million was included in "Equipment held for sale" in the accompanying consolidated balance sheets as of June 30, 2015.

        On March 31, 2015, CNH Industrial Capital Canada redeemed all of its outstanding shares of preferred stock for C$76.6 million ($60.4 million). These shares earned dividends of 12-month LIBOR plus 1.2% per annum. Dividends were accrued and recorded in "Net income attributed to noncontrolling interest" in the consolidated statements of income. A dividend of C$668,000 ($551,000) was paid by CNH Industrial Capital Canada to CNH Industrial Canada Ltd. in March 2015, which represented all accrued and unpaid dividends on the preferred stock through the redemption date.

 DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Unsecured Facilities and Debt

        As of June 30, 2015, we had outstanding unsecured senior notes of $750 million at an annual fixed rate of 3.875% due 2015, $500 million at an annual fixed rate of 6.250% due 2016, $500 million at an annual fixed rate of 3.250% due 2017, $600 million at an annual fixed rate of 3.625% due 2018, $600 million at an annual fixed rate of 3.875% due 2018, and $500 million at an annual fixed rate of 3.375% due 2019.

        As of June 30, 2015, we had a $250 million, unsecured facility with a final maturity in July 2016, consisting of a $150 million term loan and a $100 million revolving credit facility, which was fully drawn. On July 6, 2015, we repaid the $100 million revolving credit facility. On July 8, 2015, we terminated the revolving commitment and repaid the $150 million term loan.

        As of June 30, 2015, we had available a $250 million, unsecured credit facility with a consortium of banks, with a final maturity in June 2017.

        As of June 30, 2015, we had a $100 million unsecured term loan with a final maturity date in March 2018.

        We are subject to restrictive covenants under our unsecured funding transactions, which contain covenants that restrict our ability and/or that of our subsidiaries to, among other things:

  •
  incur additional debt;

  •
  make certain investments;

  •
  enter into certain types of transactions with affiliates;

  •
  use assets as security in other transactions;

  •
  enter into sale and leaseback transactions; and/or

  •
  sell certain assets or merge with or into other companies.

        In addition, we are required to maintain certain coverage levels for leverage and EBITDA. See "Risk Factors—Risks Related to Our Indebtedness and Liquidity—Restrictive covenants in our debt agreements could limit our financial and operating flexibility" for additional information.

Secured Debt

        We have access to committed asset-backed facilities through which we may sell retail receivables. As these transactions do not meet the accounting criteria for sale, the related debt is included on our consolidated balance sheet. We have utilized these facilities to fund the origination of receivables and have periodically repurchased the receivables and resold the receivables in the term ABS markets (shown below as "Amortizing retail term ABS—N.A.") or found alternative financing for the receivables. We believe it is probable that these receiveables will be repurchased and resold in the ABS markets. Borrowings against these facilities accrue interest at prevailing money market or asset-backed commercial paper rates.

        We finance a portion of our wholesale receivable portfolio with the issue of Variable Funding Notes ("VFNs"). These notes are privately subscribed by certain bank and asset-backed commercial paper conduits. These notes accrue interest at prevailing money market or asset-backed commercial paper rates. We also utilize the term ABS market for a portion of our wholesale funding.

        The following table summarizes our debt and credit facilities, borrowings thereunder and availability at June 30, 2015 (in thousands):

	Maturity(1)	Total Facility/Debt	Short-Term Outstanding	Current Maturities of Long-Term Outstanding	Long-Term Outstanding	Available
Committed Asset-Backed Facilities
Retail—U.S.	Sep 2016	$1,200,000	$—	$100,228	$341,524	$758,248
Retail—Canada	Dec 2016	404,256	—	79,350	304,030	20,876
Wholesale VFN—U.S.	May 2016	800,000	800,000	—	—	—
Wholesale VFN—Canada	Dec 2016	473,586	473,586	—	—

Subtotal		2,877,842	1,273,586	179,578	645,554	779,124
Secured Debt
Amortizing retail term ABS—N.A.	Various	6,842,550	—	2,376,608	4,465,942	—
Wholesale term—U.S.	Aug 2016	367,300	—	—	367,300	—

Subtotal		7,209,850	—	2,376,608	4,833,242	—
Unsecured Facilities
Revolving credit facilities	Various	350,000	—	—	100,000	250,000
Unsecured Debt
Notes(3)	Various	3,446,954	—	750,000	2,696,954	—
Term loan	2016	250,000	—	—	250,000	—

Subtotal		3,696,954	—	750,000	2,946,954	—

Total credit facilities and debt		$14,134,646	$1,273,586	$3,306,186	$8,525,750	$1,029,124

(1)
Maturity dates reflect maturities of the credit facility which may be different than the maturities of the advances under the facility.

(2)
Advances under the credit facility ended December 2013; however, the maturities of the debt are due as the underlying leases are collected, which extends beyond 2013.

(3)
Includes adjustments related to fair value hedge of $(1,432) and a discount of $2,339 and $2,139.

        A more detailed description of our credit facilities and debt is provided under "Note 7: Credit Facilities and Debt" in our annual audited consolidated financial statements appearing elsewhere in this prospectus.

DESCRIPTION OF THE NOTES

        The old notes were, and the new notes will be, issued under an indenture (the "Indenture"), dated as of June 26, 2015, by and among the Company (as defined below), the Guarantors (as defined below) and Wells Fargo Bank, National Association, as trustee (the "Trustee").

        The following summaries of the Indenture, the Registration Rights Agreement (as defined below) and the Parent Support Agreement (as defined below) do not include all of the information included in the Indenture, Registration Rights Agreement and the Parent Support Agreement and may not include all of the information that you would consider important. The summary of the Indenture contained herein is qualified by reference to the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. Copies of the Indenture, the Registration Rights Agreement and the Parent Support Agreement have been filed as exhibits to the registration statement of which this prospectus is a part.

        The definitions of most of the capitalized terms used in the following summaries are set forth below under "—Certain Definitions." For purposes of this section, references to the Company refer only to CNH Industrial Capital LLC and not its Subsidiaries.

General

        The new notes will be unsecured obligations of the Company ranking senior in right of payment to all future obligations of the Company that are, by their terms, expressly subordinated in right of payment to the notes and pari passu in right of payment with all existing and future unsecured obligations of the Company that are not so subordinated. The new notes will rank equally in right of payment with any of the Company's and the Guarantors' existing and future senior unsecured indebtedness and will rank effectively junior in right of payment to any of the Company's and the Guarantors' existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness.

        The new notes will be issued in fully registered form only, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        Payments on the new notes will be made through the office or agency of a paying agent. Initially, the Trustee will act as paying agent and registrar for the notes. The new notes may be presented for registration or transfer and exchange at the offices of the registrar, which initially will be the Trustee's corporate trust office. The Company may change any paying agent and registrar without notice to Holders. Methods of receiving payments on global notes are governed by provisions described under "—Book-Entry, Delivery and Form—Payments on Global Notes." In the case of definitive registered notes, the Company may elect to make payments of interest and premium, if any, by check mailed to the Holders at their addresses set forth in the register of Holders.

        Any old notes that remain outstanding after the completion of the exchange offer, together with the new notes issued in connection with the exchange offer, will be treated as a single series of securities under the Indenture.

Principal, Maturity And Interest

        In the exchange offer (the "Exchange Offer"), the Company will issue up to $600,000,000 aggregate principal amount of new notes. The Company may issue additional notes from time to time (the "additional notes"). Any additional notes subsequently issued under the Indenture will be treated as a single class with the notes for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided, however, that if the additional notes are not fungible with the notes for U.S. federal income tax purposes, the additional notes will have a separate

CUSIP number. The new notes will mature on July 16, 2018. Interest on the new notes will accrue at the rate of 3.875% per annum. Interest on the new notes will be payable semiannually in arrears in cash on each January 15 and July 15, commencing on January 15, 2016, to the persons who are registered Holders at the close of business on January 1 and July 1 immediately preceding the applicable interest payment date. Interest on the new notes will accrue from and including the most recent date to which interest has been paid or, if no interest has ever been paid, from and including the date of issuance. Interest will be computed on the basis of a 360-day year comprising twelve 30-day months. Notwithstanding the foregoing, the final interest period shall consist of 181 days, with interest accrued from and including January 15, 2018 through and including the final interest payment date of July 15, 2018.

        The new notes will not be entitled to the benefit of any mandatory sinking fund.

Guarantees

        The new notes will be unconditionally, irrevocably, jointly and severally guaranteed by:

  •
  CNH Industrial Capital America; and

  •
  New Holland Credit.

        The Guarantee of each Guarantor will be a general unsecured obligation of such Guarantor and will rank senior in right of payment to all future obligations of such Guarantor that are, by their terms, expressly subordinated in right of payment to such Guarantee and pari passu in right of payment with all existing and future unsecured Indebtedness of such Guarantor that are not so subordinated. The new notes will be effectively subordinated to the obligations of each of the Company's direct and indirect Subsidiaries that is not a Guarantor of the notes. As of June 30, 2015, such non-Guarantor Subsidiaries had $10.3 billion of outstanding debt. In addition, the assets of our Securitization Subsidiaries, which are variable-interest entities that engage in our Securitization Transactions, do not belong to us and cannot be used to satisfy our obligations under the notes. As of June 30, 2015, the total assets and debt of such Securitization Subsidiaries consolidated on our balance sheet were $9.8 billion and $9.3 billion, respectively. See "Risk Factors—Risks Related to the New Notes—Because each guarantor's liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from either or both of the guarantors."

        The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. If a Guarantee were rendered voidable, it could be subordinated by a court to all other Indebtedness (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such indebtedness, a Guarantor's liability on its Guarantee could be reduced to zero.

        The Guarantee of a Guarantor will be released:

  (1)
  in connection with any sale or other disposition of all of the Capital Stock of such Guarantor to a Person other than the Company or any Subsidiary of the Company;

  (2)
  in connection with the sale or other disposition of all or substantially all of the assets or properties of such Guarantor, including by way of merger, consolidation or otherwise, to a Person other than the Company or any Subsidiary of the Company; or

  (3)
  in the case of any Subsidiary which after the Issue Date is required to Guarantee the notes pursuant to the covenant described under "—Certain Covenants—Issuance of Subsidiary Guarantees," upon either (x) the release or discharge of the guarantee of such Subsidiary of Indebtedness of the Company or any other Person which resulted in the obligation to so Guarantee the notes or (y) the notes reaching Investment Grade Status.

Parent Support Agreement

        The Company and CNH Global entered into a support agreement (the "Parent Support Agreement"), dated November 4, 2011. Effective as of September 29, 2013, in connection with the merger of CNH Global with and into CNHI, CNHI assumed all of CNH Global's obligations under the Parent Support Agreement, pursuant to which CNHI has agreed to, among other things, (a) make cash capital contributions to the Company, to the extent that such payments are necessary to cause the ratio of net earnings available for fixed charges to fixed charges of the Company and its Subsidiaries to be not less than 1.05 for each fiscal quarter of the Company (with such ratio determined, on a consolidated basis and in accordance with U.S. GAAP, for such fiscal quarter and the immediately preceding three fiscal quarters taken as a whole), (b) generally maintain an ownership of at least fifty-one percent (51%) of the Capital Stock of the Company having voting power for the election of directors or managers and (c) cause the Company to have, as of the end of any fiscal quarter, a consolidated tangible net worth of at least $50 million. CNHI is required to cure, directly or indirectly, any deficiency in the ratio of net earnings available for fixed charges to fixed charges or in the consolidated tangible net worth not later than 90 days following the end of the fiscal quarter in which the deficiency occurred.

        The Parent Support Agreement is not intended to be and is not a guarantee by CNHI of the payment of the principal of and any premium and interest on the notes. The obligations of CNHI to the Company pursuant to the Parent Support Agreement are to the Company only and do not run to, and are not enforceable directly by, any creditor of the Company including Holders of notes or the Trustee, and the terms of the Parent Support Agreement will not cause CNHI to be responsible for the payment of any obligations of the Company or of any Guarantor to any creditor thereof, including the Holders of notes or the Trustee; provided, however, that the holders of more than 50% of the aggregate outstanding principal amount of all of the Company's indebtedness (other than indebtedness owed to any Affiliate of the Company but including indebtedness under the notes) will have the right to demand that the Company enforce the Company's rights under the Parent Support Agreement, and if the Company fails or refuses to take timely action to enforce such rights, such holders may proceed against the Company to require the Company to enforce its rights under the Parent Support Agreement.

Redemption

  Optional redemption

        The notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the Make-Whole Premium (a "Make-Whole Redemption").

  Selection and notice of redemption

        In the event that less than all of the notes are to be redeemed at any time, subject to applicable procedures of DTC with respect to global notes, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no notes of a principal amount of $2,000 or less shall be redeemed in part.

        Notice of an optional redemption shall be mailed at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address or otherwise delivered to each Holder in accordance with the applicable procedures of DTC. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon delivery of the original note to the paying agent and cancellation of the original note (or transferred by book entry). On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Repurchase at the Option of Holders Upon a Change of Control Triggering Event

        The Indenture provides that, upon the occurrence of a Change of Control Triggering Event, each Holder will have the right to require that the Company purchase all or a portion of such Holder's notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest, if any, thereon to the date of purchase (the "Change of Control Payment").

        Within 30 days following the date upon which the Change of Control Triggering Event occurs, the Company must send by first class mail, or otherwise deliver to each Holder in accordance with the applicable procedures of DTC, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed or sent (the "Change of Control Payment Date"). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

        On the Change of Control Payment Date, the Company will, to the extent lawful:

  (1)
  accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

  (3)
  deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

        Subject to applicable DTC procedures with respect to global notes, the paying agent will as promptly as practicable mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the Company and the Trustee will as promptly as practicable execute and authenticate and mail (or cause to be transferred by book entry) to each Holder a new note in a principal amount equal to any unpurchased portion of the notes surrendered, if any; provided, however, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to a Change of Control, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the applicable provisions of the Indenture by virtue thereof.

        The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchaser Representatives. Subject to the

limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the Company's ability to incur additional Indebtedness are contained in the covenants described under "Certain Covenants—Limitations on Secured Indebtedness" and "Certain Covenants—Limitations on Sales and Leasebacks." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

        The ability of the Company to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. The Company cannot assure you that it will have sufficient funds available when necessary to make any required repurchases, and the terms of the Company's other financing arrangements may require repurchase or repayment of amounts outstanding in the event of a Change of Control, which could also limit the Company's ability to fund the repurchase of the notes. In the event the Company is required to purchase outstanding notes pursuant to a Change of Control Offer, the Company may seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company absent a decision by a court of competent jurisdiction. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make an offer to repurchase the notes as described above.

        The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Certain Covenants

        Limitations on Secured Indebtedness.    The Company will not, nor will it permit any Restricted Subsidiary to, incur, issue, assume, guarantee or create any Secured Indebtedness without effectively providing concurrently with the incurrence, issuance, assumption, guaranty or creation of any such Secured Indebtedness that the outstanding notes (together with, if the Company shall so determine, any other Indebtedness of the Company or such Restricted Subsidiary then existing or thereafter created which is not subordinated to the outstanding notes) will be secured equally and ratably with (or prior to) such Secured Indebtedness, so long as such Secured Indebtedness will be secured by a Lien, unless, after giving effect thereto, the sum of the aggregate amount of (a) all outstanding Secured Indebtedness of the Company and its Restricted Subsidiaries, plus (b) all Attributable Debt in respect of sale and leaseback transactions (with the exception of Attributable Debt which is excluded pursuant to clauses (1) to (6) inclusive described under "—Limitations on Sales and Leasebacks" below), plus (c) all Indebtedness of CNH Industrial Capital Canada (other than Indebtedness of CNH Industrial Capital Canada owed to CNHI, or any Parent of CNHI, or any of the Subsidiaries of CNHI or any Parent of CNHI) to the extent not included under (a) or (b) above, would not exceed 15% of Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries; provided, however, that this restriction will not apply to, and there will be excluded from Secured Indebtedness in any computation under this covenant, Indebtedness secured by:

  (1)
  Liens on property of any Person existing at the time such Person becomes a Subsidiary;

  (2)
  Liens on property existing at the time of acquisition thereof or incurred within 180 days of the time of acquisition thereof (including, without limitation, acquisition through merger or consolidation) by the Company or any Restricted Subsidiary;

  (3)
  Liens on property hereafter acquired (or constructed) by the Company or any Restricted Subsidiary and created prior to, at the time of, or within 270 days after such acquisition (including, without limitation, acquisition through merger or consolidation) (or the completion of such construction or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of all or any part of the purchase price (or the construction price) thereof;

  (4)
  Liens in favor of the Company or any Restricted Subsidiary;

  (5)
  Liens in favor of the United States of America, any State thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure partial, progress, advance or other payments pursuant to any contract or provisions of any statute;

  (6)
  Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from Federal income taxation pursuant to Section 103(a) of the Internal Revenue Code of 1954, as amended;

  (7)
  Liens securing the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money, the obtaining of advances or credit or the securing of Indebtedness, if made and continuing in the ordinary course of business;

  (8)
  Liens under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits of cash or obligations of the United States of America to secure surety and appeal bonds to which the Company or any Restricted Subsidiary is a party or in lieu of such bonds, or pledges or deposits for similar purposes in the ordinary course of business, or Liens imposed by law, such as laborers' or other employees', carriers', warehousemen's, mechanics', materialmen's and vendors' Liens and Liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review, or Liens for taxes not yet subject to penalties for nonpayment or the amount or validity of which is being in good faith contested by appropriate proceedings by the Company or any Restricted Subsidiary, as the case may be, or minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions or Liens as to the use of real properties, which Liens, exceptions, encumbrances, easements, reservations, rights and restrictions do not, in the good faith opinion of the Governing Body of the Company, in the aggregate materially detract from the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

  (9)
  Liens (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any of its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Subsidiaries in the ordinary course of business;

  (10)
  Liens relating to collateral provided to any counterparty of the Company or any of its Subsidiaries in connection with any Hedging Transaction; or

  (11)
  any extension, renewal, refunding or replacement of the foregoing.

        Limitations on Sales and Leasebacks.    The Company will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any property of the Company or any Restricted Subsidiary, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person (a "sale and leaseback transaction") unless, after giving effect thereto, the sum of the aggregate amount of (a) all Attributable Debt with respect to all such sale and leaseback transactions, plus (b) all Secured Indebtedness (with the exception of Indebtedness secured by Liens which are incurred, issued, assumed, guaranteed, created or permitted pursuant to clauses (1) to (11) inclusive described under "Limitations on Secured Indebtedness" above), plus (c) all Indebtedness of CNH Industrial Capital Canada (other than Indebtedness of CNH Industrial Capital Canada owed to CNHI, or any Parent of CNHI, or any of the Subsidiaries of CNHI or any Parent of CNHI) to the extent not included under (a) or (b) above, would not exceed 15% of Consolidated Net Tangible Assets. This covenant will not apply to, and there will be excluded from Attributable Debt in any computation under this covenant or under "Limitations on Secured Indebtedness" above, Attributable Debt with respect to any sale and leaseback transaction if:

  (1)
  The Company or applicable Restricted Subsidiary is permitted to incur Indebtedness secured by a Lien pursuant to clauses (1) to (11) inclusive described under "Limitations on Secured Indebtedness" above on the property to be leased, in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction, without equally and ratably securing the notes;

  (2)
  The Company or applicable Restricted Subsidiary, within 270 days after the sale or transfer shall have been made by the Company or applicable Restricted Subsidiary, shall apply an amount in cash equal to the greater of (i) the net proceeds of the sale or transfer of the property leased pursuant to such arrangement or (ii) the fair market value of the property so leased at the time of entering into such arrangement (as determined by the President, the Chief Financial Officer or the Treasurer of the Company) to the retirement of Secured Indebtedness of the Company or any Restricted Subsidiary (other than Secured Indebtedness owned by the Company or any Restricted Subsidiary); provided, however, that no retirement referred to in this clause (2) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision of any Secured Indebtedness;

  (3)
  The Company or a Restricted Subsidiary applies the net proceeds of the sale or transfer of the property leased pursuant to such transaction to the purchase of other property or assets used or useful in the Company's or any Restricted Subsidiary's business within 270 days prior or subsequent to such sale or transfer;

  (4)
  the effective date of any such arrangement is within 270 days of the acquisition of the applicable property (including, without limitation, acquisition by merger or consolidation) or the completion of construction and commencement of operation thereof, whichever is later;

  (5)
  the lease in such sale and leaseback transaction is for a period, including renewals, of not more than three years; or

  (6)
  the sale and leaseback transaction is entered into between the Company and a Restricted Subsidiary or between Restricted Subsidiaries.

        Merger, Consolidation and Sale of Assets.    The Company shall not consolidate with or merge with or into any other Person or convey, transfer or lease all or substantially all of its properties and assets to any Person, and the Company shall not permit any Person to consolidate with or merge with or into the Company or convey, transfer or lease all or substantially all of its properties and assets to the Company unless:

  (1)
  the Person formed by such consolidation or with or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, all or substantially all of the properties and assets of the Company shall be a Person organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest on the notes and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed and shall expressly assume all obligations of the Company under the Registration Rights Agreement and the Parent Support Agreement;

  (2)
  immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or a Subsidiary as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of such transaction, no Default or Event of Default shall have occurred and be continuing;

  (3)
  if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of the Company or any Subsidiary would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by the Indenture, the Company or such successor Person, as the case may be, shall take such steps as shall be necessary effectively to secure the notes equally and ratably with (or prior to) all indebtedness secured thereby; and

  (4)
  the Company has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

        For purposes of the foregoing, the conveyance, transfer or lease of all or substantially all of the properties or assets of one or more Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        Upon any consolidation of the Company with, or merger of the Company with or into, any other Person or any conveyance, transfer or lease of all or substantially all of the properties and assets of the Company in accordance with the foregoing, the successor Person formed by such consolidation or with or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor Person had been named as the Company in the Indenture; and in the event of any such conveyance, transfer or lease, the Company (which term shall for this purpose mean the Person named as the Company or any successor corporation which shall have theretofore become such in the manner prescribed above) shall be discharged from all liability under the Indenture and in respect of the notes or its Guarantee, as the case may be, and may be dissolved and liquidated.

        No Guarantor (other than a Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture) shall consolidate with or merge with or into any other Person or convey, transfer or lease all or substantially all of its properties and assets to any Person, and the Company shall not permit any Person to consolidate with or merge with or into any other Guarantor or convey, transfer or lease all or substantially all of its properties and assets to any other Guarantor, unless:

  (1)
  if such Guarantor shall consolidate with or merge with or into another Person or convey, transfer or lease all or substantially all of its properties and assets to any Person, the Person formed by such consolidation or with or into which such Guarantor is merged or the Person which acquires by conveyance or transfer, or which leases, all or substantially all of the properties and assets of such Guarantor shall be organized and validly existing under the laws of (x) if such Guarantor is organized and existing under the laws of the United States or any State thereof or the District of Columbia, the United States or any State thereof or the District of Columbia; or (y) if such Guarantor is organized and existing under the laws of any other jurisdiction (i) a member state of the European Union (as it exists on the Issue Date), (ii) the United States or any state thereof or the District of Columbia or (iii) the jurisdiction or organization or existence of such Guarantor to which such consolidation or merger relates and, in each case, shall expressly assume, by a supplemental indenture, all of the obligations of such Guarantor under the Indenture, such Guarantor's Guarantee and the Registration Rights Agreement;

  (2)
  immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of such Guarantor as a result of such transaction as having been incurred by such Guarantor at the time of such transaction, no Default or Event of Default shall have happened and be continuing;

  (3)
  if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of such Guarantor would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by the Indenture, such Guarantor or such successor Person, as the case may be, shall take such steps as shall be necessary effectively to secure its Guarantee of the notes equally and ratably with (or prior to) all indebtedness secured thereby; and

  (4)
  such Guarantor has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

        Upon any consolidation of a Guarantor with, or merger of such Guarantor with or into, any other Person or any conveyance, transfer or lease of all or substantially all of the properties and assets of such Guarantor with or in accordance with the foregoing, the successor Person formed by such consolidation or with or into which such Guarantor is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of such Guarantor under the Indenture with the same effect as if such successor Person had been a Guarantor under the Indenture; and in the event of any such conveyance, transfer or lease, such Guarantor (which term shall for this purpose mean the Person named as such Guarantor or any successor corporation which shall have theretofore become such in the manner prescribed above) shall be discharged from all liability under the Indenture and in respect of its Guarantee of the notes, and may be dissolved and liquidated.

        Issuance of Subsidiary Guarantees.    The Company will not cause or permit any of its Restricted Subsidiaries, directly or indirectly, to be obligated as a guarantor, other than as a result of any bank or other depositary institution's right of set-off, of the obligation of the Company or any other Person under any Indebtedness in excess of $50.0 million in the aggregate unless such Restricted Subsidiary concurrently therewith:

  (1)
  executes and delivers to the Trustee a supplemental indenture pursuant to which such Subsidiary shall unconditionally guarantee (each, a "Guarantee") all of the Company's obligations under the notes and the Indenture on the terms set forth in the Indenture for so long as such guaranteed Indebtedness exceeds $50.0 million in the aggregate; and

  (2)
  delivers to the Trustee an opinion of counsel (which may contain customary exceptions) that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary.

        Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture until such Guarantee is released in accordance with the provisions of "Guarantees" above. The Company may cause any other Subsidiary of the Company to issue a Guarantee and become a Guarantor.

        Payments for Consent.    The Company will not, and will not cause or permit any Subsidiary to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the notes or the Guarantees unless such consideration is offered to be paid to all Holders who so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or amendment.

        Reports to Holders.    The Company will deliver to the Trustee, within 15 days after it is required to file them with the Commission, copies of: (A) annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form); (B) reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form); (C) reports on Form 8-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form); and (D) any other information, documents or other reports which the Company would be required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act; provided, however, if the Company is not obligated to file the information, documents and reports described in clauses (A), (B), (C) or (D) of this sentence with the Commission, or if the Commission does not permit such filing, the Company shall make available such information, documents and reports to prospective purchasers of the notes, in addition to providing such information to the Trustee and the Holders, in each case within 30 days after the time the Company would have been required to file such information with the Commission, if it were subject to Section 13 or 15(d) of the Exchange Act. The Company shall be deemed to have furnished such information, documents or reports to the Trustee, the Holders and/or prospective purchasers of the notes, if the Company has filed such information, documents or reports with the Commission via the EDGAR filing system (or any successor system) and/or posted such information, documents or reports on the Company's website and such information, documents or reports are publicly available. The Company has also agreed that, for so long as any notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) under the Exchange Act, it will furnish to the holders of the notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        The Company will transmit by mail to all Holders, as the names and addresses of such Holders appear upon the register, within 30 days after the filing thereof with the Trustee, the summaries of information, documents and reports required to be filed by the Company, if any, pursuant to the

Indenture as may be required by rules and regulations prescribed from time to time by the Commission.

        Compliance with Parent Support Agreement.    The Company (i) will observe and perform in all material respects all of its covenants or agreements contained in the Parent Support Agreement, (ii) will use commercially reasonable efforts to cause CNHI to observe and perform in all material respects all covenants or agreements of CNHI contained in the Parent Support Agreement and (iii) will not waive compliance under, amend in any material respect or terminate the Parent Support Agreement; provided, however, that the Parent Support Agreement may, in accordance with the terms thereof, be modified, amended or terminated, at CNHI's election, upon thirty days prior written notice to the Company and to Moody's and S&P if (a) such modification, amendment or termination would not result in a downgrade of the Company's rated indebtedness by Moody's or S&P; (b) the modification, amendment or notice of termination provides that the Parent Support Agreement will continue in effect with respect to the Company's rated indebtedness outstanding on the effective date of the modification, amendment or termination; or (c) there is no long-term rated indebtedness of the Company outstanding.

Events of Default

        The following events will be defined in the Indenture as "Events of Default":

  (1)
  the failure to pay interest on any notes when the same becomes due and payable and such default continues for a period of 30 days;

  (2)
  the failure to pay the principal of any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer);

  (3)
  a default in the performance, or breach, of any term or provision of those covenants contained in the Indenture that are described under clause (iii) of "Certain Covenants—Compliance with Parent Support Agreement";

  (4)
  a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default from the Trustee or the Holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the covenant described under "—Certain Covenants—Merger, Consolidation and Sale of Assets," which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

  (5)
  a default under any Indebtedness of the Company, any Restricted Subsidiary of the Company or any Guarantor that, in the case of any such Restricted Subsidiary or Guarantor is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company and/or Guarantors that, together would constitute a Significant Subsidiary (or the payment of which is guaranteed by the Company or any such Restricted Subsidiary of the Company or Guarantor or group of Restricted Subsidiaries of the Company and/or Guarantors), whether such Indebtedness now exists or is created after the Issue Date, which default (A) is caused by a failure to pay principal of such Indebtedness after any applicable grace period provided in such Indebtedness on the date of such default (a "payment default") or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates to an amount in excess of $75.0 million;

  (6)
  one or more judgments in an aggregate amount in excess of $75.0 million not covered by adequate insurance shall have been rendered against the Company, any Restricted Subsidiary of the Company or Guarantor that, in the case of any such Restricted Subsidiary or Guarantor is a Significant Subsidiary or group of Restricted Subsidiaries of the Company and/or Guarantors that, together, would constitute a Significant Subsidiary and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable;

  (7)
  certain events of bankruptcy as set forth in the Indenture affecting the Company or any Restricted Subsidiary or Guarantor that, in the case of any such Restricted Subsidiary or Guarantor is a Significant Subsidiary or group of Restricted Subsidiaries of the Company and/or Guarantors that, together, would constitute a Significant Subsidiary; or

  (8)
  any Guarantee of any Guarantor ceases to be in full force and effect or any Guarantee of such Guarantor is declared to be null and void and unenforceable or any Guarantee of such Guarantor is found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of such Guarantor in accordance with the terms of the Indenture).

        If an Event of Default (other than an Event of Default specified in clause (7) above) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding notes may declare the principal of, premium, if any, and accrued interest on all the notes to be due and payable by notice in writing to the Company and (if given by the Holders) the Trustee specifying the respective Events of Default and that it is a "notice of acceleration," and the same shall become immediately due and payable. If an Event of Default specified in clause (7) above occurs with respect to the Company and is continuing, then all unpaid principal of, premium, if any, and accrued and unpaid interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        The Indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the Holders of a majority in principal amount of the then outstanding notes may rescind and cancel such declaration and its consequences:

  (1)
  if the rescission would not conflict with any judgment or decree;

  (2)
  if all existing Events of Default have been cured or waived except for nonpayment of principal or interest that has become due solely because of the acceleration;

  (3)
  to the extent the payment of such interest is lawful, if interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

  (4)
  if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

  (5)
  in the event of the cure or waiver of an Event of Default of the type described in clause (7) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

        No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto.

        The Holders of a majority in principal amount of the then outstanding notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on any notes.

        Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights, or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee satisfactory security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon the Company obtaining knowledge of any Default or Event of Default (provided that the Company shall provide such certification at least annually whether or not it knows of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have its obligations and the obligations of any Guarantors discharged with respect to the outstanding notes ("legal defeasance"). Such legal defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

  (1)
  the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

  (2)
  the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

  (3)
  the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

  (4)
  the legal defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have its obligations of the Company released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and thereafter any omission or failure to comply, with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under "—Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise legal defeasance or covenant defeasance:

  (1)
  The Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants selected by the Company expressed in a written certification to the Trustee, to pay the principal of, premium, if any, and interest on the notes on the stated date of payment thereof or on the applicable redemption date, as the case may be; provided that the Trustee shall have received an irrevocable written order from the Company instructing the Trustee to apply such cash or the proceeds of such obligations to said payments with respect to such notes;

  (2)
  in the case of legal defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the

    Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

  (3)
  in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which will be used to defease the notes concurrently with such incurrence);

  (5)
  such legal defeasance or covenant defeasance shall not result in a breach or violation of or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

  (6)
  the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

  (7)
  the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent (other than, in the case of such legal opinion, paragraph (6) above as to which such counsel need express no opinion) provided for or relating to the legal defeasance or the covenant defeasance have been complied with; and

  (8)
  the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit and assuming that no Holder is an "insider" with respect to the Company, as that term is defined in Section 101 of title 11, United States Bankruptcy Code (the "Bankruptcy Code"), the cash or securities deposited in trust will not be subject to avoidance and repayment under Sections 547 and 550 of the Bankruptcy Code.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when:

  (1)
  either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

  (2)
  the Company and/or the Guarantors have paid all other sums payable under the Indenture; and

  (3)
  the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

        From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Company, adversely affect the rights of any of the Holders in any material respect. The Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

  (1)
  reduce the amount of notes whose Holders must consent to an amendment;

  (2)
  reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

  (3)
  reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;

  (4)
  make any notes payable in a currency other than that stated in the notes;

  (5)
  make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of, premium, if any, and interest on such notes on or after the stated due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of the then outstanding notes to waive Defaults or Events of Default;

  (6)
  amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer after the occurrence of a Change of Control Triggering Event or, after such Change of Control Triggering Event has occurred, modify any of the provisions or definitions with respect thereto;

  (7)
  modify or change any provision of the Indenture or the related definitions affecting the ranking of the notes or any Guarantee in a manner which adversely affects the Holders; or

  (8)
  release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

Governing Law; Waiver of Trial by Jury

        The Indenture provides that it and the notes shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the state of New York (including, without limitation, Section 5-1401 of the New York General Obligations Law or any successor statute). The Indenture provides that we, the Guarantors and the Trustee, and each Holder of a note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal suit, action or proceeding arising out of, relating to or based on the Indenture, the notes or any transactions contemplated thereby.

The Trustee

        The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default that has not been cured or waived, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

        The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company or a Guarantor, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA it must apply to the Commission for permission to continue, eliminate such conflict, or resign within 90 days as provided in the Indenture.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Affiliate" means with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Applicable Treasury Rate" for any redemption date, means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the Make-Whole Redemption Date of such note (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Make-Whole Redemption Date to July 16, 2018; provided, however, that if the period from the Make-Whole Redemption Date to July 16, 2018 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the Make-Whole Redemption Date to July 16, 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        "Attributable Debt" means, as to any particular lease under which either the Company or any Restricted Subsidiary is at the time liable as lessee for a term of more than 12 months and at any date as of which the amount thereof is to be determined, the total net obligations of the lessee for rental payments during the remaining term of the lease (excluding any period for which such lease has been extended or may, at the option of the lessor, be extended) discounted from the respective due dates thereof to such determination date at a rate per annum equivalent to the greater of (a) the weighted-average Yield to Maturity of the notes and (b) the interest rate inherent in such lease (as determined in good faith by the Company), both to be compounded semi-annually. The net total obligations of the lessee for rental payments under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales or monetary inflation). If any lease is terminable by the lessee upon the payment of a penalty and under the terms of the lease the termination right is not exercisable until after the determination date and the amount of such penalty discounted to the determination date as provided above is less than the net amount of rentals payable after the time as of which such termination could occur (the "termination time") discounted to the determination date as provided above, then such discounted penalty amount shall be used instead of such discounted amount of net rentals payable after the termination time in calculating the Attributable Debt for such lease. If any lease is terminable by the lessee upon the payment of a penalty and such termination right is exercisable on the determination date and the amount of the net rentals payable under such lease after the determination date discounted to the determination date as provided above is greater than the amount of such penalty, the "Attributable Debt" for such lease as of such determination date shall be equal to the amount of such penalty.

        "Business Day" means a day other than a Saturday, Sunday or other day on which the Trustee or commercial banking institutions in New York City are authorized or required by law to close.

        "Capital Stock" means

  (1)
  with respect to any Person that is a corporation, any and all shares of corporate stock of such Person;

  (2)
  with respect to any Person that is an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated and whether or not voting) of corporate stock of such Person;

  (3)
  with respect to any Person that is a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) of such Person; and

  (4)
  with respect to any other Person, any other interest or participation that confers on a Person the right to receive a share of the profits, losses of, or distributions of assets of, the issuing Person.

        "Capital Lease Obligations" of either the Company or any Restricted Subsidiary means the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date determined in accordance with generally accepted accounting principles.

        "Change of Control" means the occurrence of one or more of the following events:

  (1)
  any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), other than one or more Permitted Holders, becomes the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of more than 50% of the total voting power of the Company's Capital Stock;

  (2)
  there is consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person or Group, together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture), other than any transfer to (x) the Company or one or more Subsidiaries of the Company or (y) any Person of which more than 50% of the voting power of such Person's Capital Stock is owned directly or indirectly by one or more Permitted Holders;

  (3)
  there is consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving Person or pursuant to which the Capital Stock of the Company would be converted into cash, securities or other property, other than a merger or consolidation of the Company (x) in which the holders of the Capital Stock of the Company outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Capital Stock of the surviving corporation immediately after such consolidation or merger or (y) with any Person of which more than 50% of the voting power of such Person's Capital Stock is owned directly or indirectly by one or more Permitted Holders;

  (4)
  the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

  (5)
  during any period of two consecutive years, individuals who at the beginning of such period constituted the Governing Body of the Company (together with any new directors or managers whose election by such Governing Body or whose nomination for election by the equity-holders of the Company was approved either (x) pursuant to a vote of a majority of the directors or managers then still in office who were either directors or managers at the beginning of such period or whose election or nomination for election was previously so approved or (y) by the Permitted Holders) cease for any reason to constitute a majority of the Governing Body of the Company then in office; or

  (6)
  the first day on which CNHI fails to own, either directly or indirectly, through one or more Subsidiaries, more than 50% of the total voting power of the Company's Capital Stock.

        "Change of Control Triggering Event" means both (i) a Change of Control shall have occurred and (ii) either (x) the notes shall not have Investment Grade Status at the time of the occurrence of such Change of Control and shall not have obtained Investment Grade Status within 30 days after public notice of the occurrence of such Change of Control or (y) the notes shall have Investment Grade Status at the time of the occurrence of such Change of Control but a Rating Decline shall have occurred and, after giving effect to such Rating Decline, the notes shall cease to have Investment Grade Status.

        "CNHI" means CNH Industrial N.V., a corporation organized under the laws of the Kingdom of The Netherlands, and, for the avoidance of doubt, its successors in interest (whether by merger, consolidation, sale of assets or otherwise).

        "Commission" means the Securities and Exchange Commission, as from time to time constituted, or if at any time after the execution of the Indenture such Commission is not existing and performing the applicable duties now assigned to it, then the body or bodies performing such duties at such time.

        "Consolidated Net Tangible Assets" means, at any date, the total assets (net of applicable reserves) appearing on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries (excluding assets of any Securitization Subsidiaries, as reflected in the table relating to consolidated variable interest entities accompanying such balance sheet) at the end of the fiscal quarter of the Company ending not more than 135 days prior to such date, prepared in accordance with generally accepted accounting principles, after deducting therefrom (a) all current liabilities (due within one year) of the Company and such Restricted Subsidiaries reflected on such balance sheet (excluding current liabilities of any Securitization Subsidiaries, as reflected in the table relating to consolidated variable interest entities accompanying such balance sheet) and (b) all Intangible Assets and related liabilities of the Company and such Restricted Subsidiaries reflected on such balance sheet (excluding Intangible Assets and related liabilities of any Securitization Subsidiaries, as reflected in the table relating to consolidated variable interest entities accompanying such balance sheet).

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both with respect to which, would be, an Event of Default.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto, and the rules and regulations of the Commission promulgated thereunder.

        "GAAP" or "generally accepted accounting principles" means generally accepted accounting principles in the United States of America, as in effect on the Issue Date.

        "Governing Body" means, as to any Person, the board of directors, board of managers or other governing body of such Person or any duly authorized committee thereof.

        "Guarantee" has the meaning set forth under "—Certain Covenants—Issuance of Subsidiary Guarantees."

        "Guarantor" means (1) each Subsidiary of the Company that executes a Guarantee on the Issue Date and (2) each other Subsidiary that in the future executes a Guarantee pursuant to the covenant described under "—Certain Covenants—Issuance of Subsidiary Guarantees" or otherwise; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its Guarantee is released in accordance with the terms of the Indenture.

        "Hedging Transaction" means any transaction to hedge interest rate, currency, commodity and/or equity risks and exposures, including a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return option, credit spread transaction, repurchase transaction, reverse repurchase transaction, security lending transaction, buy/sell-back transaction, agreement for the purchase, sale or transfer of any commodity or any other commodity trading transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination of these transactions or any transactions similar to the transactions described above.

        "Holder" means any registered holder, from time to time, of any notes.

        "Indebtedness" means, at any date, without duplication, (i) all obligations for borrowed money of the Company or a Restricted Subsidiary of the Company or any other indebtedness of the Company or a Restricted Subsidiary of the Company, evidenced by bonds, debentures, notes or other similar instruments, maturing more than 12 months after the time of computation thereof, (ii) guarantees of any such obligations or indebtedness or of dividends of others (except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other commercial paper arising in the ordinary course of business), (iii) in the case of any Restricted Subsidiary all Preferred Stock of such Restricted Subsidiary and (iv) all Capital Lease Obligations; provided, however, that in each such case, obligations and other indebtedness of the Company or a Restricted Subsidiary of the Company incurred as a part of a Securitization Transaction shall not constitute Indebtedness.

        "Initial Purchaser Representatives" means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Société Générale.

        "Intangible Assets" means, at any date, the value (net of any applicable reserves), as shown on or reflected in the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of the fiscal quarter of the Company ending not more than 135 days prior to such date, prepared in accordance with generally accepted accounting principles, of: (i) all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other like intangibles; (ii) organizational and development costs; (iii) deferred charges (other than prepaid items such as insurance, taxes, interest, commissions, rents, deferred interest waiver, compensation and similar items and tangible assets being amortized); and (iv) unamortized debt discount and expense, less unamortized premium.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB– (or the equivalent) by S&P or an equivalent rating by any Successor Rating Agency.

        "Investment Grade Status" means that the notes shall have an Investment Grade Rating from both Rating Agencies, provided that no Default or Event of Default has occurred and is continuing.

        "Issue Date" means June 26, 2015, the date of initial issuance of the old notes.

        "Lien" means, with respect to any asset or property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset or property, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or lease in the nature thereof); provided, that in no event shall an operating lease be deemed to constitute a Lien.

        "Make-Whole Premium" means, as to each note, an amount equal to the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (x) the present value of the sum of the principal amount and premium, if any, that would be payable on such note on July 16, 2018 and all remaining interest payments to and including July 16, 2018 (but excluding any interest accrued to the Make-Whole Redemption Date), discounted on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) from July 16, 2018 to the Make-Whole Redemption Date at a per-annum interest rate equal to the Applicable Treasury Rate on such Make-Whole Redemption Date plus 0.50%, over (y) the outstanding principal amount of such note.

        "Make-Whole Redemption Date" with respect to a Make-Whole Redemption, means the date such Make-Whole Redemption is effected.

        "Moody's" means Moody's Investors Service, Inc., or any successor thereto.

        "Parent" means, with respect to any Person, any other Person of which such Person is a direct or indirect Subsidiary.

        "Permitted Holders" means each of:

          (a)   CNHI;

          (b)   any Person that is a Subsidiary of CNHI for so long as such Person continues to be a Subsidiary of CNHI; and

          (c)   any Parent of CNHI (provided that in the case of this clause (c), at all times, the Company shall also be a direct or indirect Subsidiary of CNHI).

        "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust, joint venture or government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Rating Agencies" mean Moody's and S&P; provided that if S&P, Moody's or any Successor Rating Agency (as defined below) shall cease to be in the business of providing rating services for debt securities generally, the Company shall be entitled to replace any such Rating Agency or Successor Rating Agency, as the case may be, which has ceased to be in the business of providing rating services for debt securities generally with a security rating agency which is in the business of providing rating services for debt securities generally and which is nationally recognized in the United States (such rating agency, a "Successor Rating Agency").

        "Rating Decline" shall be deemed to occur if, within 60 days after public notice of the occurrence of a Change of Control (which period shall be extended to up to 180 days after public notice of the occurrence of a Change of Control so long as the rating of the notes is under publicly announced consideration for possible downgrade as a result of the occurrence of such Change of Control by either of the Rating Agencies), the rating of the notes by either Rating Agency shall be decreased.

        "Receivables" means any right of payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising from the financing by the Company or any Subsidiary of the Company of property or services, and monies due thereunder, security interests in the property and services financed thereby and any and all other related rights.

        "Registration Rights Agreement" means the Registration Rights Agreement dated the Issue Date among the Company, the Guarantors and the Initial Purchaser Representatives.

        "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary. As of the Issue Date, each of the following Subsidiaries of the Company will be a Restricted Subsidiary: CNH Industrial Capital America, CNH Industrial Capital Canada and New Holland Credit.

        "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

        "Secured Indebtedness" means Indebtedness which is secured by any Lien on, any asset or property (whether owned on the date of the Indenture or thereafter acquired or created) of the Company or of a Restricted Subsidiary.

        "Securities Act" means the Securities Act of 1933, as amended, or any successor statute or statutes thereto, and the rules and regulations of the Commission promulgated thereunder.

        "Securitization Subsidiary" means a Subsidiary of the Company (a) which is formed for the purpose of effecting one or more Securitization Transactions and engaging in other activities reasonably related thereto and (b) as to which no portion of the indebtedness or any other obligations of which (i) is guaranteed by the Company or any Restricted Subsidiary, or (ii) subjects any property or assets of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to any Lien, other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Securitization Transaction and affiliate notes and other forms of capital or credit support relating to the transfer or sale of Receivables or asset-backed securities to such Securitization Subsidiary and customarily necessary or desirable in connection with such transactions.

        "Securitization Transaction" means any transaction or series of transactions that have been or may be entered into by the Company or any of its Subsidiaries in connection with or reasonably related to a transaction or series of transactions in which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (i) a Securitization Subsidiary or (ii) any other Person, or may grant a security interest in, any Receivables or asset-backed securities or interest therein (whether such Receivables or securities are then existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto, including, without limitation, all security interests in the property or services financed thereby, the proceeds of such Receivables or asset-backed securities and any other assets which are sold or in respect of which security interests are granted in connection with securitization transactions involving such assets.

        "Significant Subsidiary" means, with respect to any Person, any Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1-02(w) of Regulation S-X under the Securities Act, as such Regulation is in effect on the Issue Date.

        "Subsidiary," with respect to any Person, means

  (1)
  any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors or managers under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or

  (2)
  any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

        "Unrestricted Subsidiary" means:

  (1)
  any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Governing Body of the Company in the manner provided below;

  (2)
  any Subsidiary of an Unrestricted Subsidiary; and

  (3)
  any successor by merger or consolidation of an Unrestricted Subsidiary unless such merger or consolidation is with a Restricted Subsidiary;

provided that each Subsidiary of the Company in existence on the Issue Date, other than CNH Industrial Capital America, CNH Industrial Capital Canada and New Holland Credit, shall be considered an Unrestricted Subsidiary.

        The Governing Body of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated has total assets of $1,000 or less.

        The Governing Body of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation, no default shall have occurred and be continuing. Any such designation by the Governing Body shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Governing Body giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

        "Yield to Maturity" means the yield to maturity, calculated at the time of issuance of the notes calculated in accordance with generally accepted financial practice.

THE EXCHANGE OFFER

Purposes and Effect of the Exchange Offer

        We sold the old notes in a private offering in June 2015 to the initial purchasers thereof, who resold the old notes to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act and, outside the United States, to non-U.S. persons in compliance with Regulation S under the Securities Act.

        In connection with the issuance of the old notes, CNH Industrial Capital LLC, the guarantors and the representatives of the initial purchasers thereof entered into the Registration Rights Agreement for the benefit of holders of the old notes. The following description of the Registration Rights Agreement is a summary only. It is not complete and does not describe all of the provisions of the Registration Rights Agreement. For more information, you should review the provisions of the Registration Rights Agreement that we filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

        Pursuant to the Registration Rights Agreement, CNH Industrial Capital LLC and the guarantors agreed, at our cost, for the benefit of the holders of the old notes, to:

  •
  file a registration statement with the SEC with respect to a registered offer to exchange the notes for new notes of CNH Industrial Capital LLC evidencing the same continuing indebtedness under, and having terms substantially identical in all material respects to, the old notes (except that the exchange notes will not contain terms with respect to transfer restrictions); and

  •
  use reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act not later than 365 days after the date of the issuance of the old notes (the "Effectiveness Deadline").

        Upon the effectiveness of the exchange offer registration statement, we will offer the new notes in exchange for surrender of the old notes. We will keep the registered exchange offer open for not less than 20 business days (or longer if required by applicable law) and not more than 30 business days after the date notice of the registered exchange offer is mailed to the holders of the old notes (or with respect to global notes, to the extent permitted or required by applicable DTC procedures or regulations, sent electronically). For each old note surrendered to us pursuant to the registered exchange offer, the holder of such note will receive a new note having a principal amount equal to that of the surrendered note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange thereof or, if no interest has been paid on such old note, from the date of its original issue.

        Under existing SEC interpretations, the new notes would be freely transferable by holders of such notes other than our affiliates after the registered exchange offer without further registration under the Securities Act if the holder of the new notes represents that it is acquiring the new notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the new notes and that it is not our affiliate, as such terms are interpreted by the SEC; provided that broker-dealers ("participating broker-dealers") receiving new notes in the registered exchange offer will have a prospectus delivery requirement with respect to resales of such new notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment from the original sale of the old notes) with the prospectus contained in the exchange offer registration statement. Under the Registration Rights Agreement, we are required to allow participating broker- dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such new notes.

        A holder of old notes (other than certain specified holders) who wishes to exchange such notes for new notes in the registered exchange offer is required to represent that any new notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the registered exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes and that it is not our "affiliate," as defined in Rule 405 under the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

        In the event that:

  (i)
  applicable interpretations of the staff of the SEC do not permit us to effect such a registered exchange offer,

  (ii)
  for any other reason the exchange offer registration statement is not declared effective by the Effectiveness Deadline or the registered exchange offer is not consummated on or prior to the 395th day after the date of the issuance of the old notes (subject to certain exceptions),

  (iii)
  the initial purchasers so request with respect to old notes not eligible to be exchanged for exchange notes in the registered exchange offer,

  (iv)
  any holder of old notes (other than any of the initial purchasers) is not eligible to participate in the registered exchange offer, or

  (v)
  any initial purchaser who participates in the registered exchange offer or otherwise acquires new notes, in exchange for an unsold allotment from the original sale of the old notes, does not receive freely tradeable new notes other than by reason of such holder being an affiliate of us (it being understood that the requirement that a participating broker-dealer deliver the prospectus contained in the exchange offer registration statement in connection with sales of new notes shall not result in such exchange notes being not "freely tradeable"), we will, at our cost,

  (a)
  as promptly as practicable, file a registration statement (the "shelf registration statement") covering resales of the old notes or the new notes, as the case may be,

  (b)
  use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act and

  (c)
  use our reasonable best efforts to keep the shelf registration statement effective until two years after its effective date.

        We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the new notes, as the case may be. A holder selling such old notes or new notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

        If

  (a)
  on or prior to the Effectiveness Deadline, the exchange offer registration statement has not been declared effective,

  (b)
  on or prior to the 395th day after the date of the issuance of the old notes, the registered exchange offer has not been consummated,

  (c)
  notwithstanding that CNH Industrial Capital LLC has consummated the exchange offer, if CNH Industrial Capital LLC is required to file a shelf registration statement, the shelf registration statement is not filed or has not been declared effective within the time periods provided for in the Registration Rights Agreement, or

  (d)
  after either the exchange offer registration statement or the shelf registration statement has been declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of old notes or new notes in accordance with and during the periods specified in the Registration Rights Agreement,

(each such event referred to in clauses (a) through (d), a "registration default"), interest ("additional interest") will accrue on the principal amount of the old notes and the new notes (in addition to the stated interest on the old notes and the new notes) from and including the date on which any such registration default shall occur to but excluding the date on which all registration defaults have been cured; provided that we will not be required to pay additional interest for more than one registration default at any given time. Additional interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of such registration default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 1.0% per annum.

        The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

Resale of the New Notes

        Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that, unless you are a broker-dealer or an affiliate of us, you may offer for resale, resell or otherwise transfer the new notes issued to you pursuant to the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you acquire the new notes in the ordinary course of business and you do not intend to participate in and have no arrangement or understanding with any person to participate in the distribution of the new notes.

        If you are an affiliate of us or if you tender in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the new notes, you may not rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) and Morgan Stanley & Co., Incorporated (available June 5, 1991), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K of the Securities Act.

        Any broker-dealer that resells the new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Accordingly, each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

        By tendering in the exchange offer, you represent to us that, among other things:

  (1)
  you are acquiring the new notes in the ordinary course of business;

  (2)
  you have no arrangement or understanding with any person to participate in a distribution of the old notes or the new notes;

  (3)
  you are not an "affiliate" of us (as defined under the Securities Act) or if you are an affiliate of us, that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

  (4)
  you are not engaged in, and do not intend to engage in, the distribution of the new notes;

  (5)
  if you are a broker-dealer that will receive new notes for your own account in exchange for any old notes that were acquired by you as a result of market-making activities or other trading activities:

  (a)
  you cannot rely on the no-action letters described above;

  (b)
  you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes; and

  (c)
  in the European Economic Area, you will not make any offer or sale which will require us to publish a prospectus pursuant to Article 3 of Directive 2003/71/EC (the "Prospectus Directive");

  (6)
  if you are located in a member state of the European Economic Area which has implemented the Prospectus Directive, from and including the date on which the Prospectus Directive is implemented in that relevant member state (the "Relevant Member State"), you have not made and will not make an offer of notes to the public in that Relevant Member State other than:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of us for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require us to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

  (7)
  you are not located or resident in the United Kingdom or, if you are located or resident in the United Kingdom, you are a person falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or within Article 43(2) of the Order, or to whom this prospectus may lawfully be communicated in accordance with the Order; and

  (8)
  you are not acting on behalf of someone who cannot truthfully and completely make such representations.

Terms of the Exchange Offer

        Upon satisfaction or waiver of the conditions of the exchange offer, we will accept any and all old notes properly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will promptly issue the new notes following expiration of the exchange offer. See "—Conditions to the Exchange Offer" and "—Procedures for Tendering." We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes accepted in the exchange offer. As of the date of this prospectus, there is $600,000,000 aggregate principal amount of old notes outstanding. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 and a minimum denomination of $2,000. The exchange offer is not conditioned upon any number or aggregate principal amount of old notes being tendered.

        The form and terms of the new notes will be the same in all material respects as the form and terms of the old notes, except that the new notes will be registered under the Securities Act and therefore will not bear legends restricting their transfer. The new notes will evidence the same debt as the old notes and will be issued pursuant to, and entitled to the benefits of, the applicable indenture pursuant to which the old notes were issued. Old notes that are accepted for exchange will be cancelled and retired.

        Interest on the new notes will accrue from the most recent date to which interest has been paid on the old notes or, if no interest has been paid on the old notes, the issue date. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the old notes, the issue date. Old notes accepted for exchange will cease to accrue interest from and after the date the exchange offer closes. If your old notes are accepted for exchange, you will not receive any payment in respect of interest on the old notes for which the record date occurs on or after completion of the exchange offer.

        You do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the Registration Rights Agreement. If you do not tender for exchange or if your tender is not accepted, the old notes will remain outstanding and you will be entitled to the benefits of the applicable indenture, but will not be entitled to any registration rights under the Registration Rights Agreement.

        For purposes of the exchange offer, we will be deemed to have accepted validly tendered old notes when, and if, we have given oral or written notice thereof to the exchange agent. The exchange agent will act as our agent for the purpose of distributing the appropriate new notes from us to the tendering holders. If we do not accept any tendered old notes because of an invalid tender or the occurrence of certain other events set forth in this prospectus, we will return the unaccepted old notes, without expense, to the tendering holder thereof promptly after the expiration date.

        If you tender your old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "—Fees and Expenses" below.

Expiration Date; Extension; Termination; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time, on November 13, 2015, unless extended (the "expiration date"). We reserve the right to extend the exchange offer at our discretion (subject to the requirements of the Registration Rights Agreement), in which event the term "expiration date" shall mean the time and date on which the exchange offer as so extended shall expire. We will notify the exchange agent of any extension by oral or written notice and will make a public announcement of any extension and specify the principal amount of old notes tendered to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion (subject to the requirements of the Registration Rights Agreement), to:

  (1)
  delay accepting for exchange any old notes for new notes or to extend or terminate the exchange offer and not accept for exchange any old notes for new notes if any of the events set forth under "—Conditions of the Exchange Offer" occur and we do not waive the condition by giving oral or written notice of the delay or termination to the exchange agent; or

  (2)
  amend the terms of the exchange offer in any manner.

        We will not delay payment of accepted old notes after the expiration date other than in anticipation of our receipt of any necessary government approvals.

        Any delay in acceptance for exchange, extension or amendment will be followed as promptly as practicable by a public announcement of the delay. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of old notes of the amendment, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders of the old notes, if the exchange offer would otherwise expire during that five to ten business day period. If we change the consideration being offered or the percentage of old notes being sought in the exchange offer, we will keep the exchange offer open for at least ten business days from the date on which we provide notice to holders of the old notes. The rights we have reserved in this paragraph are in addition to our rights set forth under "—Conditions of the Exchange Offer."

Conditions of the Exchange Offer

        Our obligation to consummate the exchange offer is not subject to any conditions other than that the exchange offer does not violate any applicable law or applicable interpretation of the SEC staff. Accordingly, we will not be required to accept for exchange any old notes tendered and may terminate or amend the exchange offer as provided herein before the acceptance of any old notes if:

  (1)
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority with respect to the exchange offer which, in our judgment, could reasonably be expected to materially impair our ability to proceed with the exchange offer; or

  (2)
  there shall have been proposed, adopted or enacted any law, statute, rule, regulation, order or SEC staff interpretation which, in our judgment, could reasonably be expected to materially impair our ability to proceed with the exchange offer.

        The foregoing conditions are for our sole benefit and may be asserted regardless of the circumstances giving rise to the conditions or may be waived by us in whole or in part at any time and from time to time in our sole discretion prior to the expiration date. If we waive or amend the foregoing conditions, we will, if required by applicable law, extend the exchange offer for a minimum of five business days from the date that we first give notice, by public announcement or otherwise, of such waiver or amendment, if the exchange offer would otherwise expire within that five business-day period. Our determination concerning the events described above will be final and binding upon all parties.

Procedures for Tendering

        Only a holder of old notes may tender them in the exchange offer. To validly tender in the exchange offer by book-entry transfer, you must deliver an agent's message or a completed and signed letter of transmittal (or facsimile thereof), together with any required signature guarantees and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, and the old notes must be tendered pursuant to the procedures for book-entry transfer set forth below. To validly tender by means other than book-entry transfer, you must deliver a completed and signed letter of transmittal (or facsimile thereof), together with any required signature guarantees and any other required documents and the old notes, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

        Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent's account in accordance with DTC's ATOP procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at DTC, an agent's message or a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the exchange agent at its addresses set forth under "—Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date, or the guaranteed delivery procedure set forth below must be complied with. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

        The term "agent's message" means, with respect to any tendered old notes, a message transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, stating that DTC has received an express acknowledgment from each tendering participant to the effect that, with respect to those old notes, the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant. The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC.

        If you tender an old note, and do not validly withdraw your tender, your actions will constitute an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        The method of delivery of your old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old note should be sent to us; instead, they should be sent to the exchange agent. You may request that your broker, dealer, commercial bank, trust company or nominee effect the tender for you.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution (as defined below) unless the old notes are being tendered:

  (1)
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  (2)
  for the account of an eligible institution.

        If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member of a signature guarantee program within the meaning of Rule 17Ad-15 under the Exchange Act (an "eligible institution").

        If the letter of transmittal or any old notes are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless we waive it, evidence satisfactory to us of their authority to act must be submitted with the letter of transmittal.

        We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties.

        Unless waived, you must cure any defects or irregularities in connection with tenders of your old notes within a time period we will determine. Although we intend to request that the exchange agent notify you of defects or irregularities with respect to your tender of old notes, we will not, nor will the exchange agent or any other person, incur any liability for failure to give you any notification. Tenders of old notes will not be deemed to have been made until any defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

        In addition, we reserve the right in our sole discretion (subject to the limitations contained in the indenture for the notes):

  (1)
  to purchase or make offers for any old notes that remain outstanding after the expiration date; and

  (2)
  to the extent permitted by applicable law, to purchase old notes that remain outstanding after the expiration date in the open market, in privately negotiated transactions or otherwise.

        The terms of any purchases or offers could differ from the terms of the exchange offer.

Guaranteed Delivery Procedures

        If you wish to tender your old notes and either your old notes are not immediately available, or you cannot deliver your old notes and other required documents to the exchange agent, or cannot complete the procedure for book-entry transfer prior to the expiration date, you may effect a tender if:

  (1)
  you make a tender through an eligible institution;

  (2)
  prior to the expiration date, the exchange agent receives from the eligible institution (which may include through DTC's system and procedures) a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) setting forth your name and address, the CUSIP number of the old notes, the certificate number(s) of the old notes (if available) and the principal amount of old notes tendered together with a duly executed letter of transmittal (or a facsimile thereof), stating that the tender is being made thereby and guaranteeing that, within three business days after the expiration date, the certificate(s) representing the old notes to be tendered, in proper form for transfer (or a confirmation of a book-entry transfer into the exchange agent's account at DTC of old notes delivered electronically) and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

  (3)
  the certificate(s) representing all tendered old notes in proper form for transfer (or confirmation of a book-entry transfer into the exchange agent's account at DTC of old notes delivered electronically) and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

        Upon request to the exchange agent, you will be sent a notice of guaranteed delivery if you wish to tender your old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw any tenders of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date. For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal (or a withdrawal through DTC's system and procedures) at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date, and prior to our acceptance for exchange. Any notice of withdrawal must:

  (1)
  specify the name of the person having tendered the old notes to be withdrawn;

  (2)
  identify the old notes to be withdrawn (including the CUSIP number, certificate number(s), if applicable, and principal amount of the old notes);

  (3)
  be signed in the same manner as the old signature on the letter of transmittal by which the old notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee with respect to the old notes register the transfer of the old notes into the name of the person withdrawing the tender; and

  (4)
  specify the name in which any old notes are to be registered, if different from that of the person having tendered the old notes.

        We will determine all questions as to the validity, form and eligibility (including time of receipt) of withdrawal notices in our sole discretion. This determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to them unless the old notes so withdrawn are validly re-tendered. Any old notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to you, without cost, promptly after withdrawal, rejection of tender or termination of the exchange offer. You may re-tender properly withdrawn old notes by following one of the procedures described above under "—Procedures for Tendering" at any time prior to the expiration date.

Fees and Expenses

        We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitation may be made by telephone, telecopy, in person or by other means by our officers and regular employees and by officers and employees of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange. We will pay the other expenses incurred in connection with the exchange offer, including fees and expenses of the trustee, accounting and legal fees and printing costs.

        We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, certificates representing new notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of any taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange

        If you do not exchange your old notes in the exchange offer, you will remain subject to the existing restrictions on transfer of the old notes. In general, you may not offer or sell the old notes unless they are registered under the Securities Act or unless the offer or sale is exempt from the registration requirements under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the old notes under the Securities Act.

Other Considerations

        Participation in the exchange offer is voluntary and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take.

        No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, that information or those representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made pursuant to the exchange offer will, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which the information contained in this prospectus is given. The exchange offer is not being made to (and tenders will not be accepted from or on behalf of) holders of old notes in any jurisdiction in which the making of the exchange offer or the acceptance of the offer would not be in compliance with the laws of such jurisdiction. However, we intend to take any action we deem necessary to permit the completion of the exchange offer in any jurisdiction and to extend the exchange offer to holders of old notes in that jurisdiction.

        We may in the future seek to acquire old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer nor to file a registration statement to permit resales of any old notes.

Accounting Treatment

        The new notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer will be amortized over the term of the new notes under accounting principles generally accepted in the United States.

Exchange Agent

        Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offer. All correspondence in connection with the exchange offer and the letter of transmittal should be addressed to the exchange agent, as follows:

By Registered & Certified Mail:	By Regular Mail or Overnight Courier:
WELLS FARGO BANK, NATIONAL ASSOCIATION Corporate Trust Operations MAC Code: N9303-121 P.O. Box 1517 Minneapolis, MN 55480	WELLS FARGO BANK, NATIONAL ASSOCIATION Corporate Trust Operations MAC Code: N9303-121 6th St & Marquette Avenue Minneapolis, MN 55479

In Person by Hand Only:

WELLS FARGO BANK, NATIONAL ASSOCIATION
Corporate Trust Services
Northstar East Building—12th Floor
608 Second Avenue South
Minneapolis, MN 55402

By Facsimile (for Eligible Institutions only):
(612) 667-6282
Attention: Corporate Trust Operations

For Information or Confirmation by Telephone:
(800) 344-5128

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The exchange of old notes for new notes will not be treated as an "exchange" for U.S. Federal income tax purposes because the new notes will not be considered to be a "significant modification" of the old notes. Rather, the new notes you receive will be treated as a continuation of your investment in the old notes. As a result, you will not recognize gain or loss upon the exchange of your old notes for new notes. In addition, your basis and holding period in the new notes will be the same as your basis and holding period in the old notes exchanged therefor.

        IF YOU ARE CONSIDERING EXCHANGING YOUR OLD NOTES FOR NEW NOTES, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THE EXCHANGE ARISING UNDER STATE, LOCAL OR FOREIGN LAWS.

BOOK-ENTRY, DELIVERY AND FORM

The Global Notes

        New notes offered pursuant to the exchange offer will be issued in the form of one or more registered notes in global form, without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited on the issue date with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes ("Book-Entry Interests") may not be exchanged for notes in physical, certificated form ("Certificated Notes") except in the limited circumstances described below.

        All interests in the Global Notes may be subject to the procedures and requirements of DTC.

        Book-Entry Interests will be shown on, and transfers thereof will be done only through, records maintained in book-entry form by DTC and its participants. The foregoing limitations may impair your ability to own, transfer or pledge Book-Entry Interests. In addition, while the notes are in global form, holders of Book-Entry Interests will not be considered the owners or "holders" of notes for any purpose.

        So long as the notes are held in global form, DTC (or its nominee), will be considered the sole holders of Global Notes for all purposes under the Indenture. In addition, participants in DTC must rely on the procedures of DTC and indirect participants must rely on the procedures of DTC and the participants through which they own Book-Entry Interests, to transfer their interests or to exercise any rights of holders under the Indenture.

        None of us, the Guarantors and the Trustee will have any responsibility or be liable for any aspect of the records relating to the Book-Entry Interests.

  Redemption of the Global notes

        In the event any Global Note (or any portion thereof) is redeemed, DTC (or its nominees) will redeem an equal amount of the Book-Entry Interests in such Global Note from the amount received by it in respect of the redemption of such Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by DTC, in connection with the redemption of such Global Note (or any portion thereof). We understand that, under existing practices of DTC if fewer than all of the notes are to be redeemed at any time, DTC will credit its participants' accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as they deem fair and appropriate; provided, however, that no Book-Entry Interest of $2,000 principal amount or less may be redeemed in part.

  Payments on Global Notes

        We will make payments of any amounts owing in respect of the Global Notes (including principal, premium, if any, interest, additional interest, if any) to DTC or its nominee, which will distribute such payments to participants in accordance with its procedures; provided that, at our option, payment of interest may be made by check mailed to the address of the holders of the notes as such address appears in the note register. We will make payments of all such amounts without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature except as may be required by law. We expect that standing customer instructions and customary practices will govern payments by participants to owners of Book-Entry Interests held through such participants.

        Under the terms of the Indenture, we and the Trustee will treat the registered holders of the Global Notes (e.g., DTC (or its respective nominee)) as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, none of us, the Trustee, the initial purchaser or any of our and their respective agents has or will have any responsibility or liability for:

  •
  any aspect of the records of DTC or any participant or indirect participant relating to payments made on account of a Book-Entry Interest or for maintaining, supervising or reviewing the records of DTC or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest; or

  •
  DTC or any participant or indirect participant.

        Payments by participants to owners of Book-Entry Interests held through participants are the responsibility of such participants.

  Currency of Payment for the Global Notes

        Except as may otherwise be agreed between DTC and any holder, the principal of, premium, if any, and interest on, and all other amounts payable in respect of, the Global Notes will be paid to holders of interests in such notes (the "DTC Holders") through DTC in U.S. dollars.

        Payments will be subject in all cases to any fiscal or other laws and regulations (including any regulations of the applicable clearing system) applicable thereto. None of us, the Trustee, the initial purchaser or any of our and their respective agents will be liable to any holder of a Global Note or any other person for any commissions, costs, losses or expenses in relation to or resulting from any currency conversion or rounding effected in connection with any such payment.

  Action by Owners of Book-Entry Interests

        DTC advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the Book-Entry Interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. DTC will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the Global Notes. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Notes for definitive registered notes in certificated form (the "Definitive Registered Notes"), and to distribute Definitive Registered Notes to its participants.

  Transfers

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which rules and procedures may change from time to time.

  Definitive Registered Notes

        Under the terms of the Indenture, owners of the Book-Entry Interests will receive Definitive Registered Notes:

  •
  if DTC notifies us that it is unwilling or unable to continue as depositary for the Global Note, or DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, a qualified successor depositary is not appointed by us within 120 days;

  •
  if DTC so requests following an event of default under the Indenture; or if the owner of a Book-Entry Interest requests such exchange in writing delivered through DTC following an event of default under the Indenture.

        In the case of the issuance of Definitive Registered Notes, the holder of a Definitive Registered Note may transfer such note by surrendering it at the offices of the transfer agent or the Registrar. In the event of a partial transfer or a partial redemption of a holding of Definitive Registered Notes represented by one Definitive Registered Note, a Definitive Registered Note shall be issued to the transferee in respect of the part transferred, and a new Definitive Registered Note in respect of the balance of the holding not transferred or redeemed shall be issued to the transferor or the holder, as applicable; provided that no Definitive Registered Note in a denomination less than $2,000 shall be issued. We will bear the cost of preparing, printing, packaging and delivering the Definitive Registered Notes.

        We shall not be required to register the transfer or exchange of Definitive Registered Notes for a period of 15 calendar days preceding (a) the record date for any payment of interest on the notes, (b) any date fixed for redemption of the notes or (c) the date fixed for selection of the notes to be redeemed in part. Also, we are not required to register the transfer or exchange of any notes selected for redemption or that the registered holder of notes has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer. In the event of the transfer of any Definitive Registered Note, the transfer agent may require a holder, among other things, to furnish appropriate endorsements and transfer documents as described in the Indenture. We may require a holder to pay any taxes and fees required by law or permitted by the Indenture and the notes.

        We will pay interest on the notes to Persons who are registered holders at the close of business on the record date immediately preceding the interest payment date for such interest. Such holders must surrender the notes to a Paying Agent to collect principal payments.

        If Definitive Registered Notes are issued and a holder thereof claims that such Definitive Registered notes have been lost, destroyed or wrongfully taken or if such Definitive Registered Notes are mutilated and are surrendered to the Registrar or at the office of a transfer agent, we shall issue and the Trustee shall authenticate a replacement Definitive Registered Note if the Trustee's and our requirements are met. The Trustee or we may require a holder requesting replacement of a Definitive Registered Note to furnish an indemnity bond sufficient in the judgment of both the Trustee and us to protect us, the Trustee or the Paying Agent appointed pursuant to the Indenture from any loss which any of them may suffer if a Definitive Registered Note is replaced. We may charge for our expenses in replacing a Definitive Registered Note.

        In case any such mutilated, destroyed, lost or stolen Definitive Registered Note has become or is about to become due and payable, or is about to be redeemed or purchased by us pursuant to the provisions of the Indenture, we in our discretion may, instead of issuing a new Definitive Registered Note, pay, redeem or purchase such Definitive Registered Note, as the case may be.

        Definitive Registered Notes may be transferred and exchanged for Book-Entry Interests in a Global Note only in accordance with the Indenture and, if required, only after the transferor first delivers to the transfer agent a written certification (in the form provided in the Indenture) to the effect that such transfer will comply with the transfer restrictions applicable to such notes and we may require a holder to pay any taxes and fees required by law or permitted by the Indenture and the notes.

  Information Concerning DTC, Euroclear and Clearstream

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the relevant settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and investors should contact the systems or their participants directly to discuss these matters.

        We understand as follows with respect to DTC, Euroclear and Clearstream:

        DTC.    DTC is:

  •
  a limited-purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York banking law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions among its participants. It does this through electronic book-entry changes in the accounts of securities participants, eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant also have access to the DTC system and are known as indirect participants.

        Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a beneficial interest to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for that interest. To the extent that certain persons require delivery in definitive form, the ability to transfer beneficial interests to such persons may be limited. In addition, owners of beneficial interests through the DTC system will receive distributions attributable to the Global Notes only through DTC participants.

        Euroclear and Clearstream.    Like DTC, Euroclear and Clearstream hold securities for participating organizations. They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in the accounts of such participants. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream participant, either directly or indirectly.

  Global Clearance and Settlement Under the Book-Entry System

        The notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Definitive Registered Notes will also be settled in immediately available funds. Subject to compliance with the transfer restrictions applicable to the Global Notes, cross-market transfers of Book-Entry Interests in the notes between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be done through DTC in accordance with DTC's rules on behalf of each of Euroclear or Clearstream by its common depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream will, if the transaction meets its settlement requirements, deliver instructions to the common depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the common depositary.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear and Clearstream as a result of a sale of an interest in a Global Note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as at the business day for Euroclear or Clearstream following DTC's settlement date.

        Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear or Clearstream, as the case may be, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the Trustee, the Registrar, any transfer agent or any Paying Agent will have any responsibility for the performance by DTC, Euroclear or Clearstream, or their respective participants or indirect participants, of their respective obligations under the rules and procedures governing their operations.

  Paying Agent and Registrar

        Wells Fargo Bank, National Association will initially act as paying agent (the "Paying Agent") and registrar (the "Registrar") for the notes. We may change the Paying Agent or Registrar for the notes, and we may act as Registrar for the notes.

  Notices

        Notices regarding the notes will be (a) sent to a leading newspaper having general circulation in the City of New York (which is expected to be The Wall Street Journal), (b) sent to the Trustee and (c) in the event the notes are in the form of Definitive Registered Notes, sent, by first-class mail, with a copy to the Trustee, to each holder of the notes at such holder's address as it appears on the registration books of the Registrar. If and so long as such notes are listed on any other securities exchange, notices will also be given in accordance with any applicable requirements of such securities exchange. If and so long as any notes are represented by one or more Global Notes and ownership of Book-Entry Interests therein are shown on the records of DTC, notices will also be delivered to DTC for communication to the owners of such Book-Entry Interests. Notices given by publication will be deemed given on the first date on which any of the required publications is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

 PLAN OF DISTRIBUTION

        This exchange offer does not constitute an invitation to participate in the exchange offer in any jurisdiction in which, or to any person to or from whom, it is unlawful to make such invitation or for there to be such participation under applicable securities laws. The distribution of this prospectus in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus comes are required by us to inform themselves about, and to observe, any such restrictions.

        Based on interpretations by the SEC staff set forth in no-action letters issued to third parties, including the Exxon Capital and Morgan Stanley no-action letters and similar no-action letters, we believe that you may transfer new notes issued in the exchange offer in exchange for the old notes if:

  •
  you acquire the new notes in the ordinary course of business;

  •
  you have no arrangement or understanding with any person to participate in a distribution of the old notes or the new notes;

  •
  you are not an "affiliate" of us (as defined under the Securities Act) or if you are an affiliate of us, that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

  •
  if you are located in a member state of the European Economic Area which has implemented the Prospectus Directive, from and including the date on which the Prospectus Directive is implemented in that relevant member state (the "Relevant Member State"), you have not made and will not make an offer of notes to the public in that Relevant Member State other than:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of us for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require us to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

  •
  you are not located or resident in the United Kingdom or, if you are located or resident in the United Kingdom, you are a person falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or within Article 43(2) of the Order, or to whom this prospectus may lawfully be communicated in accordance with the Order;

  •
  you are not a broker-dealer, and you are not engaged in, and do not intend to engage in, the distribution of the new notes; and

  •
  you are not acting on behalf of someone who cannot truthfully and completely make such representations.

        If you are an affiliate of us or if you tender in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the new notes, you may not rely on the position of the SEC staff enunciated in the Exxon Capital and Morgan Stanley letters and similar letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of new notes by broker- dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker- dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

 VALIDITY OF THE NOTES

        The validity of the new notes and the guarantees thereof will be passed upon on our behalf by Sullivan & Cromwell LLP, Palo Alto, California.

EXPERTS

        The consolidated financial statements of CNH Industrial Capital LLC as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 appearing in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        CNH Industrial Capital LLC is subject to the informational requirements of the Exchange Act and files with the SEC annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and other information. You may read and copy any document CNH Industrial Capital LLC files at the SEC's Public Reference Room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

        CNH Industrial Capital LLC may "incorporate by reference" the information CNH Industrial Capital LLC files with the SEC (other than information that is deemed "furnished" to the SEC), which means that CNH Industrial Capital LLC can disclose important information to you by referring to those documents, and later information that CNH Industrial Capital LLC files with the SEC will automatically update and supersede that information as well as the information contained in this prospectus. CNH Industrial Capital LLC incorporates by reference the documents listed below:

  (1)
  Annual Report on Form 10-K for the year ended December 31, 2014 filed on March 5, 2015 (File No. 333-182411).

  (2)
  Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2015 filed on May 7, 2015 and for the quarterly period ended June 30, 2015 filed on August 3, 2015 (File No. 333-182411).

  (3)
  Current Reports on Form 8-K filed on June 23, 2015, June 24, 2015 and June 26, 2015 (File No. 333-182411).

  (4)
  Registration Statement on Form 8-A filed on September 11, 2015 (File No. 000-55510).

        All documents subsequently filed by CNH Industrial Capital LLC with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (except for information in these documents or filings that is deemed "furnished" to the SEC) after the date of this prospectus and prior to the termination of the offering contemplated in this prospectus shall be incorporated by reference in this prospectus and be a part hereof from the date of filing of such documents. CNH Industrial Capital LLC will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from CNH Industrial Capital LLC, 5729 Washington Avenue, Racine, WI 53406, Attention: General Counsel, Telephone (262) 636-6011.

INDEX TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

Schedules Omitted

        The following schedules are omitted because of the absence of conditions under which they are required or because the required information is included in the Notes to the Consolidated Financial Statements:

I, II, III, IV and V

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholder of CNH Industrial Capital LLC:

        We have audited the accompanying consolidated balance sheets of CNH Industrial Capital LLC and subsidiaries (the "Company") as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, cash flows and changes in stockholder's equity for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CNH Industrial Capital LLC and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31. 2014, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Milwaukee, Wisconsin
March 5, 2015

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

(Dollars in thousands)

	2014	2013	2012
REVENUES
Interest income on retail notes and finance leases	$204,452	$181,342	$178,444
Interest income on wholesale notes	74,450	63,760	62,213
Interest and other income from affiliates	437,435	414,957	392,463
Rental income on operating leases	165,914	138,937	133,806
Other income	52,500	59,125	67,078

Total revenues	934,751	858,121	834,004

EXPENSES
Interest expense:
Interest expense to third parties	255,951	233,217	219,561
Interest expense to affiliates	30,477	24,105	34,512

Total interest expense	286,428	257,322	254,073

Administrative and operating expenses:
Fees charged by affiliates	49,539	56,405	61,895
Provision (benefit) for credit losses, net	14,124	(5,904)	44,578
Depreciation of equipment on operating leases	141,688	114,053	107,836
Other expenses	56,604	35,083	35,929

Total administrative and operating expenses	261,955	199,637	250,238

Total expenses	548,383	456,959	504,311

INCOME BEFORE TAXES	386,368	401,162	329,693
Income tax provision	127,118	134,822	116,112

NET INCOME	259,250	266,340	213,581
Net income attributed to noncontrolling interest	(1,227)	(1,460)	(1,645)

NET INCOME ATTRIBUTABLE TO CNH INDUSTRIAL CAPITAL LLC	$258,023	$264,880	$211,936

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

(Dollars in thousands)

	2014	2013	2012
NET INCOME	$259,250	$266,340	$213,581
Other comprehensive income (loss):
Foreign currency translation adjustment	(57,822)	(44,158)	15,084
Pension liability adjustment	(342)	1,806	(154)
Change in unrealized gains on retained interests	(244)	(1,632)	(1,358)
Change in derivative financial instruments	2,408	3,408	4,360

Total other comprehensive income (loss)	(56,000)	(40,576)	17,932

COMPREHENSIVE INCOME	203,250	225,764	231,513
Less: comprehensive income attributable to noncontrolling interest	(1,227)	(1,460)	(1,645)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CNH INDUSTRIAL CAPITAL LLC	$202,023	$224,304	$229,868

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2014 AND 2013

(Dollars in thousands)

	2014	2013
ASSETS
Cash and cash equivalents	$347,987	$697,608
Restricted cash	858,825	784,508
Receivables, less allowance for credit losses of $95,542 and $101,953, respectively	12,789,027	12,183,281
Retained interests in securitized receivables	—	2,853
Affiliated accounts and notes receivable	58,731	110,148
Equipment on operating leases, net	1,458,325	974,307
Equipment held for sale	129,700	40,750
Goodwill	112,851	115,486
Other intangible assets, net	8,355	6,804
Other assets	145,764	70,959

TOTAL	$15,909,565	$14,986,704

LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
Short-term debt (including current maturities of long-term debt)	$4,632,208	$4,289,189
Accounts payable and other accrued liabilities	645,941	490,506
Affiliated debt	862,445	351,004
Long-term debt	8,193,039	8,345,588

Total liabilities	14,333,633	13,476,287

Commitments and contingent liabilities (Note 13)
Stockholder's equity:
Member's capital	—	—
Paid-in capital	843,250	842,182
Accumulated other comprehensive income (loss)	(49,928)	6,072
Retained earnings	746,758	603,735

Total CNH Industrial Capital LLC stockholder's equity	1,540,080	1,451,989
Noncontrolling interest	35,852	58,428

Total stockholder's equity	1,575,932	1,510,417

TOTAL	$15,909,565	$14,986,704

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2014 AND 2013

(Dollars in thousands)

        The following table presents certain assets and liabilities of consolidated variable interest entities ("VIEs"), which are included in the consolidated balance sheets. The assets in the table include only those assets that can be used to settle obligations of consolidated VIEs. The liabilities in the table include third-party liabilities of the consolidated VIEs, for which creditors do not have recourse to the general credit of CNH Industrial Capital LLC.

	2014	2013
Restricted cash	$858,725	$784,407
Receivables, less allowance for credit losses of $78,960 and $75,292, respectively	9,266,204	9,493,634
Equipment on operating leases, net	83,195	115,512

TOTAL	$10,208,124	$10,393,553

Short-term debt (including current maturities of long-term debt)	$3,853,058	$4,194,045
Long-term debt	5,839,213	5,796,434

TOTAL	$9,692,271	$9,990,479

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

(Dollars in thousands)

	2014	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$259,250	$266,340	$213,581
Adjustments to reconcile net income to net cash from operating activities:
Depreciation on property and equipment and equipment on operating leases	141,727	114,090	107,892
Amortization of intangibles	1,125	1,002	1,010
Provision (benefit) for credit losses, net	14,124	(5,904)	44,578
Deferred income tax expense	85,645	34,897	13,257
Stock compensation expense	1,068	1,242	4,219
Changes in components of working capital:
Change in affiliated accounts and notes receivables	50,815	(15,938)	99,423
Change in other assets and equipment held for sale	(87,357)	11,739	59,570
Change in accounts payable and other accrued liabilities	75,619	10,522	(16,949)

Net cash from (used in) operating activities	542,016	417,990	526,581

CASH FLOWS FROM INVESTING ACTIVITIES
Cost of receivables acquired	(19,051,010)	(20,631,860)	(19,639,227)
Collections of receivables	18,241,277	19,044,038	18,305,941
Change in restricted cash	(86,450)	(65,756)	43,589
Purchase of equipment on operating leases	(996,858)	(620,561)	(459,477)
Proceeds from disposal of equipment on operating leases	269,222	271,354	249,879
Capital expenditures for property and equipment and software	(2,685)	(3,320)	(2,314)

Net cash from (used in) investing activities	(1,626,504)	(2,006,105)	(1,501,609)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of affiliated debt	2,041,129	1,346,492	1,807,984
Payment of affiliated debt	(1,516,433)	(1,854,288)	(1,764,745)
Proceeds from issuance of long-term debt	3,914,656	5,872,434	3,963,218
Payment of long-term debt	(3,009,731)	(3,507,341)	(3,124,109)
Change in revolving credit facilities, net	(555,951)	(157,487)	284,500
Dividends paid to CNH Industrial America LLC	(115,000)	(200,000)	—
Preferred dividend paid to CNH Industrial Canada Ltd.	(23,803)	—	—

Net cash from (used in) financing activities	734,867	1,499,810	1,166,848

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(349,621)	(88,305)	191,820
CASH AND CASH EQUIVALENTS
Beginning of year	697,608	785,913	594,093

End of year	$347,987	$697,608	$785,913

CASH PAID DURING THE YEAR FOR INTEREST	$274,358	$250,697	$251,590

CASH PAID DURING THE YEAR FOR TAXES	$101,933	$130,271	$85,684

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012
(Dollars in thousands)

	Company Stockholder
	Member's Capital	Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Non- Controlling Interest	Total
BALANCE—January 1, 2012	$—	$836,721	$28,716	$326,919	$54,889	$1,247,245
Net income	—	—	—	211,936	1,645	213,581
Preferred stock issuance	—	—	—	—	434	434
Foreign currency translation adjustment	—	—	15,084	—	—	15,084
Stock compensation	—	4,219	—	—	—	4,219
Pension liability adjustment, net of tax	—	—	(154)	—	—	(154)
Change in unrealized gain on retained interests, net of tax	—	—	(1,358)	—	—	(1,358)
Change in derivative financial instruments, net of tax	—	—	4,360	—	—	4,360

BALANCE—December 31, 2012	$—	$840,940	$46,648	$538,855	$56,968	$1,483,411
Net income	—	—	—	264,880	1,460	266,340
Dividend paid to CNH Industrial America LLC	—	—	—	(200,000)	—	(200,000)
Foreign currency translation adjustment	—	—	(44,158)	—	—	(44,158)
Stock compensation	—	1,242	—	—	—	1,242
Pension liability adjustment, net of tax	—	—	1,806	—	—	1,806
Change in unrealized gain on retained interests, net of tax	—	—	(1,632)	—	—	(1,632)
Change in derivative financial instruments, net of tax	—	—	3,408	—	—	3,408

BALANCE—December 31, 2013	$—	$842,182	$6,072	$603,735	$58,428	$1,510,417
Net income	—	—	—	258,023	1,227	259,250
Dividends paid to CNH Industrial America LLC	—	—	—	(115,000)	—	(115,000)
Preferred dividend paid to CNH Industrial Canada Ltd.	—	—	—	—	(23,803)	(23,803)
Foreign currency translation adjustment	—	—	(57,822)	—	—	(57,822)
Stock compensation	—	1,068	—	—	—	1,068
Pension liability adjustment, net of tax	—	—	(342)	—	—	(342)
Change in unrealized gain on retained interests, net of tax	—	—	(244)	—	—	(244)
Change in derivative financial instruments, net of tax	—	—	2,408	—	—	2,408

BALANCE—December 31, 2014	$—	$843,250	$(49,928)	$746,758	$35,852	$1,575,932

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)

NOTE 1: NATURE OF OPERATIONS

        CNH Industrial Capital LLC (formerly known as CNH Capital LLC) and its wholly-owned operating subsidiaries, including New Holland Credit Company, LLC ("New Holland Credit") and CNH Industrial Capital America LLC ("CNH Industrial Capital America"), and its majority-owned operating subsidiary CNH Industrial Capital Canada Ltd. ("CNH Industrial Capital Canada") (collectively, "CNH Industrial Capital" or the "Company"), are each a wholly-owned subsidiary of CNH Industrial America LLC ("CNH Industrial America"), which is an indirect wholly-owned subsidiary of CNH Industrial N.V. ("CNHI" and, together with its consolidated subsidiaries, "CNH Industrial"). CNH Industrial America and CNH Industrial Canada Ltd. (collectively, "CNH Industrial North America") design, manufacture, and sell agricultural and construction equipment. CNH Industrial Capital provides financial services for CNH Industrial North America dealers and end-use customers primarily located in the United States and Canada.

        On September 29, 2013, Fiat Industrial S.p.A. and CNH Global N.V. ("CNH Global"), the former indirect parents of CNH Industrial Capital, completed a merger to combine their businesses, with CNHI as the surviving entity. As a result of the merger, CNH Industrial Capital LLC and its primary operating subsidiaries, including CNH Industrial Capital America, New Holland Credit and CNH Industrial Capital Canada, have become indirect wholly-owned subsidiaries of CNHI (with all of the equity interests in CNH Industrial Capital LLC owned by CNHI through intermediate companies, through which CNHI exercises indirect control over CNH Industrial Capital LLC). CNHI is incorporated in and under the laws of The Netherlands. The common shares of CNHI are listed on the New York Stock Exchange under the symbol "CNHI," as well as on the Mercato Telematico Azionario managed by Borsa Italiana S.p.A.

        On February 28, 2014, CNH Capital LLC changed its name to CNH Industrial Capital LLC; CNH Capital America LLC changed its name to CNH Industrial Capital America LLC; and CNH Capital Canada Ltd. changed its name to CNH Industrial Capital Canada Ltd.

        Effective July 1, 2012, CNH Industrial Capital LLC sold its equity interests in CNH Capital Insurance Agency, Inc. and CNH Capital Canada Insurance Agency Ltd. and entered into a five-year master services agreement allowing the buyer to use the "CNH Industrial Capital" name during that period. CNH Industrial Capital LLC received approximately $35,000 in connection with the transaction, primarily representing a prepayment on the master services agreement.

        Effective October 24, 2014 CNH Industrial Capital closed on a series of agreements with Citibank, N.A. and certain affiliates of Citibank, N.A. (together, "Citi"), pursuant to which Citi acquired CNH Industrial Capital's portfolio of commercial revolving accounts ("CRA") receivables. Pursuant to these agreements, Citi offers a private-label CRA product through CNH Industrial dealers in North America.

        To support CNH Industrial North America's sales of agricultural and construction equipment products, the Company offers retail financing to end-use customers and wholesale financing to CNH Industrial North America equipment dealers, which are almost entirely independently owned. Wholesale financing consists primarily of dealer floorplan financing and allows dealers the ability to maintain a representative inventory of products. In addition, the Company provides financing to dealers for equipment used in dealer-owned rental yards, parts inventory, working capital, and other financing needs. The Company provides and administers retail financing, primarily retail installment sales

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 1: NATURE OF OPERATIONS (Continued)

contracts, finance leases and operating leases to end-use customers for the purchase or lease of new and used CNH Industrial North America equipment and other agricultural and construction equipment sold primarily through CNH Industrial North America dealers and distributors. In addition, the Company purchases equipment from dealers that is leased to retail customers under operating lease agreements. Customers also use CRA products to purchase parts, service, rentals, implements, and attachments from CNH Industrial North America dealers. The Company also finances a variety of insurance and other products for end users and dealers in conjunction with the purchase of new and used equipment. As a captive finance company, the Company is reliant on the operations of CNH Industrial North America, its dealers and end-use customers.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

        The Company has prepared the accompanying consolidated financial statements in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The consolidated financial statements include the Company and its consolidated subsidiaries. The consolidated financial statements are expressed in U.S. dollars. The consolidated financial statements include the accounts of the Company's subsidiaries in which the Company has a controlling financial interest and reflect the noncontrolling interests of the minority owners of the subsidiaries that are not fully owned for the periods presented, as applicable. A controlling financial interest may exist based on ownership of a majority of the voting interest of a subsidiary, or based on the Company's determination that it is the primary beneficiary of a variable interest entity ("VIE"). The primary beneficiary of a VIE is the party that has the power to direct the activities that most significantly impact the economic performance of the entity and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the entity. The Company assesses whether it is the primary beneficiary on an ongoing basis, as prescribed by the accounting guidance on the consolidation of VIEs. The consolidated status of the VIEs with which the Company is involved may change as a result of such reassessments.

Use of Estimates in the Preparation of Financial Statements

        The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and reported amounts of revenues and expenses. Significant estimates in these consolidated financial statements include the allowance for credit losses and residual values of equipment on operating leases. Actual results could differ from those estimates.

Revenue Recognition

        Finance and interest income on retail notes and finance leases and on wholesale notes is recorded using the effective yield method. Deferred costs on the origination of financing receivables are recognized as a reduction in finance revenue over the expected lives of the receivables using the effective yield method. Recognition of income on receivables is suspended when management determines that collection of future income is not probable or when an account becomes 120 days

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

delinquent, whichever occurs earlier. Income accrual is resumed if the receivable becomes contractually current and collection doubts are removed. Previously suspended income is recognized at that time. The Company applies cash received on nonaccrual financing receivables to first reduce any unrecognized interest and then the recorded investment and any other fees. Receivables are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Delinquency is reported on receivables greater than 30 days past due. Charge-offs of principal amounts of receivables outstanding are deducted from the allowance at the point when it is determined to be probable that all amounts due will not be collected.

        A substantial portion of the Company's interest income arises from retail sales programs offered by CNH Industrial North America on which finance charges are waived or below-market rate financing programs are offered. When the Company acquires retail installment sales contracts and finance leases subject to below-market interest rates, including waived interest rate financing, the Company is compensated by CNH Industrial North America in an amount equal to the present value of the difference between the payments at the customer rate and the payments at the market rate. This amount is initially recognized as an unearned finance charge and is recognized as interest income over the term of the retail notes and finance leases, and is included in "Interest and other income from affiliates" in the accompanying consolidated statements of income.

        For selected wholesale receivables, CNH Industrial North America compensates the Company for the difference between market interest rates and the amount paid by the dealer. These amounts are included in "Interest and other income from affiliates" in the accompanying consolidated statements of income.

        The Company is also compensated for lending funds to CNH Industrial North America. The amounts earned are included in "Interest and other income from affiliates" in the accompanying consolidated statements of income.

        Income from operating leases is recognized over the term of the lease on a straight-line basis. For selected operating leases, CNH Industrial North America compensates the Company for the difference between market rental rates and the amount paid by the customer. The amounts from CNH Industrial North America recognized as rental income on operating leases are included in "Interest and other income from affiliates."

Foreign Currency Translation

        The Company's non-U.S. subsidiaries maintain their books and accounting records using local currency as the functional currency. Assets and liabilities of these non-U.S. subsidiaries are translated into U.S. dollars at period-end exchange rates, and net exchange gains or losses resulting from such translation are included in "Accumulated other comprehensive income" in the accompanying consolidated balance sheets. Income and expense accounts of these non-U.S. subsidiaries are translated at the average exchange rates for the period, and gains and losses from foreign currency transactions are included in net income in the period that they arise.

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

        Cash equivalents are highly liquid investments with an original maturity of three months or less. The carrying value of cash equivalents approximates fair value because of the short maturity of these investments.

Restricted Cash

        Restricted cash includes principal and interest payments from retail notes and wholesale receivables owned by the consolidated VIEs that are payable to the VIEs' investors, and cash pledged as a credit enhancement to the same investors. These amounts are held by depository banks in order to comply with contractual agreements.

Receivables

        Receivables are recorded at amortized cost, net of allowances for credit losses and deferred fees and costs. Periodically, the Company sells or transfers retail notes and wholesale receivables to funding facilities or in securitization transactions. In accordance with the accounting guidance regarding transfers of financial assets and the consolidation of VIEs, the majority of the retail notes and wholesale receivables sold in securitizations do not qualify as sales and are recorded as secured borrowings with no gains or losses recognized at the time of securitization. Receivables associated with these securitization transactions and receivables that the Company has the ability and intent to hold for the foreseeable future are classified as held for investment. The substantial majority of the Company's receivables, which include unrestricted receivables and restricted receivables for securitization investors, are classified as held for investment.

        For those receivable securitizations that qualify as sales and are off-book, the Company retains interest-only strips, servicing rights and cash reserve accounts (collectively, "retained interests"), all of which are recorded at fair value. Changes in these fair values are recorded in other accumulated comprehensive income as an unrealized gain or loss on available-for-sale securities. With regards to other-than-temporary impairments ("OTTI") of debt securities, any OTTI due to changes in the constant prepayment rate and the expected credit loss rate are included in net income. An OTTI due to a change in the discount rates would be included in "Accumulated other comprehensive income" in the accompanying consolidated balance sheets.

Allowance for Credit Losses

        The allowance for credit losses is the Company's estimate of probable losses on receivables owned by the Company and consists of two components, depending on whether the receivable has been individually identified as being impaired. The first component of the allowance for credit losses covers the receivables specifically reviewed by management for which the Company has determined it is probable that it will not collect all the principal and interest payments as per the terms of the contract. Receivables are individually reviewed for impairment based on, among other items, amounts outstanding, days past due and prior collection history. These receivables are subject to impairment measurement at the loan level based either on the present value of expected future cash flows

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

discounted at the receivables' effective interest rate or the fair value of the collateral for collateral-dependent receivables.

        The second component of the allowance for credit losses covers all receivables that have not been individually reviewed for impairment. The allowance for these receivables is based on aggregated portfolio evaluations, generally by financial product. The allowance for retail credit losses is based on loss forecast models that consider a variety of factors that include, but are not limited to, historical loss experience, collateral value, portfolio balance and delinquency. The allowance for wholesale credit losses is based on loss forecast models that consider the same factors as the retail models plus dealer risk ratings. The loss forecast models are updated on a quarterly basis. In addition, qualitative factors that are not fully captured in the loss forecast models, including industry trends, and macroeconomic factors, are considered in the evaluation of the adequacy of the allowance for credit losses. These qualitative factors are subjective and require a degree of management judgment.

        Charge-offs of principal amounts of receivables outstanding are deducted from the allowance at the point when it is determined to be probable that all amounts due will not be collected.

Equipment on Operating Leases

        The Company purchases leases and equipment from CNH Industrial North America dealers and other independent third parties that have leased equipment to retail customers under operating leases. The Company's investment in operating leases is based on the purchase price paid for the equipment. Income from these operating leases is recognized over the term of the lease. The equipment is depreciated on a straight-line basis over the term of the lease to the estimated residual value at lease termination. Residual values are estimated at the inception of the lease and are reviewed quarterly. Realization of the residual values is dependent on the Company's future ability to re-market the equipment under then prevailing market conditions. Model changes and updates, as well as market strength and product acceptance, are monitored and adjustments are made to residual values in accordance with the significance of any such changes. Management believes that the estimated residual values are realizable. Expenditures for maintenance and repairs are the responsibility of the lessee.

        Equipment returned to the Company upon termination of leases and held for subsequent sale or lease is recorded at the lower of net book value or estimated fair value of the equipment, less cost to sell, and is not depreciated.

Goodwill and Intangible Assets

        Goodwill represents the excess of the aggregate purchase price over the fair value of the net assets acquired. Goodwill is deemed to have an indefinite useful life and is reviewed for impairment at least annually. During 2014 and 2013, the Company performed its annual impairment review as of December 31, and concluded that there was no impairment in either year. Other intangible assets consist of software and are being amortized on a straight-line basis over five years.

Income Taxes

        The provision for income taxes is determined using the asset and liability method. The Company recognizes a current tax liability or asset for the estimated taxes payable or refundable on tax returns

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

for the current year and tax contingencies estimated to be settled with taxing authorities within one year. A deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and tax loss carryforwards. The measurement of current and deferred tax liabilities and assets is based on provisions of enacted tax law. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized based on available evidence.

Derivatives

        The Company's policy is to enter into derivative transactions to manage exposures that arise in the normal course of business and not for trading or speculative purposes. The Company records derivative financial instruments in the consolidated balance sheets as either an asset or liability measured at fair value. The fair value of the Company's interest rate derivatives is based on discounting expected cash flows, using market interest rates, over the remaining term of the instrument. The fair value of the Company's foreign exchange derivatives is based on quoted market exchange rates, adjusted for the respective interest rate differentials (premiums or discounts). Changes in the fair value of derivative financial instruments are recognized in current income unless specific hedge accounting criteria are met. For derivative financial instruments designated to hedge exposure to changes in the fair value of a recognized asset or liability, the gain or loss is recognized in income in the period of change together with the offsetting loss or gain on the related hedged item. For derivative financial instruments designated to hedge exposure to variable cash flows of a forecasted transaction, the effective portion of the derivative financial instrument's gain or loss is initially reported in accumulated other comprehensive income and is subsequently reclassified into income when the forecasted transaction affects income. The ineffective portion of the gain or loss is reported in income immediately. For derivative financial instruments that are not designated as hedges but held as economic hedges, the gain or loss is recognized immediately into income.

        For derivative financial instruments designated as hedges, the Company formally documents the hedging relationship to the hedged item and its risk management strategy for all derivatives designated as hedges. This includes linking all derivatives that are designated as fair value hedges to specific assets and liabilities contained in the consolidated balance sheets and linking cash flow hedges to specific forecasted transactions or variability of cash flow. The Company assesses the effectiveness of the hedging instrument both at inception and on an ongoing basis. If a derivative is determined not to be highly effective as a hedge, or the underlying hedged transaction is no longer probable of occurring, or the derivative is terminated, the hedge accounting described above is discontinued and the derivative is marked to fair value and recorded in income through the remainder of its term.

New Accounting Pronouncements Adopted in Prior Years

        In February 2013, the Financial Accounting Standards Board ("FASB") issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income ("AOCI") ("ASU 2013-02"). Some of the key amendments require the Company to present, either on the face of the statement of operations or in the notes, the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income, but only if the amount reclassified is required under U.S. GAAP to be

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

reclassified to net income in its entirety in the same reporting period. For amounts that are not required to be reclassified in their entirety to net income, the Company is required to cross-reference other disclosures that provide additional detail about those amounts. ASU 2013-02 became effective for the Company's annual and interim periods beginning January 1, 2013.

New Accounting Pronouncements Not Yet Adopted

        In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers ("ASU 2014-09"). ASU 2014-09 supersedes the revenue recognition requirements in Accounting Standards Codification 605—Revenue Recognition and most industry-specific guidance throughout the Codification. The standard requires that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective for fiscal years beginning after December 15, 2016, and for interim periods within those fiscal years. The guidance can be applied retrospectively to each prior reporting period present (full retrospective method) or retrospectively with a cumulative effect adjustment to retained earnings for initial application of the guidance at the date of initial adoption (modified retrospective method). The Company is in the process of assessing the impact of the adoption of ASU 2014-09 on its financial position, results of operations and cash flows.

        In August 2014, the FASB issued ASU No. 2014-15, Uncertainties About an Entity's Ability to Continue as a Going Concern ("ASU 2014-15"). ASU 2014-15 provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform interim and annual assessments of an entity's ability to continue as a going concern within one year of the date of issuance of the entity's financial statements. An entity must also provide certain disclosures if there is "substantial doubt" about the entity's ability to continue as a going concern. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods thereafter. Early adoption is permitted. The Company does not believe the adoption of this standard will have a material impact on its financial position or results of operations.

        In February 2015, the FASB issued ASU No. 2015-02, Consolidation ("ASU 2015-02"). ASU 2015-02 is intended to improve targeted areas of consolidation guidance for legal entities such as limited partnerships, limited liability companies and securitized structures. The new standard eliminates the previous deferral in Accounting Standards Codification 810, which allowed reporting entities with interests in certain investment funds to follow previously issued consolidations guidance, and makes changes to both the variable interest model and the voting model. ASU 2015-02 is effective for annual periods ending after December 15, 2015. The Company is currently assessing the impact of the adoption of ASU 2015-02 on its financial position, results of operations and cash flows.

NOTE 3: ACCUMULATED OTHER COMPREHENSIVE INCOME

        AOCI is comprised of net income and other adjustments, including foreign currency translation adjustments, pension plan adjustments, changes in fair value of the retained interests in the off-book retail transactions and changes in the fair value of certain derivative financial instruments qualifying as cash flow hedges. The Company does not provide income taxes on currency translation adjustments ("CTA"), as the historical earnings from the Company's foreign subsidiaries are considered to be

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 3: ACCUMULATED OTHER COMPREHENSIVE INCOME (Continued)

permanently reinvested. If current year earnings are repatriated, the amount to be repatriated is determined in U.S. dollars and converted to the equivalent amount of foreign currency at the time of repatriation; therefore, the repatriation of current year earnings will not have an impact on the CTA component of the Company's AOCI balance.

        The following table summarizes the change in the components of the Company's AOCI balance and related tax effects for the year ended December 31, 2014:

	Currency Translation Adjustment	Pension Liability	Unrealized Gains on Retained Interests	Unrealized Losses on Derivatives	Total
Beginning balance, gross	$14,762	$(5,891)	$388	$(7,855)	$1,404
Tax asset (liability)	—	2,149	(144)	2,663	4,668

Beginning balance, net of tax	14,762	(3,742)	244	(5,192)	6,072
Other comprehensive income before reclassifications	(57,822)	(1,030)	—	(747)	(59,599)
Amounts reclassified from accumulated other comprehensive income	—	496	(388)	4,502	4,610
Tax effects	—	192	144	(1,347)	(1,011)

Net current-period other comprehensive income (loss)	(57,822)	(342)	(244)	2,408	(56,000)

BALANCE at December 31, 2014	$(43,060)	$(4,084)	$—	$(2,784)	$(49,928)

        The following table summarizes the change in the components of the Company's AOCI balance and related tax effects for the year ended December 31, 2013:

	Currency Translation Adjustment	Pension Liability	Unrealized Gains on Retained Interests	Unrealized Losses on Derivatives	Total
Beginning balance, gross	$58,920	$(8,834)	$3,012	$(13,219)	$39,879
Tax asset (liability)	—	3,286	(1,136)	4,619	6,769

Beginning balance, net of tax	58,920	(5,548)	1,876	(8,600)	46,648
Other comprehensive income before reclassifications	(44,158)	—	—	(774)	(44,932)
Amounts reclassified from accumulated other comprehensive income (loss)	—	2,943	(2,624)	6,138	6,457
Tax effects	—	(1,137)	992	(1,956)	(2,101)

Net current-period other comprehensive income (loss)	(44,158)	1,806	(1,632)	3,408	(40,576)

BALANCE at December 31, 2013	$14,762	$(3,742)	$244	$(5,192)	$6,072

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 3: ACCUMULATED OTHER COMPREHENSIVE INCOME (Continued)

        The reclassifications out of AOCI and the location on the consolidated statements of income for the years ended December 31, 2014 and 2013 are as follows:

	2014	2013	Affected Line Item
Amortization of defined benefit pension items:
	$(496)	$(2,943)	Insignificant items

	(496)	(2,943)	Income before taxes
	178	1,137	Income tax benefit

	$(318)	$(1,806)	Net of tax

Unrealized gains on retained interests:
	$388	$2,624	Insignificant items

	388	2,624	Income before taxes
	(144)	(992)	Income tax provision

	$244	$1,632	Net of tax

Unrealized losses on derivatives:
	$(4,502)	$(6,138)	Interest expense to third parties

	(4,502)	(6,138)	Income before taxes
	1,545	2,162	Income tax benefit

	$(2,957)	$(3,976)	Net of tax

NOTE 4: RECEIVABLES

        A summary of receivables included in the consolidated balance sheets as of December 31, 2014 and 2013 is as follows:

	2014	2013
Retail note receivables	$902,016	$986,769
Wholesale receivables	984,832	362,870
Finance lease receivables	43,061	55,964
Restricted receivables	10,954,660	10,648,814
Commercial revolving accounts receivables	—	230,817

Gross receivables	12,884,569	12,285,234
Less:
Allowance for credit losses	(95,542)	(101,953)

Total receivables, net	$12,789,027	$12,183,281

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 4: RECEIVABLES (Continued)

        The Company provides and administers financing for retail purchases of new and used equipment sold through CNH Industrial North America's dealer network. The terms of retail and other notes and finance leases generally range from two to six years, and interest rates on retail and other notes and finance leases vary depending on prevailing market interest rates and certain incentive programs offered by CNH Industrial North America.

        Wholesale receivables arise primarily from the financing of the sale of goods to dealers and distributors by CNH Industrial North America, and to a lesser extent, the financing of dealer operations. Under the standard terms of the wholesale receivable agreements, these receivables typically have interest-free periods of up to twelve months and stated original maturities of up to twenty-four months, with repayment accelerated upon the sale of the underlying equipment by the dealer. During the interest-free period, the Company is compensated by CNH Industrial North America based on market interest rates. After the expiration of any interest-free period, interest is charged to dealers on outstanding balances until the Company receives payment in full. The interest-free periods are determined based on the type of equipment sold and the time of year of the sale. Interest rates are set based on market factors and the prime rate or LIBOR. The Company evaluates and assesses dealers on an ongoing basis as to their creditworthiness. CNH Industrial North America may be obligated to repurchase the dealer's equipment upon cancellation or termination of the dealer's contract for such causes as change in ownership, closeout of the business, or default. There were no significant losses in 2014, 2013 and 2012 relating to the termination of dealer contracts.

        Maturities of retail and other notes, finance leases and wholesale receivables as of December 31, 2014, are as follows:

2015	$6,723,364
2016	2,094,648
2017	1,775,894
2018	1,313,775
2019 and thereafter	976,888

Total receivables	$12,884,569

        It has been the Company's experience that substantial portions of retail receivables are repaid or sold before their contractual maturity dates. As a result, the above table should not be regarded as a forecast of future cash collections. Retail, finance lease and wholesale receivables have significant concentrations of credit risk in the agricultural and construction business sectors. On a geographic basis, there is not a disproportionate concentration of credit risk in any area of the United States or Canada. The Company typically retains, as collateral, a security interest in the equipment associated with retail notes and wholesale receivables.

Restricted Receivables and Securitization

        As part of its overall funding strategy, the Company periodically transfers certain financial receivables into VIEs that are special purpose entities ("SPEs") as part of its asset-backed securitization programs.

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 4: RECEIVABLES (Continued)

        SPEs utilized in the securitization programs differ from other entities included in the Company's consolidated financial statements because the assets they hold are legally isolated from the Company's assets. For bankruptcy analysis purposes, the Company has sold the receivables to the SPEs in a true sale and the SPEs are separate legal entities. Upon transfer of the receivables to the SPEs, the receivables and certain cash flows derived from them become restricted for use in meeting obligations to the SPEs' creditors. The SPEs have ownership of cash balances that also have restrictions for the benefit of the SPEs' investors. The Company's interests in the SPEs' receivables are subordinate to the interests of third-party investors. None of the receivables that are directly or indirectly sold or transferred in any of these transactions are available to pay the Company's creditors until all obligations of the SPE have been fulfilled or the receivables are removed from the SPE.

        The secured borrowings related to the restricted receivables are obligations that are payable as the receivables are collected.

        The following table summarizes the restricted and off-book receivables and the related retained interests as of December 31, 2014 and 2013:

	Restricted Receivables		Off-Book Receivables		Retained Interests
	2014	2013	2014	2013	2014	2013
Retail note receivables	$7,798,882	$7,431,634	$—	$13,217	$—	$2,853
Wholesale receivables	3,153,814	3,210,654	—	—	—	—
Finance lease receivables	1,964	6,526	—	—	—	—

Total	$10,954,660	$10,648,814	$—	$13,217	$—	$2,853

Retail Receivables Securitizations

        Within the U.S. retail receivables securitization programs, qualifying retail receivables are sold to limited purpose, bankruptcy-remote SPEs. In turn, these SPEs establish separate trusts to which the receivables are transferred in exchange for proceeds from asset-backed securities issued by the trusts. In Canada, the receivables are transferred directly to the trusts. These trusts were determined to be VIEs. In its role as servicer, CNH Industrial Capital has the power to direct the trusts' activities. Through its retained interests, the Company has an obligation to absorb certain losses, or the right to receive certain benefits, that could potentially be significant to the trusts. Consequently, the Company has consolidated these retail trusts.

        During the years ended December 31, 2014 and 2013, the Company executed $3,414,656 and $4,405,135, respectively, in retail asset-backed transactions in the U.S. and Canada. The securities in these transactions are backed by agricultural and construction equipment retail receivable contracts and finance leases originated through CNH Industrial North America's dealer network. As of December 31, 2014 and 2013, $6,736,423 and $6,893,949, respectively, of asset-backed securities issued to investors were outstanding with weighted average remaining maturities of 37 months and 41 months, respectively.

        The Company also may retain all or a portion of the subordinated interests in the SPEs. No recourse provisions exist that allow holders of the asset-backed securities issued by the trusts to put those securities back to the Company although the Company provides customary representations and

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 4: RECEIVABLES (Continued)

warranties that could give rise to an obligation to repurchase from the trusts any receivables for which there is a breach of the representations and warranties. Moreover, the Company does not guarantee any securities issued by the trusts. The trusts have a limited life and generally terminate upon final distribution of amounts owed to investors or upon exercise of a cleanup-call option by the Company, in its role as servicer.

        The Company also has $1,631,665 in committed asset-backed facilities through which it may sell on a monthly basis retail receivables generated in the United States and Canada. The Company has utilized these facilities in the past to fund the origination of receivables and has later repurchased and resold the receivables in the term ABS markets or found alternative financing for the receivables. The Company believes that it is probable that it will continue to regularly utilize term ABS markets. The U.S. and Canadian facilities had an original funding term of two years and are renewable in September 2016 and December 2016, respectively. To the extent these facilities are not renewed, they will be repaid according to the amortization of the underlying receivables.

Wholesale Receivables Securitizations

        With regard to the wholesale receivable securitization programs, the Company sells eligible receivables on a revolving basis to structured master trust facilities which are limited-purpose, bankruptcy-remote SPEs. As of December 31, 2014, debt issued through the U.S. master trust facility consists of two facilities renewable at the discretion of the investors: $500,000 and $300,000 both renewable May 2015. In addition to the above facilities, the Company, through a U.S. wholesale trust, issued $367,300 of asset-backed notes with a scheduled final bullet payment in August 2016 secured by a revolving pool of U.S. dealer wholesale receivables.

        The Canadian master trust facility consists of a C$585,750 ($505,695) facility renewable December 2016 at the discretion of the investor.

        These trusts were determined to be VIEs. In its role as servicer, CNH Industrial Capital has the power to direct the trusts' activities. Through its retained interests, the Company provides security to investors in the event that cash collections from the receivables are not sufficient to make principal and interest payments on the securities. Consequently, CNH Industrial Capital has consolidated these wholesale trusts.

        Each of the facilities contains minimum payment rate thresholds which, if breached, could preclude the Company from selling additional receivables originated on a prospective basis and could force an early amortization of the debt.

Allowance for Credit Losses

        The allowance for credit losses is the Company's estimate of probable losses for receivables owned by the Company and consists of two components, depending on whether the receivable has been individually identified as being impaired. The first component of the allowance for credit losses covers the receivables specifically reviewed by management for which the Company has determined it is probable that it will not collect all the principal and interest payments as per the terms of the contract. Receivables are individually reviewed for impairment based on, among other items, amounts outstanding, days past due and prior collection history. These receivables are subject to impairment

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 4: RECEIVABLES (Continued)

measurement at the loan level based either on the present value of expected future cash flows discounted at the receivables' effective interest rate or the fair value of the collateral for collateral-dependent receivables.

        The second component of the allowance for credit losses covers all receivables that have not been individually reviewed for impairment. The allowance for these receivables is based on aggregated portfolio evaluations, generally by financial product. The allowance for retail credit losses is based on loss forecast models that consider a variety of factors that include, but are not limited to, historical loss experience, collateral value, portfolio balance and delinquency. The allowance for wholesale credit losses is based on loss forecast models that consider the same factors as the retail models plus dealer risk ratings. The loss forecast models are updated on a quarterly basis. In addition, qualitative factors that are not fully captured in the loss forecast models, including industry trends, and macroeconomic factors are considered in the evaluation of the adequacy of the allowance for credit losses. These qualitative factors are subjective and require a degree of management judgment.

        Charge-offs of principal amounts of receivables outstanding are deducted from the allowance at the point when it is determined to be probable that all amounts due will not be collected.

        The Company's allowance for credit losses is segregated into three portfolio segments: retail, wholesale and other. A portfolio segment is the level at which the Company develops a systematic methodology for determining its allowance for credit losses. The retail segment includes retail notes and finance lease receivables. The wholesale segment includes wholesale financing to CNH Industrial North America dealers, and the other portfolio includes the Company's CRA receivables through October 2014.

        Further, the Company evaluates its portfolio segments by class of receivable: United States and Canada. Typically, the Company's receivables within a geographic area have similar risk profiles and methods for assessing and monitoring risk. These classes align with management reporting.

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 4: RECEIVABLES (Continued)

        Allowance for credit losses activity for the year ended December 31, 2014 is as follows:

	Retail	Wholesale	Other	Total
Allowance for credit losses:
Beginning balance	$87,701	$7,363	$6,889	$101,953
Charge-offs	(12,426)	(804)	(4,281)	(17,511)
Recoveries	2,941	514	2,000	5,455
Provision (benefit)	12,040	(133)	2,217	14,124
Foreign currency translation and other	(1,559)	(95)	(6,825)	(8,479)

Ending balance	$88,697	$6,845	$—	$95,542

Ending balance: individually evaluated for impairment	$12,736	$3,329	$—	$16,065

Ending balance: collectively evaluated for impairment	$75,961	$3,516	$—	$79,477

Receivables:
Ending balance	$8,745,923	$4,138,646	$—	$12,884,569

Ending balance: individually evaluated for impairment	$56,791	$72,297	$—	$129,088

Ending balance: collectively evaluated for impairment	$8,689,132	$4,066,349	$—	$12,755,481

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 4: RECEIVABLES (Continued)

        Allowance for credit losses activity for the year ended December 31, 2013 is as follows:

	Retail	Wholesale	Other	Total
Allowance for credit losses:
Beginning balance	$102,560	$11,887	$7,873	$122,320
Charge-offs	(14,321)	(238)	(5,780)	(20,339)
Recoveries	3,488	674	3,066	7,228
Provision (benefit)	(2,778)	(4,901)	1,775	(5,904)
Foreign currency translation and other	(1,248)	(59)	(45)	(1,352)

Ending balance	$87,701	$7,363	$6,889	$101,953

Ending balance: individually evaluated for impairment	$12,946	$3,865	$—	$16,811

Ending balance: collectively evaluated for impairment	$74,755	$3,498	$6,889	$85,142

Receivables:
Ending balance	$8,480,893	$3,573,524	$230,817	$12,285,234

Ending balance: individually evaluated for impairment	$44,139	$30,555	$—	$74,694

Ending balance: collectively evaluated for impairment	$8,436,754	$3,542,969	$230,817	$12,210,540

        Allowance for credit losses activity for the year ended December 31, 2012 is as follows:

	Retail	Wholesale	Other	Total
Allowance for credit losses:
Beginning balance	$83,233	$12,163	$11,277	$106,673
Charge-offs	(28,238)	(1,857)	(7,906)	(38,001)
Recoveries	5,206	312	3,276	8,794
Provision	42,135	1,245	1,198	44,578
Foreign currency translation and other	224	24	28	276

Ending balance	$102,560	$11,887	$7,873	$122,320

Ending balance: individually evaluated for impairment	$28,266	$9,512	$—	$37,778

Ending balance: collectively evaluated for impairment	$74,294	$2,375	$7,873	$84,542

Receivables:
Ending balance	$7,363,384	$3,265,173	$226,039	$10,854,596

Ending balance: individually evaluated for impairment	$48,195	$61,752	$—	$109,947

Ending balance: collectively evaluated for impairment	$7,315,189	$3,203,421	$226,039	$10,744,649

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 4: RECEIVABLES (Continued)

        Utilizing an internal credit scoring model, which considers customers' attributes, prior credit history and each retail transaction's attributes, the Company assigns a credit quality rating to each retail customer, by specific transaction, as part of the retail underwriting process. This rating is used in setting the terms on the transaction, including the interest rate. The credit quality rating is not updated after the transaction is finalized. A description of the general characteristics of the customers' risk grades is as follows:

  Titanium—Customers from whom the Company expects no collection or loss activity.

  Platinum—Customers from whom the Company expects minimal, if any, collection or loss activity.

  Gold, Silver, Bronze—Customers defined as those with the potential for collection or loss activity.

        A breakdown of the retail portfolio by the customer's risk grade at the time of origination as of December 31, 2014 and 2013 is as follows:

	2014	2013
Titanium	$4,866,060	$4,750,422
Platinum	2,386,558	2,265,690
Gold	1,254,335	1,239,703
Silver	207,682	199,575
Bronze	31,288	25,503

Total	$8,745,923	$8,480,893

        As part of the ongoing monitoring of the credit quality of the wholesale portfolio, the Company utilizes an internal credit scoring model that assigns a risk grade for each dealer. The scoring model considers the strength of the dealer's financial condition and payment history. The Company considers the dealers' ratings in the quarterly credit allowance analysis. A description of the general characteristics of the dealer risk grades is as follows:

  Grades A and B—Includes receivables due from dealers that have significant capital strength, moderate leverage, stable earnings and growth, and excellent payment performance.

  Grade C—Includes receivables due from dealers with moderate credit risk. Dealers of this grade are differentiated from higher grades on a basis of leverage or payment performance.

  Grade D—Includes receivables due from dealers with additional credit risk. These dealers require additional monitoring due to their weaker financial condition or payment performance.

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 4: RECEIVABLES (Continued)

        A breakdown of the wholesale portfolio by its credit quality indicators as of December 31, 2014 and 2013 is as follows:

	2014	2013
A	$2,117,160	$1,981,226
B	1,572,953	1,236,828
C	315,825	232,101
D	132,708	123,369

Total	$4,138,646	$3,573,524

        The following tables present information at the level at which management assesses and monitors its credit risk. Receivables are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Delinquency is reported on receivables greater than 30 days past due.

        The aging of receivables as of December 31, 2014 and 2013 is as follows:

	2014
	31 - 60 Days Past Due	61 - 90 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Receivables	Recorded Investment > 90 Days and Accruing
Retail
United States	$27,846	$8,584	$15,884	$52,314	$7,296,162	$7,348,476	$5,480
Canada	$2,721	$268	$397	$3,386	$1,394,061	$1,397,447	$171
Wholesale
United States	$882	$52	$110	$1,044	$3,359,183	$3,360,227	$86
Canada	$181	$—	$3	$184	$778,235	$778,419	$2
Total
Retail	$30,567	$8,852	$16,281	$55,700	$8,690,223	$8,745,923	$5,651
Wholesale	$1,063	$52	$113	$1,228	$4,137,418	$4,138,646	$88

	2013
	31 - 60 Days Past Due	61 - 90 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Receivables	Recorded Investment > 90 Days and Accruing
Retail
United States	$15,167	$5,135	$14,154	$34,456	$7,011,299	$7,045,755	$3,736
Canada	$2,471	$206	$395	$3,072	$1,432,066	$1,435,138	$25
Wholesale
United States	$170	$36	$229	$435	$2,886,444	$2,886,879	$55
Canada	$213	$—	$32	$245	$686,400	$686,645	$13
Total
Retail	$17,638	$5,341	$14,549	$37,528	$8,443,365	$8,480,893	$3,761
Wholesale	$383	$36	$261	$680	$3,572,844	$3,573,524	$68

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 4: RECEIVABLES (Continued)

        Impaired receivables are receivables for which the Company has determined it will not collect all the principal and interest payments as per the terms of the contract. As of December 31, 2014 and 2013, the Company's recorded investment in impaired receivables individually evaluated for impairment and the related unpaid principal balances and allowances are as follows:

	2014			2013
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded
Retail
United States	$23,420	$23,164	$—	$16,640	$16,517	$—
Canada	$960	$954	$—	$—	$—	$—
Wholesale
United States	$—	$—	$—	$—	$—	$—
Canada	$11,790	$11,790	$—	$—	$—	$—
With an allowance recorded
Retail
United States	$31,945	$31,029	$12,607	$26,951	$26,143	$12,757
Canada	$466	$459	$129	$548	$547	$189
Wholesale
United States	$45,868	$45,623	$2,220	$27,693	$27,532	$3,442
Canada	$14,639	$14,639	$1,109	$2,862	$2,851	$423
Total
Retail	$56,791	$55,606	$12,736	$44,139	$43,207	$12,946
Wholesale	$72,297	$72,052	$3,329	$30,555	$30,383	$3,865

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 4: RECEIVABLES (Continued)

        For the years ended December 31, 2014 and 2013, the Company's average recorded investment in impaired receivables individually evaluated for impairment (based on a thirteen-month average) and the related interest income recognized are as follows:

	2014		2013
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded
Retail
United States	$20,867	$1,112	$10,861	$390
Canada	$975	$53	$—	$—
Wholesale
United States	$—	$—	$—	$—
Canada	$21,159	$679	$—	$—
With an allowance recorded
Retail
United States	$33,308	$1,175	$29,833	$1,234
Canada	$510	$18	$666	$22
Wholesale
United States	$45,283	$920	$30,263	$854
Canada	$17,434	$581	$3,500	$125
Total
Retail	$55,660	$2,358	$41,360	$1,646
Wholesale	$83,876	$2,180	$33,763	$979

        Recognition of income is generally suspended when management determines that collection of future finance income is not probable or when an account becomes 120 days delinquent, whichever occurs first. Interest accrual is resumed if the receivable becomes contractually current and collection becomes probable. Previously suspended income is recognized at that time. The receivables on nonaccrual status as of December 31, 2014 and 2013 are as follows:

	2014			2013
	Retail	Wholesale	Total	Retail	Wholesale	Total
United States	$22,512	$45,623	$68,135	$29,239	$27,532	$56,771
Canada	$280	$15,368	$15,648	$918	$2,851	$3,769

Troubled Debt Restructurings

        A restructuring of a receivable constitutes a troubled debt restructuring ("TDR") when the lender grants a concession it would not otherwise consider to a borrower experiencing financial difficulties. As a collateral-based lender, the Company typically will repossess collateral in lieu of restructuring receivables. As such, for retail receivables, concessions are typically provided based on bankruptcy court proceedings. For wholesale receivables, concessions granted may include extended contract maturities,

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 4: RECEIVABLES (Continued)

inclusion of interest-only periods, modification of a contractual interest rate to a below market interest rate and waiving of interest and principal.

        TDRs are reviewed along with other receivables as part of management's ongoing evaluation of the adequacy of the allowance for credit losses. The allowance for credit losses attributable to TDRs is based on the most probable source of repayment, which is normally the liquidation of collateral. In determining collateral value, the Company estimates the current fair market value of the equipment collateral and considers credit enhancements such as additional collateral and third-party guarantees.

        Before removing a receivable from TDR classification, a review of the borrower is conducted. If concerns exist about the future ability of the borrower to meet its obligations under the loans based on a credit review, the TDR classification is not removed from the receivable.

        As of December 31, 2014, the Company had approximately 660 retail and finance lease receivable contracts classified as TDRs, of which the pre-modification value was $17,496 and the post-modification value was $15,948. A court has determined the concession in 411 of these cases. The pre-modification value of these contracts was $7,138 and the post-modification value was $5,985. As of December 31, 2013, the Company had approximately 765 retail and finance lease receivable contracts classified as TDRs, of which the pre-modification value was $17,472 and the post-modification value was $15,278. A court has determined the concession in 514 of these cases. The pre-modification value of these contracts was $9,298 and the post-modification value was $7,616. As the outcome of the bankruptcy cases is determined by a court based on available assets, subsequent re-defaults are unusual and were not material for retail and finance lease receivable contracts that were modified in a TDR during the previous 12 months ended December 31, 2014 and 2013.

        As of December 31, 2014 and 2013, the Company's wholesale TDRs were immaterial.

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 4: RECEIVABLES (Continued)

Managed Receivables

        Historical loss and delinquency amounts for the Company's managed receivables for 2014 and 2013 are as follows:

	Principal Amount of Receivables at December 31,	Principal More Than 30 Days Delinquent at December 31,	Net Credit Loss (Benefit) for the Year Ending December 31,
2014
Type of receivable:
Retail and other notes and finance leases	$8,745,923	$55,700	$11,766
Wholesale	4,138,646	1,228	290

Total managed receivables	$12,884,569	$56,928	$12,056

Comprised of receivables:
Held in portfolio	$12,884,569
Sold	—

Total managed receivables	$12,884,569

2013
Type of receivable:
Retail and other notes and finance leases	$8,724,927	$42,039	$13,898
Wholesale	3,573,524	680	(436)

Total managed receivables	$12,298,451	$42,719	$13,462

Comprised of receivables:
Held in portfolio	$12,285,234
Sold	13,217

Total managed receivables	$12,298,451

NOTE 5: EQUIPMENT ON OPERATING LEASES

        A summary of equipment on operating leases as of December 31, 2014 and 2013 is as follows:

	2014	2013
Equipment on operating leases	$1,657,977	$1,148,622
Accumulated depreciation	(199,652)	(174,315)

Equipment on operating leases, net	$1,458,325	$974,307

        Depreciation expense totaled $141,688, $114,053 and $107,836 for the years ended December 31, 2014, 2013 and 2012, respectively.

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 5: EQUIPMENT ON OPERATING LEASES (Continued)

        Lease payments owed to the Company for equipment under non-cancelable operating leases as of December 31, 2014 are as follows:

2015	$137,836
2016	94,417
2017	39,333
2018	14,007
2019 and thereafter	3,373

Total lease payments	$288,966

NOTE 6: GOODWILL AND INTANGIBLE ASSETS

        Changes in the carrying amount of goodwill for the years ended December 31, 2014 and 2013 are as follows:

	2014	2013
Balance, beginning of year	$115,486	$117,696
Foreign currency translation adjustment	(2,635)	(2,210)

Balance, end of year	$112,851	$115,486

        Goodwill is tested for impairment at least annually. During 2014 and 2013, the Company performed its annual impairment review as of December 31 and concluded that there were no impairments in either year. The Company has no accumulated impairment losses at December 31, 2014.

        As of December 31, 2014 and 2013, the Company's intangible asset and related accumulated amortization for its software is as follows:

	2014	2013
Software	$32,205	$29,596
Accumulated amortization	(23,850)	(22,792)

Software, net	$8,355	$6,804

        The Company recorded amortization expense of $1,125, $1,002 and $1,010 during 2014, 2013 and 2012, respectively.

        Based on the current amount of software subject to amortization, the estimated annual amortization expense for each of the succeeding five years is as follows: $1,122 in 2015; $973 in 2016; $812 in 2017; $629 in 2018; and $182 in 2019.

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 7: OTHER ASSETS

        The components of other assets as of December 31, 2014 and 2013 are as follows:

	2014	2013
Tax receivables	$66,872	$8,917
Deferred debt issuance costs	39,470	45,240
Deferred tax assets	21,146	—
Derivative assets	7,543	6,189
Property and equipment, net	116	151
Prepaid assets	58	53
Other current assets	10,559	10,409

Total other assets	$145,764	$70,959

NOTE 8: CREDIT FACILITIES AND DEBT

        The following table summarizes the Company's debt and credit facilities, borrowings thereunder and availability at December 31, 2014:

	2014
	Maturity(1)	Total Facility/Debt	Short-Term Outstanding	Current Maturities of Long-Term Outstanding	Long-Term Outstanding	Available
Committed Asset-Backed Facilities
Retail—U.S.	Sep 2016	$1,200,000	$—	$186,382	$604,765	$408,853
Retail—Canada	Dec 2016	431,665	—	91,497	331,396	8,772
Wholesale VFN—U.S.	May 2015	800,000	800,000	—	—	—
Wholesale VFN—Canada	Dec 2016	505,695	505,695	—	—
Leases—U.S.	(2)	70,800	—	54,642	16,158	—

Subtotal		3,008,160	1,305,695	332,521	952,319	417,625
Secured Debt
Amortizing retail term ABS—N.A.	Various	6,734,455	—	2,214,854	4,519,601	—
Wholesale term—U.S.	Aug 2016	367,300	—	—	367,300	—
Other ABS financing—N.A.	Various	34,883	—	29,138	5,745	—

Subtotal		7,136,638	—	2,243,992	4,892,646	—
Unsecured Facilities
Revolving credit facilities	Various	350,000	—	—	100,000	250,000
Unsecured Debt
Notes(3)	Various	2,848,074	—	750,000	2,098,074	—
Term loan	2016	150,000	—	—	150,000	—

Subtotal		2,998,074	—	750,000	2,248,074	—

Total credit facilities and debt		$13,492,872	$1,305,695	$3,326,513	$8,193,039	$667,625

(1)
Maturity dates reflect maturities of the credit facility which may be different than the maturities of the advances under the facility.

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 8: CREDIT FACILITIES AND DEBT (Continued)

(2)
Advances under the credit facility ended December 2013; however, the maturities of the debt are due as the underlying leases are collected, which extends beyond 2013.

(3)
Includes adjustments related to fair value hedge of $(680) and a discount of $2,606.

        A summary of the minimum annual repayments of long-term debt as of December 31, 2014, for 2016 and thereafter is as follows:

2016	$3,154,279
2017	2,086,280
2018	2,011,810
2019	876,320
2020 and thereafter	64,350

Total	$8,193,039

        The following table summarizes the Company's credit facilities, borrowings thereunder and availability at December 31, 2013:

	2013
	Maturity(1)	Total Facility/Debt	Short-Term Outstanding	Current Maturities of Long-Term Outstanding	Long-Term Outstanding	Available
Committed Asset-Backed Facilities
Retail—U.S.	Sep 2015	$1,200,000	$—	$107,147	$443,891	$648,962
Retail—Canada	Dec 2015	470,009	—	37,380	156,422	276,207
Wholesale VFN—U.S.	Various	1,400,000	1,400,000	—	—	—
Wholesale VFN—Canada	Dec 2015	550,615	506,566	—	—	44,049
Leases—U.S.	(2)	99,100	—	18,698	80,402	—

Subtotal		3,719,724	1,906,566	163,225	680,715	969,218
Secured Debt
Amortizing retail term ABS—N.A.	Various	6,872,706	—	2,124,267	4,748,439	—
Wholesale term—U.S.	Aug 2016	367,300	—	—	367,300	—
Other ABS financing—N.A.	Various	145,125	—	95,131	49,994	—

Subtotal		7,385,131	—	2,219,398	5,165,733	—
Unsecured Facilities
Revolving credit facilities	Various	350,000	—	—	—	350,000
Unsecured Debt
Notes(3)	Various	2,349,140	—	—	2,349,140	—
Term loan	July 2016	150,000	—	—	150,000	—

Subtotal		2,499,140	—	—	2,499,140	—

Total credit facilities and debt		$13,953,995	$1,906,566	$2,382,623	$8,345,588	$1,319,218

(1)
Maturity dates reflect maturities of the credit facility which may be different than the maturities of the advances under the facility.

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 8: CREDIT FACILITIES AND DEBT (Continued)

(2)
Advances under the credit facility ended December 2013; however, the maturities of the debt are due as the underlying leases are collected, which extends beyond 2013.

(3)
Includes adjustment related to fair value hedge of $860.

Committed Asset-Backed Facilities

        The Company has access to committed asset-backed facilities through which it may sell its receivables. The Company utilizes retail facilities to fund the origination of retail receivables and has exercised the option to periodically repurchase receivables and resell them in the term ABS markets (shown as "Amortizing retail term ABS—N.A.") or found alternative financing for the receivables. Under these facilities, the maximum amount of proceeds that can be accessed at one time is $1,631,665. In addition, if the receivables sold are not repurchased by the Company, the related debt is paid only as the underlying receivables are collected. Such receivables have maturities not exceeding seven years. The Company believes it is probable that a majority of these receivables will be repurchased and resold in the ABS markets. Borrowings against these facilities accrue interest based on prevailing money market or asset-backed commercial paper rates.

        The Company finances a portion of its wholesale receivable portfolio with the issue of Variable Funding Notes ("VFNs") which are privately subscribed by certain bank and asset-backed commercial paper conduits. These notes accrue interest based on prevailing money market or asset-backed commercial paper rates.

Secured Debt

        Secured borrowings bear interest at either floating rates of LIBOR plus an applicable margin or fixed rates.

Unsecured Facilities and Debt

        As of December 31, 2014, the Company had a $250,000 unsecured credit facility, consisting of a $150,000 term facility and a $100,000 revolving credit facility, with a final maturity in July 2016. Additionally, as of December 31, 2014, the Company had a $250,000 unsecured revolving credit facility, with a final maturity in June 2017.

        In November 2011, the Company issued $500,000 of debt securities at an annual fixed rate of 6.25% due 2016. The notes, which are senior unsecured obligations of CNH Industrial Capital LLC, are guaranteed by CNH Industrial Capital America and New Holland Credit.

        In October 2012, the Company issued $750,000 of debt securities at an annual fixed rate of 3.875% due 2015. The notes, which are senior unsecured obligations of CNH Industrial Capital LLC, are guaranteed by CNH Industrial Capital America and New Holland Credit.

        In April 2013, the Company issued $600,000 of debt securities at an annual fixed rate of 3.625% due 2018. The notes, which are senior unsecured obligations of CNH Industrial Capital LLC, are guaranteed by CNH Industrial Capital America and New Holland Credit.

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 8: CREDIT FACILITIES AND DEBT (Continued)

        In October 2013, the Company issued $500,000 of debt securities at an annual fixed rate of 3.25% due 2017. The notes, which are senior unsecured obligations of CNH Industrial Capital LLC, are guaranteed by CNH Industrial Capital America and New Holland Credit.

        In June 2014, the Company issued $500,000 of debt securities at an annual fixed rate of 3.375% due 2019. The notes, which are senior unsecured obligations of CNH Industrial Capital LLC, are guaranteed by CNH Industrial Capital America and New Holland Credit.

Covenants

        The credit agreements governing the Company's unsecured funding transactions contain covenants that restrict the Company's ability and/or that of its subsidiaries to, among other things, incur additional debt, make certain investments, enter into certain types of transactions with affiliates, use assets as security in other transactions, enter into sale or leaseback transactions and/or sell certain assets or merge with or into other companies. In addition, the Company is required to maintain certain coverage levels for leverage and EBITDA, the latter of which is eliminated upon achievement of certain rating levels.

Interest Rates

        The weighted-average interest rate on total short-term debt outstanding at December 31, 2014 and 2013 was 1.2% and 1.1%, respectively. The weighted-average interest rate on total long-term debt (including current maturities of long-term debt) at December 31, 2014 and 2013 was 1.9% and 1.8%, respectively. The average rate is calculated using the actual rates at December 31, 2014 and 2013, weighted by the amount of outstanding borrowings of each debt instrument.

Support Agreement

        Effective as of September 29, 2013, in connection with the merger of CNH Global with and into CNHI, CNHI assumed all of CNH Global's obligations under the support agreement, pursuant to which CNH Global agreed to, among other things, (a) make cash capital contributions to the Company, to the extent necessary to cause the ratio of net earnings available for fixed charges to fixed charges to be not less than 1.05 for each fiscal quarter (with such ratio determined, on a consolidated basis and in accordance with U.S. GAAP, for such fiscal quarter and the immediately preceding three fiscal quarters taken as a whole), (b) generally maintain an ownership of at least 51% of the voting equity interests in the Company and (c) cause the Company to have, as of the end of any fiscal quarter, a consolidated tangible net worth of at least $50 million. The support agreement is not intended to be and is not a guarantee by CNHI of any indebtedness or other obligation of the Company. The obligations of CNHI to the Company pursuant to this support agreement are to the Company only and do not run to, and are not enforceable directly by, any creditor of the Company. The support agreement may be modified, amended or terminated, at CNHI's election, upon thirty days' prior written notice to the Company and the rating agencies, if (a) the modification, amendment or termination would not result in a downgrade of the Company's rated indebtedness; (b) the modification, amendment or notice of termination provides that the support agreement will continue in effect with respect to the Company's rated indebtedness then outstanding; or (c) the Company has no long-term rated indebtedness outstanding.

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 9: INCOME TAXES

        The income and expenses of the Company and certain of its domestic subsidiaries are included in the consolidated income tax return of Case New Holland Inc., a wholly owned subsidiary of CNHI, and parent of CNH Industrial America. The Company's Canadian subsidiaries file separate income tax returns, as do certain domestic subsidiaries. The Company and certain of its domestic subsidiaries are LLCs and, as a result, incur no income tax liability on a stand-alone basis for tax purposes. However, for financial reporting, all tax accounts have been disclosed and the income tax expense is reflective for all of the companies included in the consolidated financial statements.

        The sources of income before taxes for the years ended December 31, 2014, 2013, and 2012 are as follows, with foreign defined as any income earned outside the United States:

	2014	2013	2012
Domestic	$291,290	$300,032	$248,461
Foreign	95,078	101,130	81,232

Income before taxes	$386,368	$401,162	$329,693

        The provision for income taxes for the years ended December 31, 2014, 2013 and 2012 is as follows:

	2014	2013	2012
Current income tax expense (benefit):
Domestic	$(4,159)	$77,406	$80,255
Foreign	45,632	22,519	22,600

Total current income tax expense	41,473	99,925	102,855

Deferred income tax expense (benefit):
Domestic	108,836	29,497	15,848
Foreign	(23,191)	5,400	(2,591)

Total deferred income tax expense	85,645	34,897	13,257

Total tax provision	$127,118	$134,822	$116,112

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 9: INCOME TAXES (Continued)

        A reconciliation of CNH's statutory and effective income tax rate for the years ended December 31, 2014, 2013, and 2012 is as follows:

	2014	2013	2012
Tax provision at statutory rate	35.0%	35.0%	35.0%
State taxes	3.2	4.5	5.0
Foreign taxes	(5.0)	(5.0)	(4.7)
Tax contingencies	(0.1)	0.1	(0.3)
Tax credits and incentives	(0.1)	(0.2)	(0.3)
Tax rate and legislative changes	—	—	0.7
Other	(0.1)	(0.8)	(0.2)

Total tax provision effective rate	32.9%	33.6%	35.2%

        The components of the Company's net deferred tax liability as of December 31, 2014 and 2013 are as follows:

	2014	2013
Deferred tax assets:
Pension, postretirement and post-employment benefits	$2,864	$3,520
Marketing and sales incentive programs	81,326	68,770
Allowance for credit losses	33,512	33,784
Other accrued liabilities	9,868	19,814
Tax loss and tax credit carry forwards	11,644	9,114

Total deferred tax assets	$139,214	$135,002
Deferred tax liability:
Equipment on operating lease	$311,717	$219,896

Deferred tax liability, net(1)	$(172,503)	$(84,894)

(1)
In the accompanying consolidated balance sheets, the US net deferred tax position in 2014 and 2013 is included in "Accounts payable and other accrued liabilities" while the Canadian net deferred tax position is included in "Other assets" in 2014 and "Accounts payable and other accrued liabilities" in 2013.

        Deferred taxes are provided to reflect timing differences between the financial and tax basis of assets and liabilities and tax carryforwards using currently enacted tax rates and laws. Management believes it is more likely than not the benefit of the deferred tax assets will be realized.

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 9: INCOME TAXES (Continued)

        A reconciliation of the gross amounts of tax contingencies at the beginning and end of the year is as follows:

	2014	2013	2012
Balance, beginning of year	$5,423	$5,830	$6,907
Additions based on tax positions related to the current year	—	—	—
Reductions for tax positions of prior years	(492)	(367)	(119)
Settlements	(4,923)	(40)	(958)

Balance, end of year	$8	$5,423	$5,830

        The total amount of unrecognized tax benefits that, if recognized, would affect the annual effective income tax rate is $(1,919).

        The Company recognizes interest and penalties accrued related to tax contingencies in income tax expense. During the years ended December 31, 2014, 2013, and 2012, the Company recognized approximately $(3,187), $307, and $(527), respectively, in interest and penalties. The Company had approximately $(424), $2,880, and $2,793 for the expected future payment of interest and penalties accrued at December 31, 2014, 2013, and 2012, respectively.

        During 2014, the Company effectively settled the outstanding audits for tax years 2003 through 2006. The contingency reserve set up for these years amounted to $5,959 and the amount of cash outlays were $4,887, which resulted in a net benefit of $1,072.

        The Company has not provided deferred taxes on $442,000 of undistributed earnings of non-U.S. subsidiaries at December 31, 2014, as the Company's intention continues to be to indefinitely reinvest these earnings in the non-U.S. operations.

        The President of the United States signed the American Taxpayer Relief Act of 2012 on January 2, 2013. Consequently, the lapse of the active financing income exception resulted in a tax detriment of approximately $2,671 in 2012 and a corresponding tax benefit of approximately $2,671 in 2013.

NOTE 10: FINANCIAL INSTRUMENTS

        The Company may elect to measure many financial instruments and certain other items at fair value. This fair value option must be applied on an instrument-by-instrument basis with changes in fair value reported in earnings. The election can be made at the acquisition of an eligible financial asset, financial liability, or firm commitment or when certain specified reconsideration events occur. The fair value election may not be revoked once made. The Company did not elect the fair value measurement option for eligible items.

Fair-Value Hierarchy

        U.S. GAAP specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 10: FINANCIAL INSTRUMENTS (Continued)

from independent sources, while unobservable inputs reflect the Company's internally-developed market assumptions. These two types of inputs have created the following fair-value hierarchy:

  Level 1—Quoted prices for identical instruments in active markets.

  Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

  Level 3—Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

        This hierarchy requires the use of observable market data when available.

Determination of Fair Value

        When available, the Company uses quoted market prices to determine fair value and classifies such items in Level 1. In some cases where a market price is not available, the Company will make use of observable market-based inputs to calculate fair value, in which case the items are classified in Level 2.

        If quoted or observable market prices are not available, fair value is based upon internally developed valuation techniques that use, where possible, current market-based or independently sourced market parameters such as interest rates, currency rates, or yield curves. Items valued using such internally generated valuation techniques are classified according to the lowest level input or value driver that is significant to the valuation. Thus, an item may be classified in Level 3 even though there may be some significant inputs that are readily observable.

        The following section describes the valuation methodologies used by the Company to measure various financial instruments at fair value, including an indication of the level in the fair value hierarchy in which each instrument is generally classified. Where appropriate, the description includes details of the valuation models and the key inputs to those models, as well as any significant assumptions.

Derivatives

        The Company utilizes derivative instruments to mitigate its exposure to interest rate and foreign currency exposures. Derivatives used as hedges are effective at reducing the risk associated with the exposure being hedged and are designated as a hedge at the inception of the derivative contract. The Company does not hold or issue derivative or other financial instruments for speculative purposes. The credit risk for the interest rate hedges is reduced through diversification among counterparties, utilizing mandatory termination clauses and/or collateral support agreements. Derivative instruments are generally classified in Level 2 or 3 of the fair value hierarchy. The cash flows underlying all derivative contracts were recorded in operating activities in the consolidated statements of cash flows.

Interest Rate Derivatives

        The Company has entered into interest rate derivatives in order to manage interest rate exposures arising in the normal course of business. Interest rate derivatives that have been designated in cash flow hedging relationships are being used by the Company to mitigate the risk of rising interest rates related

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 10: FINANCIAL INSTRUMENTS (Continued)

to debt and anticipated issuance of fixed-rate debt in future periods. Gains and losses on these instruments, to the extent that the hedge relationship has been effective, are deferred in accumulated other comprehensive income (loss) and recognized in interest expense over the period in which the Company recognizes interest expense on the related debt. Ineffectiveness recognized related to these hedging relationships was not significant for the years ended December 31, 2014, 2013 and 2012. These amounts are recorded in "Other expenses" in the consolidated statements of income. The maximum length of time over which the Company is hedging its interest rate exposure through the use of derivative instruments designated in cash flow hedge relationships is 48 months. The after-tax losses deferred in accumulated other comprehensive income that will be recognized in interest expense over the next 12 months are approximately $1,825.

        The Company also enters into interest rate derivatives with substantially similar economic terms that are not designated as hedging instruments to mitigate interest rate risk related to the Company's committed asset-backed facilities. These facilities require the Company to enter into interest rate derivatives. To ensure that these transactions do not result in the Company being exposed to this risk, the Company enters into an offsetting position. Unrealized and realized gains and losses resulting from fair value changes in these instruments are recognized directly in income and were insignificant for the years ended December 31, 2014, 2013 and 2012.

        Most of the Company's interest rate derivatives are considered Level 2. The fair market value of these derivatives is calculated using market data input for forecasted benchmark interest rates and can be compared to actively traded derivatives. If the future notional amount of the Company's interest rate derivatives is not known in advance, the derivatives are considered Level 3 derivatives. The fair market value of these derivatives is calculated using market data input and a forecasted future notional balance. The total notional amount of the Company's interest rate derivatives was approximately $3,457,267 and $2,007,460 at December 31, 2014 and 2013, respectively. The thirteen-month average notional amounts as of December 31, 2014 and 2013 were $3,074,793 and $2,732,953, respectively.

Foreign Exchange Contracts

        The Company uses forward contracts to hedge certain assets and liabilities denominated in foreign currencies. Such derivatives are considered economic hedges and are not designated as hedging instruments. The changes in the fair value of these instruments are recognized directly as income in "Other expenses" and are expected to offset the foreign exchange gains or losses on the exposures being managed.

        All of the Company's foreign exchange derivatives are considered Level 2 as the fair value is calculated using market data input and can be compared to actively traded derivatives.

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 10: FINANCIAL INSTRUMENTS (Continued)

Financial Statement Impact of the Company's Derivatives

        The fair values of the Company's derivatives as of December 31, 2014 and 2013 in the consolidated balance sheets are recorded as follows:

	2014	2013
Derivatives Designated as Hedging Instruments:
Other assets:
Interest rate derivatives	$680	$98
Accounts payable and other accrued liabilities:
Interest rate derivatives	$212	$860
Derivatives Not Designated as Hedging Instruments:
Other assets:
Interest rate derivatives	$6,727	$6,023
Foreign exchange contracts	136	68

Total	$6,863	$6,091

Accounts payable and other accrued liabilities:
Interest rate derivatives	$6,727	$6,023

        Pre-tax gains (losses) on the consolidated statements of income related to the Company's derivatives for the years ended December 31, 2014, 2013 and 2012 are recorded in the following accounts:

	2014	2013	2012
Cash Flow Hedges
Recognized in accumulated other comprehensive
Income (effective portion)
Interest rate derivatives	$(747)	$(774)	$(254)
Reclassified from accumulated other comprehensive
income (effective portion)
Interest rate derivatives—Interest expense to third parties	(4,502)	(6,138)	(6,971)
Recognized directly in income (ineffective portion)
Interest rate derivatives—Other expenses	—	—	20
Not Designated as Hedges
Interest rate derivatives—Other expenses	$—	$—	$(53)
Foreign exchange contracts—Other expenses	(285)	(138)	5

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 10: FINANCIAL INSTRUMENTS (Continued)

Items Measured at Fair Value on a Recurring Basis

        The following tables present for each of the fair-value hierarchy levels the Company's assets and liabilities that are measured at fair value on a recurring basis at December 31, 2014 and 2013:

	Level 2		Level 3		Total
	2014	2013	2014	2013	2014	2013
Assets
Interest rate derivatives	$7,407	$6,121	$—	$—	$7,407	$6,121
Foreign exchange contracts	136	68	—	—	136	68
Retained interests	—	—	—	2,853	—	2,853

Total assets	$7,543	$6,189	$—	$2,853	$7,543	$9,042

Liabilities
Interest rate derivatives	$6,939	$6,883	$—	$—	$6,939	$6,883

Total liabilities	$6,939	$6,883	$—	$—	$6,939	$6,883

        There were no transfers between Level 1, Level 2 and Level 3 hierarchy levels during the periods presented.

        The following table presents the changes in the Level 3 fair-value category for the years ended December 31, 2014, 2013 and 2012:

	Retained Interests	Derivative Financial Instruments
Balance at January 1, 2012	$17,289	$15
Total gains or losses (realized/unrealized):
Included in earnings	1,005	65
Included in other comprehensive income (loss)	1,635	(80)
Settlements	(10,658)	—

Balance at December 31, 2012	$9,271	$—
Total gains or losses (realized/unrealized):		—
Included in earnings	856	—
Included in other comprehensive income (loss)	(284)
Settlements	(6,990)	—

Balance at December 31, 2013	$2,853	$—
Total gains or losses (realized/unrealized):
Included in earnings	220	—
Included in other comprehensive income (loss)	—	—
Settlements	(3,073)	—

Balance at December 31, 2014	$—	$—

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 10: FINANCIAL INSTRUMENTS (Continued)

Items Measured at Fair Value on a Nonrecurring Basis

        The Company may be required, from time to time, to measure certain other financial assets at fair value on a nonrecurring basis in accordance with U.S. GAAP. These adjustments to fair value usually result from application of lower of cost or market accounting or impairment charges of individual assets.

        Equipment held for sale measured at fair value on a nonrecurring basis that was held on the consolidated balance sheet at December 31, 2014 was $74,418. The fair market value of these assets is estimated using industry guide book values adjusted for recent remarketing history and is classified as Level 2 under the fair value hierarchy.

Fair Value of Other Financial Instruments

        The carrying amount of cash and cash equivalents, restricted cash, floating-rate affiliated accounts and notes receivable, floating-rate short-term debt, interest payable and short-term affiliated debt was assumed to approximate its fair value. Under the fair value hierarchy, cash and cash equivalents and restricted cash are classified as Level 1 and the remainder of the financial instruments listed is classified as Level 2.

Financial Instruments Not Carried at Fair Value

        The carrying amount and estimated fair value of assets and liabilities considered financial instruments as of December 31, 2014 and 2013 are as follows:

	2014		2013
	Carrying Amount	Estimated Fair Value *	Carrying Amount	Estimated Fair Value *
Receivables	$12,789,027	$12,854,705	$12,183,281	$12,216,915
Long-term debt	$8,193,039	$8,195,209	$8,345,588	$8,457,438

*
Under the fair value hierarchy, receivables measurements are classified as Level 3 and long-term debt measurements are classified as Level 2.

Financial Assets

        The fair value of receivables was determined by discounting the estimated future payments using a discount rate which includes an estimate for credit risk.

Financial Liabilities

        The fair values of long-term debt were based on current market quotes for identical or similar borrowings and credit risk.

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 11: SEGMENT AND GEOGRAPHICAL INFORMATION

        The Company's segment data is based on disclosure requirements of accounting guidance on segment reporting, which requires financial information be reported on the basis that is used internally for measuring segment performance. The Company's reportable segments are strategic business units that are organized around differences in geographic areas. Each segment is managed separately as they require different knowledge of regulatory environments and marketing strategies. The operating segments offer primarily the same services within each of the respective segments.

        A summary of the Company's reportable segment information is as follows:

	2014	2013	2012
Revenues
United States	$741,869	$666,776	$644,900
Canada	197,769	196,479	192,196
Eliminations	(4,887)	(5,134)	(3,092)

Total	$934,751	$858,121	$834,004

Interest expense
United States	$236,835	$209,435	$202,208
Canada	54,480	53,021	54,957
Eliminations	(4,887)	(5,134)	(3,092)

Total	$286,428	$257,322	$254,073

Segment net income
United States	$186,611	$197,707	$152,854
Canada	72,639	68,633	60,727

Total	$259,250	$266,340	$213,581

Depreciation and amortization
United States	$108,074	$81,979	$76,145
Canada	34,778	33,113	32,757

Total	$142,852	$115,092	$108,902

Expenditures for equipment on operating leases
United States	$861,815	$501,599	$355,076
Canada	135,043	118,962	104,401

Total	$996,858	$620,561	$459,477

Provision (benefit) for credit losses
United States	$10,706	$(9,323)	$33,875
Canada	3,418	3,419	10,703

Total	$14,124	$(5,904)	$44,578

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 11: SEGMENT AND GEOGRAPHICAL INFORMATION (Continued)

	2014	2013	2012
Segment assets
United States	$13,430,826	$12,536,638	$11,016,740
Canada	2,693,008	2,664,096	2,555,140
Eliminations	(214,269)	(214,030)	(225,351)

Total	$15,909,565	$14,986,704	$13,346,529

Managed receivables
United States	$10,708,704	$10,147,225	$8,849,079
Canada	2,175,865	2,151,226	2,052,884

Total	$12,884,569	$12,298,451	$10,901,963

NOTE 12: RELATED-PARTY TRANSACTIONS

        The Company receives compensation from CNH Industrial North America for retail installment sales contracts and finance leases that were created under certain low-rate financing programs and interest waiver programs offered to customers by CNH Industrial North America. For selected operating leases, CNH Industrial North America compensates the Company for the difference between the market rental rates and the amount paid by the customer. Similarly, for selected wholesale receivables, CNH Industrial North America and other affiliates compensate the Company for the difference between market rates and the amount paid by the dealer. The Company is also compensated for lending funds to CNH Industrial North America and other affiliates for various purposes.

        The summary of sources included in "Interest and other income from affiliates" in the accompanying consolidated statements of income at December 31, 2014, 2013, and 2012 is as follows:

	2014	2013	2012
Retail subsidy from CNH Industrial North America	$228,023	$219,171	$209,952
Wholesale subsidy:
CNH Industrial North America	161,308	158,313	148,997
Other affiliates	—	1,584	2,784
Operating lease subsidy from CNH Industrial North America	48,035	35,889	30,376
Lending funds:
CNH Industrial North America	—	—	352
Other affiliates	69	—	2

Total interest and other income from affiliates	$437,435	$414,957	$392,463

        Fees charged by affiliates represent payroll and other human resource services CNH Industrial America performs on behalf of the Company.

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 12: RELATED-PARTY TRANSACTIONS (Continued)

        As of December 31, 2014 and 2013, the Company had various accounts and notes receivable and debt with the following affiliates:

	2014			2013
	Rate	Maturity	Amount	Rate	Maturity	Amount
Affiliated receivables from:
CNH Industrial America	0%	—	$39,677	0%	—	$80,786
CNH Industrial Canada Ltd.	0%	—	6,763	0%	—	17,071
Other affiliates	0%	—	12,291	0%	—	12,291

Total affiliated receivables			$58,731			$110,148

Affiliated debt owed to:
CNH Industrial America	3.92%	2014	$713,230	3.92%	2014	$274,525
CNH Industrial Canada Ltd.	5.05%	2014	149,215	4.97%	2014	76,479

Total affiliated debt			$862,445			$351,004

        Included in "Other Assets" in the accompanying balance sheets were tax receivables due from related parties of $62,515 and $6,044, respectively, as of December 31, 2014 and 2013. Accounts payable and other accrued liabilities of $5,282 and $3,716, respectively, as of December 31, 2014 and 2013, were payable to related parties. In October 2014, $68,707 of cash was received for tax receivables purchased from CNH Industrial North America and classified as other assets at September 30, 2014. Interest expense to affiliates was $30,477, $24,105 and $34,512, respectively, for the years ended December 31, 2014, 2013 and 2012.

        In order to utilize the marketing channels for used equipment that exist in CNH Industrial Capital, $19,541 of inventory was transferred from CNH Industrial America at cost at December 31, 2014 and was included in "Equipment held for sale" in the accompanying consolidated balance sheets.

        CNH Industrial Canada Ltd., an affiliated entity, owns 76,618,488 shares of preferred stock in CNH Industrial Capital Canada, one of the Company's subsidiaries. This is recorded as "Noncontrolling interest" in the stockholder's equity in the accompanying consolidated balance sheets. These shares earn dividends of 12-month LIBOR plus 1.2% per annum. The dividends are accrued annually and are recorded in "Net income attributed to noncontrolling interest" in the consolidated statements of income. Accrued, but not declared, dividends are included in "Noncontrolling interest" in the stockholder's equity in the accompanying consolidated balance sheets. A dividend of C$25,684 ($23,803) was paid by CNH Industrial Capital Canada to CNH Industrial Canada Ltd. in December 2014, which represented dividends accrued through September 2014.

NOTE 13: COMMITMENTS AND CONTINGENCIES

Legal Matters

        The Company is party to various litigation matters and claims arising from its operations. Management believes that the outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on the Company's financial position or results of operations.

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 13: COMMITMENTS AND CONTINGENCIES (Continued)

Guarantees

        The Company provides payment guarantees on the financial debt of various foreign financial services subsidiaries of CNHI for approximately $243,235. The guarantees are in effect for the term of the underlying funding facilities, which have various maturities through 2015.

Commitments

        The Company has various agreements to extend credit for the wholesale and dealer financing managed portfolio. At December 31, 2014, the total credit limit available was $6,519,538, of which $4,036,119 was utilized.

NOTE 14: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        CNH Industrial Capital America and New Holland Credit, which are 100%-owned subsidiaries of CNH Industrial Capital LLC (the "Guarantor Entities"), guarantee certain indebtedness of CNH Industrial Capital LLC. As the guarantees are full, unconditional, and joint and several and because the Guarantor Entities are 100%-owned by CNH Industrial Capital LLC, the Company has included the following condensed consolidating financial information as of December 31, 2014 and 2013 and for the

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 14: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

three years ended December 31, 2014. The condensed consolidating financial information reflects investments in consolidated subsidiaries under the equity method of accounting.

	Condensed Statements of Comprehensive Income for the Year Ended December 31, 2014
	CNH Industrial Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
REVENUES
Interest income on retail notes and finance leases	$—	$9,696	$194,756	$—	$204,452
Interest income on wholesale notes	—	(1,292)	75,742	—	74,450
Interest and other income from affiliates	96,352	220,950	382,145	(262,012)	437,435
Rental income on operating leases	—	108,568	57,346	—	165,914
Other income	—	142,031	7,681	(97,212)	52,500

Total revenues	96,352	479,953	717,670	(359,224)	934,751

EXPENSES
Interest expense:
Interest expense to third parties	124,629	(7,328)	138,650	—	255,951
Interest expense to affiliates	—	245,133	47,356	(262,012)	30,477

Total interest expense	124,629	237,805	186,006	(262,012)	286,428

Administrative and operating expenses:
Fees charged by affiliates	—	40,103	106,648	(97,212)	49,539
Provision (benefit) for credit losses	—	(1,300)	15,424	—	14,124
Depreciation of equipment on operating leases	—	93,549	48,139	—	141,688
Other expenses	1	55,836	767	—	56,604

Total operating expenses	1	188,188	170,978	(97,212)	261,955

Total expenses	124,630	425,993	356,984	(359,224)	548,383

Income (loss) before income taxes and equity in income of consolidated subsidiaries accounted for under the equity method	(28,278)	53,960	360,686	—	386,368
Income tax provision (benefit)	(10,873)	19,097	118,894	—	127,118
Equity in income of consolidated subsidiaries accounted for under the equity method	275,428	240,565	—	(515,993)	—

NET INCOME	258,023	275,428	241,792	(515,993)	259,250
Net income attributed to noncontrolling interest	—	—	(1,227)	—	(1,227)

NET INCOME ATTRIBUTABLE TO CNH INDUSTRIAL CAPITAL LLC	$258,023	$275,428	$240,565	$(515,993)	$258,023

COMPREHENSIVE INCOME	$202,023	$219,428	$194,587	$(412,788)	$203,250
Comprehensive income attributed to noncontrolling interest	—	—	(1,227)	—	(1,227)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CNH INDUSTRIAL CAPITAL LLC	$202,023	$219,428	$193,360	$(412,788)	$202,023

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 14: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Condensed Balance Sheets as of December 31, 2014
	CNH Industrial Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$—	$225,343	$122,644	$—	$347,987
Restricted cash	—	100	858,725	—	858,825
Receivables, less allowance for credit losses	—	1,845,524	10,943,503	—	12,789,027
Affiliated accounts and notes receivable	2,749,776	1,712,656	1,365,447	(5,769,148)	58,731
Equipment on operating leases, net	—	1,128,542	329,783	—	1,458,325
Equipment held for sale	—	121,190	8,510	—	129,700
Investments in consolidated subsidiaries accounted for under the equity method	1,923,861	2,228,741	—	(4,152,602)	—
Goodwill and intangible assets, net	—	89,927	31,279	—	121,206
Other assets	20,778	77,597	51,637	(4,248)	145,764

TOTAL	$4,694,415	$7,429,620	$13,711,528	$(9,925,998)	$15,909,565

LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
Short-term debt, including current maturities of long-term debt	$750,000	$19,128	$3,863,080	$—	$4,632,208
Accounts payable and other accrued liabilities	56,261	2,162,159	860,231	(2,432,710)	645,941
Affiliated debt	—	3,320,828	882,303	(3,340,686)	862,445
Long-term debt	2,348,074	3,644	5,841,321	—	8,193,039

Total liabilities	3,154,335	5,505,759	11,446,935	(5,773,396)	14,333,633
Stockholder's equity	1,540,080	1,923,861	2,264,593	(4,152,602)	1,575,932

TOTAL	$4,694,415	$7,429,620	$13,711,528	$(9,925,998)	$15,909,565

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 14: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Condensed Statements of Cash Flows for the Year Ended December 31, 2014
	CNH Industrial Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash from (used in) operating activities	$(483,934)	$178,599	$556,278	$291,073	$542,016

CASH FLOWS FROM INVESTING ACTIVITIES:
Cost of receivables acquired	—	(15,819,248)	(15,532,463)	12,300,701	(19,051,010)
Collections of receivables	—	15,480,203	15,062,472	(12,301,398)	18,241,277
Change in restricted cash	—	—	(86,450)	—	(86,450)
Purchase of equipment on operating leases, net	—	(665,734)	(61,902)	—	(727,636)
Expenditures for property and equipment	—	(2,676)	(9)	—	(2,685)

Net cash from (used in) investing activities	—	(1,007,455)	(618,352)	(697)	(1,626,504)

CASH FLOWS FROM FINANCING ACTIVITIES:
Intercompany activity	—	832,831	(17,759)	(290,376)	524,696
Net change in indebtedness	598,934	(87,139)	(162,821)	—	348,974
Dividends paid to CNH Industrial America LLC	(115,000)	—	—	—	(115,000)
Dividends paid to CNH Industrial Canada Ltd.	—	—	(23,803)	—	(23,803)

Net cash from (used in) financing activities	483,934	745,692	(204,383)	(290,376)	734,867

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	(83,164)	(266,457)	—	(349,621)
CASH AND CASH EQUIVALENTS:
Beginning of year	—	308,507	389,101	—	697,608

End of year	$—	$225,343	$122,644	$—	$347,987

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 14: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Condensed Statements of Comprehensive Income for the Year Ended December 31, 2013
	CNH Industrial Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
REVENUES
Interest income on retail notes and finance leases	$—	$572	$180,770	$—	$181,342
Interest income wholesale notes		(1,001)	64,761	—	63,760
Interest and other income from affiliates	69,589	214,317	361,773	(230,722)	414,957
Rental income on operating leases	—	80,765	58,172	—	138,937
Other income	—	135,543	10,088	(86,506)	59,125

Total revenues	69,589	430,196	675,564	(317,228)	858,121

EXPENSES
Interest expense:
Interest expense to third parties	93,941	17	139,259	—	233,217
Interest expense to affiliates	—	212,552	42,275	(230,722)	24,105

Total interest expense	93,941	212,569	181,534	(230,722)	257,322

Administrative and operating expenses:
Fees charged by affiliates	—	45,403	97,508	(86,506)	56,405
Provision (benefit) for credit losses, net	—	(13,380)	7,476	—	(5,904)
Depreciation of equipment on operating leases	—	64,822	49,231	—	114,053
Other expenses	1	36,575	(1,493)	—	35,083

Total administrative and operating expenses	1	133,420	152,722	(86,506)	199,637

Total expenses	93,942	345,989	334,256	(317,228)	456,959

Income (loss) before income taxes and equity in income of consolidated subsidiaries accounted for under the equity method	(24,353)	84,207	341,308	—	401,162
Income tax provision (benefit)	(9,393)	30,212	114,003	—	134,822
Equity in income of consolidated subsidiaries accounted for under the equity method	279,840	225,845	—	(505,685)	—

NET INCOME	264,880	279,840	227,305	(505,685)	266,340
Net income attributed to noncontrolling interest	—	—	(1,460)	—	(1,460)

NET INCOME ATTRIBUTABLE TO CNH INDUSTRIAL CAPITAL LLC	$264,880	$279,840	$225,845	$(505,685)	$264,880

COMPREHENSIVE INCOME	$224,304	$239,262	$192,320	$(430,122)	$225,764
Comprehensive income attributed to noncontrolling interest	—	—	(1,460)	—	(1,460)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CNH INDUSTRIAL CAPITAL LLC	$224,304	$239,262	$190,860	$(430,122)	$224,304

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 14: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Condensed Balance Sheets as of December 31, 2013
	CNH Industrial Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$—	$308,507	$389,101	$—	$697,608
Restricted cash	—	100	784,408	—	784,508
Receivables, less allowance for credit losses	—	1,504,614	10,678,667	—	12,183,281
Retained interests in securitized receivables	—	5,202	2,596	(4,945)	2,853
Affiliated accounts and notes receivable	2,245,308	1,780,263	1,462,388	(5,377,811)	110,148
Equipment on operating leases, net	—	636,383	337,924	—	974,307
Equipment held for sale	—	35,035	5,715	—	40,750
Investments in consolidated subsidiaries accounted for under the equity method	1,703,364	1,931,092	—	(3,634,456)	—
Goodwill and intangible assets	—	88,376	33,914	—	122,290
Other assets	23,142	15,857	31,960	—	70,959

TOTAL	$3,971,814	$6,305,429	$13,726,673	$(9,017,212)	$14,986,704

LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
Short-term debt, including current maturities of long-term debt	$—	$76,869	$4,212,320	$—	$4,289,189
Accounts payable and other accrued liabilities	20,685	2,004,157	798,110	(2,332,446)	490,506
Affiliated debt	—	2,487,997	913,317	(3,050,310)	351,004
Long-term debt	2,499,140	33,042	5,813,406	—	8,345,588

Total liabilities	2,519,825	4,602,065	11,737,153	(5,382,756)	13,476,287
Stockholder's equity	1,451,989	1,703,364	1,989,520	(3,634,456)	1,510,417

TOTAL	$3,971,814	$6,305,429	$13,726,673	$(9,017,212)	$14,986,704

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 14: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Condensed Statements of Cash Flows for the Year Ended December 31, 2013
	CNH Industrial Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash from (used in) operating activities	$(899,140)	$480,974	$(68,842)	$904,998	$417,990

CASH FLOWS FROM INVESTING ACTIVITIES:
Cost of receivables acquired	—	(16,948,609)	(16,438,038)	12,754,787	(20,631,860)
Collections of receivables	—	16,591,756	15,206,469	(12,754,187)	19,044,038
Change in restricted cash	—	—	(65,756)	—	(65,756)
Purchase of equipment on operating leases, net	—	(270,607)	(78,600)	—	(349,207)
Other investing activities	—	(3,279)	(41)	—	(3,320)

Net cash from (used in) investing activities	—	(630,739)	(1,375,966)	600	(2,006,105)

CASH FLOWS FROM FINANCING ACTIVITIES:
Intercompany activity	—	341,327	56,475	(905,598)	(507,796)
Net change in indebtedness	1,099,140	(140,056)	1,248,522	—	2,207,606
Dividends paid to CNH Industrial America LLC	(200,000)	—	—	—	(200,000)

Net cash from (used in) financing activities	899,140	201,271	1,304,997	(905,598)	1,499,810

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	51,506	(139,811)	—	(88,305)
CASH AND CASH EQUIVALENTS:
Beginning of year	—	257,001	528,912	—	785,913

End of year	$—	$308,507	$389,101	$—	$697,608

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 14: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Condensed Statements of Comprehensive Income for the Year Ended December 31, 2012
	CNH Industrial Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
REVENUES
Interest income on retail notes and finance leases	$—	$11,488	$166,956	$—	$178,444
Interest income on wholesale notes	—	(830)	63,043	—	62,213
Interest and other income from affiliates	7,437	178,848	354,010	(147,832)	392,463
Rental income on operating leases	—	82,280	51,526	—	133,806
Other income	—	113,748	34,780	(81,450)	67,078

Total revenues	7,437	385,534	670,315	(229,282)	834,004

EXPENSES
Interest expense:
Interest expense to third parties	48,848	6,838	163,875	—	219,561
Interest expense to affiliates	255	146,665	35,424	(147,832)	34,512

Total interest expense	49,103	153,503	199,299	(147,832)	254,073

Administrative and operating expenses:
Fees charged by affiliates	—	50,591	92,754	(81,450)	61,895
Provision (benefit) for credit losses, net	—	(563)	45,141	—	44,578
Depreciation of equipment on operating leases	—	65,107	42,729	—	107,836
Other expenses	1	32,999	2,929	—	35,929

Total administrative and operating expenses	1	148,134	183,553	(81,450)	250,238

Total expenses	49,104	301,637	382,852	(229,282)	504,311

Income (loss) before income taxes and equity in income of consolidated subsidiaries accounted for under the equity method	(41,667)	83,897	287,463	—	329,693
Income tax provision (benefit)	(16,327)	33,663	98,776	—	116,112
Equity in income of consolidated subsidiaries accounted for under the equity method	237,276	187,042	—	(424,318)	—

NET INCOME	211,936	237,276	188,687	(424,318)	213,581
Net income attributed to noncontrolling interest	—	—	(1,645)	—	(1,645)

NET INCOME ATTRIBUTABLE TO CNH INDUSTRIAL CAPITAL LLC	$211,936	$237,276	$187,042	$(424,318)	$211,936

COMPREHENSIVE INCOME	$229,868	$255,208	$204,003	$(457,566)	$231,513
Comprehensive income attributed to noncontrolling interest	—	—	(1,645)	—	(1,645)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CNH INDUSTRIAL CAPITAL LLC	$229,868	$255,208	$202,358	$(457,566)	$229,868

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 14: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Condensed Statements of Cash Flows for the Year Ended December 31, 2012
	CNH Industrial Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash from (used in) operating activities	$(740,547)	$(1,069,674)	$915,730	$1,421,072	$526,581

CASH FLOWS FROM INVESTING ACTIVITIES:
Cost of receivables acquired	—	(15,802,666)	(17,733,851)	13,897,290	(19,639,227)
Collections of receivables	—	15,499,698	16,703,466	(13,897,223)	18,305,941
Decrease in restricted cash	—	—	43,589	—	43,589
Purchase of equipment on operating leases, net	—	(118,412)	(91,186)	—	(209,598)
Other investing activities	—	(2,300)	(14)	—	(2,314)

Net cash from (used in) investing activities	—	(423,680)	(1,077,996)	67	(1,501,609)

CASH FLOWS FROM FINANCING ACTIVITIES:
Intercompany activity	(9,453)	1,543,710	(69,879)	(1,421,139)	43,239
Net change in indebtedness	750,000	(99,563)	473,172	—	1,123,609

Net cash from (used in) financing activities	740,547	1,444,147	403,293	(1,421,139)	1,166,848

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	(49,207)	241,027	—	191,820
CASH AND CASH EQUIVALENTS:
Beginning of year	—	306,208	287,885	—	594,093

End of year	$—	$257,001	$528,912	$—	$785,913

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 15: SUPPLEMENTAL QUARTERLY INFORMATION (UNAUDITED)

	For the Year Ended December 31, 2014
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
Revenues	$220,988	$233,764	$233,960	$246,039	$934,751
Interest expense	63,128	70,669	74,115	78,516	286,428
Administrative and operating expenses	55,986	61,835	71,393	72,741	261,955
Income tax provision	34,807	32,598	29,762	29,951	127,118
Net income attributable to noncontrolling interest	(328)	(334)	(273)	(292)	(1,227)

Net income attributable to CNH Industrial Capital LLC	$66,739	$68,328	$58,417	$64,539	$258,023

	For the Year Ended December 31, 2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
Revenues	$205,665	$212,332	$218,187	$221,937	$858,121
Interest expense	59,475	62,932	64,997	69,918	257,322
Administrative and operating expenses	52,587	42,913	52,335	51,802	199,637
Income tax provision	29,743	37,475	35,527	32,077	134,822
Net income attributable to noncontrolling interest	(418)	(357)	(373)	(312)	(1,460)

Net income attributable to CNH Industrial Capital LLC	$63,442	$68,655	$64,955	$67,828	$264,880

NOTE 16: SUBSEQUENT EVENTS

        On February 26, 2015, the Company, through a bankruptcy-remote trust, issued C$324,853 ($260,904) of amortizing asset-backed notes secured by Canadian retail loan contracts.

        On March 4, 2015, the Company, through a bankruptcy-remote trust, issued $800,000 of amortizing asset-backed notes secured by U.S. retail loan contracts.

INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2015 AND 2014

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
REVENUES
Interest income on retail notes and finance leases	$53,028	$51,091	$102,151	$99,616
Interest income on wholesale notes	20,453	17,326	39,385	32,827
Interest and other income from affiliates	101,494	111,749	205,648	219,099
Rental income on operating leases	52,178	39,721	100,986	76,203
Other income	7,388	13,877	11,957	27,007

Total revenues	234,541	233,764	460,127	454,752

EXPENSES
Interest expense:
Interest expense to third parties	65,056	62,774	128,893	124,374
Interest expense to affiliates	6,456	7,895	17,313	9,423

Total interest expense	71,512	70,669	146,206	133,797

Administrative and operating expenses:
Fees charged by affiliates	12,006	12,964	24,879	26,331
Provision for credit losses, net	7,176	5,928	11,137	7,388
Depreciation of equipment on operating leases	46,099	33,403	90,672	63,551
Other expenses	9,157	9,540	16,656	20,551

Total administrative and operating expenses	74,438	61,835	143,344	117,821

Total expenses	145,950	132,504	289,550	251,618

INCOME BEFORE TAXES	88,591	101,260	170,577	203,134
Income tax provision	30,673	32,598	58,948	67,405

NET INCOME	57,918	68,662	111,629	135,729
Net income attributed to noncontrolling interest	—	(334)	(259)	(662)

NET INCOME ATTRIBUTABLE TO CNH INDUSTRIAL CAPITAL LLC	$57,918	$68,328	$111,370	$135,067

See the accompanying Condensed Notes to Consolidated Financial Statements (Unaudited).

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2015 AND 2014

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
NET INCOME	$57,918	$68,662	$111,629	$135,729
Other comprehensive income (loss):
Foreign currency translation adjustment	18,471	23,409	(44,597)	(1,638)
Pension liability adjustment	64	67	173	157
Change in unrealized gains on retained interests	—	—	—	(244)
Change in derivative financial instruments	514	805	(566)	1,463

Total other comprehensive income (loss)	19,049	24,281	(44,990)	(262)

COMPREHENSIVE INCOME (LOSS)	76,967	92,943	66,639	135,467
Less: comprehensive income attributable to noncontrolling interest	—	(334)	(259)	(662)

COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO CNH INDUSTRIAL CAPITAL LLC	$76,967	$92,609	$66,380	$134,805

See the accompanying Condensed Notes to Consolidated Financial Statements (Unaudited).

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2015 AND DECEMBER 31, 2014

(Dollars in thousands)

(Unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$412,773	$347,987
Restricted cash	614,936	858,825
Receivables, less allowance for credit losses of $96,953 and $95,542, respectively	12,276,196	12,789,027
Affiliated accounts and notes receivable	49,702	58,731
Equipment on operating leases, net	1,658,124	1,458,325
Equipment held for sale	173,876	129,700
Goodwill	110,968	112,851
Other intangible assets, net	7,801	8,355
Other assets	73,960	145,764

TOTAL	$15,378,336	$15,909,565

LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
Short-term debt (including current maturities of long-term debt)	$4,579,772	$4,632,208
Accounts payable and other accrued liabilities	705,835	645,941
Affiliated debt	—	862,445
Long-term debt	8,525,750	8,193,039

Total liabilities	13,811,357	14,333,633

Commitments and contingent liabilities (Note 10)
Stockholder's equity:
Member's capital	—	—
Paid-in capital	843,625	843,250
Accumulated other comprehensive income (loss)	(94,918)	(49,928)
Retained earnings	818,272	746,758

Total CNH Industrial Capital LLC stockholder's equity	1,566,979	1,540,080
Noncontrolling interest	—	35,852

Total stockholder's equity	1,566,979	1,575,932

TOTAL	$15,378,336	$15,909,565

See the accompanying Condensed Notes to Consolidated Financial Statements (Unaudited).

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2015 AND DECEMBER 31, 2014

(Dollars in thousands)

(Unaudited)

        The following table presents certain assets and liabilities of consolidated variable interest entities ("VIEs"), which are included in the consolidated balance sheets. The assets in the table include only those assets that can be used to settle obligations of consolidated VIEs. The liabilities in the table include third-party liabilities of the consolidated VIEs, for which creditors do not have recourse to the general credit of CNH Industrial Capital LLC.

	June 30, 2015	December 31, 2014
Restricted cash	$614,835	$858,725
Receivables, less allowance for credit losses of $81,667 and $78,960, respectively	9,215,112	9,266,204
Equipment on operating leases, net	—	83,195

TOTAL	$9,829,947	$10,208,124

Short-term debt (including current maturities of long-term debt)	$3,829,772	$3,853,058
Long-term debt	5,478,796	5,839,213

TOTAL	$9,308,568	$9,692,271

See the accompanying Condensed Notes to Consolidated Financial Statements (Unaudited).

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014

(Dollars in thousands)

(Unaudited)

	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$111,629	$135,729
Adjustments to reconcile net income to net cash from operating activities:
Depreciation on property and equipment and equipment on operating leases	90,690	63,571
Amortization of intangibles	603	510
Provision for credit losses, net	11,137	7,388
Deferred income tax expense (benefit)	42,198	(6,763)
Stock compensation expense	375	440
Changes in components of working capital:
Change in affiliated accounts and notes receivables	8,303	97,842
Change in other assets and equipment held for sale	73,791	51,146
Change in accounts payable and other accrued liabilities	26,204	27,701

Net cash from (used in) operating activities	364,930	377,564

CASH FLOWS FROM INVESTING ACTIVITIES
Cost of receivables acquired	(6,732,217)	(9,465,506)
Collections of receivables	7,097,962	8,231,504
Change in restricted cash	236,291	175,894
Purchase of equipment on operating leases	(498,693)	(388,889)
Proceeds from disposal of equipment on operating leases	141,983	138,248
Capital expenditures for property and equipment and software	(49)	(20)

Net cash from (used in) investing activities	245,277	(1,308,769)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of affiliated debt	1,017,264	1,192,548
Payment of affiliated debt	(1,879,709)	(1,009,605)
Proceeds from issuance of long-term debt	2,760,549	2,915,590
Payment of long-term debt	(2,367,558)	(2,260,292)
Change in short-term borrowings, net	—	(355,951)
Dividends paid to CNH Industrial America LLC	(15,000)	(90,000)
Preferred dividend paid to CNH Industrial Canada Ltd.	(551)	—
Redemption of preferred stock of subsidiary	(60,416)	—

Net cash from (used in) financing activities	(545,421)	392,290

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	64,786	(538,915)
CASH AND CASH EQUIVALENTS
Beginning of period	347,987	697,608

End of period	$412,773	$158,693

CASH PAID DURING THE PERIOD FOR INTEREST	$147,125	$129,244

CASH PAID DURING THE PERIOD FOR TAXES	$11,527	$20,790

See the accompanying Condensed Notes to Consolidated Financial Statements (Unaudited).

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014

(Dollars in thousands)

(Unaudited)

	Company Stockholder
	Member's Capital	Paid-in Capital	Accumulated Other Comprehensive (Loss) Income	Retained Earnings	Non- Controlling Interest	Total
BALANCE—January 1, 2014	$—	$842,182	$6,072	$603,735	$58,428	$1,510,417
Net income	—	—	—	135,067	662	135,729
Dividend paid to CNH Industrial America LLC	—	—	—	(90,000)	—	(90,000)
Foreign currency translation adjustment	—	—	(1,638)	—	—	(1,638)
Stock compensation	—	440	—	—	—	440
Pension liability adjustment, net of tax	—	—	157	—	—	157
Change in unrealized gain on retained interests, net of tax	—	—	(244)	—	—	(244)
Change in derivative financial instruments, net of tax	—	—	1,463	—	—	1,463

BALANCE—June 30, 2014	$—	$842,622	$5,810	$648,802	$59,090	$1,556,324

BALANCE—January 1, 2015	$—	$843,250	$(49,928)	$746,758	$35,852	$1,575,932
Net income	—	—	—	111,370	259	111,629
Dividends paid to CNH Industrial America LLC	—	—	—	(15,000)	—	(15,000)
Preferred dividend paid to CNH Industrial Canada Ltd	—	—	—	—	(551)	(551)
Redemption of preferred stock of subsidiary	—	—	—	(24,856)	(35,560)	(60,416)
Foreign currency translation adjustment	—	—	(44,597)	—	—	(44,597)
Stock compensation	—	375	—	—	—	375
Pension liability adjustment, net of tax	—	—	173	—	—	173
Change in derivative financial instruments, net of tax	—	—	(566)	—	—	(566)

BALANCE—June 30, 2015	$—	$843,625	$(94,918)	$818,272	$—	$1,566,979

See the accompanying Condensed Notes to Consolidated Financial Statements (Unaudited).

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)

(Unaudited)

NOTE 1: BASIS OF PRESENTATION

        CNH Industrial Capital LLC and its primary operating subsidiaries, including New Holland Credit Company, LLC ("New Holland Credit"), CNH Industrial Capital America LLC ("CNH Industrial Capital America"), and CNH Industrial Capital Canada Ltd. ("CNH Industrial Capital Canada") (collectively, "CNH Industrial Capital" or the "Company"), are each a subsidiary of CNH Industrial America LLC ("CNH Industrial America"), which is an indirect wholly-owned subsidiary of CNH Industrial N.V. ("CNHI" and, together with its consolidated subsidiaries, "CNH Industrial"). CNH Industrial America and CNH Industrial Canada Ltd. (collectively, "CNH Industrial North America") design, manufacture, and sell agricultural and construction equipment. CNH Industrial Capital provides financial services for CNH Industrial North America dealers and end-use customers primarily located in the United States and Canada.

        CNHI is incorporated in and under the laws of The Netherlands, with its principal office at Cranes Farm Road, Basildon, United Kingdom. The common shares of CNHI are listed on the New York Stock Exchange under the symbol "CNHI," as well as on the Mercato Telematico Azionario managed by Borsa Italiana S.p.A.

        Effective October 24, 2014, CNH Industrial Capital closed on a series of agreements with Citibank, N.A. and certain affiliates of Citibank, N.A. (together, "Citi"), pursuant to which Citi acquired CNH Industrial Capital's portfolio of commercial revolving accounts ("CRA") receivables. Pursuant to these agreements, Citi offers a private-label CRA product through CNH Industrial dealers in North America.

        The Company has prepared the accompanying consolidated financial statements in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") for interim financial information, which should be read in conjunction with the audited financial statements in its Annual Report on Form 10-K for the year ended December 31, 2014. Certain financial information that is normally included in annual financial statements prepared in conformity with U.S. GAAP, which is not required for interim reporting purposes, has been condensed or omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our interim unaudited financial statements have been reflected.

        The consolidated financial statements include the Company and its consolidated subsidiaries. The consolidated financial statements are expressed in U.S. dollars. The consolidated financial statements include the accounts of the Company's subsidiaries in which the Company has a controlling financial interest and reflect the noncontrolling interests of the minority owners of the subsidiaries that are not fully owned for the periods presented, as applicable. A controlling financial interest may exist based on ownership of a majority of the voting interest of a subsidiary, or based on the Company's determination that it is the primary beneficiary of a variable interest entity ("VIE"). The primary beneficiary of a VIE is the party that has the power to direct the activities that most significantly impact the economic performance of the entity and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the entity. The Company assesses whether it is the primary beneficiary on an ongoing basis, as prescribed by the accounting guidance on the consolidation of VIEs. The consolidated status of the VIEs with which the Company is involved may change as a result of such reassessments.

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 1: BASIS OF PRESENTATION (Continued)

        The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and reported amounts of revenues and expenses. Significant estimates in these consolidated financial statements include the allowance for credit losses and residual values of equipment on operating leases. Actual results could differ from those estimates.

NOTE 2: NEW ACCOUNTING PRONOUNCEMENTS

        In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers ("ASU 2014-09"). ASU 2014-09 supersedes the revenue recognition requirements in Accounting Standards Codification 605—Revenue Recognition and most industry-specific guidance throughout the Codification. The standard requires that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective for fiscal years beginning after December 15, 2016, and for interim periods within those fiscal years. On July 9, 2015, the FASB approved a one-year deferral and the option to adopt early. The guidance can be applied retrospectively to each prior reporting period present (full retrospective method) or retrospectively with a cumulative effect adjustment to retained earnings for initial application of the guidance at the date of initial adoption (modified retrospective method). The Company is in the process of assessing the impact of the adoption of ASU 2014-09 on its financial position, results of operations and cash flows.

        In August 2014, the FASB issued ASU No. 2014-15, Uncertainties About an Entity's Ability to Continue as a Going Concern ("ASU 2014-15"). ASU 2014-15 provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform interim and annual assessments of an entity's ability to continue as a going concern within one year of the date of issuance of the entity's financial statements. An entity must also provide certain disclosures if there is "substantial doubt" about the entity's ability to continue as a going concern. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods thereafter. Early adoption is permitted. The Company does not believe the adoption of this standard will have a material impact on its financial position or results of operations.

        In February 2015, the FASB issued ASU No. 2015-02, Consolidation ("ASU 2015-02"). ASU 2015-02 is intended to improve targeted areas of consolidation guidance for legal entities such as limited partnerships, limited liability companies and securitized structures. The new standard eliminates the previous deferral in Accounting Standards Codification 810, which allowed reporting entities with interests in certain investment funds to follow previously issued consolidations guidance, and makes changes to both the variable interest model and the voting model. ASU 2015-02 is effective for annual periods ending after December 15, 2015. The Company is currently assessing the impact of the adoption of ASU 2015-02 on its financial position, results of operations and cash flows.

        In April 2015, the FASB issued ASU No. 2015-03, Interest—Imputation of Interest ("ASU 2015-03"). ASU 2015-03 is intended to simplify the presentation of debt issuance costs. The new

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 2: NEW ACCOUNTING PRONOUNCEMENTS (Continued)

standard requires the debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying value of that debt liability, consistent with debt discounts. ASU 2015-03 is effective for annual and interim periods beginning after December 15, 2015. The Company does not believe the adoption of this standard will have a material impact on its financial position or results of operations.

NOTE 3: ACCUMULATED OTHER COMPREHENSIVE INCOME

        Accumulated other comprehensive income ("AOCI") is comprised of net income and other adjustments, including foreign currency translation adjustments, pension plan adjustments, changes in fair value of the retained interests in the off-book retail transactions and changes in the fair value of certain derivative financial instruments qualifying as cash flow hedges. The Company does not provide income taxes on currency translation adjustments ("CTA"), as the historical earnings from the Company's foreign subsidiaries are considered to be permanently reinvested. If current year earnings are repatriated, the amount to be repatriated is determined in U.S. dollars and converted to the equivalent amount of foreign currency at the time of repatriation; therefore, the repatriation of current year earnings will not have an impact on the CTA component of the Company's AOCI balance.

        The following table summarizes the change in the components of the Company's AOCI balance and related tax effects for the three months ended June 30, 2015:

	Currency Translation Adjustment	Pension Liability	Unrealized Losses on Derivatives	Total
Beginning balance, gross	$(106,128)	$(6,261)	$(5,438)	$(117,827)
Tax asset (liability)	—	2,286	1,574	3,860

Beginning balance, net of tax	(106,128)	(3,975)	(3,864)	(113,967)
Other comprehensive income (loss) before reclassifications	18,471	(81)	276	18,666
Amounts reclassified from accumulated other comprehensive income (loss)	—	183	469	652
Tax effects	—	(38)	(231)	(269)

Net current-period other comprehensive income (loss)	18,471	64	514	19,049

BALANCE at June 30, 2015	$(87,657)	$(3,911)	$(3,350)	$(94,918)

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 3: ACCUMULATED OTHER COMPREHENSIVE INCOME (Continued)

        The following table summarizes the change in the components of the Company's AOCI balance and related tax effects for the six months ended June 30, 2015:

	Currency Translation Adjustment	Pension Liability	Unrealized Losses on Derivatives	Total
Beginning balance, gross	$(43,060)	$(6,425)	$(4,099)	$(53,584)
Tax asset (liability)	—	2,341	1,315	3,656

Beginning balance, net of tax	(43,060)	(4,084)	(2,784)	(49,928)
Other comprehensive income (loss) before reclassifications	(44,597)	(100)	(2,518)	(47,215)
Amounts reclassified from accumulated other comprehensive income (loss)	—	366	1,924	2,290
Tax effects	—	(93)	28	(65)

Net current-period other comprehensive income (loss)	(44,597)	173	(566)	(44,990)

BALANCE at June 30, 2015	$(87,657)	$(3,911)	$(3,350)	$(94,918)

        The following table summarizes the change in the components of the Company's AOCI balance and related tax effects for the three months ended June 30, 2014:

	Currency Translation Adjustment	Pension Liability	Unrealized Losses on Derivatives	Total
Beginning balance, gross	$(10,285)	$(5,751)	$(6,811)	$(22,847)
Tax asset (liability)	—	2,099	2,277	4,376

Beginning balance, net of tax	(10,285)	(3,652)	(4,534)	(18,471)
Other comprehensive income (loss) before reclassifications	23,409	—	(222)	23,187
Amounts reclassified from accumulated other comprehensive income (loss)	—	108	1,503	1,611
Tax effects	—	(41)	(476)	(517)

Net current-period other comprehensive income (loss)	23,409	67	805	24,281

BALANCE at June 30, 2014	$13,124	$(3,585)	$(3,729)	$5,810

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 3: ACCUMULATED OTHER COMPREHENSIVE INCOME (Continued)

        The following table summarizes the change in the components of the Company's AOCI balance and related tax effects for the six months ended June 30, 2014:

	Currency Translation Adjustment	Pension Liability	Unrealized Gains on Retained Interests	Unrealized Losses on Derivatives	Total
Beginning balance, gross	$14,762	$(5,891)	$388	$(7,855)	$1,404
Tax asset (liability)	—	2,149	(144)	2,663	4,668

Beginning balance, net of tax	14,762	(3,742)	244	(5,192)	6,072
Other comprehensive income (loss) before reclassifications	(1,638)	—	—	(529)	(2,167)
Amounts reclassified from accumulated other comprehensive income (loss)	—	248	(388)	2,854	2,714
Tax effects	—	(91)	144	(862)	(809)

Net current-period other comprehensive income (loss)	(1,638)	157	(244)	1,463	(262)

BALANCE at June 30, 2014	$13,124	$(3,585)	$—	$(3,729)	$5,810

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 3: ACCUMULATED OTHER COMPREHENSIVE INCOME (Continued)

        The reclassifications out of AOCI and the location on the consolidated statements of income for the three and six months ended June 30, 2015 and 2014 are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014	Affected Line Item
Amortization of defined benefit pension items:
	$(183)	$(108)	$(366)	$(248)	Insignificant items

	(183)	(108)	(366)	(248)	Income before taxes
	67	41	128	91	Income tax benefit

	$(116)	$(67)	$(238)	$(157)	Net of tax

Unrealized gains on retained interests:
	$—	$—	$—	$388	Insignificant items

	—	—	—	388	Income before taxes
	—	—	—	(144)	Income tax provision

	$—	$—	$—	$244	Net of tax

Unrealized losses on derivatives:
	$(469)	$(1,503)	$(1,924)	$(2,854)	Interest expense to third parties

	(469)	(1,503)	(1,924)	(2,854)	Income before taxes
	156	536	639	1,003	Income tax benefit

	$(313)	$(967)	$(1,285)	$(1,851)	Net of tax

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 4: RECEIVABLES

        A summary of receivables included in the consolidated balance sheets as of June 30, 2015 and December 31, 2014 is as follows:

	June 30, 2015	December 31, 2014
Retail note receivables	$621,947	$902,016
Wholesale receivables	909,077	984,832
Finance lease receivables	36,848	43,061
Restricted receivables	10,805,277	10,954,660

Gross receivables	12,373,149	12,884,569
Less
Allowance for credit losses	(96,953)	(95,542)

Total receivables, net	$12,276,196	$12,789,027

Restricted Receivables and Securitization

        As part of its overall funding strategy, the Company periodically transfers certain financial receivables into VIEs that are special purpose entities ("SPEs") as part of its asset-backed securitization programs.

        SPEs utilized in the securitization programs differ from other entities included in the Company's consolidated financial statements because the assets they hold are legally isolated from the Company's assets. For bankruptcy analysis purposes, the Company has sold the receivables to the SPEs in a true sale and the SPEs are separate legal entities. Upon transfer of the receivables to the SPEs, the receivables and certain cash flows derived from them become restricted for use in meeting obligations to the SPEs' creditors. The SPEs have ownership of cash balances that also have restrictions for the benefit of the SPEs' investors. The Company's interests in the SPEs' receivables are subordinate to the interests of third-party investors. None of the receivables that are directly or indirectly sold or transferred in any of these transactions are available to pay the Company's creditors until all obligations of the SPE have been fulfilled or the receivables are removed from the SPE.

        The secured borrowings related to the restricted receivables are obligations that are payable as the receivables are collected. The following table summarizes the restricted receivables as of June 30, 2015 and December 31, 2014:

	June 30, 2015	December 31, 2014
Retail note receivables	$7,763,669	$7,798,882
Wholesale receivables	3,041,608	3,153,814
Finance lease receivables	—	1,964

Total	$10,805,277	$10,954,660

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 4: RECEIVABLES (Continued)

        Within the U.S. retail receivables securitization programs, qualifying retail receivables are sold to limited purpose, bankruptcy remote SPEs. In turn, these SPEs establish separate trusts to which the receivables are transferred in exchange for proceeds from asset backed securities issued by the trusts. In Canada, the receivables are transferred directly to the trusts. These trusts were determined to be VIEs. In its role as servicer, CNH Industrial Capital has the power to direct the trusts' activities. Through its retained interests, the Company has an obligation to absorb certain losses, or the right to receive certain benefits, that could potentially be significant to the trusts. Consequently, the Company has consolidated these retail trusts.

        With regard to the wholesale receivable securitization programs, the Company sells eligible receivables on a revolving basis to structured master trust facilities which are limited-purpose, bankruptcy-remote SPEs. These trusts were determined to be VIEs. In its role as servicer, CNH Industrial Capital has the power to direct the trusts' activities. Through its retained interests, the Company provides security to investors in the event that cash collections from the receivables are not sufficient to make principal and interest payments on the securities. Consequently, CNH Industrial Capital has consolidated these wholesale trusts.

Allowance for Credit Losses

        The allowance for credit losses is the Company's estimate of probable losses for receivables owned by the Company and consists of two components, depending on whether the receivable has been individually identified as being impaired. The first component of the allowance for credit losses covers the receivables specifically reviewed by management for which the Company has determined it is probable that it will not collect all the principal and interest payments as per the terms of the contract. Receivables are individually reviewed for impairment based on, among other items, amounts outstanding, days past due and prior collection history. These receivables are subject to impairment measurement at the loan level based either on the present value of expected future cash flows discounted at the receivables' effective interest rate or the fair value of the collateral for collateral-dependent receivables.

        The second component of the allowance for credit losses covers all receivables that have not been individually reviewed for impairment. The allowance for these receivables is based on aggregated portfolio evaluations, generally by financial product. The allowance for retail credit losses is based on loss forecast models that consider a variety of factors that include, but are not limited to, historical loss experience, collateral value, portfolio balance and delinquency. The allowance for wholesale credit losses is based on loss forecast models that consider the same factors as the retail models plus dealer risk ratings. The loss forecast models are updated on a quarterly basis. In addition, qualitative factors that are not fully captured in the loss forecast models, including industry trends, and macroeconomic factors are considered in the evaluation of the adequacy of the allowance for credit losses. These qualitative factors are subjective and require a degree of management judgment.

        Charge-offs of principal amounts of receivables outstanding are deducted from the allowance at the point when it is determined to be probable that all amounts due will not be collected

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 4: RECEIVABLES (Continued)

        The Company's allowance for credit losses is segregated into two portfolio segments: retail and wholesale. A portfolio segment is the level at which the Company develops a systematic methodology for determining its allowance for credit losses. The retail segment includes retail notes and finance lease receivables. The wholesale segment includes wholesale financing to CNH Industrial North America dealers. Prior to sale of its CRA portfolio to Citi, there was a third segment called other, which included the Company's CRA portfolio.

        Further, the Company evaluates its portfolio segments by class of receivable: United States and Canada. Typically, the Company's receivables within a geographic area have similar risk profiles and methods for assessing and monitoring risk. These classes align with management reporting.

        Allowance for credit losses activity for the three months ended June 30, 2015 is as follows:

	Retail	Wholesale	Total
Allowance for credit losses:
Beginning balance	$86,472	$6,605	$93,077
Charge-offs	(4,045)	(135)	(4,180)
Recoveries	698	7	705
Provision	7,432	(256)	7,176
Foreign currency translation and other	122	53	175

Ending balance	$90,679	$6,274	$96,953

        Allowance for credit losses activity for the six months ended June 30, 2015 is as follows:

	Retail	Wholesale	Total
Allowance for credit losses:
Beginning balance	$88,697	$6,845	$95,542
Charge-offs	(9,714)	(256)	(9,970)
Recoveries	1,130	14	1,144
Provision	11,377	(240)	11,137
Foreign currency translation and other	(811)	(89)	(900)

Ending balance	$90,679	$6,274	$96,953

Ending balance: individually evaluated for impairment	$17,591	$2,533	$20,124

Ending balance: collectively evaluated for impairment	$73,088	$3,741	$76,829

Receivables:
Ending balance	$8,422,464	$3,950,685	$12,373,149

Ending balance: individually evaluated for impairment	$116,547	$48,427	$164,974

Ending balance: collectively evaluated for impairment	$8,305,917	$3,902,258	$12,208,175

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 4: RECEIVABLES (Continued)

        Allowance for credit losses activity for the three months ended June 30, 2014 is as follows:

	Retail	Wholesale	Other	Total
Allowance for credit losses:
Beginning balance	$85,794	$7,651	$6,975	$100,420
Charge-offs	(3,239)	(548)	(1,486)	(5,273)
Recoveries	674	6	615	1,295
Provision	3,606	458	1,864	5,928
Foreign currency translation and other	(226)	48	23	(155)

Ending balance	$86,609	$7,615	$7,991	$102,215

        Allowance for credit losses activity for the six months ended June 30, 2014 is as follows:

	Retail	Wholesale	Other	Total
Allowance for credit losses:
Beginning balance	$87,701	$7,363	$6,889	$101,953
Charge-offs	(5,609)	(799)	(2,710)	(9,118)
Recoveries	1,255	55	1,151	2,461
Provision	3,753	974	2,661	7,388
Foreign currency translation and other	(491)	22	—	(469)

Ending balance	$86,609	$7,615	$7,991	$102,215

Ending balance: individually evaluated for impairment	$10,731	$4,112	$—	$14,843

Ending balance: collectively evaluated for impairment	$75,878	$3,503	$7,991	$87,372

Receivables:
Ending balance	$8,669,831	$4,567,991	$266,891	$13,504,713

Ending balance: individually evaluated for impairment	$42,268	$58,096	$—	$100,364

Ending balance: collectively evaluated for impairment	$8,627,563	$4,509,895	$266,891	$13,404,349

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 4: RECEIVABLES (Continued)

        Allowance for credit losses activity for the year ended December 31, 2014 is as follows:

	Retail	Wholesale	Other	Total
Allowance for credit losses:
Beginning balance	$87,701	$7,363	$6,889	$101,953
Charge-offs	(12,426)	(804)	(4,281)	(17,511)
Recoveries	2,941	514	2,000	5,455
Provision (benefit)	12,040	(133)	2,217	14,124
Foreign currency translation and other	(1,559)	(95)	(6,825)	(8,479)

Ending balance	$88,697	$6,845	$—	$95,542

Ending balance: individually evaluated for impairment	$12,736	$3,329	$—	$16,065

Ending balance: collectively evaluated for impairment	$75,961	$3,516	$—	$79,477

Receivables:
Ending balance	$8,745,923	$4,138,646	$—	$12,884,569

Ending balance: individually evaluated for impairment	$56,791	$72,297	$—	$129,088

Ending balance: collectively evaluated for impairment	$8,689,132	$4,066,349	$—	$12,755,481

        Utilizing an internal credit scoring model, which considers customers' attributes, prior credit history and each retail transaction's attributes, the Company assigns a credit quality rating to each retail customer, by specific transaction, as part of the retail underwriting process. This rating is used in setting the terms on the transaction, including the interest rate. A description of the general characteristics of the customers' risk grades is as follows:

        Titanium—Customers from whom the Company expects no collection or loss activity.

        Platinum—Customers from whom the Company expects minimal, if any, collection or loss activity.

        Gold, Silver, Bronze—Customers defined as those with the potential for collection or loss activity.

        A breakdown of the retail portfolio by the customer's risk grade at the time of origination as of June 30, 2015 and December 31, 2014 is as follows:

	June 30, 2015	December 31, 2014
Titanium	$4,710,279	$4,866,060
Platinum	2,285,267	2,386,558
Gold	1,198,091	1,254,335
Silver	196,116	207,682
Bronze	32,711	31,288

Total	$8,422,464	$8,745,923

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 4: RECEIVABLES (Continued)

        As part of the ongoing monitoring of the credit quality of the wholesale portfolio, the Company utilizes an internal credit scoring model that assigns a risk grade for each dealer. The scoring model considers the strength of the dealer's financial condition and payment history. The Company considers the dealers' ratings in the quarterly credit allowance analysis. A description of the general characteristics of the dealer risk grades is as follows:

        Grades A and B—Includes receivables due from dealers that have significant capital strength, moderate leverage, stable earnings and growth, and excellent payment performance.

        Grade C—Includes receivables due from dealers with moderate credit risk. Dealers of this grade are differentiated from higher grades on a basis of leverage or payment performance.

        Grade D—Includes receivables due from dealers with additional credit risk. These dealers require additional monitoring due to their weaker financial condition or payment performance.

        A breakdown of the wholesale portfolio by its credit quality indicators as of June 30, 2015 and December 31, 2014 is as follows:

	June 30, 2015	December 31, 2014
A	$1,687,122	$2,117,160
B	1,718,002	1,572,953
C	389,098	315,825
D	156,463	132,708

Total	$3,950,685	$4,138,646

        The following tables present information at the level at which management assesses and monitors its credit risk. Receivables are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Delinquency is reported on receivables greater than 30 days past due.

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 4: RECEIVABLES (Continued)

        The aging of receivables as of June 30, 2015 and December 31, 2014 is as follows:

	June 30, 2015
	31 - 60 Days Past Due	61 - 90 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Receivables	Recorded Investment > 90 Days and Accruing
Retail
United States	$26,322	$12,063	$19,075	$57,460	$7,078,787	$7,136,247	$3,786
Canada	$5,413	$2,611	$780	$8,804	$1,277,413	$1,286,217	$462
Wholesale
United States	$269	$45	$21	$335	$3,220,713	$3,221,048	$—
Canada	$93	$2	$164	$259	$729,378	$729,637	$—
Total
Retail	$31,735	$14,674	$19,855	$66,264	$8,356,200	$8,422,464	$4,248
Wholesale	$362	$47	$185	$594	$3,950,091	$3,950,685	$—

	December 31, 2014
	31 - 60 Days Past Due	61 - 90 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Receivables	Recorded Investment > 90 Days and Accruing
Retail
United States	$27,846	$8,584	$15,884	$52,314	$7,296,162	$7,348,476	$5,480
Canada	$2,721	$268	$397	$3,386	$1,394,061	$1,397,447	$171
Wholesale
United States	$882	$52	$110	$1,044	$3,359,183	$3,360,227	$86
Canada	$181	$—	$3	$184	$778,235	$778,419	$2
Total
Retail	$30,567	$8,852	$16,281	$55,700	$8,690,223	$8,745,923	$5,651
Wholesale	$1,063	$52	$113	$1,228	$4,137,418	$4,138,646	$88

        Impaired receivables are receivables for which the Company has determined it will not collect all the principal and interest payments as per the terms of the contract. As of June 30, 2015 and

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 4: RECEIVABLES (Continued)

December 31, 2014, the Company's recorded investment in impaired receivables individually evaluated for impairment and the related unpaid principal balances and allowances are as follows:

	June 30, 2015			December 31, 2014
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded
Retail
United States	$61,902	$61,453	$—	$23,420	$23,164	$—
Canada	$4,765	$4,710	$—	$960	$954	$—
Wholesale
United States	$24,791	$24,791	$—	$—	$—	$—
Canada	$—	$—	$—	$11,790	$11,790	$—
With an allowance recorded
Retail
United States	$48,849	$47,500	$17,323	$31,945	$31,029	$12,607
Canada	$1,031	$1,011	$268	$466	$459	$129
Wholesale
United States	$10,072	$10,035	$1,203	$45,868	$45,623	$2,220
Canada	$13,564	$13,559	$1,330	$14,639	$14,639	$1,109
Total
Retail	$116,547	$114,674	$17,591	$56,791	$55,606	$12,736
Wholesale	$48,427	$48,385	$2,533	$72,297	$72,052	$3,329

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 4: RECEIVABLES (Continued)

        For the three months ended June 30, 2015 and 2014, the Company's average recorded investment in impaired receivables individually evaluated for impairment (based on a four-month average) and the related interest income recognized are as follows:

	2015		2014
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded
Retail
United States	$58,704	$839	$13,683	$120
Canada	$4,832	$95	$—	$—
Wholesale
United States	$23,018	$372	$7,986	$129
Canada	$—	$—	$—	$—
With an allowance recorded
Retail
United States	$48,889	$153	$27,273	$73
Canada	$1,034	$—	$1,963	$30
Wholesale
United States	$10,379	$169	$25,891	$125
Canada	$14,130	$153	$28,591	$130
Total
Retail	$113,459	$1,087	$42,919	$223
Wholesale	$47,527	$694	$62,468	$384

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 4: RECEIVABLES (Continued)

        For the six months ended June 30, 2015 and 2014, the Company's average recorded investment in impaired receivables individually evaluated for impairment (based on a seven-month average) and the related interest income recognized are as follows:

	2015		2014
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded
Retail
United States	$58,457	$1,609	$13,717	$222
Canada	$4,884	$190	$—	$—
Wholesale
United States	$25,039	$369	$8,554	$222
Canada	$—	$—	$—	$—
With an allowance recorded
Retail
United States	$46,829	$191	$27,920	$774
Canada	$1,042	$3	$1,857	$75
Wholesale
United States	$9,940	$323	$24,747	$242
Canada	$14,036	$269	$28,916	$351
Total
Retail	$111,212	$1,993	$43,494	$1,071
Wholesale	$49,015	$961	$62,217	$815

        Recognition of income is generally suspended when management determines that collection of future finance income is not probable or when an account becomes 120 days delinquent, whichever occurs first. Interest accrual is resumed if the receivable becomes contractually current and collection becomes probable. Previously suspended income is recognized at that time. The receivables on nonaccrual status as of June 30, 2015 and December 31, 2014 are as follows:

	June 30, 2015			December 31, 2014
	Retail	Wholesale	Total	Retail	Wholesale	Total
United States	$45,223	$10,035	$55,258	$22,512	$45,623	$68,135
Canada	$1,039	$13,559	$14,598	$280	$15,368	$15,648

Troubled Debt Restructurings

        A restructuring of a receivable constitutes a troubled debt restructuring ("TDR") when the lender grants a concession it would not otherwise consider to a borrower experiencing financial difficulties. As a collateral-based lender, the Company typically will repossess collateral in lieu of restructuring receivables. As such, for retail receivables, concessions are typically provided based on bankruptcy court

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 4: RECEIVABLES (Continued)

proceedings. For wholesale receivables, concessions granted may include extended contract maturities, inclusion of interest-only periods, modification of a contractual interest rate to a below market interest rate and waiving of interest and principal.

        TDRs are reviewed along with other receivables as part of management's ongoing evaluation of the adequacy of the allowance for credit losses. The allowance for credit losses attributable to TDRs is based on the most probable source of repayment, which is normally the liquidation of collateral. In determining collateral value, the Company estimates the current fair market value of the equipment collateral and considers credit enhancements such as additional collateral and third-party guarantees.

        Before removing a receivable from TDR classification, a review of the borrower is conducted. If concerns exist about the future ability of the borrower to meet its obligations under the loans based on a credit review, the TDR classification is not removed from the receivable.

        As of June 30, 2015, the Company had approximately 622 retail and finance lease receivable contracts classified as TDRs, of which the pre-modification value was $18,149 and the post-modification value was $16,773. A court has determined the concession in 344 of these cases. The pre-modification value of these contracts was $5,857 and the post-modification value was $4,826. As of June 30, 2014, the Company had approximately 715 retail and finance lease receivable contracts classified as TDRs, of which the pre-modification value was $15,715 and the post-modification value was $13,765. A court has determined the concession in 475 of these cases. The pre-modification value of these contracts was $8,648 and the post-modification value was $7,072. As the outcome of the bankruptcy cases is determined by a court based on available assets, subsequent re-defaults are unusual and were not material for retail and finance lease receivable contracts that were modified in a TDR during the previous 12 months ended June 30, 2015 and 2014.

        As of June 30, 2015 and 2014, the Company's wholesale TDRs were immaterial.

NOTE 5: DEBT

        On May 13, 2015, the Company, through a bankruptcy-remote trust, issued $999,645 of amortizing asset-backed notes secured by U.S. retail loan contracts.

        On May 20, 2015 the Company renewed a $500,000 U.S. wholesale committed asset-backed facility, with a maturity date of May 19, 2016.

        On June 26, 2015, the Company completed an offering of $600,000 in aggregate principal amount of its 3.875% unsecured notes due 2018, issued at a price of 99.642%.

        On June 29, 2015, the Company drew $100,000 on an existing revolving credit facility. The loan was repaid on July 6, 2015.

NOTE 6: INCOME TAXES

        The effective tax rates for the three months ended June 30, 2015 and 2014 were 34.6% and 32.2%, respectively. The effective tax rate was 34.6% for the six-month period ended June 30, 2015, compared to 33.2% for the same period in 2014. The increase in the effective rates was due to a favorable

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 6: INCOME TAXES (Continued)

discrete tax benefit recognized in 2014. The Company's provision for income taxes is based on an estimated tax rate for the year applied to the year-to-date federal, state and foreign income. The 2015 estimated annual tax rate is expected to be lower than the U.S. federal corporate income tax rate of 35% primarily due to profits in tax jurisdictions with lower rates, including Canada.

NOTE 7: FINANCIAL INSTRUMENTS

        The Company may elect to measure many financial instruments and certain other items at fair value. This fair value option must be applied on an instrument-by-instrument basis with changes in fair value reported in earnings. The election can be made at the acquisition of an eligible financial asset, financial liability, or firm commitment or when certain specified reconsideration events occur. The fair value election may not be revoked once made. The Company did not elect the fair value measurement option for eligible items.

Fair-Value Hierarchy

        U.S. GAAP specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's internally-developed market assumptions. These two types of inputs have created the following fair-value hierarchy:

  Level 1—Quoted prices for identical instruments in active markets.

  Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

  Level 3—Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

        This hierarchy requires the use of observable market data when available.

Determination of Fair Value

        When available, the Company uses quoted market prices to determine fair value and classifies such items in Level 1. In some cases where a market price is not available, the Company will make use of observable market-based inputs to calculate fair value, in which case the items are classified in Level 2.

        If quoted or observable market prices are not available, fair value is based upon internally developed valuation techniques that use, where possible, current market-based or independently sourced market parameters such as interest rates, currency rates, or yield curves. Items valued using such internally generated valuation techniques are classified according to the lowest level input or value driver that is significant to the valuation. Thus, an item may be classified in Level 3 even though there may be some significant inputs that are readily observable.

        The following section describes the valuation methodologies used by the Company to measure various financial instruments at fair value, including an indication of the level in the fair value hierarchy

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 7: FINANCIAL INSTRUMENTS (Continued)

in which each instrument is generally classified. Where appropriate, the description includes details of the valuation models and the key inputs to those models, as well as any significant assumptions.

Derivatives

        The Company utilizes derivative instruments to mitigate its exposure to interest rate and foreign currency exposures. Derivatives used as hedges are effective at reducing the risk associated with the exposure being hedged and are designated as a hedge at the inception of the derivative contract. The Company does not hold or issue derivative or other financial instruments for speculative purposes. The credit risk for the interest rate hedges is reduced through diversification among counterparties, utilizing mandatory termination clauses and/or collateral support agreements. Derivative instruments are generally classified in Level 2 or 3 of the fair value hierarchy. The cash flows underlying all derivative contracts were recorded in operating activities in the consolidated statements of cash flows.

Interest Rate Derivatives

        The Company has entered into interest rate derivatives in order to manage interest rate exposures arising in the normal course of business. Interest rate derivatives that have been designated in cash flow hedging relationships are being used by the Company to mitigate the risk of rising interest rates related to debt and anticipated issuance of fixed-rate debt in future periods. Gains and losses on these instruments, to the extent that the hedge relationship has been effective, are deferred in accumulated other comprehensive income (loss) and recognized in interest expense over the period in which the Company recognizes interest expense on the related debt. Ineffectiveness recognized related to these hedging relationships was not significant for the six months ended June 30, 2015 and 2014. These amounts are recorded in "Other expenses" in the consolidated statements of income. The maximum length of time over which the Company is hedging its interest rate exposure through the use of derivative instruments designated in cash flow hedge relationships is 49 months. The after-tax losses deferred in accumulated other comprehensive income (loss) that will be recognized in interest expense over the next 12 months are approximately $1,358.
        The Company also enters into interest rate derivatives with substantially similar economic terms that are not designated as hedging instruments to mitigate interest rate risk related to the Company's committed asset-backed facilities. These facilities require the Company to enter into interest rate derivatives. To ensure that these transactions do not result in the Company being exposed to this risk, the Company enters into an offsetting position. Unrealized and realized gains and losses resulting from fair value changes in these instruments are recognized directly in income and were insignificant for the three and six months ended June 30, 2015 and 2014.

        The Company's interest rate derivatives are considered Level 2. The fair market value of these derivatives is calculated using market data input for forecasted benchmark interest rates and can be compared to actively traded derivatives. If the future notional amount of the Company's interest rate derivatives is not known in advance, the derivatives are considered Level 3 derivatives. The fair market value of these derivatives is calculated using market data input and a forecasted future notional balance. The total notional amount of the Company's interest rate derivatives was approximately

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 7: FINANCIAL INSTRUMENTS (Continued)

$2,279,323 and $3,457,267 at June 30, 2015 and December 31, 2014, respectively. The seven-month average notional amounts as of June 30, 2015 and 2014 were $3,117,683 and $2,954,996, respectively.

Foreign Exchange Contracts

        The Company uses forward contracts to hedge certain assets and liabilities denominated in foreign currencies. Such derivatives are considered economic hedges and are not designated as hedging instruments. The changes in the fair value of these instruments are recognized directly as income in "Other expenses" and are expected to offset the foreign exchange gains or losses on the exposures being managed.

        All of the Company's foreign exchange derivatives are considered Level 2 as the fair value is calculated using market data input and can be compared to actively traded derivatives.

Financial Statement Impact of the Company's Derivatives

        The fair values of the Company's derivatives as of June 30, 2015 and December 31, 2014 in the consolidated balance sheets are recorded as follows:

	June 30, 2015	December 31, 2014
Derivatives Designated as Hedging Instruments:
Other assets:
Interest rate derivatives	$1,497	$680
Accounts payable and other accrued liabilities:
Interest rate derivatives	$1,352	$212
Derivatives Not Designated as Hedging Instruments:
Other assets:
Interest rate derivatives	$3,206	$6,727
Foreign exchange contracts	—	136

Total	$3,206	$6,863

Accounts payable and other accrued liabilities:
Interest rate derivatives	$3,206	$6,727
Foreign exchange contracts	5	—

Total	$3,211	$6,727

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 7: FINANCIAL INSTRUMENTS (Continued)

        Pre-tax gains (losses) on the consolidated statements of income related to the Company's derivatives for the three and six months ended June 30, 2015 and 2014 are recorded in the following accounts:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Cash Flow Hedges
Recognized in accumulated other comprehensive income (loss) (effective portion) Interest rate derivatives	$276	$(222)	$(2,518)	$(529)
Reclassified from accumulated other comprehensive income (loss) (effective portion) Interest rate derivatives—Interest expense to third parties	(469)	(1,503)	(1,924)	(2,854)
Not Designated as Hedges
Foreign exchange contracts—Other expenses	5	24	(234)	(126)

Items Measured at Fair Value on a Recurring Basis

        The following table presents the Company's assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2015 and December 31, 2014, all of which are classified as Level 2:

	June 30, 2015	December 31, 2014
Assets
Interest rate derivatives	$4,703	$7,407
Foreign exchange contracts	—	136

Total assets	$4,703	$7,543

Liabilities
Interest rate derivatives	$4,558	$6,939
Foreign exchange contracts	5	—

Total liabilities	$4,563	$6,939

        There were no transfers between Level 1, Level 2 and Level 3 hierarchy levels during the periods presented.

Fair Value of Other Financial Instruments

        The carrying amount of cash and cash equivalents, restricted cash, floating-rate affiliated accounts and notes receivable, floating-rate short-term debt, interest payable and short-term affiliated debt was assumed to approximate its fair value. Under the fair value hierarchy, cash and cash equivalents and

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 7: FINANCIAL INSTRUMENTS (Continued)

restricted cash are classified as Level 1 and the remainder of the financial instruments listed is classified as Level 2.

Financial Instruments Not Carried at Fair Value

        The carrying amount and estimated fair value of assets and liabilities considered financial instruments as of June 30, 2015 and December 31, 2014 are as follows:

	June 30, 2015		December 31, 2014
	Carrying Amount	Estimated Fair Value*	Carrying Amount	Estimated Fair Value*
Receivables	$12,276,196	$12,251,364	$12,789,027	$12,854,705
Long-term debt	$8,525,750	$8,553,625	$8,193,039	$8,195,209

*
Under the fair value hierarchy, receivables measurements are classified as Level 3 and long-term debt measurements are classified as Level 2.

Financial Assets

        The fair value of receivables was determined by discounting the estimated future payments using a discount rate which includes an estimate for credit risk.

Financial Liabilities

        The fair values of long-term debt were based on current market quotes for identical or similar borrowings and credit risk.

NOTE 8: SEGMENT AND GEOGRAPHICAL INFORMATION

        The Company's segment data is based on disclosure requirements of accounting guidance on segment reporting, which requires financial information be reported on the basis that is used internally for measuring segment performance. The Company's reportable segments are strategic business units that are organized around differences in geographic areas. Each segment is managed separately as they require different knowledge of regulatory environments and marketing strategies. The operating segments offer primarily the same services within each of the respective segments.

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 8: SEGMENT AND GEOGRAPHICAL INFORMATION (Continued)

        A summary of the Company's reportable segment information is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues
United States	$191,363	$184,235	$374,485	$359,907
Canada	44,234	50,761	87,739	97,277
Eliminations	(1,056)	(1,232)	(2,097)	(2,432)

Total	$234,541	$233,764	$460,127	$454,752

Interest expense
United States	$60,544	$58,095	$124,105	$110,548
Canada	12,024	13,806	24,198	25,681
Eliminations	(1,056)	(1,232)	(2,097)	(2,432)

Total	$71,512	$70,669	$146,206	$133,797

Segment net income
United States	$42,507	$48,465	$83,325	$98,864
Canada	15,411	20,197	28,304	36,865

Total	$57,918	$68,662	$111,629	$135,729

Depreciation and amortization
United States	$37,488	$25,105	$73,849	$47,227
Canada	8,922	8,563	17,444	16,854

Total	$46,410	$33,668	$91,293	$64,081

Expenditures for equipment on operating leases
United States	$198,286	$201,980	$419,365	$333,427
Canada	55,084	34,221	79,328	55,462

Total	$253,370	$236,201	$498,693	$388,889

Provision for credit losses
United States	$6,934	$4,178	$10,124	$5,249
Canada	242	1,750	1,013	2,139

Total	$7,176	$5,928	$11,137	$7,388

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 8: SEGMENT AND GEOGRAPHICAL INFORMATION (Continued)

	As of June 30, 2015	As of December 31, 2014
Segment assets
United States	$13,214,282	$13,430,826
Canada	2,559,323	2,693,008
Eliminations	(395,269)	(214,269)

Total	$15,378,336	$15,909,565

Managed receivables
United States	$10,357,295	$10,708,704
Canada	2,015,854	2,175,865

Total	$12,373,149	$12,884,569

NOTE 9: RELATED-PARTY TRANSACTIONS

        The Company receives compensation from CNH Industrial North America for retail installment sales contracts and finance leases that were created under certain low-rate financing programs and interest waiver programs offered to customers by CNH Industrial North America. For selected operating leases, CNH Industrial North America compensates the Company for the difference between the market rental rates and the amount paid by the customer. Similarly, for selected wholesale receivables, CNH Industrial North America and other affiliates compensate the Company for the difference between market rates and the amount paid by the dealer. The Company is also compensated for lending funds to CNH Industrial North America and other affiliates for various purposes.

        The summary of sources included in "Interest and other income from affiliates" in the accompanying consolidated statements of income for the three and six months ended June 30, 2015 and 2014 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Subsidy received from CNH Industrial North America:
Retail	$48,603	$57,324	$99,489	$116,826
Wholesale	37,151	42,987	74,812	80,812
Operating lease	15,740	11,438	31,347	21,461

Total interest and other income from affiliates	$101,494	$111,749	$205,648	$219,099

        Fees charged by affiliates represent payroll and other human resource services CNH Industrial America performs on behalf of the Company.

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 9: RELATED-PARTY TRANSACTIONS (Continued)

        As of June 30, 2015 and December 31, 2014, the Company had various accounts and notes receivable and debt with the following affiliates:

	June 30, 2015	December 31, 2014
Affiliated receivables from:
CNH Industrial America	$26,706	$39,677
CNH Industrial Canada Ltd.	10,705	6,763
Other affiliates	12,291	12,291

Total affiliated receivables	$49,702	$58,731

Affiliated debt owed to:
CNH Industrial America	$—	$713,230
CNH Industrial Canada Ltd.	—	149,215

Total affiliated debt	$—	$862,445

        Included in "Other Assets" in the accompanying balance sheets were tax receivables due from related parties of $28,415 and $62,515, respectively, as of June 30, 2015 and December 31, 2014. Accounts payable and other accrued liabilities of $27,407 and $5,282, respectively, as of June 30, 2015 and December 31, 2014, were payable to related parties. Interest expense to affiliates was $6,456 and $7,895, respectively, for the three months ended June 30, 2015 and 2014 and $17,313 and $9,423, respectively, for the six months ended June 30, 2015 and 2014.

        In order to utilize the marketing channels for used equipment that exist in CNH Industrial Capital, $19,541 of inventory was transferred from CNH Industrial America at cost at December 31, 2014, of which $13,889 was included in "Equipment held for sale" in the accompanying consolidated balance sheets as of June 30, 2015.

        On March 31, 2015, CNH Industrial Capital Canada redeemed all of its outstanding shares of preferred stock for C$76,618 ($60,416). These shares earned dividends of 12-month LIBOR plus 1.2% per annum. Dividends were accrued and recorded in "Net income attributed to noncontrolling interest" in the consolidated statements of income. A dividend of C$668 ($551) was paid by CNH Industrial Capital Canada to CNH Industrial Canada Ltd. in March 2015, which represented all accrued and unpaid dividends on the preferred stock through the redemption date.

NOTE 10: COMMITMENTS AND CONTINGENCIES

Legal Matters

        The Company is party to various litigation matters and claims arising from its operations. Management believes that the outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on the Company's financial position or results of operations.

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 10: COMMITMENTS AND CONTINGENCIES (Continued)

Guarantees

        The Company provides payment guarantees on the financial debt of various foreign financial services subsidiaries of CNHI for approximately $261,085. The guarantees are in effect for the term of the underlying funding facilities plus 365 days. The underlying facilities are renewable annually.

Commitments

        The Company has various agreements to extend credit for the wholesale and dealer financing managed portfolio. At June 30, 2015, the total credit limit available was $6,426,349, of which $3,865,974 was utilized.

NOTE 11: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        CNH Industrial Capital America and New Holland Credit, which are 100%-owned subsidiaries of CNH Industrial Capital LLC (the "Guarantor Entities"), guarantee certain indebtedness of CNH Industrial Capital LLC. As the guarantees are full, unconditional, and joint and several and because the Guarantor Entities are 100%-owned by CNH Industrial Capital LLC, the Company has included the following condensed consolidating financial information as of June 30, 2015 and December 31, 2014 and for the three and six months ended June 30, 2015 and 2014. The condensed consolidating financial information reflects investments in consolidated subsidiaries under the equity method of accounting.

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 11: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Condensed Statements of Comprehensive Income for the Three Months Ended June 30, 2015
	CNH Industrial Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
REVENUES
Interest income on retail notes and finance leases	$—	$2,353	$50,675	$—	$53,028
Interest income on wholesale notes	—	(176)	20,629	—	20,453
Interest and other income from affiliates	21,576	53,964	85,212	(59,258)	101,494
Rental income on operating leases	—	40,843	11,335	—	52,178
Other income	—	29,254	811	(22,677)	7,388

Total revenues	21,576	126,238	168,662	(81,935)	234,541

EXPENSES
Interest expense:
Interest expense to third parties	32,353	2,884	29,819	—	65,056
Interest expense to affiliates	—	56,042	9,672	(59,258)	6,456

Total interest expense	32,353	58,926	39,491	(59,258)	71,512

Administrative and operating expenses:
Fees charged by affiliates	—	11,443	23,240	(22,677)	12,006
Provision for credit losses, net	—	1,083	6,093	—	7,176
Depreciation of equipment on operating leases	—	36,493	9,606	—	46,099
Other expenses	—	4,751	4,406	—	9,157

Total administrative and operating expenses	—	53,770	43,345	(22,677)	74,438

Total expenses	32,353	112,696	82,836	(81,935)	145,950

Income (loss) before income taxes and equity in income of consolidated subsidiaries accounted for under the equity method	(10,777)	13,542	85,826	—	88,591
Income tax provision (benefit)	(4,154)	5,508	29,319	—	30,673
Equity in income of consolidated subsidiaries accounted for under the equity method	64,541	56,507	—	(121,048)	—

NET INCOME	57,918	64,541	56,507	(121,048)	57,918
Net income attributed to noncontrolling interest	—	—	—	—	—

NET INCOME ATTRIBUTABLE TO CNH INDUSTRIAL CAPITAL LLC	$57,918	$64,541	$56,507	$(121,048)	$57,918

COMPREHENSIVE INCOME (LOSS)	$76,967	$83,590	$72,697	$(156,287)	$76,967
Comprehensive income attributed to noncontrolling interest	—	—	—	—	—

COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO CNH INDUSTRIAL CAPITAL LLC	$76,967	$83,590	$72,697	$(156,287)	$76,967

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 11: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Condensed Statements of Comprehensive Income for the Six Months Ended June 30, 2015
	CNH Industrial Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
REVENUES
Interest income on retail notes and finance leases	$—	$2,746	$99,405	$—	$102,151
Interest income on wholesale notes	—	(472)	39,857	—	39,385
Interest and other income from affiliates	45,232	110,646	171,739	(121,969)	205,648
Rental income on operating leases	—	76,402	24,584	—	100,986
Other income	—	54,888	1,648	(44,579)	11,957

Total revenues	45,232	244,210	337,233	(166,548)	460,127

EXPENSES
Interest expense:
Interest expense to third parties	67,477	(567)	61,983	—	128,893
Interest expense to affiliates	—	119,935	19,347	(121,969)	17,313

Total interest expense	67,477	119,368	81,330	(121,969)	146,206

Administrative and operating expenses:
Fees charged by affiliates	—	23,713	45,745	(44,579)	24,879
Provision (benefit) for credit losses, net	—	(578)	11,715	—	11,137
Depreciation of equipment on operating leases	—	69,960	20,712	—	90,672
Other expenses	—	10,446	6,210	—	16,656

Total administrative and operating expenses	—	103,541	84,382	(44,579)	143,344

Total expenses	67,477	222,909	165,712	(166,548)	289,550

Income (loss) before income taxes and equity in income of consolidated subsidiaries accounted for under the equity method	(22,245)	21,301	171,521	—	170,577
Income tax provision (benefit)	(8,569)	7,141	60,376	—	58,948
Equity in income of consolidated subsidiaries accounted for under the equity method	125,046	110,886	—	(235,932)	—

NET INCOME	111,370	125,046	111,145	(235,932)	111,629
Net income attributed to noncontrolling interest	—	—	(259)	—	(259)

NET INCOME ATTRIBUTABLE TO CNH INDUSTRIAL CAPITAL LLC	$111,370	$125,046	$110,886	$(235,932)	$111,370

COMPREHENSIVE INCOME (LOSS)	$66,380	$80,056	$72,046	$(151,843)	$66,639
Comprehensive income attributed to noncontrolling interest	—	—	(259)	—	(259)

COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO CNH INDUSTRIAL CAPITAL LLC	$66,380	$80,056	$71,787	$(151,843)	$66,380

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 11: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Condensed Balance Sheets as of June 30, 2015
	CNH Industrial Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$—	$125,565	$287,208	$—	$412,773
Restricted cash	—	100	614,836	—	614,936
Receivables, less allowance for credit losses	—	1,526,522	10,749,674	—	12,276,196
Affiliated accounts and notes receivable	3,644,202	1,978,938	1,487,979	(7,061,417)	49,702
Equipment on operating leases, net	—	1,397,891	260,233	—	1,658,124
Equipment held for sale	—	156,714	17,162	—	173,876
Investments in consolidated subsidiaries accounted for under the equity method	1,979,435	2,275,714	—	(4,255,149)	—
Goodwill and intangible assets, net	—	89,373	29,396	—	118,769
Other assets	23,442	(13,605)	69,315	(5,192)	73,960

TOTAL	$5,647,079	$7,537,212	$13,515,803	$(11,321,758)	$15,378,336

LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
Short-term debt, including current maturities of long-term debt	$750,000	$—	$3,829,772	$—	$4,579,772
Accounts payable and other accrued liabilities	283,146	2,210,497	970,334	(2,758,142)	705,835
Affiliated debt	—	3,347,280	961,187	(4,308,467)	—
Long-term debt	3,046,954	—	5,478,796	—	8,525,750

Total liabilities	4,080,100	5,557,777	11,240,089	(7,066,609)	13,811,357
Stockholder's equity	1,566,979	1,979,435	2,275,714	(4,255,149)	1,566,979

TOTAL	$5,647,079	$7,537,212	$13,515,803	$(11,321,758)	$15,378,336

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 11: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Condensed Statements of Cash Flows for the Six Months Ended June 30, 2015
	CNH Industrial Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash from (used in) operating activities	$(683,880)	$(34,139)	$116,113	$966,836	$364,930

CASH FLOWS FROM INVESTING ACTIVITIES:
Cost of receivables acquired	—	(5,550,956)	(5,324,652)	4,143,391	(6,732,217)
Collections of receivables	—	5,869,591	5,370,817	(4,142,446)	7,097,962
Change in restricted cash	—	—	236,291	—	236,291
Purchase of equipment on operating leases, net	—	(387,904)	31,194	—	(356,710)
Capital expenditures for property and equipment and software	—	(49)	—	—	(49)

Net cash from (used in) investing activities	—	(69,318)	313,650	945	245,277

CASH FLOWS FROM FINANCING ACTIVITIES:
Intercompany activity	—	26,451	78,885	(967,781)	(862,445)
Net change in indebtedness	698,880	(22,772)	(283,117)	—	392,991
Dividends paid to CNH Industrial America LLC	(15,000)	—	—	—	(15,000)
Preferred dividend paid to CNH Industrial Canada Ltd.	—	—	(551)	—	(551)
Redemption of preferred stock of subsidiary	—	—	(60,416)	—	(60,416)

Net cash from (used in) financing activities	683,880	3,679	(265,199)	(967,781)	(545,421)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	(99,778)	164,564	—	64,786
CASH AND CASH EQUIVALENTS:
Beginning of period	—	225,343	122,644	—	347,987

End of period	$—	$125,565	$287,208	$—	$412,773

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 11: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Condensed Statements of Comprehensive Income for the Three Months Ended June 30, 2014
	CNH Industrial Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
REVENUES
Interest income on retail notes and finance leases	$—	$3,389	$47,702	$—	$51,091
Interest income on wholesale notes	—	(321)	17,647	—	17,326
Interest and other income from affiliates	21,301	55,401	98,875	(63,828)	111,749
Rental income on operating leases	—	25,350	14,371	—	39,721
Other income	—	36,223	1,911	(24,257)	13,877

Total revenues	21,301	120,042	180,506	(88,085)	233,764

EXPENSES
Interest expense:
Interest expense to third parties	29,076	(508)	34,206	—	62,774
Interest expense to affiliates	—	60,023	11,700	(63,828)	7,895

Total interest expense	29,076	59,515	45,906	(63,828)	70,669

Administrative and operating expenses:
Fees charged by affiliates	—	10,619	26,602	(24,257)	12,964
Provision for credit losses, net	—	2,880	3,048	—	5,928
Depreciation of equipment on operating leases	—	21,389	12,014	—	33,403
Other expenses	—	7,716	1,824	—	9,540

Total administrative and operating expenses	—	42,604	43,488	(24,257)	61,835

Total expenses	29,076	102,119	89,394	(88,085)	132,504

Income (loss) before income taxes and equity in income of consolidated subsidiaries accounted for under the equity method	(7,775)	17,923	91,112	—	101,260
Income tax provision (benefit)	(2,981)	7,105	28,474	—	32,598
Equity in income of consolidated subsidiaries accounted for under the equity method	73,122	62,304	—	(135,426)	—

NET INCOME	68,328	73,122	62,638	(135,426)	68,662
Net income attributed to noncontrolling interest	—	—	(334)	—	(334)

NET INCOME ATTRIBUTABLE TO CNH INDUSTRIAL CAPITAL LLC	$68,328	$73,122	$62,304	$(135,426)	$68,328

COMPREHENSIVE INCOME	$92,609	$97,403	$83,482	$(180,551)	$92,943
Comprehensive income attributed to noncontrolling interest	—	—	(334)	—	(334)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CNH INDUSTRIAL CAPITAL LLC	$92,609	$97,403	$83,148	$(180,551)	$92,609

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 11: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Condensed Statements of Comprehensive Income for the Six Months Ended June 30, 2014
	CNH Industrial Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
REVENUES
Interest income on retail notes and finance leases	$—	$5,105	$94,511	$—	$99,616
Interest income on wholesale notes	—	(592)	33,419	—	32,827
Interest and other income from affiliates	43,344	108,555	193,215	(126,015)	219,099
Rental income on operating leases	—	47,578	28,625	—	76,203
Other income	—	70,030	3,965	(46,988)	27,007

Total revenues	43,344	230,676	353,735	(173,003)	454,752

EXPENSES
Interest expense:
Interest expense to third parties	58,952	(4,280)	69,702	—	124,374
Interest expense to affiliates	—	113,490	21,948	(126,015)	9,423

Total interest expense	58,952	109,210	91,650	(126,015)	133,797

Administrative and operating expenses:
Fees charged by affiliates	—	21,386	51,933	(46,988)	26,331
Provision (benefit) for credit losses, net	—	(1,290)	8,678	—	7,388
Depreciation of equipment on operating leases	—	39,492	24,059	—	63,551
Other expenses	—	19,732	819	—	20,551

Total administrative and operating expenses	—	79,320	85,489	(46,988)	117,821

Total expenses	58,952	188,530	177,139	(173,003)	251,618

Income (loss) before income taxes and equity in income of consolidated subsidiaries accounted for under the equity method	(15,608)	42,146	176,596	—	203,134
Income tax provision (benefit)	(5,975)	15,747	57,633	—	67,405
Equity in income of consolidated subsidiaries accounted for under the equity method	144,700	118,301	—	(263,001)	—

NET INCOME	135,067	144,700	118,963	(263,001)	135,729
Net income attributed to noncontrolling interest	—	—	(662)	—	(662)

NET INCOME ATTRIBUTABLE TO CNH INDUSTRIAL CAPITAL LLC	$135,067	$144,700	$118,301	$(263,001)	$135,067

COMPREHENSIVE INCOME	$134,805	$144,438	$119,038	$(262,814)	$135,467
Comprehensive income attributed to noncontrolling interest	—	—	(662)	—	(662)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CNH INDUSTRIAL CAPITAL LLC	$134,805	$144,438	$118,376	$(262,814)	$134,805

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 11: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Condensed Balance Sheets as of December 31, 2014
	CNH Industrial Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$—	$225,343	$122,644	$—	$347,987
Restricted cash	—	100	858,725	—	858,825
Receivables, less allowance for credit losses	—	1,845,524	10,943,503	—	12,789,027
Affiliated accounts and notes receivable	2,749,776	1,712,656	1,365,447	(5,769,148)	58,731
Equipment on operating leases, net	—	1,128,542	329,783	—	1,458,325
Equipment held for sale	—	121,190	8,510	—	129,700
Investments in consolidated subsidiaries accounted for under the equity method	1,923,861	2,228,741	—	(4,152,602)	—
Goodwill and intangible assets, net	—	89,927	31,279	—	121,206
Other assets	20,778	77,597	51,637	(4,248)	145,764

TOTAL	$4,694,415	$7,429,620	$13,711,528	$(9,925,998)	$15,909,565

LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
Short-term debt, including current maturities of long-term debt	$750,000	$19,128	$3,863,080	$—	$4,632,208
Accounts payable and other accrued liabilities	56,261	2,162,159	860,231	(2,432,710)	645,941
Affiliated debt	—	3,320,828	882,303	(3,340,686)	862,445
Long-term debt	2,348,074	3,644	5,841,321	—	8,193,039

Total liabilities	3,154,335	5,505,759	11,446,935	(5,773,396)	14,333,633
Stockholder's equity	1,540,080	1,923,861	2,264,593	(4,152,602)	1,575,932

TOTAL	$4,694,415	$7,429,620	$13,711,528	$(9,925,998)	$15,909,565

CNH INDUSTRIAL CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 11: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Condensed Statements of Cash Flows for the Six Months Ended June 30, 2014
	CNH Industrial Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash from (used in) operating activities	$(408,899)	$(617,000)	$986,700	$416,763	$377,564

CASH FLOWS FROM INVESTING ACTIVITIES:
Cost of receivables acquired	—	(7,833,353)	(8,054,568)	6,422,415	(9,465,506)
Collections of receivables	—	8,031,668	6,621,055	(6,421,219)	8,231,504
Change in restricted cash	—	—	175,894	—	175,894
Purchase of equipment on operating leases, net	—	(230,967)	(19,674)	—	(250,641)
Capital expenditures for property and equipment and software	—	(14)	(6)	—	(20)

Net cash from (used in) investing activities	—	(32,666)	(1,277,299)	1,196	(1,308,769)

CASH FLOWS FROM FINANCING ACTIVITIES:
Intercompany activity	—	530,205	70,697	(417,959)	182,943
Net change in indebtedness	498,899	(46,403)	(153,149)	—	299,347
Dividends paid to CNH Industrial America LLC	(90,000)	—	—	—	(90,000)

Net cash from (used in) financing activities	408,899	483,802	(82,452)	(417,959)	392,290

DECREASE IN CASH AND CASH EQUIVALENTS	—	(165,864)	(373,051)	—	(538,915)
CASH AND CASH EQUIVALENTS:
Beginning of period	—	308,507	389,101	—	697,608

End of period	$—	$142,643	$16,050	$—	$158,693

NOTE 12: SUBSEQUENT EVENTS

        As of June 30, 2015, the Company had a $250,000 unsecured facility with a final maturity in July 2016, consisting of a $150,000 term loan and a $100,000 revolving credit facility, which was fully drawn. On July 6, 2015, the Company repaid the $100,000 revolving credit facility. On July 8, 2015, the Company terminated the revolving commitment and repaid the $150,000 term loan.

CNH Industrial Capital LLC
CNH Industrial Capital America LLC
New Holland Credit Company, LLC

Offer to Exchange

$600,000,000 3.875% Notes due 2018
that have been registered under
the Securities Act of 1933, as amended
for
$600,000,000 3.875% Notes due 2018

PROSPECTUS

October 14, 2015

All tendered old notes, executed letters of transmittal and other related documents should be directed to the exchange agent at the numbers and address below. Requests for assistance and for additional copies of the prospectus, the letter of transmittal and other related documents should also be directed to the exchange agent.

The exchange agent for the exchange offer is:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By Registered & Certified Mail:	By Regular Mail or Overnight Courier:
WELLS FARGO BANK, NATIONAL ASSOCIATION Corporate Trust Operations MAC Code: N9303-121 P.O. Box 1517 Minneapolis, MN 55480	WELLS FARGO BANK, NATIONAL ASSOCIATION Corporate Trust Operations MAC Code: N9303-121 6th St & Marquette Avenue Minneapolis, MN 55479

In Person by Hand Only:

WELLS FARGO BANK, NATIONAL ASSOCIATION
Corporate Trust Services
Northstar East Building—12th Floor
608 Second Avenue South
Minneapolis, MN 55402

By Facsimile (for Eligible Institutions only):
(612) 667-6282
Attention: Corporate Trust Operations

For Information or Confirmation by Telephone:
(800) 344-5128